UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    ☐

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☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2) )
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

GARDEN FRESH RESTAURANT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐ Fee	computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value, of Garden Fresh Restaurant Corp.

(2)	Aggregate number of securities to which transaction applies: 5,833,959 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is determined based upon the sum of (a) the product of 5,833,959 shares of common stock and the merger consideration of $16.35 per share and (b) the difference between (i) the product of the merger consideration of $16.35 per share and the 1,388,538 shares of common stock subject to outstanding stock options, the exercise price per share of which is less than the per share merger consideration, and (ii) the product of the weighted average exercise price per share of such stock options and the 1,388,538 shares of common stock subject to such stock options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00008090 by the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $103,576,187.25

(5)	Total fee paid: $8,379.31

☒ Fee	paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PRELIMINARY COPY

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

February 17, 2004

Dear Garden Fresh Stockholder:

On behalf of the board of directors of Garden Fresh Restaurant Corp., I cordially invite you to attend a special meeting of our stockholders. The meeting will be held at 4:00 p.m., Pacific time, on Tuesday, March 9, 2004, at Garden Fresh’s principal executive offices located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600. The attached notice of special meeting of stockholders and proxy statement describe the matters to be considered and voted on at the special meeting.

We are asking you to adopt the restated merger agreement, dated as of September 29, 2003 (which we refer to in this letter as the merger agreement), among Garden Fresh Restaurant Corp., a Delaware corporation (which we refer to in this letter as Garden Fresh), GF Holdings, Inc., a Delaware corporation (which we refer to in this letter as GF Holdings) and GFR Acquisition Company (which we refer to in this letter as GF Subsidiary), a Delaware corporation and a wholly owned subsidiary of GF Holdings. GF Holdings and GF Subsidiary were formed on behalf of Fairmont Capital, Inc. and entities affiliated with Fairmont Capital, Inc. (which we refer to in this letter collectively as Fairmont) for the purpose of consummating the merger and the transactions related to the merger. Fairmont is a private investment company whose primary focus is the acquisition of mature operating companies.

Under the merger agreement, GF Subsidiary will merge into Garden Fresh, which will survive the merger and become a wholly owned subsidiary of GF Holdings. If the merger agreement is adopted and the other conditions to the merger are satisfied, at the effective time of the merger, each of our then-outstanding shares (other than shares held by GF Holdings and its subsidiaries, held in our treasury or held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $16.35 in cash, without interest and less any applicable withholding taxes. Following the merger, GF Holdings will be controlled, directly or indirectly, by entities affiliated with Centre Partners Management LLC, which has committed to Fairmont to provide a substantial majority of the equity necessary to consummate the merger and the transactions related to the merger. Also following the merger, our executive officers are expected to hold shares of, and options to purchase equity in, GF Holdings (or its parent entity). A copy of the merger agreement is included in the attached proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On September 29, 2003, our board of directors, based in part upon a unanimous recommendation of a special committee consisting of three independent directors, determined that the merger agreement and the merger are advisable, fair to, and in the best interests of our stockholders and by unanimous vote of its six independent directors (as noted in the following paragraph, six of our seven directors are independent and the sole non-independent director abstained from voting on matters related to the proposed merger) recommends that you vote FOR the adoption of the merger agreement. The board of directors also recommends that you vote FOR the approval of any adjournment of the special meeting of stockholders, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

Six of our seven directors are independent, meaning they are not employed by Garden Fresh, and have no direct or indirect interest in the merger that is different from the interests of our stockholders generally, except for certain director indemnification rights and related insurance after the merger. Our board of directors, in deciding to approve the merger agreement and the merger and recommend that you vote FOR the adoption of the merger agreement, considered a number of factors. These factors are discussed in the proxy statement at “Special Factors—Recommendation of Our Board of Directors; Fairness of the Merger.”

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the meeting by completing the enclosed proxy and returning it as promptly as possible in the enclosed prepaid envelope. It is important that all shares be voted at the meeting. Because a majority of our stockholders must adopt the merger, if you do not vote your shares, or if you mark your proxy as an abstention, it will have the same effect as a vote against the merger. You may revoke your proxy at any time before it is exercised. If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card.

Please do not send us any stock certificates at this time. If the merger is completed, we will send you detailed information as to how to return your stock certificates in order to receive your merger consideration for your Garden Fresh shares.

Sincerely,

Robert A. Gunst

Chairman of the Board of Directors

Garden Fresh Restaurant Corp.

This proxy statement is dated February 17, 2004, and is first being mailed to stockholders, along with the enclosed form of proxy, on or about February 17, 2004.

GARDEN FRESH RESTAURANT CORP.

15822 Bernardo Center Drive, Suite A

San Diego, California 92127

(858) 675-1600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MARCH 9, 2004

To the Stockholders of Garden Fresh Restaurant Corp.:

A special meeting of the stockholders of Garden Fresh Restaurant Corp., a Delaware corporation (which we refer to in this notice as Garden Fresh), will be held at 4:00 p.m., Pacific time, on Tuesday, March 9, 2004, at Garden Fresh’s principal executive offices located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600 for the following purposes:

•	To consider and vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2003 (which we refer to in this notice as the merger agreement), by and among Garden Fresh, GF Holdings, Inc., a Delaware corporation (which we refer to in this notice as GF Holdings), and GFR Acquisition Company, a Delaware corporation and a wholly owned subsidiary of GF Holdings (which we refer to in this notice as GF Subsidiary), pursuant to which:

•	GF Subsidiary will merge with and into Garden Fresh (which we refer to in this notice as the merger);

•	Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings; and

•	stockholders of Garden Fresh will become entitled to receive $16.35 per share in cash, without interest, less any applicable withholding taxes, for each share they hold.

•	To consider and vote on a proposal to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

•	To transact such other business as may be properly presented at the special meeting.

The holders of record of our shares as of the close of business on February 5, 2004 are entitled to notice of, and to vote at, the special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares. You are encouraged to read carefully this proxy statement in its entirety for a more complete description of the merger and other information that may be important to you in deciding how to vote.

Under Delaware law, holders of Garden Fresh shares have the right to seek appraisal and to receive payment of the “fair cash value” of their shares upon compliance with the requirements of the Delaware General Corporation Law and in lieu of receiving the consideration provided for in the merger agreement. This right is explained more fully under “The Proposed Merger—Appraisal Rights” in the accompanying proxy statement. The appraisal right provisions of Delaware law are included in the proxy statement as Appendix E.

Your vote is important. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy. Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. If your shares are held through a bank, broker or other nominee, you will be required to follow the instructions you receive from them regarding how to vote your shares. You may revoke your proxy at any time before it is exercised. If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card.

By order of the Board of Directors,

David W. Qualls

Secretary

Garden Fresh Restaurant Corp.

February 17, 2004

Please promptly complete, sign, date and mail the enclosed proxy card whether or not you plan to attend the special meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you desire.

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(continued)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents included or incorporated by reference in this proxy statement contain “forward-looking statements” within the meaning of the federal securities laws, including predictions of future operating performance, events or developments such as our future sales, gross margins, profits, expenses, income and earnings per share. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “hopes” and “estimates,” and variations of such words and similar expressions, are intended to identify these forward-looking statements. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by our management that could ultimately prove inaccurate, there is no assurance that these forward-looking statements will prove to be accurate. Many factors could materially affect our actual future operations and results. Factors that could materially affect performance include the following:

•	increasing competition;

•	changes in consumer preferences, tastes and spending patterns;

•	the availability of supplies and ingredients;

•	fluctuations in costs and expenses;

•	consumer response to our advertising, marketing and promotional programs;

•	the effectiveness of our management;

•	the timing and effectiveness of new restaurant openings;

•	perceptions about the health and safety of food products;

•	economic conditions that affect customer traffic in restaurants;

•	weather conditions that affect customer traffic in restaurants; and

•	the continued availability and terms of bank and lease financing and trade credit.

National security threats and continued hostilities in the Middle East or the outbreak of war elsewhere in the world could magnify some of these factors. Additional factors that could materially affect these forward-looking statements, including conditions to the consummation of the proposed merger described in this proxy statement, are contained elsewhere in this proxy statement and the documents included or incorporated by reference in this proxy statement. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY OF TRANSACTION

This summary highlights information contained in this proxy statement that we believe is the most important information to be considered by stockholders in determining how to vote on the proposals described in this proxy statement. However, it may not include all of the information that is important to you in deciding how to vote on those proposals. You should carefully read this proxy statement and the documents to which we refer you in their entirety before voting. Throughout this proxy statement, the terms “we,” “us,” “our,” “Company” and “Garden Fresh” refer to Garden Fresh Restaurant Corp. The term “merger agreement” refers to the Amended and Restated Agreement and Plan of Merger dated as of September 29, 2003, among Garden Fresh, GF Holdings, Inc. and GFR Acquisition Company, unless the context makes it clear that we are referring only to the original merger agreement which was signed on September 29, 2003, first amended in November 2003 and then amended and restated in January 2004, and the term “merger” refers to the merger of GFR Acquisition Company into Garden Fresh contemplated by the merger agreement.

•	When And Where Is The Special Meeting?

We will hold the special meeting at 4:00 p.m., Pacific time, on Tuesday, March 9, 2004, at Garden Fresh’s principal executive offices located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600. See the section of this proxy statement entitled “The Special Meeting—Date, Time and Place of the Special Meeting; Record Date.”

•	What Will Be Voted On At The Special Meeting?

At the special meeting, stockholders will be asked to vote on a proposal to adopt the merger agreement by and among Garden Fresh, GF Holdings, Inc., a Delaware corporation (which we refer to in this proxy statement as GF Holdings) and GFR Acquisition Company (which we refer to in this proxy statement as GF Subsidiary), a Delaware corporation and a wholly owned subsidiary of GF Holdings. Under the merger agreement, GF Subsidiary will merge with and into Garden Fresh and Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings. GF Holdings and GF Subsidiary were formed on behalf of Fairmont Capital, Inc. and entities affiliated with Fairmont Capital, Inc. (which, together with its affiliates, we refer to in this proxy statement as Fairmont) for the purpose of consummating the merger and the transactions related to the merger. Fairmont is a private investment company whose primary focus is the acquisition of mature operating companies.

At the time of the completion of the merger, entities affiliated with Centre Partners Management LLC (which we refer to in this proxy statement collectively as Centre) will acquire, directly or indirectly, a substantial majority of the equity of GF Holdings. Fairmont and others will acquire, directly or indirectly, the remainder of the equity of GF Holdings. As a result, Centre will control GF Holdings and the Company following the consummation of the merger. Centre is a private equity firm with a middle market focus that seeks to make investments in friendly acquisitions alongside management teams who have or desire a meaningful economic stake in the future success of their business.

If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger each of our then-outstanding shares (other than shares held by GF Holdings and its subsidiaries, held in our treasury or held by stockholders who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes. Stockholders will also be asked to vote on a proposal to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger. See the section of this proxy statement entitled “The Special Meeting—Proposals to be Voted On.”

A copy of the merger agreement is included in this proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

•	Who Is Proposing The Merger?

The merger is being proposed by the board of directors of Garden Fresh. Garden Fresh, a Delaware corporation, was founded in 1983 and, as of the date of this proxy statement, operates 97 salad buffet style restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah, and Washington under the names Souplantation and Sweet Tomatoes. See the section of this proxy statement entitled “The Proposed Merger—Garden Fresh.”

Our principal executive offices are located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127. Our main telephone number at those offices is (858) 675-1600. For information on where you can obtain more information about us, see the section of this proxy statement entitled “Where You Can Find More Information.”

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003 are included in this proxy statement as Appendices C and D.

•	With Whom Is Garden Fresh Proposing To Merge?

We are proposing to merge with GF Subsidiary, a wholly owned subsidiary of GF Holdings. GF Subsidiary was formed at the direction of GF Holdings solely for the purpose of effecting the merger and the transactions related to the merger. Neither GF Holdings nor GF Subsidiary has engaged in any business except in furtherance of effecting the merger. GF Holdings was formed on behalf of Fairmont for the purpose of consummating the merger and the transactions related to the merger and holding the shares of GF Subsidiary. Following the merger, a substantial majority of the equity of GF Holdings will be owned, directly or indirectly, by Centre, while Fairmont and others will own, directly or indirectly, the remainder of the equity of GF Holdings. Affiliates of Fairmont currently own less than one percent of our outstanding shares.

In the merger, GF Subsidiary will merge with and into Garden Fresh and Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings. Following the merger, a substantial majority of the outstanding shares of capital stock of GF Holdings will be owned, directly or indirectly, by Centre, while Fairmont and others will own, directly or indirectly, the remainder of the equity of GF Holdings. In addition, our executive officers, Michael P. Mack, Walter J. Carucci, Lloyd Fritzmeier, Kenneth J. Keane, R. Gregory Keller and David W. Qualls (who are referred to in this proxy statement collectively as the executive officers), are currently expected to be granted, upon the consummation of the merger, options that will entitle them to purchase up to twelve percent (12%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings. These options will be granted from an option pool that GF Holdings anticipates will be equal to fifteen percent (15%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings. A portion of these options will vest over a period of three years and a portion will become vested based upon the accomplishment of performance criteria related to the returns realized by Centre and Fairmont. The specifics of these performance criteria have yet to be fully negotiated or finalized.

The principal executive offices of GF Holdings and GF Subsidiary are located at 1290 North Hancock Street, Suite 203B, Anaheim, California 92807. The main telephone number at those offices is (714) 701-1470. See the section of this proxy statement entitled “The Proposed Merger—GF Holdings and GF Subsidiary.”

•	What Will I Receive In The Merger For My Shares?

If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger each share held by you will be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes, unless you properly exercise appraisal rights under Delaware law. See the section of this proxy statement entitled “The Proposed Merger—Structure of the Merger; Consideration to be Received by Our Stockholders.”

•	What Will Happen To Garden Fresh In The Merger?

In the merger, GF Subsidiary will merge into Garden Fresh, which will survive the merger and become a wholly owned subsidiary of GF Holdings. Our then-outstanding shares will be cancelled and the holders of our shares will receive $16.35 per share in cash, without interest and less any applicable withholding taxes. Following the merger, a substantial majority of the outstanding shares of capital stock of GF Holdings will be owned, directly or indirectly, by Centre. Other than the executive officers, no current Garden Fresh stockholders are expected to have any equity interest in GF Holdings or Garden Fresh immediately after the merger. Our shares will no longer be publicly traded after the completion of the merger. The registration of our shares and our reporting obligations under the federal securities laws will be terminated after the merger upon application to the SEC. See the sections of this proxy statement entitled “Special Factors—Effects of the Merger; Plans or Proposals for Garden Fresh” and “The Proposed Merger—Structure of the Merger; Consideration to be Received by Our Stockholders.”

•	Why Is The Garden Fresh Board Of Directors Recommending The Merger?

Our board of directors has believed for some time that a transaction relating to the sale of the Company under the right circumstances could be beneficial to our stockholders. In recent years, our shares have traded at price levels substantially below the merger price of $16.35 per share. These trading levels have, in our board of directors’ judgment, resulted from a number of factors that are not likely to change in the near future, including our relatively small market capitalization, low trading volume and minimal institutional interest in our shares.

We entered into the merger agreement to permit our stockholders to realize a significant premium over market prices for our shares. The merger price of $16.35 per share represents a 50.1% premium over the closing price of our shares on the trading day immediately prior to the date that we entered into the original merger agreement, a 68.0% premium over the three month trading average of our shares and a 74.0% premium over the six month trading average of our shares. See the sections of this proxy statement entitled “Special Factors—Purpose and Structure of the Merger” and “Special Factors—Background of the Merger.”

•	What Do Garden Fresh’s Directors Think Of The Merger?

Our board of directors formed a special committee consisting of three independent directors in July 2003 to investigate strategic alternatives for Garden Fresh, including potential mergers and acquisitions. Our special committee guided the efforts of our financial advisor for this transaction, SG Cowen Securities Corporation (which we refer to in this proxy statement as SG Cowen), and was actively involved throughout the bidding process and ultimate negotiations that finalized the merger agreement with GF Holdings, Inc. Our special committee then recommended approval of the merger agreement to our board of directors.

Our board of directors, based in part upon the unanimous recommendation of our special committee, by unanimous vote of our six independent directors (the sole non-independent director, Michael P. Mack, who is currently our President and Chief Executive Officer, abstained from voting on matters related to the proposed merger), has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of our stockholders and, accordingly, has approved the merger agreement and the merger. These six directors are independent, are not employed by Garden Fresh and have no direct or indirect interest in the merger that is different from the interests of our stockholders generally, except that, pursuant to the merger agreement, GF Holdings has agreed that it will continue certain director indemnification agreements and related insurance after the merger and except that they will receive a cash payment for all of their stock options with an exercise price less than the $16.35 per share on the same basis as all other holders of similar options (which they do not view as inconsistent with the maximization of value for all stockholders).

Our board of directors recommends that you vote FOR the adoption of the merger agreement and FOR approval of any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

Our special committee and our board of directors separately concluded that the merger is procedurally and substantively fair to our stockholders. For a discussion of the reasons underlying these conclusions, as well as a discussion of the reasons why neither our special committee nor our board of directors drew any distinction between our affiliates and our other stockholders in evaluating the fairness of the merger and determining that it was fair to all of our stockholders, please see the section of this proxy statement entitled “Special Factors—Recommendation of Our Board of Directors; Fairness of the Merger.” Our special committee and our board each separately believe, based on the factors discussed in that section of this proxy statement, that the merger is procedurally and substantively fair to those of our stockholders who are not affiliated with Garden Fresh. Neither our special committee nor our board has reached any conclusion, nor believes it is appropriate to do so, regarding the fairness to the executive officers of any of the terms of their anticipated continuing equity interest in Garden Fresh after the merger closes.

•	What Do Garden Fresh’s Executive Officers Think Of The Merger?

Our executive officers, based on a number of factors described below in this proxy statement, believe that the merger is fair to the unaffiliated holders of Garden Fresh shares. However, none of the executive officers has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger to the unaffiliated holders of Garden Fresh shares. Moreover, none of the executive officers was a member of, nor did any of the executive officers participate in the deliberations of, our special committee and none of the executive officers participated in the deliberations of our board of directors related to the merger or the merger agreement.

For a discussion of the material factors considered by the executive officers in reaching their conclusions and the reasons why the executive officers determined that the merger is fair to the unaffiliated holders of Garden Fresh shares, see the section of this proxy statement entitled “Special Factors—The Position Of The Executive Officers As To The Fairness Of The Merger.”

•	Has Garden Fresh Received The Opinion Of A Financial Advisor As To The Fairness Of The Merger From A Financial Point Of View?

On September 29, 2003, SG Cowen, as financial adviser to Garden Fresh in connection with the proposed merger with GF Subsidiary, rendered its oral opinion to our special committee and our board of directors, confirmed by the delivery of its written opinion dated the same date, that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the $16.35 per share merger price to be paid in the proposed merger was fair, from a financial point of view, to the holders of Garden Fresh shares other than Fairmont, its affiliates and certain other investors in the merger who will have an equity participation in the ongoing entity (as to the fairness to whom, SC Cowen expressed no opinion). The full text of SG Cowen’s opinion is included in this proxy statement as Appendix B. The summary of SG Cowen’s opinion which is located in the section of this proxy statement entitled “Special Factors—Opinion of Our Financial Advisor” is qualified by reference to the full text of the opinion, which we urge you to read carefully in its entirety. The opinion was directed to our special committee and our board of directors and does not constitute a recommendation as to how any holder of our shares should vote on the merger.

•	Do Any Of Garden Fresh’s Directors Or Executive Officers Have An Interest In The Merger?

It is expected that the executive officers will continue with the Company following the transaction under new employment agreements with the post-transaction entity. The executive officers, Centre and Fairmont are engaged in discussions regarding the specific terms of employment and compensation following the transaction.

At the closing of the merger, it is anticipated that an option pool equal to fifteen percent (15%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be reserved for management of the surviving corporation. It is GF Holdings’ intention that options granted from this option pool will either vest over time or upon the accomplishment of performance criteria related to the returns realized by Centre and Fairmont (the specifics of these criteria have yet to be fully negotiated or finalized). Options which will vest over time will comprise up to three percent (3%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, and eighty percent (80%) of these options, or 2.4% of the fully diluted capital stock of GF Holdings, will be granted to the executive officers upon consummation of the merger. Options which will vest upon the accomplishment of performance criteria will comprise up to an additional twelve percent (12%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, and eighty percent (80%) of these options, or 9.6% of the fully diluted capital stock of GF Holdings (or its parent entity), will be granted to the executive officers upon consummation of the merger.

In addition to the anticipated issuance of stock options set forth in the preceding paragraph, it is also anticipated that each executive officer will also have the right, at closing, to purchase equity securities offered for sale by GF Holdings (or its parent entity). It is expected (and it is a requirement of Centre’s equity commitment) that Mr. Mack will purchase equity securities in an amount not less than 7.5% of the after-tax proceeds he receives for his equity of Garden Fresh in the merger.

Our executive officers have existing employment agreements with Garden Fresh that provide for certain payments if they are terminated without cause or quit for good reason within eighteen (18) months after a change of control of Garden Fresh. Unless amended or replaced by new employment agreements, these agreements will remain in effect after the merger. It is anticipated that the executive officers will enter into new employment agreements with GF Holdings simultaneously with the consummation of the merger. In addition, it is expected that Mr. Mack and David W. Qualls, who is currently our Chief Financial Officer and Secretary, will be directors of GF Holdings after the merger.

GF Holdings has agreed in the merger agreement that it will continue certain director and officer indemnification rights and related insurance after the merger. See the section of this proxy statement entitled “Special Factors—Interests of Our Directors and Executive Officers in the Proposed Merger.”

•	What Are The Conditions To The Completion Of The Merger?

The merger is conditioned on the adoption of the merger agreement by our stockholders, which requires the affirmative vote of the holders of a majority of our outstanding shares.

The completion of the merger is also subject to the satisfaction or waiver of a number of other conditions that are set forth in the merger agreement. These conditions include the financing condition described on the next page, the expiration or early termination of the applicable federal antitrust waiting period, the absence of any law or order of any governmental authority that prohibits the completion of the merger, the receipt of all necessary consents and approvals and the satisfaction or waiver by GF Holdings and us of all of our respective obligations under the merger agreement. The obligation of GF Holdings and GF Subsidiary to complete the merger is also conditioned on holders of no more than ten percent (10%) of our shares having exercised their appraisal rights and the receipt by GF Holdings of the debt financing necessary to complete the merger.

For a more complete description of these conditions, see the question below titled “Is The Merger Conditioned On The Receipt Of Financing?” as well as the sections of this proxy statement entitled “The Proposed Merger—Conditions to the Merger” and “The Merger Agreement—Conditions to the Merger.”

•	What Happens If Garden Fresh’s Stockholders Do Not Adopt The Merger Agreement Or If The Merger Agreement Is Terminated?

Garden Fresh would continue to operate and to be a public company. If we terminate the merger agreement because our board of directors determines that an unsolicited alternative acquisition proposal is a superior offer, or if we or GF Holdings terminates the merger agreement because our stockholders do not adopt the merger agreement and an alternative acquisition proposal has been publicly announced and not withdrawn prior to the vote and, within twelve months of the date of termination of the merger agreement, we enter into a definitive agreement for another transaction, or if GF Holdings terminates the merger agreement because our board of directors has withdrawn or modified its approval of the merger agreement to our stockholders, we would be required to pay to GF Holdings a termination fee of $4.1 million. See the section of this proxy statement entitled “The Merger Agreement –Termination Fee.”

The September 30, 2003, announcement that we had entered into the merger agreement resulted in a substantial increase in our market price over the price in effect immediately prior to the announcement. If the merger agreement is not adopted by our stockholders, or is terminated, and there is no other pending offer to acquire Garden Fresh at that time, we believe it is probable that the market price for our shares would return to levels prevailing prior to the announcement of the execution of the merger agreement.

•	Is The Merger Conditioned On The Receipt Of Financing?

The obligations of Garden Fresh, on the one hand, and GF Holdings and GF Subsidiary, on the other hand, to complete the merger are subject to a condition requiring that:

•	each source of financing for any portion of the merger financing has entered into a definitive agreement providing for the provision of its portion, and

•	either

--	each financing source has indicated to us and GF Holdings that it is prepared immediately to provide its financing amount subject to the delivery to it of a copy of the certificate of merger as filed with the Delaware Secretary of State (which is the filing that makes the merger effective under Delaware Law), or

--	we and GF Holdings have each determined to our reasonable satisfaction that all conditions to the obligations of each of those financing sources to provide its financing amount have been satisfied other than delivery of a copy of a filed certificate of merger to that financing source.

The currently contemplated sources for the necessary financing for the merger, including the payment of related transaction fees and expenses, replacement of Garden Fresh’s existing credit facility and provision of a source of ongoing working capital for Garden Fresh, are described below:

•	Fleet National Bank (which we refer to in this proxy statement as Fleet), an affiliate of Fleet Securities, Inc., has committed to provide a senior secured revolving credit facility to GF Holdings in the amount of $20 million and has also agreed to provide GF Holdings two senior secured term loans in the amounts of $20 million and $24 million, respectively;

•	The Northwestern Mutual Life Insurance Company (which we refer to in this proxy statement as Northwestern) has committed to provide up to $26 million in subordinated debt to GF Holdings and has also agreed to provide $1.5 million of equity capital to GF Holdings; and

•	CNL Restaurant Capital, LP (which we refer to in this proxy statement as CNL), has committed to provide up to $46 million in sale/leaseback financing to GF Holdings.

Each of the above-mentioned financing commitment letters is subject to the satisfaction or waiver of a number of conditions.

In addition to the financing described above, Centre has agreed, subject to a number of conditions, to provide cash equity capital sufficient to complete the merger less the cash equity contributed by Fairmont, management, Northwestern and any other investors acceptable to Centre who are permitted to invest equity capital (subject to a maximum total required cash equity investment of $24 million). Fairmont will contribute $1 million of cash equity.

For additional information concerning the financing of GF Holdings for the merger, including a table describing the sources and uses of funds for the merger, see the section of this proxy statement entitled “Special Factors—Financing of the Merger.”

•	What Are The Potential Disadvantages Of The Merger?

If the merger agreement is adopted by our stockholders and the merger is completed, Garden Fresh will cease to be a public company and the current stockholders of Garden Fresh, with the exception of the executive officers, will not participate in the future growth of Garden Fresh and any potential increase in Garden Fresh’s value. For further discussion of the potential disadvantages of the merger, see the section of this proxy statement entitled “Special Factors—Recommendation Of Our Special Committee And Board Of Directors; Fairness Of The Merger.”

•	When Does Garden Fresh Expect To Complete The Merger?

We are working towards completing the merger as soon as practicable. For the merger to be completed, the merger agreement must be adopted by our stockholders. If our stockholders adopt the merger agreement and the other conditions to the merger are satisfied or waived, we expect that the merger would be completed as soon as practicable after the special meeting. Although we hope to complete the merger prior to March 12, 2004, the date after which either party to the merger agreement may terminate the merger agreement if the failure to close the merger by that date is not caused by the terminating party’s breach of the merger agreement, we cannot assure you that we will complete the merger by that time. See the section of this proxy statement entitled “The Proposed Merger—Conditions to the Merger” and “The Merger Agreement—Conditions to the Merger.”

•	Who Is Entitled To Vote On The Merger?

Holders of record of our shares as of the close of business on February 5, 2004, the record date for the special meeting, are entitled to vote on the merger. On that date, we had approximately 5,837,510 shares outstanding. See the section of this proxy statement entitled “The Special Meeting—Vote Required for Approval.”

•	What Stockholder Vote Is Required To Adopt The Merger Agreement?

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares. Holders of our outstanding shares are entitled to one vote per common share held. The completion of the merger is also subject to a number of other conditions that are set forth in the merger agreement. Our directors and officers together beneficially own, as of the February 5, 2004 record date for the stockholder meeting, approximately 1,138,678 outstanding shares, which represent approximately 19.5% of our outstanding shares. We anticipate that each of our directors and officers who is a stockholder will vote in favor of the merger. If, as expected, our directors and officers vote all outstanding shares which are beneficially owned by them in favor of the merger, an additional 1,780,078 shares (approximately 30.5% of the total shares outstanding on the record date) will need to be voted in favor of the merger in order for the merger agreement to be adopted by our stockholders. Adoption of the merger agreement does not require the separate vote of our unaffiliated stockholders, and no separate vote of our unaffiliated stockholders will be conducted. See the sections of this proxy statement entitled “The Special Meeting—Vote Required for Approval” and “The Proposed Merger—Conditions to the Merger.”

•	How Do I Vote My Shares?

You may vote your shares by attending the special meeting in person or by voting by proxy. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. We urge you to vote by proxy whether or not you plan to attend the special meeting.

If you hold your shares through a broker or other nominee, you must instruct your broker or nominee on how to vote. Please follow the instructions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares. If you do not properly instruct your broker or nominee how to vote your shares, your broker or nominee will not be able to vote your shares in favor of the adoption of the merger agreement, and since the affirmative vote of the holders of a majority of our outstanding shares is required to adopt the merger agreement, the failure of your broker or nominee to vote your shares because it has not been properly instructed will have the same effect as a vote against the proposed merger.

Proxies received but marked as abstentions will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. However, since the affirmative vote of the holders of a majority of our outstanding shares is required to adopt the merger agreement, your failure to vote your shares or marking your proxy as an abstention will have the same effect as a vote against the proposed merger. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of adoption of the merger agreement. See the section of this proxy statement entitled “The Special Meeting—Voting Shares by Proxy.”

•	Once I Have Provided A Proxy, May I Revoke It?

You may revoke your proxy at any time before it is voted at the special meeting by filing a duly executed proxy bearing a later date, or a notice of revocation, with our Secretary. If you attend the special meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended. Attendance at the meeting will not by itself revoke a previously granted proxy. See the section of this proxy statement entitled “The Special Meeting—Voting Shares by Proxy.”

•	What Should I Do With My Share Certificates?

You should not do anything with your share certificates at this time. Following the completion of the merger, you will receive a letter of transmittal from our paying agent with instructions as to how to surrender your share certificates for the merger consideration to which you are entitled as a result of the merger. You should use the letter of transmittal to exchange share certificates for the merger consideration. Please do not send in your share certificates with the enclosed proxy card and do not surrender any share certificates until you have received transmittal materials from our paying agent following the completion of the merger. See the section of this proxy statement entitled “The Proposed Merger—Payment of Merger Consideration and Surrender of Share Certificates.”

•	What Will Happen To Garden Fresh’s Stock Options In The Merger?

In the merger, each of the outstanding options to purchase shares granted to our employees and directors under our stock option plans will be cancelled. In exchange for such cancellation, option holders will receive with respect to each option a payment equal to the amount, if any, by which the per share merger consideration of $16.35 exceeds the exercise price applicable to such option multiplied by the number of shares subject to the option. See the section of this proxy statement entitled “The Merger Agreement—Stock Options.”

•	What Will Be The Federal Income Tax Consequences Of The Merger To The Holders Of Shares?

The receipt of cash in exchange for shares in the merger will be treated as a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, our U.S. stockholders receiving cash in the merger generally will recognize gain or loss as a result of the merger measured by the difference, if any, between the total amount of merger consideration received and the stockholder’s aggregate adjusted tax basis in the shares surrendered. We urge all stockholders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local or other tax consequences of the disposition of shares in the merger. See the section of this proxy statement entitled “Special Factors—Material United States Federal Income Tax Consequences of the Merger.”

•	Are Stockholders Entitled To Appraisal Rights In Connection With The Merger?

Stockholders who provide a written demand for appraisal of their shares to Garden Fresh prior to the vote at the special meeting of stockholders and do not vote their shares in favor of the merger are entitled to exercise appraisal rights under Section 262 of the Delaware General Corporation Law. The conditions and requirements for properly exercising appraisal rights are further explained in the section of this proxy statement entitled “The Proposed Merger—Appraisal Rights.” In addition, a copy of Section 262 of the Delaware General Corporation Law is included in this proxy statement as Appendix E. If you wish to exercise appraisal rights, you are urged to read Appendix E in its entirety. Pursuant to the merger agreement, if holders of ten percent (10%) or more of our shares exercise their appraisal rights neither GF Holdings nor GF Subsidiary will have any obligation to effect the merger and complete the transaction.

•	What Happens If Someone Else Makes A Better Offer For Garden Fresh Prior To The Completion Of The Merger?

The merger agreement prohibits us from seeking other offers for the Company. However, if our board of directors receives an unsolicited offer and, acting upon the recommendation of our special committee, determines in good faith (after receiving advice from reputable outside counsel and reputable outside financial advisors) that the offer is or presents a reasonable likelihood of resulting in a superior offer, then our board of directors may pursue the other offer. Prior to accepting any such offer, we must provide GF Holdings with a period of three business days to modify the merger agreement so that the other offer would no longer be more favorable. If the merger agreement is not so modified and our board of directors accepts the other offer, then our board of directors may terminate the merger agreement and accept the other offer. In that event, we would be required to pay a termination fee of $4.1 million to GF Holdings. See the section of this proxy statement entitled “The Merger Agreement—No Solicitation.”

•	Is There Any Litigation Surrounding The Merger?

A purported class action was filed in California Superior Court alleging (among other things) that our board of directors breached its fiduciary duty to stockholders in approving the original merger agreement. We believed that this lawsuit was without merit and we intended to defend against it vigorously. A hearing on the defendants’ demurrer and application to have the complaint dismissed was scheduled by the Court for February 6, 2004, but prior to this hearing the plaintiff voluntarily withdrew the complaint without prejudice and the parties each agreed to bear their own costs. For a description of the allegations made in the complaint and the basis for our belief that it was without merit, see the section of this proxy statement entitled “Special Factors—Litigation Challenging The Merger.”

•	To Whom Should I Direct Questions About The Special Meeting Or The Merger?

If you have questions about the special meeting, the proposed merger or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone: (800) 322-2885

or

Garden Fresh Restaurant Corp.

15822 Bernardo Center Drive, Suite A

San Diego, California 92127

Telephone: (858) 675-1600

Attn: David W. Qualls

For more information regarding us, see the section of this proxy statement entitled “Where You Can Find More Information.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth various selected financial information for Garden Fresh as of and for the fiscal years ended September 30, 2003, September 30, 2002, September 30, 2001, September 30, 2000 and September 30, 1999, and as and for the fiscal quarters ended December 31, 2003 and 2002. We derived the consolidated statement of operations and consolidated balance sheet data for each of the fiscal years presented from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC for those fiscal years, and for the quarterly periods from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC for those periods. This information is only a summary and you should read it together with the financial information contained in our Form 10-K for the fiscal year ended September 30, 2003 and our Form 10-Q for the fiscal quarter ended December 31, 2003, which are included as Appendices C and D to this proxy statement. For information as to how you can find our other SEC filings, see the caption entitled “Where You Can Find More Information” in this proxy statement. Please also refer to the caption entitled “Financial and Other Information” in this proxy statement.

	Years ended September 30,					Three months ended December 31,
	1999	2000	2001	2002	2003	2002	2003
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$131,944	$165,406	$198,463	$214,296	$220,489	$49,685	$52,078

Income before income taxes and cumulative effect of accounting change	11,452	9,523	3,909	9,460	5,651	350	(383)
Provision for income taxes	(4,548)	(3,747)	(1,547)	(3,875)	(2,658)	(144)	179

Income before cumulative effect of accounting change	6,904	5,776	2,362	5,585	2,993	206	(204)
Cumulative effect of accounting change for start-up costs, net of income tax benefit of $800 in 2000	—	(1,233)	—	—	—	—	—

Net income	$6,904	$4,543	$2,362	$5,585	$2,993	$206	$(204)

Basic net income per common share:
Income before cumulative effect of accounting change	$1.24	$1.02	$0.42	$0.98	$0.52	$0.04	$(0.03)
Cumulative effect of change in accounting for start-up costs	—	(0.22)	—	—	—	—	—

Basic net income per common share	$1.24	$0.80	$0.42	$0.98	$0.52	$0.04	$(0.03)

Shares used in computing basic net income per common share	5,574	5,647	5,670	5,707	5,784	5,754	5,834

Diluted net income per common share:
Income before cumulative effect of accounting change	$1.18	$1.00	$0.42	$0.96	$0.51	$0.03	$(0.03)
Cumulative effect of change in accounting for start-up costs	—	(0.21)	—	—	—	—	—

Diluted net income per common share	$1.18	$0.79	$0.42	$0.96	$0.51	$0.03	$(0.03)

Shares used in computing diluted net income per common share	5,867	5,780	5,682	5,838	5,923

	As of September 30,					As of December 31,
	1999	2000	2001	2002	2003	2002	2003
	(In thousands, except per share data)
Balance Sheet Data:
Working capital (deficit)	$(11,300)	$(29,075)	$(25,144)	$(9,646)	(10,609)	(9,838)	(9,548)
Total assets	114,618	147,188	157,896	153,006	152,493	150,158	149,491
Long-term debt, including current portion	29,197	39,554	48,103	43,605	38,825	40,348	36,515
Revolving line of credit	5,001	12,000	9,150	—	—	—	—
Shareholders’ equity	66,849	71,671	74,180	80,233	83,984	80,755	83,888

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Our shares are quoted on the NASDAQ National Market under the symbol “LTUS.” The following table shows the high and low sales prices of our shares as reported on NASDAQ for each quarterly period indicated below. The sales prices set forth below are based on published financial sources.

	HIGH		LOW
FISCAL 2002
First Quarter	7.00		5.90
Second Quarter	9.89		6.81
Third Quarter	14.41		9.50
Fourth Quarter	13.10		9.46
FISCAL 2003
First Quarter	12.00		8.91
Second Quarter	10.78		8.90
Third Quarter	11.05		8.10
Fourth Quarter	15.91		9.00
FISCAL 2004
First Quarter	16.15		14.80
Second Quarter through February 13, 2004	[—	]	[—	]

The closing price for our shares was:

•	$10.89 on September 26, 2003, the last trading day prior to the date that we entered into the merger agreement; and

•	[$ ] on February 13, 2004, the last trading day before the date of this proxy statement.

We have historically not paid cash dividends on our shares and do not intend to pay cash dividends on our shares in the foreseeable future. We intend to reinvest earnings in our business to support our operations and expansion. We will determine whether to declare cash dividends in the future in light of our earnings, financial condition and capital requirements. In addition, our existing credit facility prohibits us from paying dividends on our shares. The credit facility expires on April 30, 2004.

SPECIAL FACTORS

Purpose And Structure Of The Merger

We entered into the merger agreement, which contemplates the acquisition of us by GF Holdings, to permit our stockholders to realize a significant premium over historical market prices for our shares. The transaction has been structured as a merger to facilitate completion of the transaction in an efficient manner as part of a single-step acquisition process. Structuring the transaction as a merger will give our stockholders the opportunity to vote on the transaction, and the merger will be completed only if holders of a majority of our outstanding shares vote to adopt the merger agreement.

Background Of The Merger

In recent years (prior to the public announcement of the proposed merger), our shares have traded at price levels substantially below the merger price of $16.35 per share. In our board of directors’ view, the price levels at which our shares have traded during this period have not provided our stockholders with a return on their investment commensurate with the revenue generation potential of our business, the cash flow from our operations and the unrealized value of our real estate.

Prior to the Spring of 2003 our board of directors was hopeful that we could significantly increase our market value, and thus our return to investors, through our operating results. Our board, while recognizing that the sale of Garden Fresh at the right time and under the right conditions, could be beneficial to our stockholders, had deferred pursuing a sale of Garden Fresh because of the inherent uncertainty as to the outcome of the process of soliciting bidders as well as the potential disruption that process could cause and its potential for diverting the time and attention of senior management. Our board had also decided that the retention of our excess cash flow for deployment in the business and the retention of our real estate assets for potential future value appreciation could help us grow our market value in the long-term.

However, in the Spring of 2003, our board of directors came to the conclusion—based on the continuing low market value of our shares—that the strategy of increasing our return to investors without pursuing a non-ordinary-course transactional strategy was unlikely to have any meaningful success in increasing our market value. Our board of directors reached this conclusion because, in its view, the factors that were depressing the market price of our shares—including our relatively small market capitalization, the low trading volume in our shares and low institutional interest in us as an investment opportunity—were not likely to change in the foreseeable future. Our board based this view on its familiarity with our operating plan and business prospects, the nature and extent of analyst coverage for our stock, our stockholder profile and the trading history of similarly situated public companies. In addition, our board had become convinced that the new Sarbanes-Oxley requirements that had become effective for all public companies on July 30, 2002, and the significant amount of new SEC regulation being adopted under that statute, were likely to require significant increases in our ongoing expenses (including legal and accounting fees) of remaining a publicly-traded company.

In light of this conclusion, and because our board of directors believed it was in the best interests of our stockholders not to defer the consideration of transactional alternatives for enhancing stockholder value, in the Spring of 2003 our board of directors undertook an evaluation of strategic alternatives aimed at increasing our return on equity and, in the process, increasing stockholder value. This review included the possible repurchase of shares, the payment of a large recapitalization cash dividend, and/or the sale and leaseback of some of our real estate assets, as well as the potential sale of Garden Fresh. At the direction of our board of directors, our management invited a small number of investment banking firms, including SG Cowen, to examine Garden Fresh with a view to being engaged to advise us on the feasibility and likely success of these strategies. Although SG Cowen had not been retained by us at that time, our board of directors invited SG Cowen to attend a meeting on April 28, 2003 to discuss these strategies in light of the experience of other similarly situated companies and the factors specifically affecting us and our industry. At this meeting, SG Cowen discussed a written presentation that included background material relating to SG Cowen, its expertise in the restaurant industry, and profiles of selected members of the SG Cowen investment banking department. The presentation also provided an overview of our then-current metrics; highlighted the challenges companies with profiles similar to us have in attracting institutional investors and increasing their market capitalizations; and summarized various strategic options including one-time and recurring dividend policies, share repurchase programs, growth strategies through acquisitions and combinations with strategic or financial partners.

On April 29, 2003, our board of directors concluded, in light of the data provided by SG Cowen, its own familiarity with our situation, and the input it had received from the other investment bankers approached by our management, that the strategies it had been evaluating, other than the outright sale of Garden Fresh, were not likely, to any meaningful extent, to enhance long-term stockholder value because none of them offered the prospect of increasing institutional interest in our stock, improving analyst coverage and/or increasing the trading volume and/or price of our stock long-term. Additionally, our board did not believe that any strategy of selective dispositions of individual restaurant locations, as contrasted with the outright sale of the company as an intact operating business, would realize the value of our goodwill as an ongoing enterprise. Accordingly, our board of directors decided not to proceed with any of those strategies and, instead, concluded that it was in the best interests of our stockholders to focus on the possibility of an outright sale of Garden Fresh as the strategy most likely to address our circumstances and increase stockholder value.

After our board of directors’ decision on April 29, 2003 to focus on the possibility of an outright sale of Garden Fresh as the preferred strategy, Robert A. Gunst, the chairman of our board of directors, engaged in discussions with SG Cowen regarding the terms of its possible engagement. In connection with these discussions, on May 21, 2003, at the request of Mr. Gunst, SG Cowen, on an expedited basis, furnished to Mr. Gunst written materials intended to advance the discussions with Mr. Gunst regarding the appropriate structure for SG Cowen’s transaction fee, if Garden Fresh were to retain SG Cowen. These materials contained general information regarding metrics relating to other companies and merger transactions in the restaurant industry and hypothetical ranges of value for Garden Fresh that might be attainable in a sale process. These materials did not reflect any analysis of SG Cowen resulting from any in-depth evaluation theretofore undertaken or any contact with potentially interested bidders since SG Cowen had not yet been engaged and hence had not yet undertaken any such analysis or evaluation or pursued any such contacts.

On May 30, 2003, our board of directors approved the engagement of SG Cowen to act as our financial advisor in connection with a possible sale of Garden Fresh. SG Cowen was directed to identify and contact potential financial and strategic acquirors of Garden Fresh and to report back on the level of interest in such a transaction. SG Cowen was selected by our board of directors to act as our financial advisor (and to render an opinion if requested) because, in addition to being a nationally recognized investment banking firm, it committed to provide a team for the Garden Fresh transaction that was very experienced in restaurant industry merger and acquisition transactions.

During June 2003, SG Cowen worked with management of Garden Fresh to finalize a marketing document for distribution to potential acquirors. Upon completion of the marketing document, SG Cowen began contacting potential acquirors on June 13, 2003. By July 2, 2003, SG Cowen had contacted 39 parties. Of the 39 initial parties contacted, six parties had expressed interest in a meeting with Garden Fresh, eight additional companies had received written materials concerning Garden Fresh, five additional companies had received confidentiality agreements, 11 companies had been contacted and had not yet responded as to whether they were interested, and nine companies which had been contacted had expressed no interest in acquiring Garden Fresh.

At a special meeting of our board of directors held on July 2, 2003, SG Cowen summarized its efforts to date to contact both potential strategic acquirors (i.e. operating businesses) as well as potential financial acquirors (i.e. private equity firms that invest in operating businesses), reported interest from several financial acquirors and indicated a belief that one or more of these firms were interested in meeting with management to discuss a potential transaction. Our legal counsel, Gray Cary Ware & Freidenrich LLP (which we refer to in this proxy statement as Gray Cary), then discussed various legal duties as well as practical and strategic considerations involved in a potential sale of a company to a financial acquiror.

In light of this report, and because a financial acquiror could be expected to seek to retain management on terms that included an ongoing equity participation right in the post-transaction entity, our board of directors discussed the establishment of a special committee comprised of independent directors.

Our board of directors discussed the availability and qualifications of certain directors to serve on our special committee as well as any special interests or relationships of those directors that could impact the ability of a director to act independently and in a manner which would be in the best interests of the stockholders. After discussion, our board of directors formed a special committee and appointed independent directors Robert A. Gunst, Ed Blechschmidt and John Robbins to the committee based on their experience as public company chief executive officers and their experience with merger and acquisition transactions. The special committee was authorized to consider, evaluate, investigate, and negotiate the terms and conditions of, strategic alternatives as our special committee deemed necessary, appropriate or advisable and in the best interests of our stockholders and to make such reports and recommendations to the entire board of directors at such times and in such manner as our special committee considered appropriate. The special committee was also authorized to utilize and retain, at our expense, such legal, financial and other advisors as our special committee deemed necessary, appropriate or advisable. Our board of directors also determined that the members of our special committee would receive for their service the standard fees paid by Garden Fresh for directors’ attendance at committee meetings but would not receive any special compensation conditioned upon the completion of a transaction.

During July 2003, SG Cowen contacted three additional parties regarding Garden Fresh, two of which were contacted at the request of our special committee, and held discussions with numerous other parties already contacted in the process.

Also during July 2003, six meetings were held in San Diego, California, to discuss a possible transaction with interested parties and to give these interested parties additional information about Garden Fresh. Michael P. Mack, our Chief Executive Officer, and David W. Qualls, our Chief Financial Officer, were present at these meetings along with representatives of SG Cowen. Upon completion of an initial meeting, SG Cowen distributed a package of due diligence materials to each party.

On July 30, 2003, our special committee held a meeting in which it discussed the procedures pursuant to which it would undertake its responsibilities, including guiding the efforts of SG Cowen. Our special committee acknowledged that it was authorized by our board of directors to engage its own financial and legal advisors but determined that it would utilize the financial advisor (SG Cowen) and legal advisor (Gray Cary) previously engaged by the board of directors. Our special committee also discussed the procedures pursuant to which information regarding the acquisition process would be shared with our board of directors as a whole. At this meeting SG Cowen reported a strong interest in Garden Fresh from financial acquirors and a low interest from strategic acquirors. Our special committee discussed various aspects of this report with SG Cowen as well as the expected timing and strategy for the balance of the process.

Subsequent to July 30, 2003, one additional party was contacted regarding its interest in acquiring Garden Fresh. SG Cowen also scheduled diligence calls between the management of Garden Fresh and interested parties. Two more meetings between management of Garden Fresh and interested parties were conducted in San Diego, California. Mr. Mack and Mr. Qualls of Garden Fresh were present at these meetings along with representatives of SG Cowen. Management of Garden Fresh also conducted additional separate meetings with three parties that had already conducted a meeting in the process. All of these meetings were held in San Diego, California, and were attended by representatives of SG Cowen. As a result of additional diligence requests from interested parties, a second package of diligence materials was sent to interested parties.

On August 11, 2003, the executive officers retained Latham & Watkins LLP to represent their individual interests and advise them in connection with negotiating employment and equity participation arrangements with interested parties should such parties pursue an acquisition of Garden Fresh.

On August 18, 2003, our special committee met to review the status of discussions with various third parties interested in a possible transaction with Garden Fresh. SG Cowen reported to our special committee on its efforts so far in connection with the solicitation of interest from both strategic acquirors and financial acquirors. SG Cowen indicated that it had contacted 43 parties during the solicitation process and that during this process a number of these parties had indicated a preliminary interest in pursuing a transaction with Garden Fresh. SG Cowen had provided to these parties a marketing document written by Garden Fresh’s management and SG Cowen, and diligence materials from Garden Fresh. SG Cowen had also provided these parties with access to our senior management. The parties that had indicated a preliminary interest in pursuing a transaction had been asked by SG Cowen to provide a written indication of interest (including transaction structure and economic terms) by August 15, 2003 so that our special committee could evaluate the level of interest as well as compare the terms of any such letters. At the time of our special committee meeting, five letters of interest had been received by SG Cowen and a sixth letter of interest was expected by the end of that business day.

SG Cowen then provided our special committee with background information on each of the interested parties and summarized for our special committee the terms of the five letters that had been received as of the meeting as well as the expected terms of the letter which had not yet arrived. Each letter proposed a per share purchase price for all of our outstanding shares, a financing structure for the purchase and an expected time frame to complete due diligence and present a definitive proposal to our special committee. SG Cowen presented a report listing the preliminary price ranges which ranged from a low of $12.50 - $13.50 per share to a high of $14.34 - $17.14 per share (based upon certain assumptions used by SG Cowen regarding outstanding capitalization and net debt), and most of the letters proposed a similar structure for financing the purchase with a combination of senior debt, subordinated debt and equity as well as a sale/leaseback of certain Garden Fresh properties. The letters of interest also proposed time frames for the presentation of definitive proposals relating to a transaction which ranged from three weeks to 75 days. The letter of interest from Fairmont proposed a per share purchase price of $14.00, a financing structure as described above and a proposed time period of three to five weeks to present a definitive transaction proposal.

Gray Cary discussed the legal duties and standards applicable to the special committee in evaluating the various bids, and SG Cowen indicated that the letters of interest used different methodologies in arriving at their per share valuations and were not directly comparable. Our special committee discussed the letters and directed SG Cowen to contact the interested parties regarding the clarification of terms contained in their letters. Thereafter, at the request of our special committee, SG Cowen contacted each bidder to request that they reconsider and clarify their bids. SG Cowen confirmed for each bidder our current capital structure including shares outstanding, debt and cash equivalents.

After clarifying discussions with several bidders, a bidder who had indicated a potential price of $13.00 per share changed its indication of interest to $13.00-$15.00 and a bidder who had given a verbal indication of $14.50-$15.50 submitted a written proposal of $14.50 per share. A sheet reflecting these changes was delivered to our special committee on August 19, 2003.

On August 20, 2003, our special committee met to discuss the clarified terms of the written indications of interest received earlier that week. SG Cowen reported that, as expected, a sixth written indication of interest had been received after our special committee meeting on August 18, and that one of the interested parties had revised its letter to indicate a proposed per share purchase price range. SG Cowen indicated that it had discussed and clarified the terms of the various indications of interest with each party. Gray Cary discussed legal duties and strategic considerations applicable to the analysis of the bids and the potential elimination of bidders from the bidding process. Our special committee then discussed the terms of each individual bid.

Our special committee, along with its advisors, discussed a variety of issues related to the bid proposals and concluded that each of the interested parties had the reputation, experience and access to financial resources necessary to complete its proposed transaction and that the valuations contained in the various bids were all of a sufficient amount for our special committee to conclude that continuing discussions with the bidders regarding a sale of Garden Fresh was in the best interests of our stockholders. Our special committee also agreed that it was in the best interests of Garden Fresh and our stockholders to enter into a definitive transaction agreement in a timeframe that would minimize any potential negative effects on our business due to the distractions of the acquisition process. Our special committee expressed a desire to enter into a definitive transaction agreement prior to the end of September 2003 and agreed that in order to meet this goal it would need to narrow the field of potential bidders. Our special committee agreed that eliminating low bidders from the process would not impact our special committee’s ability to maximize the potential transaction value for our stockholders. Our special committee directed SG Cowen to contact the bidders and inform them that low bidders would be eliminated from the bidding process and that our special committee would select the continuing participants on August 22, 2003. Our special committee also directed SG Cowen to encourage the interested parties to consider increasing the per share price offered for our shares and accelerating the proposed timelines for completing the transaction prior to this meeting.

At the request of our special committee, SG Cowen contacted each bidder to request that they reconsider and improve their bids. All six bidders submitted revised proposals to acquire Garden Fresh.

On August 22, 2003, our special committee met to discuss the revised terms of the indications of interest reviewed earlier that week. SG Cowen reported on its discussions with the various interested parties and summarized the revised terms of the six letters of interest. It presented a list of revised bids that ranged from $14.00 per share to a range of $14.75 to $17.00 per share (Fairmont’s letter proposed a purchase price that ranged from $14.75 to $17.00) and did not contain any significant changes to either the proposed structure or timing of the transaction. Gray Cary then discussed various legal considerations applicable to our special committee’s analysis of the letters and the potential elimination of bidders from the bidding process. Our special committee discussed the terms of each individual bid and, along with its advisors, discussed issues which included, but were not limited to, the proposed per share purchase price in the transaction, the proposed structure and timing of the transaction, the ability of the bidder to obtain and secure any financing necessary for the transaction and the recent ability of the bidder to close similar transactions. Our special committee agreed that it was in the best interests of Garden Fresh and our stockholders to narrow the field of potential bidders in order to minimize the inherent distractions of the acquisition process while still maximizing the potential value of the transaction. Based upon the expressions of interest submitted to our special committee and based upon our special committee’s discussions regarding those materials, our special committee determined that it would be in the best interests of Garden Fresh and our stockholders to continue discussions with four of the bidders (including Fairmont). The special committee selected the three bidders that proposed the highest per share purchase prices, as well as the only bidder that was a potential strategic acquiror (i.e. an acquiror with an operating business in the restaurant industry). Our special committee directed SG Cowen to provide written bidding guidelines to the successful bidders and inform them that they would be expected to: complete all due diligence of Garden Fresh; finalize the terms of senior management’s participation in the transaction; finalize any financing arrangements necessary to complete the transaction; review and comment on a proposed merger agreement in a form to be prepared by Gray Cary in consultation with our special committee and SG Cowen; and produce a final written bid for the purchase of 100% of Garden Fresh’s equity, by September 17, 2003.

On August 26, 2003, our board of directors met and our special committee updated the full board of directors on the status of the ongoing bidding process. Robert A. Gunst, the chairman of our special committee, reviewed the events leading up to the delivery of written indications of interest to SG Cowen, as well as the review and clarification process undertaken by our special committee once those letters of interest were received. Mr. Gunst gave our board of directors a general summary of terms proposed by the remaining bidders, including a range of proposed per share purchase prices. Mr. Gunst identified the parties that would continue to participate in the bid process but did not give particular details about any one party’s specific bid terms.

On August 29, 2003, the written bid guidelines were distributed along with a draft merger agreement by SG Cowen to each of the remaining bidders. After the distribution of these bidding guidelines, Garden Fresh provided all of the remaining bidders with access to additional due diligence materials. The remaining bidders conducted a number of due diligence meetings with our executive officers, all of which were attended by SG Cowen, prior to the date that definitive bids were submitted to Garden Fresh.

On September 4, 2003, our special committee met to discuss an unsolicited written indication of potential interest received by Garden Fresh on August 29, 2003, as well as requests from the remaining parties in the ongoing bidding process to extend the due diligence period. Our special committee reviewed the terms of the unsolicited written indication of interest and SG Cowen indicated that the party that sent the unsolicited written indication of interest had not been previously contacted by SG Cowen in connection with a proposed transaction. Gray Cary then discussed the legal duties applicable to our special committee in determining its response to this correspondence. Our special committee discussed the terms of this unsolicited letter, noting that the proposed per share purchase price was significantly lower than the lowest price proposed by the remaining bidders. Our special committee also noted that the unsolicited written indication of interest requested a due diligence period that would extend well beyond the timeframe set by our special committee for receiving final bids from the other parties already engaged in the formal bidding process. Our special committee also discussed the limited information available regarding the party that sent the letter and its experience in closing similar transactions. Our special committee concluded that it was not in the best interests of our stockholders to pursue discussions with this party and that no response should be provided in view of the confidentiality of the ongoing bidding process. SG Cowen then informed our special committee that certain bidders had requested a one week extension of the deadline for providing their final bids. These bidders were unsure whether they would be able to provide any bid without such an extension and our special committee discussed the need to allow the bidders to fully complete their due diligence and decided to extend the deadline from September 17, 2003, to September 24, 2003.

Between September 10 and September 15, 2003, Mr. Mack and Mr. Qualls met in person with representatives of three of the bidders, including Fairmont. The purpose of these meetings, which were not attended by representatives of SG Cowen, was to discuss the potential employment and equity participation terms for the executive officers after a transaction. Messrs. Mack and Qualls presented to each of the bidders the executive officers’ proposed terms of employment and equity participation for the executive officers following any transaction with Garden Fresh. Those proposed terms were materially more favorable to the executive officers than the arrangements that were discussed with Fairmont later in September 2003, as discussed below, and than the arrangements that are currently contemplated, as discussed in the section of this proxy statement entitled “Special Factors—Interests of Our Directors and Executive Officers In the Proposed Merger.”

On September 18, 2003, our special committee met to discuss the request of one bidder for a further extension to the final bid deadline. One bidder had notified SG Cowen that it would be unable to provide a definitive bid by the September 24, 2003 deadline, and the bidder requested an extension of the final date of at least several weeks. Our special committee discussed the possibility of extending the deadline to submit definitive bids and concluded that, due to the advanced stage of negotiations with other bidders and in order to avoid further delay in consummating a potential transaction, it was in the best interests of our stockholders not to extend the deadline. Our special committee discussed the possibility of inviting one of the previously eliminated bidders to re-enter the bidding process, but decided to move forward in the bidding process with the three remaining bidders.

Between September 18 and September 24, 2003, Messrs. Mack and Qualls held further discussions with each of the three bidders, including one in-person meeting and two telephonic meetings with Fairmont, relating to the employment and compensation arrangements for the executive officers following the completion of a transaction with any of the bidders.

On September 25, 2003, our special committee met to discuss the definitive bids submitted by the three remaining bidders. SG Cowen indicated that each of the three remaining parties in the bidding process had provided written bid packages, including debt financing commitment letters, on September 24, 2003. The proposed per share purchase price in two of the bids had increased and the per share purchase price in the third bid had been reduced. Fairmont had increased its bid to $16.00 per share, one other bidder had increased its bid to $15.75 per share and the remaining bidder had reduced its bid to $12.75 per share. Gray Cary indicated that two of the remaining bidders (including Fairmont) had provided suggested comments to the agreement, while one party (the party with the lowest proposed per share purchase price) had not provided any comments. Gray Cary then reviewed for the special committee the material revisions contained in the two sets of comments to the agreement and the areas where the two sets of comments were similar and dissimilar. Gray Cary indicated that the comments to the agreement provided by Fairmont were few in number and could likely be resolved in a short period of time while the comments provided by the other bidder were more extensive and would likely involve a longer process for negotiation and resolution. Gray Cary then discussed the legal duties and considerations applicable to our special committee’s analysis of the bids and potential selection of a final bidder.

Our special committee then discussed recent conversations with members of senior management in which such members expressed comfort, in their individual capacities, with all of the remaining bidders. Our special committee then discussed the terms of each individual bid and its related debt financing commitments. Our special committee first concluded that the bid package from the bidder with the lowest per share purchase price was clearly inferior to the other bids because its proposed per share purchase price was substantially below the proposed prices of the other two bidders and directed SG Cowen to notify the bidder that it would no longer be involved in the bidding process. Our special committee then discussed the two remaining bids and, along with its advisors, discussed a number of issues including the proposed per share purchase price contained in each bid, the amount and content of comments to the agreement, the expected likelihood and timing of negotiating a final transaction document with each party, the sources of financing contained in the bid packages and the expected structure and timing of the transaction. Our special committee directed SG Cowen to contact the two remaining bidders and to give them the opportunity to improve, and potentially differentiate, their bids by increasing the per share purchase price offered for our shares and, in the case of one remaining bidder, reducing the amount of legal comments to the draft merger agreement, before our special committee made its final determination of which proposal to recommend to our board of directors. SG Cowen contacted the remaining bidders immediately following the meeting.

On September 26, 2003, our special committee updated our board of directors on the status of ongoing discussions between our special committee, through SG Cowen, and the two remaining parties in the bidding process. Mr. Gunst summarized the general terms of the three proposals received by our special committee on September 24, 2003, without identifying the terms proposed by any particular bidder. After Michael P. Mack, the only non-independent member of our board of directors (due to his employment as Garden Fresh’s President and Chief Executive Officer and anticipated continued employment with, and equity participation in, any post-merger entity), excused himself from the meeting, Mr. Gunst went into greater detail about the remaining bids and the status of negotiations regarding the bids. Mr. Gunst reported that our special committee had directed its financial advisors to continue discussions with the bidders in an attempt to develop a superior bid. Gray Cary discussed various legal considerations regarding the bid process and the status of negotiations. Our board of directors discussed the status of the bids.

Later on September 26, 2003, our special committee met to discuss the status of the two remaining bids in the bidding process. SG Cowen reported that it had spoken with the two remaining parties in the bidding process and that each had increased their proposed purchase price to acquire all shares of Company stock. SG Cowen reported that Fairmont had increased its bid from $16.00 per share to $16.35 per share and, in response to a request for their best price, the other bidder had offered a price of $16.00 per share. SG Cowen also reported that the other bidder had indicated that it was not willing to negotiate concerning material changes to its mark-up of the draft merger agreement without an agreement that we would negotiate exclusively with that bidder. Our special committee discussed the terms of the two revised bids and, along with its advisors, discussed various issues including Fairmont’s higher per share purchase price, the amount and content of proposed substantive changes to the agreement made by the other bidder and the expected likelihood and timing of negotiating a final transaction document with each party.

Our special committee concluded that the bid package from Fairmont was economically superior to the bid received from the other bidder. Our committee also received oral reports from SG Cowen regarding its further discussions with each bidder, in which reports SG Cowen advised our special committee that it had invited each bidder to increase its price in light of the imminence of our special committee’s selection of the final bidder and each bidder had declined to do so. On the basis of these oral reports, our special committee concluded that any further increases to the proposed per share purchase price from either bidder were unlikely. Our special committee also concluded that the legal issues presented by Fairmont’s comments to the agreement were likely to be resolved in a much shorter time period than the issues raised by the other bidder’s comments. Our special committee directed Gray Cary to contact Fairmont’s legal counsel to discuss and attempt to resolve the open legal issues presented by Fairmont’s comments, and to report back to our special committee regarding the status of such issues within 48 hours. Our special committee directed SG Cowen, pending resolution of open legal issues, to prepare for the delivery of a fairness opinion in connection with Fairmont’s proposal.

Also on September 26, 2003, the executive officers received from Fairmont an outline of its proposed terms regarding the employment and compensation of the executive officers following a transaction with Garden Fresh. Based on discussions with Fairmont prior to and on that day regarding Fairmont’s proposed terms, the executive officers and Fairmont became confident that they would reach final agreement if a transaction between Garden Fresh and Fairmont proceeded, and determined to postpone further discussion regarding specific employment terms until such time, if any, as definitive documents regarding a proposed transaction were completed and executed by Garden Fresh and Fairmont.

On September 28, 2003, our special committee met to review the status of negotiations between Gray Cary and Fairmont’s legal counsel regarding Fairmont’s proposed revisions to the draft merger agreement. Gray Cary discussed the impact of these suggested changes to the merger agreement. Our special committee concluded that the negotiations regarding the merger agreement were progressing in a satisfactory manner and directed Gray Cary to seek to finalize any open issues regarding the merger agreement prior to the meeting of our special committee scheduled for September 29, 2003. Our special committee directed SG Cowen to prepare for the delivery of a fairness opinion in connection with Fairmont’s proposal at this next meeting.

On September 29, 2003, our special committee met to discuss the status of Fairmont’s proposal and the status of negotiations between Gray Cary and Fairmont’s legal counsel. Our special committee reviewed a proposed transaction summary and draft merger agreement that had been distributed that day to all directors, together with the written materials prepared by SG Cowen in connection with the meeting. Gray Cary reported that, in accordance with the direction of our special committee, it had conveyed to Fairmont that a per share cash purchase price of $16.35 was acceptable to our special committee and had been advised that this price was acceptable to Fairmont. Gray Cary indicated that it had engaged in continued negotiations regarding the merger agreement with Fairmont’s legal counsel and reviewed the provisions of the merger agreement that had changed as a result of further negotiations during the course of the day. Gray Cary reported on discussions with Fairmont and its counsel regarding the status of financing conditions in the merger agreement and Fairmont’s request for the inclusion of a standard closing condition regarding Fairmont’s ability to obtain financing.

SG Cowen then reviewed the materials circulated to our special committee prior to the meeting which related to the valuation analyses that SG Cowen had performed in connection with its willingness to issue an opinion that, as of the date of the meeting, the proposed cash purchase price of $16.35 per share was fair from a financial point of view to the stockholders of Garden Fresh, other than Fairmont, its affiliates and certain other investors in the transaction who will have an equity participation in the ongoing entity (as to the fairness to whom it would not be opining), from a financial point of view. Following this presentation, SG Cowen delivered an oral fairness opinion to our special committee which was subsequently confirmed in writing. See the section of this proxy statement entitled “Special Factors-Opinion of Our Financial Advisor.”

Mr. Gunst then related to our special committee that he had spoken to senior members of the management team and these members had indicated a willingness to proceed with Fairmont in their individual capacities as employees and prospective equity participants in the post-transaction form of the Company. Gray Cary described the resolutions that would be appropriate for our special committee to adopt if it decided to recommend approval of the merger agreement to the full board of directors, which was scheduled to meet immediately following the conclusion of our special committee’s meeting. After further discussion, our special committee, by unanimous vote, resolved to recommend that our board of directors: (a) determine that the merger agreement and the merger are advisable, fair to, and in the best interests of the stockholders of Garden Fresh; (b) approve the merger agreement and the transactions contemplated thereby; and (c) resolve to recommend that our stockholders approve and adopt the merger agreement, subject to the terms and conditions set forth therein.

On September 29, 2003, immediately after the meeting of our special committee, our board of directors met to consider the proposed transaction between Garden Fresh and certain affiliates of Fairmont. The members of our board of directors reviewed the materials that had been distributed earlier that day to our special committee by Gray Cary and SG Cowen. Mr. Gunst summarized for our board of directors the process that our special committee had pursued in exploring strategic alternatives for Garden Fresh and in responding to the proposals by Fairmont and others to acquire our outstanding shares. Mr. Gunst also orally delivered to our board of directors our special committee’s recommendation that our board of directors approve the proposed transaction.

SG Cowen provided our board of directors with an overview of the valuation methodologies used by SG Cowen, as well as factors relating to Garden Fresh that it learned of through due diligence and were relevant to its analyses. SG Cowen orally delivered its opinion, which was subsequently confirmed in writing, that the proposed per share offer price of $16.35 was fair, from a financial point of view, to the holders of Garden Fresh common stock other than Fairmont and its affiliates and certain other investors in the transaction that will have an equity interest in the entity going forward (as to the fairness to whom it would not be opining). Gray Cary reviewed the terms and conditions of the proposed transaction including the terms contained in the proposed transaction documents. Mr. Gunst then related to our board of directors that he had spoken to senior members of the management team and these members had indicated a willingness to proceed with Fairmont in their individual capacities as employees and prospective equity participants in the post-transaction form of the Company.

Following further discussion, our board of directors, by the unanimous vote of the independent directors, approved the merger agreement with the affiliates of Fairmont and, having determined that it is advisable, fair to, and in the best interests of our stockholders, authorized our chairman to execute the merger agreement and recommended adoption of the merger agreement by our stockholders.

On September 30, 2003 we issued a press release announcing execution of the original merger agreement with GF Holdings and GF Subsidiary.

On November 21, 2003, as a result of GF Holdings’ ongoing discussions with contemplated providers of debt financing for the proposed merger, the merger agreement was amended in two respects. First, the date after which either party could terminate the agreement if the merger had not closed by then, where the failure to close was not caused by the terminating party’s breach of the agreement, was extended from January 31, 2004 to February 27, 2004. Second, Garden Fresh was given a separate right to terminate the merger agreement if, by December 15, 2003, GF Holdings had not provided signed and accepted debt commitment letters for all of the contemplated debt financing, replacing the debt commitment letters previously provided and containing only customary terms, and a signed and accepted commitment letter on customary terms from Centre for at least two-thirds of the equity capital required by the debt commitment letters.

On December 16, 2003, we issued a press release announcing our receipt on December 15, 2003, from GF Holdings of the fully executed and accepted debt and equity commitment letters necessary to satisfy the requirements of the amendment to the merger agreement.

On January 30, 2004, the original merger agreement, as amended in November 2003, was amended and restated, effective as of its original date of September 29, 2003. The purposes of the restatement were principally twofold: first, to extend from February 27, 2004 to March 12, 2004 the date after which either we or GF Holdings can terminate the agreement if the merger has not closed by then, where the failure to close is not caused by the terminating party’s breach of the agreement; and second, to revise the provisions relating to the financing condition to reflect the requirement of GF Holdings’ third party financing sources that the merger become effective before the funds are made irrevocably available for paying the merger consideration to our stockholders. In addition, the restatement eliminated the provisions of the November 2003 amendment because the commitment letters referred to in that earlier amendment had been provided to us and therefore the termination right granted to us by that amendment had lapsed.

Recommendation Of Our Special Committee And Board Of Directors; Fairness Of The Merger

Six of our seven directors are independent and three of those directors comprise our special committee. None of these six directors is employed by Garden Fresh nor has any direct or indirect interest in the merger that is different from the interests of our stockholders generally, except for certain director indemnification rights and related insurance after the merger and except that they will receive a cash payment for all of their stock options with an exercise price less than the $16.35 per share merger price on the same basis as all other holders of similar options. See the section of this proxy statement entitled “Special Factors—Interests of Our Directors and Executive Officers in the Proposed Merger.” Mr. Mack, our President and Chief Executive Officer, is our only non-independent director. Mr. Mack participated in the due diligence conducted by GF Holdings as well as various other bidders that expressed interest in Garden Fresh, but he did not participate in any negotiations with GF Holdings regarding any of the terms contained in the merger agreement. In addition, Mr. Mack attended board of directors meetings throughout the pre-signing period, but he left each time particular details of any specific bid were discussed. Because he was not an independent director and anticipated having an ongoing equity interest in the post-merger entity as well as employment with such entity, Mr. Mack did not participate in the board of directors vote taken on the merger agreement nor was he a member of our special committee.

At a meeting of our special committee held on September 29, 2003, the committee, by unanimous vote of its three members, resolved to recommend that our board of directors:

•	determine that the merger agreement and the merger are advisable, fair to, and in the best interests of, our stockholders;

•	approve the merger agreement; and

•	resolve to recommend that our stockholders vote to adopt the merger agreement.

At a meeting of our board of directors held on September 29, 2003, immediately after the special committee meeting, our board received the special committee’s recommendation and, by unanimous vote of our six independent directors:

•	determined that the merger agreement and the merger are advisable, fair to, and in the best interests of our stockholders;

•	approved the merger agreement; and

•	resolved to recommend that our stockholders vote to adopt the merger agreement.

In making its determinations and recommendation set forth above, our special committee considered the following material positive factors:

•	its knowledge of our business, assets, financial condition and results of operations, the restaurant industry and our competitive position in it, the nature and extent of analyst coverage for our stock, our trading prices and volume, our stockholder profile and the trading history of similarly situated public companies;

•	its belief, based on its knowledge of the matters enumerated above, that the price levels at which our shares could reasonably be expected to trade in the future were not likely to be substantially above the levels of recent years;

•

our efforts to identify a course of action for Garden Fresh that would maximize stockholder value, including our board of directors’ evaluation of a range of alternatives other than the sale of Garden Fresh, our board of directors’ determination that an outright sale of Garden Fresh was the preferred strategy for realizing the value of our business as an ongoing operating enterprise, our board of directors’ appointment of a special committee of three independent directors to oversee the process of soliciting and evaluating bids from 43 potentially interested parties, the active involvement of the special committee in that process, the role of the special committee and its financial advisor SG Cowen in establishing guidelines for written bids, the efforts made by our special committee, through SG Cowen, to induce the bidders to improve their terms, and the arm’s-length nature of the negotiations relating to the merger agreement (see the section of this proxy statement entitled “Special Factors-Background of Merger”);

•	the fact that the $16.35 per share merger price represented a significant premium over the historical trading prices of our shares, including the following premiums over the per share prices derived from the average closing prices for the periods specified below ending on September 26, 2003, the last trading day before we entered into the merger agreement:

Period	Premium
September 26, 2003	50.1%
One month average	59.9%
Two month average	65.6%
Three month average	68.0%
Six month average	74.0%

•	the financial presentation of SG Cowen to our special committee and our board of directors including its opinion dated September 29, 2003 (which opinion and presentation are adopted by our special committee and our board of directors as among the several factors considered in their evaluations and conclusions as to the fairness of the merger to our stockholders) that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to us, the merger price of $16.35 per share was fair, from a financial point of view, to our stockholders other than Fairmont, its affiliates and certain other investors in the transaction who will have an equity participation in the ongoing entity (see the section of this proxy statement entitled “Special Factors—Opinion of Our Financial Advisor,” as well as the full text of the SG Cowen opinion contained in Appendix B, for the assumptions, qualifications and limitations set forth in SG Cowen’s opinion, as well as the presentation made by SG Cowen to our board of directors and special committee in connection with its opinion);

•	the fact that the changes to the form of merger agreement originally distributed to Fairmont on behalf of our special committee had resulted from arm’s length negotiations between the representatives of GF Holdings and Garden Fresh;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the fact that, under the terms of the merger agreement, our board of directors would be entitled, when required by its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal, and would be entitled to terminate the merger agreement in order to accept a proposal that our special committee found to be a superior proposal, as well as the termination fee provisions of the merger agreement, which Fairmont required as an inducement to entering into the merger agreement and which our board of directors concluded would not preclude a third party from making a superior proposal;

•	the fact that the merger will be consummated only if the merger agreement is adopted by holders of a majority of our outstanding shares, with the result that our affiliates cannot cause the merger to occur without the concurrence of unaffiliated holders of a substantial number of our shares;

•	Fairmont’s experience and reputation in completing similar transactions, which enhanced the likelihood that any merger with an affiliate of Fairmont would be completed; and

•

the experience and reputation of the debt financing sources identified in the debt financing commitment letters presented to our special committee and our board of directors by Fairmont prior to the execution of the merger agreement, which enhanced the likelihood that Fairmont would be able to satisfy the financing condition to the merger.

Our special committee also considered potentially negative factors in its deliberations concerning the merger, including:

•	we will cease to be a public company and our stockholders will no longer participate in any potential future growth;

•	we would be unable to solicit competing proposals under the terms of the merger agreement and would be required to pay GF Holdings a termination fee if the merger agreement is terminated under certain circumstances, including if we terminate the merger agreement to accept a superior proposal;

•	while we expect to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger (including the financing condition) will be satisfied, and as a result, the merger may not be completed;

•	while Fairmont had agreed to be identified as the sponsor of the transaction in public disclosure documents, Fairmont would not be a party to, or obligated under, the merger agreement;

•	gains from all cash transactions are generally taxable to our stockholders for federal income tax purposes; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

Our special committee concluded that the potentially negative factors associated with the merger were substantially outweighed by the potential benefits of the merger.

In making its determinations and recommendations set forth above, our board of directors gave substantial weight to the determinations and recommendation of our special committee, having regard to the independence of its members, the experience of each of them as chief executive officers (and in the case of two of them, chief financial officers) of public companies, including experience with mergers and acquisitions involving companies at which they had held those positions, and their active role (as evidenced in the reports of their activities periodically made to the full board throughout the process) in overseeing the process that led to the selection of Fairmont as the successful bidder and the negotiation of the merger agreement with GF Holdings. In addition, our board considered the same material positive factors that had been considered by our special committee, considered the same potentially negative factors that our special committee had considered and reached the same conclusion as our special committee that those factors were substantially outweighed by the potential benefits of the merger.

Neither our special committee nor our board of directors believes that our net book value, liquidation value or going concern value are relevant considerations in determining the fairness of the merger to the unaffiliated stockholders. Our special committee and our board of directors each believe that:

•	our net book value, which is an accounting concept, has no correlation to the fair value of our shares in the context of a sale of Garden Fresh;

•	selling our business as an ongoing operation to GF Holdings in the merger will realize greater value for the unaffiliated stockholders that is more certain and more immediate than the value that would otherwise be realized in an orderly liquidation of our business, after the satisfaction of our outstanding liabilities; and

•

to the extent our going concern value is reflected in the public market price of our stock, the per share consideration to be received by our stockholders in the merger represents a premium to our going concern value that, absent the merger, the public market is unlikely to place on our shares in the foreseeable future and to the extent that our going concern value is measurable by any other criteria, our special committee and board of directors believe that the most meaningful criteria for Garden Fresh is the value placed on the ongoing operation of our business by a willing buyer in an arm’s length negotiation such as the merger, which our special committee and board of directors believe is evidenced by the $16.35 per share merger price negotiated with Fairmont.

Both our special committee and our board of directors were fully aware of and considered possible conflicts of interest of the executive officers. See the section of this proxy statement entitled “Special Factors—Interest of Our Directors and Executive Officers in the Proposed Merger.” The fact that six of our seven directors are independent, with no interest in the completion of a sale transaction that is different from the interests of public stockholders generally other than as noted above, permitted it to represent effectively the interests of all of our stockholders. Accordingly, our board of directors deemed it unnecessary to appoint an unaffiliated representative to act solely on behalf of our unaffiliated stockholders.

Our special committee and our board of directors both believe the merger is procedurally fair for the following reasons:

•	the procedures and processes followed in conducting the transaction, including the following:

—	six of our seven directors are independent, are not employed by us, and, other than as noted above, have no direct or indirect interest in the merger that is different from the interests of our stockholders generally;

—	during the period from May 30, 2003 through September 29, 2003, the date on which our board of directors, acting upon the unanimous recommendation of an independent special committee, approved the merger agreement, our board of directors met five times and our special committee, comprised solely of three independent directors, met ten times to consider, evaluate and supervise the manner in which the negotiations leading to the merger agreement were being conducted, and both our special committee and our board of directors received advice from our legal and financial advisors throughout this process;

—	Mr. Mack did not participate in any deliberations or negotiations of our special committee or our board of directors concerning the selection of bidders with whom Garden Fresh would proceed in a transaction, the form of merger agreement provided to bidders nor the terms of individual bids, nor did he participate in any negotiations regarding the merger agreement with Fairmont;

—	the terms of the merger agreement were determined through extensive arms-length negotiations between our special committee and our legal and financial advisors, on the one hand, and GF Holdings and its advisors, on the other hand, with Mr. Mack not participating in any of the negotiations either on behalf of us or GF Holdings; and

—	our special committee and our board of directors received an opinion from SG Cowen, our independent financial advisor, that, as of the date our board of directors, acting upon the unanimous recommendation of an independent special committee made on the same date, approved the merger agreement, the $16.35 per share in cash offered by GF Holdings was fair, from a financial point of view, to our stockholders other than Fairmont, its affiliates and certain other investors in the transaction who will have an equity participation in the ongoing entity (see the section of this proxy statement entitled “Special Factors—Opinion of Our Financial Advisor” for a discussion of the SG Cowen opinion, including its assumptions, qualifications and limitations);

•	an extensive process was undertaken, lasting several months, and conducted by independent financial advisors, which included soliciting acquisition proposals from qualified parties and making available to those parties that made credible bids extensive due diligence information regarding Garden Fresh and conducting a bidding process designed to allow numerous parties to be engaged in the bidding in order to promote a competitive process and elicit the most favorable bid for Garden Fresh (see the section of this proxy statement entitled “Special Factors—Background of the Merger”);

•

although the merger agreement does not condition the approval of the merger upon the affirmative vote of a majority of our unaffiliated shares, and while our directors and officers together beneficially own, as of the date of this proxy statement, approximately 19.5% of our outstanding shares (which we anticipate will be voted in favor of the merger), the affirmative vote of the holders of at least a majority of our outstanding shares is required to adopt the merger agreement, with the result that our directors and others cannot cause the merger to occur without the concurrence of unaffiliated holders of a substantial number of shares and

•	holders of our shares who do not vote in favor of the merger will have the right to demand judicial appraisal of their shares under Delaware law.

When our special committee and our board of directors separately evaluated the fairness of the merger to our stockholders on September 29, 2003, they were each aware of the fact that GF Holdings was at that time in discussions with the executive officers regarding possible terms on which the executive officers would potentially remain with Garden Fresh after the merger and potentially receive some form of equity participation in the post-merger entity. Our special committee and our board of directors are also aware of the fact that, as a result of ongoing discussions between GF Holdings and the executive officers since the signing of the merger agreement on September 29, 2003, it is now anticipated that the equity participation of the senior executives will include both participation in an option pool and (in the case of our President and Chief Executive Officer Michael P. Mack and possibly in the case of the other executive officers) an investment in the equity securities of GF Holdings (or its parent entity). See the section of this proxy statement entitled “Special Factors—Interest of Our Directors and Executive Officers in the Proposed Merger.” Neither our special committee nor our board of directors has made any determination regarding the fairness to the executive officers (who are separately represented by their own counsel with respect to the negotiation of their individual employment and equity participation arrangements with GF Holdings) of these potential arrangements nor do our special committee and our board of directors believe it would be appropriate to have made any such determination. However, because the merger agreement provides that all shares outstanding at the time the merger closed will be converted into $16.35 in cash, with no distinction between the shares owned by the executive officers and the shares owned by other shareholders, neither our special committee nor our board of directors drew any distinction between the executive officers and the other stockholders of Garden Fresh in evaluating the fairness of the merger and determining that it was fair to all of our stockholders, although our special committee and our board of directors each noted that the fairness opinion they received from our financial advisor addressed the fairness, from a financial point of view, of the $16.35 per share merger price to the holders of our shares other than Fairmont and its affiliates and certain other investors who will have an ongoing participation in the ongoing entity (as to the fairness to whom, no opinion was expressed).

Our special committee and our board of directors were also each aware, on September 29, 2003, of the probable status of every director as an affiliate of Garden Fresh under the federal securities laws by reason of their shared authority as board members and of the fact that, if the merger were completed, every director would receive the merger price of $16.35 per share for the shares he owned and would receive a cash payment for every stock option he held with an exercise price less than $16.35. See the section of this proxy statement entitled “Special Factors—Interests of Our Directors and Executive Officers in the Proposed Merger.” However, because the treatment of the directors’ shares under the merger agreement is the same as the treatment of all other Garden Fresh shares and the treatment of their stock options is the same as the treatment of all other Garden Fresh stock options, the value of these options would be directly commensurate to the per share price that would be received by stockholders, and none of the directors except Mr. Mack would have any continuing role with, or equity participation in, the post-merger entity, neither our special committee nor our board of directors viewed these options as inconsistent with the maximization of value for all stockholders. Accordingly, neither our special committee nor our board of directors drew any distinction between the directors and the other stockholders of Garden Fresh in evaluating the fairness of the merger and determining that it was fair to all of our stockholders.

Our special committee and our board each separately believe, based on the factors discussed above, that the merger is procedurally and substantively fair to those of our stockholders who are not affiliated with Garden Fresh. Neither our special committee nor our board has reached any conclusion, nor believes it is appropriate to do so, regarding the fairness to the executive officers of any of the terms of their anticipated continuing equity interest in Garden Fresh after the merger closes.

The preceding discussion of the factors considered by our special committee and our board of directors is not intended to be exhaustive, but does set forth the material factors considered by our special committee and our board of directors. Each of our special committee and our board of directors reached its separate collective conclusion regarding the procedural and substantive fairness of the merger agreement and the merger in light of the various factors described above and other factors each member of our special committee and our board of directors (other than Mr. Mack, who did not participate in the vote) believed were appropriate. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, our special committee and our board of directors each found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the merger are advisable, fair to, and in the best interests of, our stockholders except that, for the reasons noted above, our board of directors gave substantial weight to the determinations and recommendation of our special committee. Rather, each of our special committee and our board of directors viewed its recommendation as being based upon its judgment, in light of the totality of the information presented and considered. In considering the factors discussed above, individual directors may have given different weights to different factors.

Our board of directors believes that the merger agreement and the merger are advisable, fair to, and in the best interests of, our stockholders. Based in part upon a unanimous recommendation of a special committee consisting of three independent directors, and by the unanimous vote of our six independent directors, our board of directors recommends that you vote FOR the adoption of the merger agreement. Our board of directors also further recommends that you vote FOR the approval of any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

Opinion Of Our Financial Advisor

Pursuant to an engagement letter dated May 29, 2003, between Garden Fresh and SG Cowen, our board of directors and our special committee requested SG Cowen to render an opinion to them as to the fairness, from a financial point of view, to the holders of Garden Fresh shares, other than Fairmont and its affiliates and other investors in the proposed transaction including executive officers of Garden Fresh who will have an equity participation in GF Subsidiary, GF Holdings or Garden Fresh (collectively the Excluded Persons), of the consideration to be received by the stockholders of Garden Fresh pursuant to the terms of a merger agreement, dated as of September 29, 2003, by and among Garden Fresh, GF Subsidiary and GF Holdings, affiliates of Fairmont.

On September 29, 2003, SG Cowen delivered certain of its written analyses and its oral opinion to our special committee and our board of directors, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of September 29, 2003, the consideration to be received in the proposed transaction was fair, from a financial point of view, to the stockholders of Garden Fresh, other than the Excluded Persons (as to the fairness to whom, SG Cowen expressed no opinion). The full text of the written opinion of SG Cowen, dated September 29, 2003, is included in this proxy statement as Appendix B and is incorporated by reference. Holders of Garden Fresh shares are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to our board of directors and our special committee and are directed only to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction, and do not constitute an opinion as to the merits of the proposed transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The consideration to be received in the proposed transaction was determined through negotiations between Garden Fresh and Fairmont and not pursuant to recommendations of SG Cowen.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a September 28, 2003 draft of the merger agreement;

•	certain publicly available financial and other information for Garden Fresh, and certain other relevant financial and operating data furnished to SG Cowen by Garden Fresh management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Garden Fresh prepared by the management of Garden Fresh;

•	First Call estimates and financial projections in Wall Street analyst reports for Garden Fresh;

•	discussions SG Cowen had with certain members of the management of Garden Fresh concerning the historical and current business operations, financial conditions and prospects of Garden Fresh and such other matters SG Cowen deemed relevant;

•	certain operating results and the reported price and trading histories of our shares as compared to operating results and the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the proposed transaction as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

•	based on the forecasts by Garden Fresh management, the cash flows generated by Garden Fresh on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

No limitations were imposed by our board of directors and our special committee with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

In conducting its review and arriving at its opinion, SG Cowen, with Garden Fresh’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Garden Fresh or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Garden Fresh. SG Cowen further relied upon the assurance of management of Garden Fresh that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Garden Fresh’s consent, assumed that the financial forecasts provided to SG Cowen were reasonably prepared by the management of Garden Fresh, and reflected the best currently available estimates and good faith judgments of our management as to the future performance of Garden Fresh. SG Cowen assumed, with Garden Fresh’s consent, that the financial forecasts, and the First Call estimates and Wall Street projections utilized in SG Cowen’s analyses with respect to Garden Fresh, provided a reasonable basis for its opinion. In receiving SG Cowen’s oral fairness opinion on September 29, 2003, and reviewing with SG Cowen the written materials prepared by SG Cowen in support of its opinion (a copy of which has been filed with the SEC as an exhibit to the Schedule 13E-3 of which this proxy statement forms a part), our special committee and our board of directors were aware of these assumptions by SG Cowen and consented to SG Cowen’s reliance on our management’s financial forecasts as reasonable in connection with SG Cowen’s preparation of its materials and the rendering of its opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Garden Fresh, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Garden Fresh, SG Cowen relied on the advice of legal counsel to Garden Fresh. SG Cowen’s services to Garden Fresh in connection with the proposed transaction included rendering an opinion from a financial point of view of the consideration to be received in the proposed transaction. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed transaction will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed transaction. SG Cowen expressed no opinion as to the ability of the acquirer to obtain financing for the transaction.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed transaction. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the proposed transaction. SG Cowen was not requested to opine as to, and the opinion does not in any matter address, the decision of our board of directors and our special committee to approve, or Garden Fresh’s decision to consummate, the proposed transaction.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Trading Analysis. SG Cowen analyzed the closing prices of our shares over various periods ending September 26, 2003. The table below illustrates the stock prices for those periods and the premium implied by the offer price in the transaction to the historical stock price.

Trading Period	Stock Price	Premium Implied by Offer Price
September 26, 2003	$10.89	50.1%
High (latest twelve months)	$12.00	36.3%
Low (latest twelve months)	$8.10	101.9%
Stock price one month prior	$9.52	71.7%
Latest one month average	$10.23	59.9%
Latest two months average	$9.87	65.6%
Latest three months average	$9.73	68.0%
Latest six months average	$9.40	74.0%
Latest twelve months average	$9.75	67.8%

SG Cowen noted that the consideration to be received in the Garden Fresh transaction, in each of the trading periods analyzed, implied a premium over the trading price of our shares for that period.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Garden Fresh to the corresponding financial data and ratios of certain other companies, or the Selected Companies, whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Garden Fresh. These companies were:

•	Benihana, Inc.

•	Bob Evans Farms, Inc.

•	BUCA, Inc.

•	O’Charley’s Inc.

•	Champps Entertainment, Inc.

•	Famous Dave’s of America, Inc.

•	Luby’s, Inc.

•	Red Robin Gourmet Burgers Inc.

•	Rubio’s Restaurants, Inc.

•	Ryan’s Family Steak Houses Inc.

•	Fresh Choice, Inc.

•	Lone Star Steakhouse & Saloon, Inc.

The data and ratios included the market capitalization of common stock plus total debt less cash and equivalents, or Enterprise Value, of the Selected Companies as multiples of the latest reported twelve month, or LTM, revenues and earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA. SG Cowen also examined the ratios of the share prices of the Selected Companies as of September 26, 2003 to the LTM earnings per share, or EPS, estimated 2003 calendar year EPS and estimated 2004 calendar year EPS for the Selected Companies.

The following table presents, for the periods indicated, the multiples implied by the ratios of Enterprise Value to LTM revenues and EBITDA, and share prices to estimates for 2003 and 2004 calendar years EPS.

	Selected Company Multiples								Garden Fresh multiple as of September 26, 2003		Multiple implied by consideration to be received in the transaction for Garden Fresh
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenues	0.2	x	0.7	x	0.7	x	1.5	x	0.4	x	0.6	x
LTM EBITDA	5.2	x	7.5	x	6.9	x	12.1	x	3.5	x	5.0	x

Share price as a ratio of:
CY 2003 EPS	11.4	x	18.1	x	14.0	x	28.1	x	16.3	x	22.4	x
CY 2004 EPS	10.0	x	14.3	x	13.4	x	21.5	x	9.6	x	14.3	x

SG Cowen noted that the Garden Fresh multiples as of September 26, 2003, as compared to the Selected Companies, were (i) between the low and mean multiples with respect to enterprise value as a ratio of LTM Revenues, (ii) below the low multiple with respect to LTM EBITDA, and (ii) above the median multiple with respect to share price as a ratio of CY 2003 EPS and below the low multiple with respect to share price as a ratio of CY 2004 EPS. With respect to the multiples implied by the consideration to be received in the Garden Fresh transaction, it noted that (i) these multiples were slightly below the median multiple for enterprise value as a ratio of LTM revenues and below the low multiple for enterprise value as a ratio of LTM EBITDA and (ii) the share price ratios were both above the median multiple. Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Garden Fresh. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Garden Fresh to which they are being compared.

Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices one trading day, one month (twenty trading days), three months (sixty trading days) and six months (one hundred twenty trading days) prior to the announcement date of 12 acquisition transactions in the restaurant industry, or the Restaurant Transactions, announced since March 1999. The Restaurant Transactions were (listed as target/acquiror):

•	Montana Mills Bread Co., Inc/Krispy Kreme Doughnuts, Inc.

•	Morton’s Restaurant Group, Inc./Morton’s Acquisition Company (Castle Harlan Inc.)

•	Shoney’s Inc./LSF4 Acquisition, LLC (Lone Star Funds)

•	Santa Barbara Restaurant Group Inc./CKE Restaurant Group Inc.

•	Vicorp Restaurants Inc./Gourmet Acquisition Co. (Midway Investors Holding, Inc. – BancBoston Capital, Goldner Hawn Johnson & Morrison, Fairmont Capital)

•	NPC International, Inc./Mergeco, Inc. (O. Gene Bicknell)

•	Taco Cabana, Inc./Carrols Corp.

•	Rainforest Café, Inc./Landry’s Seafood Restaurants, Inc.

•	Buffets, Inc./Big Boy Holdings, Inc. (Caxton-Iseman Capital, Inc.)

•	Ben & Jerry’s Homemade, Inc./Unilever N.V.

•	TCBY Enterprises, Inc./CI Merger Co. (Capricorn Investors)

•	Rock Bottom Restaurants, Inc./RB Acquisition Corp. (Management)

The following table presents the premium of the offer prices over the trading prices one trading day, 20 trading days, 60 trading days and 120 trading days prior to the announcement date for the Restaurant Transactions and the premiums implied for Garden Fresh based on the consideration to be received in the transaction pursuant to the transaction agreement. The information in the table is based on the closing stock price of Garden Fresh stock on September 26, 2003.

	Premiums Paid for: Restaurant Transactions				Premium Implied by consideration to be received in the transaction for Garden Fresh
	Low	Mean	Median	High
Premiums Paid to Stock Price:
One day prior to announcement	(6.8)%	35.5%	21.7%	117.5%	50.1%
20 trading days prior to announcement	7.8%	46.2%	39.5%	103.0%	64.0%
60 trading days prior to announcement	4.2%	38.3%	36.1%	81.8%	75.8%
120 trading days prior to announcement	(47.1)%	33.4%	31.7%	121.5%	91.5%

SG Cowen noted that the premiums implied by the consideration to be received in the Garden Fresh transaction were in all cases between the median and high multiples of the Restaurant Transactions.

Analysis of Selected Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of 8 transactions, or the Restaurant Industry Transactions, involving the acquisition of companies in the restaurant industry, which were announced or completed since October 2000. These transactions were (listed as target/ acquiror):

•	Shoney’s Inc./LSF4 Acquisition, LLC (Lone Star Funds)

•	Santa Barbara Restaurant Group Inc./CKE Restaurant Group Inc.

•	PJ America, Inc./PJ Acquisition Corp. (Investor Group)

•	Vicorp Restaurants Inc./Gourmet Acquisition Co. (Midway Investors Holding, Inc. – BancBoston Capital, Goldner Hawn Johnson & Morrison, Fairmont Capital)

•	Il Fornaio America Corp./Manhattan Acquisition Corp. (Bruckman, Rosser, Sherrill & Co.)

•	Uno Restaurant Corporation/Uno Acquisition Corp. (Aaron Spencer and other management)

•	Taco Cabana, Inc./Carrols Corp.

•	Buffets, Inc./Big Boy Holdings, Inc. (Caxton-Iseman Capital, Inc.)

SG Cowen reviewed the Enterprise Value paid in the Restaurant Industry Transactions as a multiple of LTM revenues, EBITDA and earnings before interest expense and income taxes, or EBIT.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, EBITDA and EBIT.

	Multiples for Restaurant Industry Transactions								Multiple implied by consideration to be received in the transaction for Garden Fresh
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenues	0.3	x	0.6	x	0.6	x	0.9	x	0.6	x
LTM EBITDA	4.0	x	5.2	x	5.1	x	7.2	x	5.0	x
LTM EBIT	7.1	x	9.8	x	8.8	x	16.1	x	10.8	x

SG Cowen noted that the multiples implied by the consideration to be received in the Garden Fresh transaction as compared to selected Restaurant Industry Transactions were (i) at the mean and median multiples with respect to enterprise value as a ratio of LTM Revenues, (ii) below the median multiple with respect to enterprise value as a ratio of LTM EBITDA and (iii) above the mean and median multiples with respect to enterprise value as a ratio of LTM EBIT.

Although the Restaurant Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the proposed transaction, and none of the companies in those transactions is directly comparable to Garden Fresh. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Garden Fresh to which they are being compared.

Discounted Cash Flow Analysis. SG Cowen estimated a range of values for our shares based upon the discounted present value of the projected after-tax cash flows of Garden Fresh described in the financial forecasts provided by management of Garden Fresh, for the fiscal years ended September 30, 2003 through September 30, 2007, and of the terminal value of Garden Fresh at September 30, 2007, based upon multiples of EBITDA.

After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures and changes in net working capital and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Garden Fresh. In performing this analysis, SG Cowen utilized discount rates ranging from 12.0% to 16.0%, which were selected based on Garden Fresh’s estimated weighted average cost of capital. SG Cowen utilized terminal multiples of EBITDA ranging from 4.0 times to 6.0 times, these multiples representing the general range of multiples of EBITDA for the Restaurant Industry Transactions.

Utilizing this methodology, the per share equity value of Garden Fresh ranged from:

•	$15.51 to $25.90 per share, based on the financial forecasts.

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised our board of directors and our special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Garden Fresh. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Garden Fresh, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by our board of directors and our special committee in making its decision and, in the case of our special committee, its recommendation to enter into the merger agreement, and it should not be considered as determinative of such decision or recommendation.

In addition to the report given on September 29, 2003, described above, SG Cowen gave a brief report to our board of directors on July 30, 2003. The report included multiples of Enterprise Value to LTM, EBITDA and price to earnings ratios based on projected 2003 and 2004 earnings for selected public companies in the restaurant business and a description of the current status of the process to market Garden Fresh.

As part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Garden Fresh for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of Garden Fresh for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business in the future may provide commercial and investment banking services to Garden Fresh and may receive fees for the rendering of such services.

Pursuant to the SG Cowen engagement letter, if the merger is consummated SG Cowen will be entitled to receive a transaction fee equal to $2.7 million. Garden Fresh has also agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, Garden Fresh has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Garden Fresh and SG Cowen, and our board of directors and our special committee were aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the transaction.

Interests Of Our Directors And Executive Officers In The Proposed Merger

In considering the recommendation of our board of directors that Garden Fresh stockholders vote in favor of adoption of the merger agreement, you should be aware that some of our directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Garden Fresh and may create potential conflicts of interest. These interests are described below.

Equity Ownership in Garden Fresh

Our directors, executive officers and entities affiliated with them beneficially own, in the aggregate, approximately 19.5% of our outstanding shares. These directors, executive officers and entities affiliated with them will be able to receive the same cash consideration for their shares as all other stockholders of Garden Fresh.

In addition, our directors and executive officers hold, in the aggregate, stock options to acquire approximately 942,362 shares. The merger agreement provides that, immediately prior to the merger, we will cash out all options, whether or not then exercisable, at a price equal to the excess, if any, of the merger consideration over the per share exercise price of each option. Accordingly, our directors and executive officers will be able to receive the same cash consideration for their options as all of our other option holders.

Based upon the issued shares and outstanding options to purchase shares beneficially owned by our directors and executive officers (which includes shares not owned directly by such directors and executive officers), the following are the anticipated proceeds for our directors and executive officers from the merger:

Name of Director or Executive Officer	Merger Proceeds
Walter J. Carucci	$121,250.00
Lloyd J. Fritzmeier	$332,400.00
Kenneth J. Keane	$178,921.10
R. Gregory Keller	$958,923.15
Michael P. Mack	$3,777,831.70
David W. Qualls	$582,875.00
Edgar F. Berner	$384,955.80
Edward A. Blechschmidt	$241,700.00
Robert A. Gunst	$582,300.80
Michael M. Minchin, Jr.	$861,200.80
David Nierenberg (including shares held by the D3 Family Funds)	$16,048,181.25
John M. Robbins, Jr.	$249,378.36

For further information regarding the beneficial ownership of Garden Fresh securities by our directors and executive officers, see the section of this proxy statement entitled “Principal Stockholders.”

Equity Ownership in GF Holdings

At the closing of the merger, it is anticipated that an option pool equal to fifteen percent (15%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be reserved for management of the surviving corporation. It is GF Holdings’ intention that options from such option pool to acquire up to 2.4% of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be granted to the executive officers at closing and such options will: (i) be subject to three-year vesting; (ii) once vested, be exercisable for restricted stock; and (iii) have a per share exercise price that is equal to the price per share that each investor in GF Holdings paid for its shares of GF Holdings common stock. It is also GF Holdings’ intention that options from such option pool to acquire up to an additional 9.6% of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be granted to the executive officers upon the consummation of the merger, and the vesting of these options will be based upon the accomplishment of performance criteria related to the returns realized by Centre and Fairmont. The specifics of these performance criteria have yet to be fully negotiated or finalized.

In addition to the anticipated issuance of stock options from such option pool set forth in the preceding paragraphs, it is also anticipated that each executive officer will also have the right, at closing, to purchase equity securities offered for sale by GF Holdings (or its parent entity). It is expected (and it is a requirement of Centre’s equity commitment) that Mr. Mack will purchase equity securities in an amount not less than 7.5% of the after-tax proceeds he receives for his equity of Garden Fresh in the merger.

Employment with the Surviving Corporation

Although no agreements with the executive officers of the Company were entered into by GF Holdings or any of its affiliates prior to the execution of the merger agreement, or subsequently, it is expected that the executive officers will continue with the Company following the transaction under new employment agreements with the post-transaction entity. The executive officers, Centre and Fairmont are engaged in discussions regarding the specific terms of employment and compensation following the transaction. The executive officers’ current base annual salaries are: $350,000 for Mr. Mack, $250,000 for Mr. Qualls, $215,565 for Mr. Keller, $155,217 for Mr. Keane, $160,000 for Mr. Carucci and $280,000 for Mr. Fritzmeier. The executive officers’ current employment agreements also provide that upon termination of employment without cause or resignation for good reason, as specified in the employment agreements, we are obligated to pay a severance equal to one half of the then current annual salary of the terminated employee along with certain other benefits. Additionally, in the event of a termination without cause or resignation for good reason, as specified in the employment agreements, within 18 months following a change of control, the employment agreements provide for a severance equal to two years of base salary plus two years of bonus. The consummation of the merger will constitute a change of control under each of these employment agreements. It is anticipated that the current benefits afforded to the executive officers, including healthcare and automobile allowances, will remain in effect through the closing of the merger, and will remain in effect without substantial changes following the merger.

Potential Additional Compensation Arrangements After the Merger

It is GF Holdings’ intention to establish a bonus plan for the executive officers following the merger.

Directorships

Mr. Mack, who currently serves on our board of directors, is expected to serve on the board of directors of GF Holdings following the merger. It is expected that Mr. Mack’s new employment agreement with GF Holdings will provide that for so long as he is employed as the chief executive officer of the surviving corporation, he will serve as a director of GF Holdings. Mr. Qualls is also expected to serve on the board of directors of GF Holdings following the merger.

Directors and Officers Insurance and Indemnification; Transaction Expenses

GF Holdings has agreed that it will, and it will cause Garden Fresh as the surviving corporation in the merger to, indemnify and hold harmless our current and former directors and officers to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the completion of the merger. GF Holdings has also agreed that the governing documents of the surviving corporation will, for a period of at least six years from the completion of the merger, retain the indemnification and insurance provisions contained in our existing certificate of incorporation and bylaws. GF Holdings is also required to maintain with respect to acts or omissions occurring prior to the effective time, until the sixth anniversary of the completion of the merger, the directors’ and officers’ liability insurance policies currently maintained by us, up to an annual cost of 250% of our current annual premium. In the event that the surviving corporation consolidates or merges with any other person or transfers substantially all of its assets to any person, then proper provisions are required to be made so that the successors and assigns of the surviving corporation assume the obligations described in this paragraph.

Garden Fresh is reimbursing those legal expenses incurred by the executive officers in order to enable the Company to perform its own obligations under the merger agreement (such as the preparation of this proxy statement and the related Schedule 13E-3), as determined by our board of directors, but not those expenses incurred in connection with the negotiation of the individual arrangements of the executive officers for post-merger employment and equity participation.

Effects Of The Merger; Plans Or Proposals For Garden Fresh

Following the merger, our shares will no longer be quoted on the NASDAQ National Market or publicly traded or quoted on any other securities exchange or market. The registration of our shares under the federal securities laws will be terminated upon application to the SEC after the merger. Therefore, we will no longer be required to file periodic reports with the SEC after the merger.

In the merger, GF Subsidiary will merge with Garden Fresh and Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings. Following the merger, a substantial majority of the outstanding shares of capital stock of GF Holdings will be owned, directly or indirectly, by Centre. Other than our executive officers, no current stockholders of Garden Fresh are expected to have an equity interest in Garden Fresh or GF Holdings immediately following the merger and, accordingly, will no longer have the opportunity to participate in the earnings and growth of Garden Fresh or to vote on corporate matters. Similarly, our stockholders will no longer bear the risk of losses generated by Garden Fresh’s operations or decline in the value of its outstanding capital shares.

Currently, affiliates of Fairmont own one hundred percent (100%) of GF Holdings and GF Holdings owns one hundred percent (100%) of GF Subsidiary. Immediately prior to the merger, as required under its commitment to Fairmont, Centre will make a cash capital contribution of up to $23 million to GF Holdings (or its parent) to pay a portion of the merger consideration and related fees and expenses. Such cash capital contribution, as well as the cash capital contributions provided by Fairmont and others, will be provided in exchange for equity securities of GF Holdings (or its parent). As the aggregate amount of equity contributions that will be provided to GF Holdings (or its parent) will not exceed $24 million, Centre will be entitled to receive a substantial majority of the equity securities of GF Holdings (or its parent). Accordingly, upon completion of the merger, Centre will own, directly or indirectly, a substantial majority of the equity of GF Holdings (or its parent), while Fairmont and others will own, directly or indirectly, the remainder of the equity of GF Holdings (or its parent). In the merger, our executive officers will receive the $16.35 per share merger consideration for each of our shares that they own.

It is expected that our current executive officers will remain as the executive officers of Garden Fresh after the merger and that an option pool equal to fifteen percent (15%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be reserved for management of the surviving corporation. It is GF Holdings’ intention that options granted from such option pool will either vest over time or upon the accomplishment of performance criteria related to the returns realized by Centre and Fairmont (the specifics of these criteria have yet to be fully negotiated or finalized). Options which vest over time will comprise up to three percent (3%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, and eighty percent (80%) of these options, or 2.4% of the fully diluted capital stock of GF Holdings (or its parent entity), will be granted to the executive officers upon consummation of the merger. Options which will vest upon the accomplishment of performance criteria will comprise up to an additional twelve percent (12%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, and eighty percent (80%) of these options, or 9.6% of the fully diluted capital stock of GF Holdings (or its parent entity), will be granted to the executive officers following the merger. As a result of the anticipated issuance of stock options upon consummation of the merger, the aggregate interests of the executive officers who will have a continuing equity interest in Garden Fresh’s net book value and net earnings will be up to twelve percent (12%) depending upon the length of time that each executive officer is employed by Garden Fresh following the closing and the accomplishment of the performance criteria.

In addition to the anticipated issuance of stock options set forth in the preceding paragraph, it is also anticipated that each executive officer will also have the right, at closing, to purchase equity securities offered for sale by GF Holdings (or its parent entity). It is expected (and it is a requirement of Centre’s equity commitment) that Mr. Mack will purchase such equity securities in an amount not less than 7.5% of the after-tax proceeds he receives for his equity of Garden Fresh in the merger.

As stockholders of GF Holdings after the closing of the merger, the executive officers will be entitled to the corresponding benefits and detriments resulting from their interests, including income or losses generated by Garden Fresh’s operations and future increases or decreases in Garden Fresh’s value. The directors of GF Holdings immediately prior to the merger, together with Messrs. Mack and Qualls, will become the directors of Garden Fresh after the merger, and Messrs. Mack and Qualls are expected to be appointed as directors of GF Holdings after the merger.

GF Holdings has informed us that, after the merger, it will continue to evaluate and review Garden Fresh and its assets, corporate structure, capitalization, operations, properties, management, personnel and policies to determine what changes, if any, that it deems to be necessary to maximize its investment in Garden Fresh. GF Holdings and its stockholders will have the right after the merger to make any changes in the Company’s business that they deem necessary or appropriate in light of their review or in light of future developments. Except as otherwise described in this proxy statement, to our knowledge, none of GF Holdings or any of its stockholders has any current plans or proposals that relate to or would result in an extraordinary corporate transaction involving Garden Fresh, such as a reorganization or liquidation of the Company, any purchase, sale or transfer of a material amount of the Company’s assets, or any other material change in the Company’s corporate structure or business.

For U.S. federal income tax purposes, no gain or loss will be recognized by Garden Fresh as a result of the merger. For U.S. federal income tax purposes, the tax year of Garden Fresh will close as a result of the merger and Garden Fresh will thereafter be treated as a member of a new consolidated group with GF Holdings as the parent.

Related Party Transactions

On February 13 and May 1, 2002, respectively, Mr. Qualls purchased 2,000 shares at $7.50 per share and 2,000 shares at $9.00 per share.

On April 1, 2002, October 1, 2002, April 1, 2003 and October 1, 2003, respectively, Mr. Keller purchased 321 shares at $5.419 per share, 213 shares at $8.041 per share, 374 shares at $7.956 per share and 222 shares at $7.86 per share.

On February 28, 2002, Michael M. Minchin, a member of our board of directors, purchased 1,000 shares at $7.37 per share.

Between January 1 and March 31, 2002, David Nierenberg, a member of our board of directors, purchased 2,000 shares at approximately $7.50 per share.

On September 18, 2003, Garden Fresh sold Mr. Gunst 25,000 shares of its common stock pursuant to the exercise of stock options held by Mr. Gunst at a weighted average exercise price of $7.94 per share.

Between the dates of December 2 and December 13, 2002, Garden Fresh sold Mr. Robbins 13,152 shares pursuant to the exercise of stock options held by Mr. Robbins at a weighted average exercise price of $7.04 per share.

The following directors and officers also received option grants from Garden Fresh on the date indicated and for the number of shares and exercise price indicated below:

Name	Number of Shares	Date	Exercise price per share
Edgar F. Berner	7,500	November 22, 2002	$11.28
Edward A. Blechschmidt	10,000	April 7, 2003	$8.53
Robert A. Gunst	7,500	November 22, 2002	$11.28
Michael M. Minchin	7,500	November 22, 2002	$11.28
David Nierenberg	7,500	November 22, 2002	$11.28
John M. Robbins Jr.	7,500	November 22, 2002	$11.28
Walter J. Carucci	25,000	July 22, 2002	$11.50
Lloyd Fritzmeier	60,000	September 3, 2002	$10.81
Kenneth J. Keane	15,000	April 24, 2002	$12.15
R. Gregory Keller	17,500	April 24, 2002	$12.15
Michael P. Mack	27,500	April 24, 2002	$12.15
David W. Qualls	20,000	April 24, 2002	$12.15

Financing Of The Merger

General

GF Holdings intends to fund the merger (including fees, expenses and transaction costs), pay the cash amounts payable to holders of stock options in connection with the merger, replace Garden Fresh’s existing credit facility and provide a source of working capital for Garden Fresh from equity capital to be provided by Centre and Fairmont, as well as the proceeds of the senior debt financings contemplated by an executed commitment letter from Fleet, the proceeds from a sale/leaseback financing contemplated by an executed commitment letter from CNL and the proceeds of the subordinated debt financing contemplated by an executed commitment letter from Northwestern. Our and GF Holdings’ obligations to complete the merger are conditioned upon satisfaction of the financing condition related to these commitments, which is described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger.”

Pursuant to an agreement between Centre and Fairmont, Centre, on behalf of its associates, and Fairmont have agreed to provide equity financing in an aggregate amount of up to $24 million. The purpose of the equity financing is to assist GF Holdings in its payment of the merger consideration and related fees and expenses. Centre has committed to provide up to $23 million of the equity financing, less any amounts provided as set forth in the following sentence, and Fairmont will provide the additional $1 million. Northwestern has committed $1.5 million of equity financing and an equity contribution is required by Michael Mack, currently President and Chief Executive Officer and a member of the board of directors, and the other executive officers will also be given an equity investment opportunity. With Centre’s consent, other investors may also participate in the equity financing.

Funding of the above-mentioned equity financing is subject to the satisfaction or waiver of a number of conditions, including:

•	evidence that GF Holdings or Garden Fresh has received a minimum of $54,000,000 of funded senior debt on the closing date, and an additional $10,000,000 of revolver availability, on terms no less favorable to GF Holdings and Garden Fresh (as determined in Centre’s discretion) than the terms for the senior debt specified in the term sheet attached to Fleet’s commitment letter;

•	evidence that Garden Fresh has received a minimum of $25,000,000 of subordinated debt on terms no less favorable to Garden Fresh (as determined in Centre’s discretion) than the terms for the subordinated debt specified in the term sheet attached to Northwestern’s commitment letter;

•	evidence that Garden Fresh has received a minimum of $45,400,000 of sale/leaseback financing on terms no less favorable to Garden Fresh than the terms for the sale/leaseback financing specified in CNL’s commitment letter;

•	Centre’s satisfaction that all conditions to the obligations of GF Holdings and GF Subsidiary to close the merger, as set forth in the merger agreement, have been satisfied;

•	Centre not becoming aware after the date of its commitment letter of any information or other matter (including any matter relating to financial models and underlying assumptions relating to projections) affecting Garden Fresh or the merger that in Centre’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matters disclosed to Centre previously;

•	the negotiation, execution and delivery of documentation satisfactory to Centre and its counsel (each of which documents shall be in full force and effect on the closing date), containing provisions customary in transactions of this type; and

•	the purchase by Michael Mack, who is currently our President and Chief Executive Officer and a member of our board of directors, of equity securities in an amount not less than 7.5% of the after-tax proceeds he receives for his equity of Garden Fresh in the merger (Mr. Mack has advised us that he currently intends to make this purchase).

Senior Debt Financing

GF Holdings has received, and accepted, a commitment letter dated December 15, 2003, from Fleet in which Fleet has agreed to provide a five-year senior secured variable rate revolving credit facility and term A facility and a six-year senior secured term B facility in the aggregate amount of $64 million to Garden Fresh. The proceeds of the term loans and the revolving credit facility will be available to finance the acquisition of Garden Fresh by GF Holdings and for other general corporate purposes of Garden Fresh. The revolving credit facility and the term loans will share a common collateral pool consisting of (a) a first perfected pledge of and security interest in one hundred percent of the capital stock of GF Holdings and Garden Fresh, and (b) a first perfected security interest in all assets of GF Holdings and Garden Fresh, including but not limited to accounts and notes receivable, inventory, equipment, owned real property, leased real property, all licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights etc.), subject to permitted encumbrances set forth in the credit agreement. The revolving credit facility and the term loans will include other covenants and restrictions customary for senior secured credit facilities. GF Holdings expects that Garden Fresh will meet its payment obligations under the revolving credit facility and term loans from its post-merger operations and has no other plans or arrangements for Garden Fresh to satisfy these obligations.

The ability of GF Holdings to obtain proceeds from the revolving credit facility and term loans is subject to satisfaction or waiver of various conditions, including:

•	there not occurring or becoming known to Fleet any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of GF Holdings and Garden Fresh taken as a whole;

•	Fleet’s completion of and satisfaction in all respects with a legal and accounting due diligence investigation of GF Holdings and Garden Fresh;

•	Fleet not becoming aware after the date of its commitment letter of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the projections) affecting GF Holdings, Garden Fresh or the merger that in Fleet’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matters disclosed to Fleet previously;

•	there not having occurred a material disruption of or material adverse change in the financial, banking, or capital market conditions that, in Fleet’s reasonable judgment, could materially impair the syndication of the credit facilities;

•	Fleet’s satisfaction that prior to and during the syndication of the credit facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by GF Holdings, Garden Fresh or Fairmont on behalf of GF Holdings or Garden Fresh or any affiliate thereof;

•	Fleet’s satisfaction that the financial information previously delivered to it (including, without limitation, the financial information referred to in the term sheet attached to Fleet’s commitment letter) fairly presents the business and financial condition and prospects of Garden Fresh, and the historic results and pro forma projections of operations for the periods covered by such information;

•	Fleet’s satisfaction with the corporate and transaction structure and with the obligors under the credit agreement and other loan documents;

•	no material adverse changes in governmental regulation or policy affecting Fleet, Fleet’s administrative agent or arranger, GF Holdings, Garden Fresh or any lender under the credit agreement at the closing date;

•	maximum day one drawings under the revolving credit facility not to exceed $11,500,000;

•	pro forma consolidated senior funded indebtedness (after giving effect to the merger) divided by trailing twelve month consolidated adjusted EBITDA shall not be greater than 2.3x and consolidated total funded indebtedness divided by trailing twelve month consolidated EBITDA shall not be greater than 3.4x and any adjustments to EBITDA shall be acceptable to the administrative agent and the arranger;

•	evidence that in connection with the merger, GF Holdings has received a minimum of $18,543,000 of new equity contributions and $13,900,000 of equity option value, in each case on terms and from sources acceptable to the administrative agent and the arranger and satisfaction by the administrative agent with the capital structure of GF Holdings;

•	evidence that GF Holdings and Garden Fresh have received a minimum of $25,000,000 of subordinated debt on terms (including subordination terms) and from sources satisfactory to the administrative agent and having a maturity no earlier than six months following the term B facility maturity date;

•	evidence that GF Holdings and Garden Fresh have received approximately $45,400,000 of sale/leaseback proceeds on terms satisfactory to the administrative agent;

•	receipt by the administrative agent of, and satisfaction with, (a) a day one pro forma balance sheet and sources and uses of funds, showing the effects of the financing and in compliance with financial covenants, (b) audited financial statements of Garden Fresh (including store by store reports) for the preceding three years, (c) un-audited financial statements prepared by management for Garden Fresh, as of the most recently ended fiscal period, including store-level historical performance, (d) environmental review reports, and (e) other terms and conditions of the facilities as outlined in Fleet’s commitment letter;

•	no material adverse change in the assets or business of Garden Fresh as represented in the September, 2003 audited annual financial statements, the management or prospects of Garden Fresh or GF Holdings, or in the ability of GF Holdings and Garden Fresh to perform their respective obligations described in Fleet’s commitment letter;

•	the negotiation, execution and delivery of documentation, satisfactory to the administrative agent and GF Holdings and Garden Fresh and their respective counsel (each of which documents shall be in full force and effect on the closing date), containing representations and warranties, conditions, covenants, events of default, indemnifications, and increased cost and capital requirement provisions customary in bank financing documents in transactions of this type, including, without limitation, the covenants described in Fleet’s commitment letter;

•	the existing debt contemplated to be repaid in connection with the merger shall have been repaid in full, all credit facilities with respect thereto shall be terminated and all liens in connection therewith shall have been released;

•	all filings and other actions required to create and perfect a first priority security interest in all collateral of GF Holdings and Garden Fresh in favor of the administrative agent, for the benefit of Fleet to secure the credit facilities, shall have been duly made or taken, and all such collateral shall be free and clear of other liens (subject to exceptions to be negotiated);

•	the administrative agent shall have received the results of a recent lien search in each of the jurisdictions where assets of GF Holdings and Garden Fresh are located, and such search shall reveal no liens on any of the assets of GF Holdings and Garden Fresh except for liens approved by the administrative agent;

•	evidence satisfactory to the administrative agent that the adjusted consolidated EBITDA of GF Holdings and Garden Fresh, calculated on a pro forma basis after giving effect to the merger, is at least $23,600,000. Any adjustments to the consolidated EBITDA must be acceptable to the administrative agent and the arranger;

•	receipt by the administrative agent of certified copies of the merger agreement entered into in connection with the merger and other related documents;

•	receipt by all parties to the merger of all necessary regulatory, creditor and other third party approvals, including, without limitation, evidence of compliance with all laws applicable to any of the parties to the merger;

•	receipt by the administrative agent of satisfactory evidence of appropriate corporate and other approval of all proposed transactions as well as opinions of counsel satisfactory to it as to, among other things, the due consummation of the merger, the legality, validity and binding effect of all loan, guaranty, security and related documents, the perfection of the liens of the security documents, and the absence of any violation of any law, regulation or contract applicable to the parties to the loan transaction; and

•	the absence of any litigation or other proceeding the result of which could reasonably be expected to materially impair or prevent the consummation of the transactions contemplated or have a material adverse effect on GF Holdings and Garden Fresh.

In addition to the above-referenced commitment for senior financing, GF Holdings has received an alternative senior financing proposal from another national lending institution.

Subordinated Debt Financing

GF Holdings has received, and accepted, a commitment letter dated December 15, 2003, from Northwestern in which Northwestern has agreed to purchase from Garden Fresh an aggregate principal amount of up to $26,000,000 of 16% senior subordinated notes, with detachable warrants (or other comparable instrument), and to provide equity financing to GF Holdings in the amount of $1,500,000 (such equity having economic terms no less favorable to Northwestern than the equity to be held by Centre). The notes will be due seven years following the closing date, or one year later than the maturity of the term B facility to be provided by Fleet. The warrants (or other comparable instrument) will expire upon the later of the maturity of the notes or seven years from the date of issuance unless exercised sooner. The notes and warrants will include covenants and restrictions customary for subordinated debt financings. GF Holdings expects that Garden Fresh will meet its payment obligations under the notes from its post-merger operations and has no other plans or arrangements for Garden Fresh to satisfy these obligations.

The ability of Garden Fresh and GF Holdings to obtain proceeds from the notes, the warrants and the equity investment is subject to satisfaction or waiver of various conditions, including:

•	Northwestern and Garden Fresh reaching final agreement upon terms, conditions, covenants and other provisions satisfactory to Northwestern and consistent with the term sheet attached to Northwestern’s commitment letter;

•	Northwestern’s and its law department’s satisfaction with the legal documentation incident to the merger, including the terms and structure of the revolving credit facility and terms loans to be provided by Fleet and the inter-creditor agreements;

•	no material adverse change in the financial condition or prospects of Garden Fresh since September 30, 2003; and

•	Northwestern’s completion of and satisfaction with a due diligence investigation of Garden Fresh as to environmental matters, accounting matters, legal matters and such other conditions to the satisfaction of the obligations of Centre under its equity funding commitment letter to Fairmont (excluding any conditions related to Northwestern’s commitment letter).

In addition to the above-referenced commitment for subordinated debt financing, GF Holdings has also received several alternative subordinated debt financing proposals.

Sale/Leaseback Financing

GF Holdings has received, and accepted, a commitment letter from CNL dated December 15, 2003, in which CNL has agreed to provide up to $46 million in sale/leaseback financing for up to twenty-two (22) properties to GF Holdings. The receipt of this financing by GF Holdings is subject to satisfaction or waiver of various conditions, including:

•	no material adverse change in the financial condition of Garden Fresh or the occurrence of any event which may, in CNL’s reasonable judgment, have a material adverse effect upon Garden Fresh;

•	CNL’s receipt, review and verification that there have been no substantive negative changes to the capital structure of Garden Fresh as previously presented by Garden Fresh to CNL;

•	ongoing review of Garden Fresh’s financial statements;

•	no material adverse change in CNL’s capital markets funding sources;

•	receipt and approval of various title insurance commitments;

•	receipt of satisfactory appraisal of properties;

•	receipt and approval of environmental assessment reports and audits;

•	receipt of real estate tax bills;

•	receipt and approval of copies of surveys;

•	receipt and approval of certificates of insurance evidencing liability and casualty insurance coverage in the form and amounts set forth in CNL’s commitment letter;

•	copies of deeds, equipment financing documentation, governmental permits, licenses and approvals, and such other information or documentation that CNL might request; and

•	receipt of a legal opinion from counsel to Garden Fresh.

In addition to the above-referenced commitment for sale/leaseback financing, GF Holdings has also received several alternative sale/leaseback financing proposals.

Sources and Uses of Funds

The following table summarizes the sources and uses of funds for the merger (dollars in thousands, except in the Notes to the table):

Sources of Funds:
Senior Credit Facilities	$54,000
Subordinated Debt	25,000
Sale-Leaseback Proceeds[1]	45,420
Equity	18,000
Garden Fresh Excess Cash[2]	8,665

Total	$151,085

Uses of Funds:
Equity Purchase Price[3]	$103,582
Estimated Bank Debt Paydown	34,003
Existing Debt Prepayment Penalty	1,300
Financial Advisor Fee	2,700
Senior Credit Facilities Fee	1,675
Subordinated Debt Fee	625
Equity Fee	1,500
Legal, Accounting and Other Professional Fees	5,700

Total	$151,085

[1]	Net of fees and expenses of $580,000 to be deducted from sale-leaseback proceeds.
[2]	Excludes $1.7 million of cash retained for operations.
[3]	Includes net option value.

The Position Of The Executive Officers As To The Fairness Of The Merger

The executive officers believe that the merger is substantively and procedurally fair to the unaffiliated holders of Garden Fresh shares. However, none of the executive officers has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger to the unaffiliated holders of Garden Fresh shares. Moreover, none of the executive officers was a member of, nor did any executive officer participate in the deliberations of, our special committee and none of the executive officers participated in the deliberations of our board of directors related to the merger or the merger agreement.

Although the executive officers did not participate in the deliberations of our special committee or our board of directors regarding the merger, Mr. Mack, as a member of the board of directors, attended those portions of our board of directors’ meetings held on August 26, 2003 and September 26, 2003 at which our special committee reported to our board of directors in general terms on the process and progress of our special committee in seeking the best strategic alternative for Garden Fresh. In addition, Mr. Mack attended (but did not vote at) the meeting of our board of directors held on September 29, 2003 at which our board of directors received presentations from the chairman of our special committee and SG Cowen, and voted to approve the merger agreement. (The matters discussed during these meetings are discussed in the section of this proxy statement entitled “Special Factors—Background of the Merger.”). In addition, all of the executive officers, particularly Messrs. Mack and Qualls, were aware that our special committee had retained financial and legal advisors to assist in evaluating the various strategic alternatives it was pursuing, and had provided requested assistance to those advisors. All of the executive officers also participated, at the direction of our special committee and our board of directors, in numerous meetings with potential bidders identified by our special committee or its financial advisor to provide due diligence information. (These meetings, which occurred in July and September 2003 and included a number of bidders in addition to Fairmont, are described in the section of this proxy statement entitled “Special Factors—Background of the Merger.”) The executive officers’ participation on these meetings and their understanding of the extensive process undertaken by our special committee in seeking bidders for Garden Fresh is the basis for their reliance on that process as one basis for their fairness determination discussed below.

Each of the executive officers believes that the merger is substantively fair to the unaffiliated holders of Garden Fresh shares based on the following factors:

•	the executive officers’ understanding of Garden Fresh’s business and the industry in which it operates, its assets, financial condition and results of operations, Garden Fresh’s competitive position within its industry, the nature and extent of analyst coverage for its stock, its stockholder profile, the trading history, including trading volume and trading prices, of its stock and that of similarly situated public companies, and their belief, based on this knowledge and experience, that price levels for Garden Fresh’s stock were not likely to substantially exceed the price levels of recent years;

•	the efforts of Garden Fresh’s special committee and board of directors to maximize stockholder value, which included our board of directors’ evaluation of a range of alternatives other than the sale of Garden Fresh prior to approaching numerous parties to ascertain their potential interest in acquiring us, the board’s appointment of a special committee of three independent directors to oversee the process of soliciting and evaluating bids from numerous third parties once the board had determined that an outright sale of Garden Fresh was the preferred strategy, the active involvement of the special committee and its advisors in that process and the solicitation of written bids from those parties that showed interest;

•	the fact that the $16.35 per share merger price represented a significant premium over the historical trading prices of Garden Fresh’s shares, including the following premiums over the per share prices derived from the average closing prices for the periods specified below ending on September 26, 2003, the last trading day before Garden Fresh entered into the merger agreement:

Period	Premium
September 26, 2003	50.1%
One month average	59.9%
Two month average	65.6%
Three month average	68.0%
Six month average	74.0%

•	the fact that Garden Fresh’s board of directors and special committee received a written opinion from SG Cowen dated September 29, 2003 that, as of that date and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger price of $16.35 per share was fair, from a financial point of view, to Garden Fresh’s stockholders other than Fairmont, its affiliates and certain other investors in the transaction who will have an equity participation in the ongoing entity (although neither SG Cowen’s opinion, nor its presentation to our special committee and our board of directors in connection with its opinion, were addressed to the executive officers, nor did any of the executive officers other than Mr. Mack, in his capacity as a board member, receive copies of those documents at the time they were delivered to our special committee and our board of directors, the executive officers adopt the publicly-filed versions of those documents as among the several factors considered in their evaluation and conclusion as to the fairness of the merger to our other stockholders);

•	the fact that the merger consideration is all cash, which provides certainty of value to the Garden Fresh stockholders;

•	the terms of the merger agreement include the ability of Garden Fresh’s board of directors, in the exercise of its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal;

•	the fact that the merger will be consummated only if the merger agreement is adopted by holders of a majority of Garden Fresh’s outstanding shares, with the result that our affiliates cannot cause the merger to occur without the concurrence of unaffiliated holders of a substantial number of our shares;

•	Fairmont’s experience and reputation in completing similar transactions, which enhanced the likelihood that any merger into an affiliate of Fairmont would be completed; and

•	the experience and reputation of the financing sources identified in the financing commitment letters presented to the special committee and the board of directors by Fairmont prior to the execution of the merger agreement, which enhanced the likelihood that Fairmont would be able to satisfy the financing condition to the merger.

In consideration of the fairness of the merger to Garden Fresh’s unaffiliated stockholders, the executive officers did not conduct an appraisal of the assets of Garden Fresh to determine a liquidation value for Garden Fresh. The executive officers considered Garden Fresh’s business to be a viable going concern, viewed Garden Fresh’s trading share value as an indication of its value as a going concern, and did not consider the liquidation value as a relevant valuation methodology. In addition, the executive officers did not consider net book value of Garden Fresh to be material to their conclusion regarding the fairness of the merger because it is their view that book value does not accurately reflect the value of Garden Fresh in light of the nature of its business and its assets.

Each of the executive officers believes that the merger is procedurally fair to the unaffiliated holders of Garden Fresh shares based on the following factors:

•	the procedures and processes followed by Garden Fresh’s board of directors and the special committee in conducting the transaction, including the following:

—	the fact that six of the seven directors are independent, are not employed by Garden Fresh, and have no direct or indirect interest in the merger that is different from the interests of Garden Fresh’s stockholders generally, except that GF Holdings has agreed that Garden Fresh will continue certain director indemnification rights and related insurance after the merger and except that they will receive a cash payment for all their stock options with an exercise price less than $16.35 per share on the same basis as all other holders of similar options, and these independent directors unanimously approved the merger agreement;

—	during the period from May 30, 2003 through September 29, 2003, the date on which the board of directors, acting in part upon the unanimous recommendation of the special committee, approved the merger agreement, the board of directors met five times and the special committee, comprised solely of three independent directors, met numerous times to consider, evaluate and supervise the manner in which the negotiations leading to the merger agreement were being conducted, and both the special committee and the board of directors received advice from legal and financial advisors to Garden Fresh throughout this process;

—	none of the executive officers, including Mr. Mack, participated in any deliberations or negotiations of the special committee or the board of directors concerning the selection of bidders with whom Garden Fresh would proceed in a transaction, the terms of individual bids or the terms of the merger agreement, nor did they participate in any negotiations regarding the merger agreement with Fairmont;

—	the terms of the merger agreement were determined through extensive arms-length negotiations between the special committee and legal and financial advisors to Garden Fresh, on the one hand, and GF Holdings and its advisors, on the other hand, with none of the executive officers participating in any of the negotiations either on behalf of Garden Fresh or GF Holdings; and

—

the special committee and the board of directors received an opinion from SG Cowen, their independent financial advisor, that, as of the date the board of directors, acting upon the unanimous recommendation of an independent special committee, approved the merger agreement, the $16.35 per share in cash offered by GF Holdings was fair, from a financial point of view, to Garden Fresh’s stockholders other than Fairmont, its affiliates and certain other investors in the transaction who will have an equity participation in the ongoing entity;

•	the extensive process, lasting several months, and conducted by independent financial advisors, which included soliciting acquisition proposals from qualified parties and making available to those parties that made credible bids extensive due diligence information regarding Garden Fresh and conducting a bidding process designed to elicit the most favorable bid for Garden Fresh;

•	although the merger agreement does not condition the approval of the merger upon the affirmative vote of a majority of Garden Fresh’s unaffiliated shares, and while its directors and officers collectively beneficially own approximately 19.5% of its outstanding shares (which Garden Fresh anticipates will be voted in favor of the merger), the affirmative vote of the holders of at least a majority of Garden Fresh’s outstanding shares is required under Delaware law to adopt the merger agreement; and

•	holders of Garden Fresh’s shares who do not vote in favor of the merger will have the right to demand judicial appraisal of their shares under Delaware law.

The executive officers believe that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of the unaffiliated Garden Fresh stockholders and that our special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Garden Fresh stockholders for the purpose of negotiating the terms of the merger agreement.

Based on the above-listed factors, each of the executive officers believes that the merger, the merger agreement and the related transactions are fair to Garden Fresh’s unaffiliated stockholders. None of the executive officers believes that it is possible to assign specific relative weights to the foregoing factors in reaching his opinion as to the procedural fairness of the merger, the merger agreement and the related transactions. In making this determination, each of the executive officers took into account the negative factor that unaffiliated stockholders would no longer participate in any potential future growth of Garden Fresh. Other than Mr. Mack’s receipt, on September 29, 2003, of SG Cowen’s opinion as to the fairness of the merger and the related written presentation of SG Cowen, in his capacity as a member of our board of directors, none of the executive officers received any report, opinion or appraisal from an outside party that is materially related to the merger.

Other than participating (to the extent requested) in their role as executive officers of Garden Fresh in the process utilized by Garden Fresh’s special committee and board of directors in evaluating strategic alternatives and pursuing the selected alternative of a possible sale of Garden Fresh—including, when requested, facilitating the due diligence inquiries of bidders identified to them—the executive officers did not consider any alternatives to the merger.

The executive officers have interests in the merger transaction not shared by other stockholders of Garden Fresh. These interests are described above under the heading “Interests of Our Directors and Officers in the Proposed Merger.” No executive officer makes any recommendation as to how any stockholder of Garden Fresh should vote on the merger agreement.

Reasons Of The Executive Officers

After meetings and discussions with representatives of Fairmont, the executive officers became satisfied with the discussions relating to the executive officers’ employment and equity participation arrangements with any post-transaction entity. Based on these discussions, and given the recommendation of our special committee, the executive officers concluded that, although there were no employment agreements with GF Holdings in place, they would be willing to proceed with, and support in their individual capacities, a transaction between Garden Fresh and GF Holdings.

Fees And Expenses Of The Merger

The estimated fees and expenses in connection with the merger are as follows:

Financial Advisor Fees and Expenses		$2,800,000
Legal, Accounting and Other Professional Fees		$3,700,000
Printing, Proxy Solicitation and Mailing Costs		$275,000
Financing Related Fees and Debt Prepayment Penalty		$6,100,000
Filing Fees		$8,380
Paying Agent Fees		$12,100
Miscellaneous	$	[	]
Total:	$	[	]

The merger agreement provides that Garden Fresh, GF Holdings and GF Subsidiary will each pay all costs and expenses incurred by it in connection with the merger agreement and the merger. The estimate for legal fees set forth in the table above does not include any amounts attributable to any potential future litigation challenging the merger. See the section of this proxy statement entitled “Special Factors—Litigation Challenging The Merger.” None of these costs and expenses will reduce the $16.35 per share merger consideration to be received by our stockholders in the merger.

We will be obligated to pay GF Holdings $4.1 million in certain circumstances in which the merger agreement is terminated. For a description of this termination fee, see the section of this proxy statement entitled “The Merger Agreement—Termination Fee.”

Material United States Federal Income Tax Consequences Of The Merger

The following is a description of the material U.S. federal income tax consequences of the merger that are generally applicable to our stockholders that exchange their shares for cash in the merger and, at the time of the merger, hold their shares as capital assets for investment. This discussion is based on the Internal Revenue Code of 1986, as amended, laws, proposed and final Treasury Regulations, administrative rulings, and judicial decisions, each as in effect on the date of this proxy statement. These income tax laws, Treasury Regulations, and the interpretations reflected in administrative rulings and judicial decisions may change at any time, and any change could be retroactive. No ruling from the Internal Revenue Service has been or will be requested in connection with the merger.

This discussion of the U.S. federal income tax consequences of the merger is not intended to constitute a complete description of all tax consequences relating to the merger. We strongly urge you to consult with your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as foreign, state, local or other tax consequences to you from the merger.

The following discussion does not address potential foreign, state, local or other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including taxpayers:

•	who do not hold their shares as capital assets;

•	who are subject to special tax rules such as financial institutions, brokers and dealers in securities, foreign persons, mutual funds, regulated investment companies, insurance companies or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who acquired their shares through our 401(k) plan, deferred compensation plan or other retirement plan;

•	who are former U.S. citizens or residents subject to provisions of U.S. tax law concerning expatriates; or

•	who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy.

As used herein, the term “U.S. holder” means the holder of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, partnership (unless the Internal Revenue Service provides otherwise by Treasury Regulations) or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a U.S. person under applicable Treasury Regulations.

As used herein, the term “non-U.S. holder” means a holder of our shares that is not a U.S. holder.

U.S. Holders

Taxable Transaction. For those stockholders that exchange their shares for cash in the merger, the merger will be a taxable transaction for federal income tax purposes. A U.S. holder generally will recognize gain or loss on the exchange of the holder’s shares in the merger for cash in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered.

In general, any gain or loss realized by a U.S. holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year as of the effective time of the merger. Otherwise, the capital gain or loss will be short-term. A non-corporate U.S. holder’s long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 15%. A non-corporate U.S. holder’s short-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 35%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss may be carried over as a capital loss to succeeding years.

Dissenters. A U.S. holder who exercises appraisal rights with respect to such holder’s shares and receives payment for such shares in cash will generally recognize capital gain or loss, measured by the difference between the amount of cash received and the holder’s adjusted tax basis in such shares surrendered.

Backup Withholding. Under the U.S. federal backup withholding rules, unless an exemption applies, the paying agent in the merger will withhold 28% of all cash payments to which a U.S. holder is entitled in connection with the merger, unless the U.S. holder provides a tax identification number, certifies that the number is correct and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign an IRS Form W-9 or Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-U.S. Holders

Gain or Loss. Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes upon the exchange of the non-U.S. holder’s shares for cash in the merger provided:

•	the capital gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; and

•	in the case of an individual, the non-U.S. holder is not present in the United States for 183 days or more during the current taxable year or certain other circumstances exist.

Backup Withholding. Stockholders other than U.S. holders will be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained. These forms and accompanying instructions can be obtained from the Internal Revenue Service or through its website located at http://www.irs.gov.

Provisions For Unaffiliated Security Holders

In connection with the execution of the merger agreement, Garden Fresh made no provision to either grant unaffiliated stockholders access to its corporate files or the corporate files of any other party to the merger or to obtain counsel or appraisal services for unaffiliated stockholders at its expense or the expense of any other party to the merger. See the sections of this proxy statement entitled “Special Factors—Recommendation Of Our Special Committee And Board Of Directors; Fairness Of The Merger” and “Special Factors—The Position Of The Executive Officers As To The Fairness Of The Merger.”

Our Financial Forecasts

We do not as a matter of policy make public forecasts or projections of future performance or earnings. However, our management prepared the adjusted historical financial information and financial forecasts for our fiscal years ended September 30, 2000 through September 30, 2007 (which we refer to in this section as the Internal Company Financials) set forth below in good faith and in the ordinary course of our business for use by us in our business. The Internal Company Financials were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles (“GAAP”). Our certified public accountants have not examined or compiled the Internal Company Financials or expressed any conclusion or provided any form of assurance with respect to the Internal Company Financials and, accordingly, assume no responsibility for them. They are included below solely for the purpose of giving our stockholders access to the same non-public information that was provided to our special committee, our board of directors, SG Cowen, Fairmont and all other bidders.

The financial forecasts with respect to fiscal years 2004 through 2007 (which we refer to in this section as the Financial Forecasts) are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution (when the Financial Forecasts were prepared, the Company’s fiscal year ending September 30, 2003, was not complete and is therefore included in this section within the Financial Forecasts; the actual results of the Company for the fiscal year ended September 30, 2003, can be found in our Annual Report on Form 10-K included as Appendix C to this proxy statement and for the fiscal quarter ended December 31, 2003, can be found in our Quarterly Report on Form 10-Q included as Appendix D to this proxy statement and the Internal Company Financials have not been revised to reflect those actual results). The Financial Forecasts are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Financial Forecasts are based upon a variety of estimates and hypothetical assumptions made by our management including those described below. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the Financial Forecasts will prove accurate, and actual results may materially differ. In addition, the Financial Forecasts do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financings, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the Financial Forecasts were compiled, the inclusion of the Financial Forecasts in this proxy statement should not be regarded as an indication that the Financial Forecasts will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the

Financial Forecasts and, except as required by applicable securities laws, we do not intend to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

The Internal Company Financials set forth below include EBITDA. “EBITDA” is defined as net income (loss) before income tax expense (benefit), net interest expense, other (expense) income, depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance presented in accordance with GAAP. You should not consider EBITDA in isolation from, or as a substitute for, net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. EBITDA is presented in the projections because management believes that it could be useful for investors in assessing projected operating performance and projected performance relative to financial obligations. Additionally, EBITDA is a measure commonly used by financial analysts because of its usefulness in evaluating operating performance. EBITDA, as used by us, is not necessarily comparable with similarly titled measures of other companies because all companies do not calculate EBITDA in the same fashion.

	ADJUSTED HISTORICAL RESULTS FISCAL YEAR ENDED,			MANAGEMENT FORECAST FISCAL YEAR ENDED,
	9/30/00	9/30/01	9/30/02	9/30/03	9/30/04	9/30/05	9/30/06	9/30/07
	(Dollars in thousands)
SUMMARY DATA
Number of stores (ending)	83	93	95	97	97	103	111	122
Comparable store sales growth	3.1%	3.3%	2.1%	0.9%	6.0%	4.5%	4.5%	4.5%

INCOME STATEMENT
Revenue	$165,406	$198,463	$214,296	$220,400	$235,000	$253,200	$283,100	$322,100
% Growth	—	20.0%	8.0%	2.8%	6.6%	7.7%	11.8%	13.8%
EBITDA(1)	$22,782	$20,324	$28,033	$25,400	$27,000	$31,300	$37,200	$44,700
% Margin	13.8%	10.2%	13.1%	11.5%	11.5%	12.4%	13.1%	13.9%
Operating Income	$13,063	$7,821	$14,306	$10,900	$13,000	$17,400	$23,000	$29,900
% Margin	7.9%	3.9%	6.7%	4.9%	5.5%	6.9%	8.1%	9.3%
Income before cumulate effect of accounting change	$5,776	$2,362	$5,585	$4,000	$6,100	$9,000	$12,900	$17,900
% Margin	3.5%	1.2%	2.6%	1.8%	2.6%	3.6%	4.6%	5.6%
Cumulative effect of change in accounting for start-up costs net of income tax benefit of $800	$(1,233)	$—	$—	$—	$—	$—	$—	$—
Net income	$4,543	$2,362	$5,585	$4,000	$6,100	$9,000	$13,000	$17,900
% Margin	2.7%	1.2%	2.6%	1.8%	2.6%	3.6%	4.6%	5.6%
BALANCE SHEET
Cash and cash equivalents	$2,058	$165	$5,294	$1,200	$1,000	$1,000	$1,000	$7,100
Net debt(2)	$49,496	$57,088	$38,311	$37,300	$29,400	$19,600	$8,100	$—
Shareholders’ equity	$71,671	$74,180	$80,233	$84,300	$90,400	$99,500	$112,400	$130,300

The following are the principal assumptions used in the management forecast:

NEW STORES

-	New stores are added as follows: 2 in 2003, 0 in 2004, 6 in 2005 and 8 in 2006 and 11 in 2007.
-	All new stores are assumed to be 7,000 gsf. New store capital expenditures is assumed average at $1.2 million per store.

STORE REMODELS

-	Store remodels are assumed to be approximately 20 per year averaging $150,000 each.
-	Other maintenance capital expenditures are assumed to equal $5.0 million in FY 2003, $3.0 million in FY 2004, $3.0 million in FY 2005, $3.2 million in FY 2006 and $3.4 million in FY 2007.

(1)	Reconciliation Table for EBITDA to Operating Income (dollars in thousands):

	9/30/2000	9/30/2001	9/30/2002	9/30/2003	9/30/2004	9/30/2005	9/30/2006	9/30/2007
EBITDA	$22,782	$20,324	$28,033	$25,400	$27,000	$31,300	$37,200	$44,700
Less:
Depreciation and Amortization	$9,719	$12,503	$13,727	$14,500	$14,000	$13,900	$14,200	$14,800
Equals:
Operating Income	$13,063	$7,821	$14,306	$10,900	$13,000	$17,400	$23,000	$29,900

(2)	Net debt is equal to outstanding debt (includes the Revolving Line of Credit) minus cash.

Prior to the execution of the original merger agreement on September 29, 2003, Fairmont did not collaborate with the executive officers in the preparation of any financial information prepared for potential financing sources that gave pro forma effect to the merger and GF Holdings’ plans for the operation of Garden Fresh post- merger. However, subsequent to the execution of the original merger agreement the executive officers collaborated with Fairmont to refine GF Holdings’ confidential pro forma post-merger financial projections. These projections are not our projections as a stand-alone company and are referenced solely because the executive officers collaborated in their preparation for use in connection with the financing of the merger. These projections included adjustments to revenues, operating income, and EBITDA that were 7.4%, 39.4% and 23.7% lower, respectively, than those indicated in the projections described above for the 2004-2007 period.

Delisting And Deregistration Of Garden Fresh’s Shares

If the merger is completed, our shares will no longer be traded on The NASDAQ National Market and will be deregistered under the federal securities laws.

Litigation Challenging The Merger

On October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against Garden Fresh, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et al., Case No. GIC818850. The suit alleged that the individual defendants breached their fiduciary duty to Garden Fresh stockholders in connection with the merger by advancing their individual interests at the expense of the Garden Fresh stockholders. The complaint also alleged that the individual defendants failed to properly value Garden Fresh, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint sought: (i) a declaration that the original merger agreement was entered into in breach of the defendants fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deemed appropriate; and (vi) an award of attorneys’ fees, among other relief. Garden Fresh believed that this lawsuit was without merit and intended to defend against it vigorously.

In Garden Fresh’s view, the complaint on its face lacked merit because it alleged no specific facts related to the merger or the process leading to the recommendation of the merger by our special committee to our board of directors and the approval of the merger by our board of directors to support the allegations made or the relief sought but, instead, pleaded only generic allegations which, under the prevailing case law in California, were insufficient to state a valid cause of action. On that basis we requested and received permission from the Court to demur to the complaint. A hearing on defendants’ demurrer and application to have the complaint dismissed was scheduled for February 6, 2004, but prior to this hearing the plaintiff voluntarily withdrew the complaint without prejudice and the parties each agreed to bear their own costs. Further, we believe that, if the plaintiff had proceeded with the case and if the demurrer had been denied, we had meritorious defenses to the allegations in the complaint under the prevailing case law in Delaware by reason of the actual relevant facts, which are materially different from those alleged in the complaint and, in our view, established the procedural and substantive fairness of the merger and the fulfillment by our special committee and our board of directors of their legal obligations in connection with that fairness, as discussed in the section of this proxy statement entitled “Special Factors—Background of the Merger” and “Special Factors—Recommendation of Our Special Committee And Board of Directors; Fairness of the Merger.

THE SPECIAL MEETING

Date, Time And Place Of The Special Meeting; Record Date

The special meeting of our stockholders will be held at 4:00 p.m., Pacific time, on Tuesday, March 9, 2004 at Garden Fresh’s principal executive offices located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600.

Our board of directors has fixed the close of business on February 5, 2004 as the record date for determining the holders of our shares entitled to notice of and to vote at the special meeting. As of February 5, 2004, we had 5,837,510 shares outstanding.

Solicitation Of Proxies

This solicitation is being made on behalf of our board of directors. We are mailing this proxy statement and the enclosed proxy card beginning on or about the date of this proxy statement to holders of our shares in connection with the solicitation of proxies by our board of directors for use at the special meeting.

We will bear the cost of the solicitation of proxies through the use of this proxy statement, including reimbursement of brokers and other persons holding stock in their names or in the names of nominees, at approved rates, for their expenses for sending proxy materials to principals and obtaining their proxies. We have retained MacKenzie Partners, Inc. to aid us in the distribution and solicitation of proxies for a fee of $5,000, plus reimbursement of out-of-pocket expenses. MacKenzie Partners, Inc., as well as some of our employees, may solicit proxies personally, or by mail, telephone or electronic transmission. Our employees who participate in the solicitation will not be paid additional compensation for such activities.

Voting Shares By Proxy

You may vote your shares by attending the meeting in person or by voting by proxy. We urge you to vote by proxy whether or not you plan to attend the special meeting.

If you choose to vote by proxy, simply mark your proxy card, date and sign it, and return it in the enclosed prepaid envelope. You can specify your choice by marking the appropriate box on your proxy card. Since the affirmative vote of the holders of a majority of our outstanding shares is required to adopt the merger agreement, if you do not vote your shares it will have the same effect as a vote against the adoption of the merger agreement. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of the adoption of the merger agreement.

If you hold your shares through a broker or other nominee, you must instruct your broker or nominee on how to vote. Please follow the instructions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares. If you do not properly instruct your broker or nominee how to vote your shares, your broker or nominee will not be able to vote your shares in favor of the merger agreement, and since the affirmative vote of the holders of a majority of our outstanding shares is required to adopt the merger agreement, the failure of your broker or nominee to vote your shares because it has not been properly instructed will have the same effect as a vote against the proposed merger.

Proxies received but marked as abstentions will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. Since the affirmative vote of the holders of a majority of our outstanding shares is required to adopt the merger agreement, an abstention will have the effect of a vote against the adoption of the merger agreement.

You may revoke your proxy at any time before it is voted at the special meeting by filing a duly executed proxy bearing a later date, or a notice of revocation, with our secretary. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended. Attendance at the meeting will not by itself revoke a previously granted proxy.

Proposals To Be Voted On

We are asking you to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2003, among Garden Fresh, GF Holdings and GF Subsidiary, a wholly owned subsidiary of GF Holdings, pursuant to which GF Subsidiary will merge with and into Garden Fresh and Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings. If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, at the effective time of the merger each of our outstanding shares, other than shares held by GF Holdings or GF Subsidiary or in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $16.35 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is included in this proxy statement as Appendix A. You are encouraged to read the merger agreement in its entirety.

In addition to the requirement that the merger agreement be adopted by the holders of a majority of our outstanding shares, the merger agreement is subject to a number of other conditions set forth in the merger agreement. See the sections of this proxy statement entitled “The Proposed Merger—Conditions to the Merger” and “The Merger Agreement—Conditions to the Merger.”

We are also asking you to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

At the special meeting, we will also transact such other business, if any, as may be properly presented at the special meeting.

It is our policy that individual stockholder proxies, ballots and votes tabulated at a meeting of our stockholders are confidential. Representatives of EquiServe, the transfer agent for our shares, will tabulate votes and act as inspectors of election at the special meeting.

Quorum Requirements

A quorum of stockholders is necessary to hold a valid meeting of our stockholders. The presence, either in person or by proxy, of the holders of a majority of our shares will be necessary to constitute a quorum at the special meeting. The presence of the holders of at least a majority of our shares will be necessary to adopt the merger agreement. Proxies received but marked as abstentions will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.

Vote Required For Approval

For the merger agreement to be adopted by our stockholders, holders of a majority of our shares must vote in the affirmative. Each share is entitled to one vote on the proposed merger. Holders of record of our shares as of February 5, 2004, the record date for the special meeting, are entitled to vote on the merger. On that date, we had approximately 5,837,510 shares outstanding. Adoption of the merger agreement does not require the separate vote of our unaffiliated stockholders, and no separate vote of our unaffiliated stockholders will be conducted.

Our directors and officers together beneficially own, as of the February 5, 2004 record date for the stockholder meeting, approximately 1,138,678 outstanding shares, which represent approximately 19.5% of our outstanding shares. We anticipate that each of our directors and officers who is a stockholder will vote in favor of the merger. If, as expected, our directors and officers vote all shares which are beneficially owned by them in favor of the merger, an additional 1,780,078 shares (approximately 30.5% of the total shares outstanding) will need to be voted in favor of the merger in order for the merger agreement to be adopted by our stockholders.

Recommendation Of Our Board Of Directors

Our board of directors, based in part upon a unanimous recommendation of a special committee consisting of three independent directors, by the unanimous vote of our independent directors, has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of our stockholders and, accordingly, has approved and adopted the merger agreement. Six of our seven directors are independent and not employed by Garden Fresh. Our board of directors recommends that you vote FOR the adoption of the merger agreement and FOR approval of any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger. For a discussion of the material factors considered by our board of directors in reaching its conclusions and the reasons why our board of directors determined that the merger agreement and the merger are advisable, fair to, and in the best interests of our stockholders, see the section of this proxy statement entitled “Special Factors—Reasons for the Recommendation of our Board of Directors; Fairness of the Merger.”

Adjournment

Under our bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the vote of a majority of the shares of stock entitled to vote who are present, in person or by proxy, to a date within thirty days thereof without further notice other than by an announcement made at the meeting. If the requisite stockholder vote approving the merger proposal has not been received or any of the other conditions contained in the merger agreement necessary to complete the merger have not been satisfied at the time of the meeting, holders of our shares may be asked to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal or satisfy the conditions contained in the merger agreement to complete the merger. Although it is not currently anticipated, the most likely reason for adjournment would be to solicit additional votes to adopt the merger agreement. Our board of directors recommends that you vote FOR the approval of any such adjournment of the meeting, if necessary.

Other Matters For Action At The Special Meeting

Our board of directors is not aware of any matters to be presented for action at the special meeting other than the proposed merger and the proposal to approve any adjournment of the special meeting and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, the holders of the proxies solicited through this proxy statement will vote the proxies on those matters in their discretion.

THE PROPOSED MERGER

Garden Fresh

Garden Fresh operates 97 salad buffet restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah and Washington under the names Souplantation and Sweet Tomatoes. Our restaurants offer an abundance of fresh, quality salad selections, soups, bakery items, pastas and desserts in a self-serve format. For more information about the Company, see Garden Fresh’ website located at www.gardenfreshcorp.com.

Our principal executive offices are located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127. Our main telephone number at those offices is (858) 675-1600. For information on where you can obtain more information about us, see the section of this proxy statement entitled “Where You Can Find More Information.”

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and our Quarterly Report for the fiscal quarter ended December 31, 2003, are included in this proxy statement as Appendices C and D.

GF Holdings And GF Subsidiary

We are proposing to merge with GF Subsidiary, a wholly owned subsidiary of GF Holdings. GF Subsidiary was formed at the direction of GF Holdings solely for the purpose of effecting the merger and the transactions related to the merger. Neither GF Holdings nor GF Subsidiary have engaged in any business except in furtherance of effecting the merger. GF Holdings was formed solely for the purpose of financing the merger and the transactions related to the merger and holding the shares of Garden Fresh. In the merger, GF Subsidiary will merge with and into Garden Fresh and Garden Fresh will survive the merger and become a wholly owned subsidiary of GF Holdings. Following the merger, the outstanding shares of capital stock of GF Holdings will be owned, directly or indirectly, by affiliates of Fairmont and entities affiliated with Centre.

The principal executive offices of GF Holdings and GF Subsidiary are located at 1290 North Hancock Street, Suite 203B, Anaheim, California 92807. The main telephone number at those offices is (714) 701-1470.

Structure Of The Merger; Consideration To Be Received By Our Stockholders

In the merger, GF Subsidiary will be merged with and into Garden Fresh, and Garden Fresh will be the surviving corporation in the merger. Upon completion of the merger, Garden Fresh will be a wholly owned subsidiary of GF Holdings, a substantial majority of the outstanding shares of capital stock of which will be owned, directly or indirectly, by Centre and the remainder of the equity of which will be owned, directly or indirectly, by Fairmont and others. At the closing of the merger, it is anticipated that an option pool equal to fifteen percent (15%) of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be reserved for management of the surviving corporation. It is GF Holdings’ intention that options to acquire up to 2.4% of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be granted to the executive officers upon consummation of the merger. It is also GF Holdings’ intention that options to acquire up to an additional 9.6% of the fully diluted capital stock of GF Holdings, or any holding company established to hold the stock of GF Holdings, will be granted to the executive officers following the merger based on meeting performance criteria. Other than the executive officers, Fairmont and its affiliates, no other current Garden Fresh stockholders are expected to have any equity interest in GF Holdings or Garden Fresh immediately after the merger. Our shares will no longer be publicly traded after the merger. The registration of our shares and our reporting obligations under the federal securities laws will be terminated after the merger upon application to the SEC.

At the effective time of the merger, each of our outstanding shares, other than shares held by GF Holdings or GF Subsidiary, held in our treasury, or held by stockholders who properly exercise appraisal rights under

Delaware law, will be converted into the right to receive $16.35 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, options outstanding to acquire our shares granted under our various stock option plans, shall be cancelled and in consideration of such cancellation, shall entitle their holder to the right to receive the excess, if any, of $16.35 per share over the per share exercise price of the applicable option, less any applicable withholding taxes.

Conditions To The Merger

The merger is conditioned on the adoption of the merger agreement by our stockholders, which requires the affirmative vote of the holders of a majority of our outstanding shares.

The obligations of Garden Fresh, on the one hand, and GF Holdings and GF Subsidiary, on the other hand, to complete the merger are subject to a condition requiring that:

•	each source of financing for any portion of the merger financing has entered into a definitive agreement providing for the provision of its portion, and

•	either

--	each financing source has indicated to us and GF Holdings that it is prepared immediately to provide its financing amount subject to the delivery to it of a copy of the certificate of merger as filed with the Delaware Secretary of State (which is the filing that makes the merger effective under Delaware Law), or

--	we and GF Holdings have each determined to our reasonable satisfaction that all conditions to the obligations of each of those financing sources to provide its financing amount have been satisfied other than delivery of a copy of a filed certificate of merger to that financing source.

See the section of this proxy statement entitled “Special Factors—Financing of the Merger” for a description of the financing commitments obtained by GF Holdings and the conditions to the funding of the commitments by the financing sources.

The completion of the merger is also subject to the receipt of any required antitrust approvals. Centre has advised us that it has concluded the merger meets the tests for pre-merger notification under the Hart-Scott Rodino Antitrust Act of 1976. Accordingly, we and an entity associated with Centre must each file a report about the merger with the federal antitrust authorities (the Department of Justice and the Federal Trade Commission) and defer closing the merger (even if all other closing conditions are met) until the statutory waiting period has expired. That period is 30 days from the date by which both reports have been filed but can be terminated earlier by the federal authorities or extended, if either of the federal authorities makes a “second request” for additional information from either filing party, until 30 days after substantial compliance with the request. Both filings were made on February 3, 2004 with the result that, even if the federal authorities do not grant early termination of the initial 30-day waiting period, the waiting period will have expired prior to March 12, 2004, the date after which we and GF Holdings can each terminate the merger agreement if the merger has not closed and the failure to close is not caused by the terminating party’s breach of the agreement. However, if either of the federal authorities were to make a second request (which we do not anticipate but as to which we cannot give our assurance), the statutory waiting period would extend past that contractual termination date. It is a condition to the obligations of Garden Fresh, on the one hand, and GF Holdings and GF Subsidiary, on the other hand, to close the merger that the statutory waiting period have ended. See The Merger Agreement—Conditions.”

In addition, the completion of the merger is also conditioned on the absence of any law or order of any governmental authority that prohibits the completion of the merger, the receipt of all necessary consents and approvals, and the satisfaction by GF Holdings and us of all of our respective obligations under the merger agreement. The obligation of GF Holdings and GF Subsidiary to complete the merger is also conditioned on the holders of no more than ten percent (10%) of our shares having exercised their appraisal rights and the receipt by

GF Holdings of the necessary debt financing to complete the merger. For a more complete description of these conditions, see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger.”

Other than expiration or early termination of the federal statutory antitrust waiting period described above and compliance with applicable SEC requirements, we do not anticipate that any regulatory actions or approvals will be necessary to complete the merger.

If our stockholders adopt the merger agreement and the other conditions to the merger are satisfied or waived, we expect that the merger will be completed as soon as practicable after the special meeting. Although we hope to complete the merger on or prior to March 12, 2004 (the date after which either we or GF Holdings may terminate the merger agreement if the merger has not closed by then provided the terminating party’s breach of the agreement has not caused the merger not to close by then), we cannot assure you that the merger will be completed by that date.

Payment Of Merger Consideration And Surrender Of Share Certificates

Please do not return your share certificates with the enclosed proxy. You should not forward your share certificates to the paying agent until you have received a letter of transmittal after the completion of the merger.

We have engaged EquiServe to act as paying agent for purposes of making the cash payments to our stockholders provided by the merger agreement. Promptly following the closing, GF Holdings is obligated to deposit, or cause to be deposited (with our reasonable cooperation to the extent required), with the paying agent cash in an aggregate amount necessary to pay the $16.35 per share merger consideration to our stockholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to our stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you the merger consideration to which you are entitled according to the procedure summarized below. GF Holdings and the surviving corporation shall pay all fees and expenses of the paying agent in connection with the distribution of the merger consideration.

As soon as reasonably practicable after the effective time of the merger, the surviving corporation will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your share certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the paying agent of your share certificates, together with a letter of transmittal duly executed and completed in accordance with its instructions and any other items specified by the letter of transmittal, the paying agent will pay to you the merger consideration to which you are entitled and your share certificates will be cancelled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration will be reduced by any applicable withholding taxes.

If your share certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and, if required by the surviving corporation after the merger, an indemnity bond in form and substance, and with surety, reasonably satisfactory to the surviving corporation.

If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your share certificates be properly endorsed or otherwise be in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of the surviving corporation that the taxes have been paid or are not required to be paid.

As of the effective time of the merger, you will cease to have any rights as a stockholder of Garden Fresh, except for the right to surrender your share certificates, according to the procedure described above, in exchange for payment of the merger consideration, without interest and less any applicable withholding taxes, or, if you properly exercise appraisal rights, the right to receive the appraised “fair value” for your shares in cash under Delaware law. See the section of this proxy statement entitled “The Proposed Merger—Appraisal Rights.” As of the effective time of the merger, the stock ledger with respect to our shares will be closed and no further registration of transfers of our shares will be made.

After one year following the effective time of the merger, the paying agent will, on demand, deliver to the surviving corporation all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your share certificates to the surviving corporation and receive the merger consideration to which you are entitled, without interest and less any applicable withholding taxes. However, you will have no greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law. None of the surviving corporation, GF Holdings or GF Subsidiary will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (which we refer to in this proxy statement as Section 262), if you provide a written demand for appraisal of your shares prior to the special meeting of stockholders and do not vote your outstanding shares in favor of adoption of the merger agreement, you will be entitled to seek appraisal and elect to have the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is included in this proxy statement as Appendix E to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares as to which appraisal rights are asserted. If you have a beneficial interest in our shares held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting of our stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders on the record date entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of Section 262 is included in this proxy statement as Appendix D. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote on adoption of the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of your shares;

•	You must not vote in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the merger agreement or abstain from voting on adoption of the merger agreement; and

•	You must continuously hold your shares from your date of making a written demand through the effective time of the merger. If you are the record holder of shares on the date the written demand for appraisal is made but thereafter transfer these shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Only a holder of record of shares issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares owned and that the stockholder intends thereby to demand appraisal of the stockholder’s shares.

If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising those rights with respect to the shares held for one or more beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all of our shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Garden Fresh Restaurant Corp., 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, Attention: Corporate Secretary.

Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Garden Fresh stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the merger agreement. Within 120 days after the completion of the merger, but not thereafter, either Garden Fresh or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of all shares held by dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. We must mail this statement to the stockholder within 10 days of receipt of a request.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Garden Fresh, as the surviving corporation in the merger, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $16.35 per share you would receive under the merger agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder’s shares will be converted into the right to receive $16.35 per share in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of the continuing corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

To the extent that there are any inconsistencies between the foregoing summary and Section 262, Section 262 shall control.

THE MERGER AGREEMENT

The complete text of the merger agreement is included in this proxy statement as Appendix A, exclusive of the schedules to the merger agreement, and is incorporated herein by reference. You are encouraged to read the merger agreement in its entirety.

The Merger

The merger agreement provides for the merger of GF Subsidiary with and into Garden Fresh. Garden Fresh will be the surviving corporation in the merger and will become a wholly owned subsidiary of GF Holdings. All of our shares, other than shares held by GF Holdings and its subsidiaries or in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes. All of our shares converted in the merger will be automatically cancelled. The holders of our shares will cease to have any rights in the shares other than statutory appraisal rights and the right to receive the merger consideration upon surrender of the applicable share certificates.

Certificate Of Incorporation; Bylaws; Directors And Officers

As a result of the merger, the certificate of incorporation of the surviving corporation will be amended and restated as set forth in the merger agreement. Also as a result of the merger, the bylaws of Garden Fresh as the surviving corporation will be amended and restated to read the same as the bylaws of GF Subsidiary, as in effect immediately prior to the effective time, except that the name of the Company shall be “Garden Fresh Restaurant Corp.” The directors and officers of GF Subsidiary immediately prior to the effective time of the merger will become the directors and officers of Garden Fresh, as the surviving corporation in the merger.

Consideration To Be Received By Our Stockholders

At the effective time of the merger, each of our outstanding shares, other than shares held by GF Holdings or GF Subsidiary or in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $16.35 per share in cash, without interest and less any applicable withholding taxes.

Each common share of GF Subsidiary outstanding at the effective time of the merger will become one fully paid and non-assessable common share of Garden Fresh, as the surviving corporation in the merger.

Stock Options

All of the outstanding options to acquire our shares granted under our various stock option plans will be cancelled at the effective time of the merger, whether or not the options are then exercisable. In exchange for such cancellation, option holders will receive with respect to each option a payment equal to the amount, if any, by which the merger consideration per share of $16.35 exceeds the exercise price applicable to the option, multiplied by the number of shares subject to the option. After the effective time of the merger, option holders will have no further rights in the options that were cancelled and the surviving corporation will have no options to purchase shares outstanding.

Our Representations And Warranties

We have made customary representations and warranties to GF Holdings and GF Subsidiary in the merger agreement. These representations and warranties relate to:

•	the organization, qualification and capital structure of Garden Fresh;

•	our power and authority to enter into the merger agreement and complete the merger, and the validity, binding effect and enforceability of the merger agreement against us; the absence of any conflict between our entering into the merger agreement or completing the merger and our governing documents, agreements or other obligations;

•	the consents and approvals of governmental authorities and other parties that are required in connection with the merger agreement and the merger;

•	our compliance with our obligation to make periodic filings with the SEC and the compliance of such filings with applicable law;

•	the absence of any material changes or developments with respect to the Company;

•	the absence of any material liabilities that should have been disclosed in our financial statements;

•	the absence of any litigation or outstanding judgments against us that could have a material adverse effect on us or on our ability to complete the merger;

•	the accuracy of the information in this proxy statement or that we have supplied for use in connection with the Schedule 13E-3 that we filed with the SEC relating to the proposed merger;

•	our compliance with all governmental permits and licenses that we are required to have;

•	the absence of any breaches or violations under any of our governing documents or our contracts with third parties, and the validity and enforceability of such contracts;

•	our compliance with applicable tax laws and our filing of all required tax returns;

•	our compliance with the terms of our employee benefit plans and applicable law in the operation of our employee benefit plans;

•	our compliance with all applicable labor laws, and the absence of any litigation against us by our current or former employees;

•	our compliance with all applicable environmental laws;

•	our valid ownership of the restaurants that we own, and the existence of valid leases with respect to the restaurants that we lease;

•	our valid ownership of the intellectual property rights that we use in our business;

•	the validity of our insurance policies;

•	the absence of any transactions with affiliates;

•	the vote of our stockholders that is required to adopt the merger agreement;

•	the receipt by us of an opinion from SG Cowen Securities Corporation to the effect that the merger consideration is fair from a financial point of view to our stockholders;

•	our taking all necessary actions to prevent our stockholder rights agreement from applying to the merger agreement or the merger; and

•	the inapplicability of the Delaware business combination statute to the merger agreement or the merger.

Representations And Warranties By GF Holdings And GF Subsidiary

GF Holdings and GF Subsidiary have made customary representations and warranties to us in the merger agreement. These representations and warranties relate to:

•	the organization and qualification of GF Holdings and GF Subsidiary;

•	the power and authority of GF Holdings and GF Subsidiary to enter into the merger agreement and complete the merger, and the validity, binding effect and enforceability of the merger agreement against them, and the absence of any conflict between GF Holdings and GF Subsidiary entering into the merger agreement or completing the merger and their governing documents, agreements or other obligations;

•	the consents and approvals of governmental authorities and other parties that are required in connection with the merger agreement and the merger;

•	the accuracy of the information supplied by GF Holdings and GF Subsidiary for inclusion in this proxy statement and the Schedule 13E-3 that we filed with the SEC relating to the proposed merger;

•	the absence of any litigation or outstanding judgments against GF Holdings or GF Subsidiary that could have a material adverse effect on them or on their ability to complete the merger;

•	the capitalization and liabilities of GF Subsidiary;

•	the receipt by GF Holdings of binding (subject to the terms and conditions thereof) written commitments from financial institutions to obtain the funds necessary to complete the merger;

•	the receipt by GF Holdings of a solvency opinion or the determination by GF Holdings that the consummation of the merger and the related financing will not result in Garden Fresh being rendered insolvent; and

•	the inapplicability of various Delaware anti-takeover statutes to the merger agreement or the merger.

Material Adverse Effect

The term “material adverse effect”, which is used in the merger agreement in connection with the parties’ representations and warranties and the conditions to their obligations to close the merger, is defined in the merger agreement as changes or developments, individually or in the aggregate, that are material and adverse to the business of a party or to the ability of a party to perform its obligations under the merger agreement or to consummate the merger.

The merger agreement also provides that none of the following, alone or in combination, constitutes a material adverse effect or will be taken into account in determining if there has been a material adverse effect with respect to Garden Fresh:

•	changes in the market price or trading value of our stock after the date of the merger agreement;

•	our failure to meet internal projections or forecasts or published revenue or earnings predictions for any period ending after the date of the merger agreement;

•	adverse effects attributable to the announcement or pendency of the merger, including:

—	cancellations in customer orders,

—	reduction in sales,

—	disruption in suppliers, distributors, partners or similar relationships,

—	loss of employees, or

—	litigation brought by stockholders of Garden Fresh in connection with the merger;

•	our failure to obtain certain consents and approvals (this exception does not include the consents for store leases described in the sub-section below entitled “Conditions To The Merger”);

•	adverse effects that result from changes attributable to conditions affecting the restaurant industry or the United States economy as a whole so long as those adverse changes do not disproportionately adversely affect us; or

•	adverse effects resulting from our compliance with the merger agreement.

Our Covenants

During the period from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, except as expressly permitted by the merger agreement or to the extent that GF Holdings otherwise consents in writing, we have agreed to:

•	conduct our business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact our present business organization, reputation and relationships, comply with all relevant laws and orders of all governmental or regulatory authorities, and maintain our assets and properties; and

•	confer on a regular basis with GF Holdings regarding our business and operations and matters relevant to the merger and promptly advise GF Holdings of any changes or events which would reasonably be expected to have a material adverse effect on the Company.

We have also agreed that during this period, except as expressly permitted by the merger agreement or to the extent that GF Holdings otherwise consents in writing, we will not do any of the following:

•	amend our certificate of incorporation or our bylaws;

•	declare, set aside or pay any dividends on any of our capital shares;

•	split, combine or reclassify any of our capital shares or issue or authorize any securities in substitution for any of our capital shares;

•	adopt a plan of liquidation, merger, consolidation, restructuring, recapitalization or reorganization;

•	redeem, repurchase or otherwise acquire any of our capital shares except in connection with our stock option plans;

•	issue, deliver or sell any capital shares or any securities convertible into capital shares except in accordance with our stock option plans or our rights plan;

•	acquire any business or any assets other than inventory or other assets to be used or sold in the ordinary course of our business, consistent with past practice;

•	sell, lease or encumber any of our assets or properties other than sales of inventory in the ordinary course of our business consistent with past practice, sales of assets in the aggregate of up to $100,000, or sales disclosed on our disclosure schedule;

•	make any tax election or settle or compromise any material income tax liability other than as required by law;

•	incur any indebtedness for borrowed money except pursuant to our existing credit facility, or enter into any new credit facility;

•	except for the vesting of all unvested options pursuant to the merger agreement, enter into, adopt, amend or terminate any of our employee benefit plans, agreements or policies, pay any benefits not required by existing compensation arrangements, increase the compensation of any of our directors or officers, or increase the compensation or benefit of any non-officer employee except for normal increases in the ordinary course of our business consistent with past practice;

•	enter into any contract or amend or modify any of our existing contracts, or enter into any new transaction with any of our affiliates outside of the ordinary course of our business and inconsistent with past practice or not on an arm’s length basis;

•	make any capital expenditures for the opening of any new restaurants or any other material capital projects, except as disclosed on our disclosure schedule;

•	settle or compromise any litigation in excess of $100,000 in the aggregate, net of insurance coverage; or

•	make any change in our lines of business.

No Solicitation

The merger agreement provides that neither we nor our directors, officers, employees, advisors, agents or representatives may, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making by any third party of any proposal (including any proposal or offer to our stockholders) relating to an alternative acquisition proposal (which includes any merger, consolidation or other business combination involving us and any acquisition of a majority of our assets or securities); or

•	engage in any negotiations or discussions with, or provide any confidential information to, any third party relating to an alternative acquisition proposal.

In addition, we agreed to cease any existing discussions or negotiations with any parties with respect to any of the foregoing. However, our board of directors is not prohibited from furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions that are no less favorable than the terms and conditions of the confidentiality agreement between GF Holdings and us) or entering into discussions or negotiations with any third party who makes an unsolicited alternative acquisition proposal and our special committee determines in good faith (after consulting with reputable outside financial advisors experienced in such matters including our board of directors’ current financial advisors, SG Cowen), that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the merger agreement described in this section.

Our board of directors is also not prohibited from taking and disclosing to our stockholders a position required under the federal securities laws with regard to an alternative acquisition proposal, or making any disclosure to our stockholders, if in the good faith judgment of our special committee (after receiving advice from reputable outside counsel experienced in such matters, including our board of directors’ current outside counsel, Gray Cary) there is a reasonable basis to believe that such disclosure is required by law.

Our board of directors is also not prohibited from authorizing a communication with any party that is limited to making such party aware of the foregoing limitations.

Our board of directors and our special committee may not withdraw or modify in any manner adverse to GF Holdings the approval or recommendation of the merger agreement or the merger or propose publicly to approve or recommend an alternative acquisition proposal unless our board of directors or our special committee determines in its good faith judgment (after receipt of advice from reputable outside counsel experienced in such matters, including Gray Cary) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of our board of directors’ fiduciary duties under applicable law.

We are required to promptly notify GF Holdings if we receive any alternative acquisition proposal, or any request for information relating to Garden Fresh by any third party that has made an alternative acquisition proposal, or any amendment to a previously disclosed alternative acquisition proposal, and are required to keep GF Holdings fully informed on a current basis of the status and details of any such request. We may not enter into any agreement or arrangement or make any recommendation to our stockholders (other than as required by law) with respect to any alternative acquisition proposal for three business days after delivery of notice to GF Holdings of our intention to enter into such an agreement or arrangement with another party or to make such a recommendation to our stockholders. During such three-day period, we must negotiate exclusively in good faith with GF Holdings to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with the merger agreement. Any such adjustments to the terms and conditions of the merger agreement are at the discretion of the parties.

Financing Matters

GF Holdings has agreed to use its commercially reasonable efforts to obtain the financing necessary to consummate the merger. We have agreed to use our commercially reasonable efforts to provide all cooperation reasonably necessary in connection with the arrangement of the financing necessary to consummate the merger, including participation in meetings and executing documents reasonably required by GF Holdings except that all such documents are unilaterally revocable by us and do not obligate us to pay any fees or expenses to such financing sources prior to the closing of the merger. We also agreed to use commercially reasonable efforts to provide any additional disclosure information that is reasonably requested by either GF Holdings or the sources of such financing. Our obligations in connection with the arrangement of any financing set forth above are contingent upon GF Holdings furnishing us with written evidence that the financing sources have agreed to be bound by a confidentiality agreement to the same extent that GF Holdings is already bound.

For a discussion of the financing condition to the completion of the merger, see the section of this proxy statement entitled “The Proposed Merger—Conditions To The Merger.”

Employee Matters

GF Holdings has agreed that following the completion of the merger until six months thereafter, it will maintain our existing employee benefit plans (other than equity-based compensation plans) or maintain benefit plans that are substantially comparable, in the aggregate, to our existing employee benefit plans. The benefit plans in which our employees participate following the completion of the merger will:

•	credit, for vesting and eligibility purposes only, all service performed for us prior to the completion of the merger but not for benefit accrual (including eligibility for any subsidized early retirement pension amount);

•	waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the completion of the merger, have not been satisfied); and

•	provide that any covered expenses incurred on or before the completion of the merger during the plan year of the applicable benefit plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the completion of the merger.

Directors And Officers Insurance And Indemnification

GF Holdings has agreed that it will, and it will cause Garden Fresh as the surviving corporation in the merger to, indemnify and hold harmless our current and former directors and officers to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the completion of the merger. GF Holdings has also agreed that the governing documents of the surviving corporation will, for a period of at least six years from the completion of the merger, retain the indemnification and insurance provisions contained in our existing certificate of incorporation and bylaws. GF Holdings is also required to maintain with respect to acts or omissions occurring prior to the effective time, until the sixth anniversary of the completion of the merger, the directors’ and officers’ liability insurance policies currently maintained by us, up to an annual cost of 250% of our current annual premium. In the event that the surviving corporation consolidates or merges with any other person or transfers substantially all of its assets to any person, the merger agreement requires that proper provisions be made so that the successors and assigns of the surviving corporation assume the obligations described in this section.

Conditions To The Merger

The obligation of us, GF Holdings and GF Subsidiary to complete the merger is subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of our outstanding shares;

•	the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of any law or order of any governmental authority that prohibits the completion of the merger;

•	the receipt of all consents and approvals from, and the making of all filings and notices with, all governmental authorities and other third parties appropriate for the completion of the merger; and

•	the financing condition described in the section of this proxy statement entitled “The Proposed Merger—Conditions To The Merger.”

For additional discussion of some of these conditions, see the section of this proxy statement entitled “The Proposed Merger—Conditions To The Merger”.

The obligation of GF Holdings and GF Subsidiary to consummate the merger is subject to the satisfaction of the following additional conditions:

•	our representations and warranties in the merger agreement must be true and correct in all material respects as of the closing;

•	we must have performed in all material respects our agreements and covenants under the merger agreement;

•	we must have obtained all consents or approvals from our landlords and lessors as are necessary in order to ensure that at least 90% of the aggregate Company restaurant leases will continue in full force and effect following the merger and that the failure to get one or more required landlord or lessor consents will not have a material adverse effect on the Company;

•	the number of shares as to which appraisal rights have been exercised must not be more than 10% of our outstanding shares; and

•	there must not be in effect any judgment, order or decree of or any law enacted by any governmental authority which imposes material limitations on the ability of GF Holdings or its affiliates to complete the merger or operate our business after the merger.

Our obligation to consummate the merger is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of GF Holdings and GF Subsidiary in the merger agreement must be true and correct in all material respects as of the closing;

•	each of GF Holdings and GF Subsidiary must have performed in all material respects its agreements and covenants under the merger agreement;

•	all actions required to be taken and all documents required to be delivered by GF Holdings and GF Subsidiary pursuant to the merger agreement must be reasonably satisfactory in form and substance to us and we must have received copies of all such documents as we have requested; and

•	if a solvency opinion is delivered to any financing source in connection with the merger, we shall have received a copy of the opinion.

Waiver of Conditions

As set forth in the preceding section, the obligations of the parties to consummate the merger are subject to the satisfaction of a number of conditions. Certain conditions, such as the adoption of the merger agreement by a majority of our outstanding shares, are required by law and may not be waived by the parties to the merger agreement. Under the merger agreement, the other conditions to a party’s obligation to consummate the merger, such as the accuracy of the other party’s representations and warranties, may be waived by that party, in its sole discretion, if not met prior to consummation of the merger. Garden Fresh has no current intention of waiving any unmet conditions prior to consummation of the merger and Garden Fresh has been informed by GF Holdings and GF Subsidiary that they do not have any current intention of waiving any unmet conditions prior to consummation of the merger. However, all three parties reserve their waiver rights depending on future events not currently foreseeable.

Termination Of The Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after adoption of the merger agreement by our stockholders:

•	by mutual written agreement of us, GF Subsidiary and GF Holdings;

•	by either us or GF Holdings at any time after March 12, 2004 if the merger has not been completed on or prior to that date and the failure to complete the merger is not caused by a breach of the merger agreement by the terminating party;

•	by either us or GF Holdings if the approval of our stockholders is not obtained after a duly held vote;

•	by either us or GF Holdings if there has been a material breach of any representation, warranty, covenant or agreement in the merger agreement on the part of the non-terminating party and such breach is not cured within 30 days of notice of such breach;

•	by either us or GF Holdings if any court or other governmental authority has issued a law or order making illegal or otherwise prohibiting the completion of the merger;

•	by us if our board of directors receives an unsolicited alternative acquisition proposal and our special committee determines in good faith (after receiving advice from reputable outside financial advisors and counsel experienced in such matters, including without limitation SG Cowen and Gray Cary, respectively) that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the merger agreement, provided that we must pay to GF Holdings the expense reimbursement fee and termination fee described below; or

•	by GF Holdings if our board of directors shall have withdrawn or modified or qualified in a manner adverse to GF Holdings its approval or recommendation of the merger agreement or the merger, provided that we must pay to GF Holdings the expense reimbursement fee and termination fee described below.

If the merger agreement is terminated, then the agreement will become null and void and none of us, GF Holdings or GF Subsidiary will be obligated to complete the merger.

Termination Fee

If the merger agreement is terminated under any of the following circumstances, we will be required to pay GF Holdings a termination fee of $4.1 million:

•	if we terminate the merger agreement because our board of directors receives an unsolicited alternative acquisition proposal and our special committee determines in good faith (after receiving advice from reputable outside financial advisors and counsel experienced in such matters, including SG Cowen and Gray Cary, respectively) that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the merger agreement;

•

if either we or GF Holdings terminates the merger agreement because the approval of our stockholders is not obtained after a duly held vote, and an alternative acquisition proposal has been publicly disclosed or publicly proposed to us or our stockholders and such proposal was not publicly withdrawn prior to the vote and we consummate a transaction involving the acquisition of at least a majority of our outstanding voting securities or assets within twelve months of the date of termination; or

•	if GF Holdings terminates the merger agreement because our board of directors has withdrawn or modified or qualified in a manner adverse to GF Holdings its approval or recommendation of the merger agreement or the merger.

PRINCIPAL STOCKHOLDERS

Our common stock is our only outstanding class of voting securities. The following table sets forth certain information, as of February 1, 2004, with respect to the beneficial ownership of the Company’s shares by:

•	all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock;

•	each of our directors;

•	our chief executive officer and our five other most highly paid executive officers; and

•	all of our executive officers and directors as a group.

The percentage of class is calculated on the basis of 5,837,510 shares outstanding, except that shares underlying options exercisable within 60 days of February 1, 2004 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options. Except as otherwise indicated, the address for each beneficial owner is c/o Garden Fresh Restaurant Corp., 15822 Bernardo Center Drive, Suite A, San Diego, California 92127.

	Shares Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(2)
Nierenberg Investment Management Company(3) 19605 NE 8th Street Camas, Washington 98607	913,400	15.6%

Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	334,100	5.7%

Edgar F. Berner(5)	61,720	1.0%

Edward A. Blechschmidt	10,000	*

Robert A. Gunst(6)	62,420	1.1%

Michael M. Minchin, Jr.(7)	116,420	2.0%

David Nierenberg(8)	965,875	16.5%

John M. Robbins, Jr.(9)	47,768	*

Michael P. Mack(10)	403,582	6.6%

Walter J. Carucci(11)	14,595	*

Lloyd J. Fritzmeier(11)	31,673	*

Kenneth J. Keane(12)	37,698	*

R. Gregory Keller(13)	144,833	2.4%

David W. Qualls(14)	109,820	1.8%

All Executive Officers and Directors as a Group (12 persons)(15)	2,006,404	29.9%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	Calculated on the basis of 5,837,510 shares outstanding.
(3)	The General Partner of The D3 Family Fund, LP (which owns 587,252 shares), the D3 Family Retirement Fund, LP (which owns 239,830 shares), The D3 Children’s Fund, LP (which owns 44,618 shares) and The D3 Offshore Fund, LP (which owns 41,700 shares). Also see Note 9.
(4)	Based solely on information provided by Dimensional Fund Advisors Inc. (“Dimensional”) on Form 13-G filed with the SEC on February 6, 2004. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (these investment companies and investment vehicles are referred to as “Portfolios”). In its role as investment advisor and investment manager, Dimensional possesses voting and/or investment power over 334,100 shares of Garden Fresh Restaurant Corp. stock as of February 6, 2004. The Portfolios own all securities reported in this table, and Dimensional disclaims beneficial ownership of such securities.
(5)	Includes 57,420 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(6)	Includes 32,420 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(7)	Includes 107,420 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(8)	President of Nierenberg Investment Management Company, the General Partner of The D3 Family Fund, LP, The D3 Family Retirement Fund, LP, The D3 Children’s Fund, LP and The D3 Offshore Fund, LP. In addition, Mr. Nierenberg has voting and investment power over the shares held by The Nierenberg Family 1993 Trust (34,975). Includes 17,500 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(9)	Includes 44,268 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(10)	Includes 275,840 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(11)	Represents shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(12)	Includes 37,106 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(13)	Includes 142,664 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(14)	Includes 106,820 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.
(15)	Includes 867,726 shares issuable upon exercise of stock options exercisable within 60 days of February 1, 2004.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2004 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to convene an annual meeting of stockholders as promptly as practicable thereafter. If an annual meeting of stockholders is held and you intended to submit a proposal for inclusion in our proxy statement and form of proxy for the annual meeting, we must have received the proposal on or before October 1, 2003.

For any proposal that was not submitted for inclusion in the proxy statement for the 2004 annual meeting, but is instead sought to be presented directly by a stockholder at the annual meeting, our management will be able to vote proxies in its discretion with respect to any such proposal if we:

•	received notice of the proposal before the close of business on December 15, 2003 and advised stockholders in our 2004 proxy statement about the nature of the matter and how management intends to vote on such matter; or

•	do not receive notice of the proposal before the close of business on December 15, 2003.

INDEPENDENT AUDITORS

Our balance sheets as of September 30, 2003, and September 30, 2002, and the related statements of operations, cash flows and shareholders’ equity for each of the three years ended September 30, 2003, have been audited by KPMG LLP, and are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is included in this proxy statement as Appendix C.

FINANCIAL AND OTHER INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003 are included in this proxy statement as Appendices C and D.

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

We have supplied all information contained in this proxy statement relating to us and our directors, officers and affiliates. All information contained in this proxy statement relating to GF Holdings, GF Subsidiary and their affiliates has been supplied by them. All information contained in the section of this proxy statement entitled “Special Factors—The Position Of The Executive Officers As To The Fairness Of The Merger” has been supplied by the executive officers. All information contained in the section of this proxy statement entitled “Special Factors—Opinion of Our Financial Advisor” has been supplied by SG Cowen.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website located at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information on the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a website at http://www.gardenfreshcorp.com. The information contained on our website is not incorporated by reference in this proxy statement, and you should not consider it a part of this proxy statement.

We will provide copies of our SEC filings to you, without charge, if you write or call us at the following address and telephone number: 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, Attn: David W. Qualls, Telephone: (858) 675-1600. If you would like to request copies of these filings before the special meeting, please do so at least 10 days before the date of the special meeting so that you will receive them before the special meeting. We will send requested documents by first class mail within one business day of the receipt of the request. We will send copies of these filings to you exclusive of the exhibits to such filings, unless an exhibit is specifically incorporated by reference into the requested filing.

We have filed a Schedule 13E-3 with the SEC with respect to the proposed merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, together with any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3 (including written reports by SG Cowen to our special committee and board of directors in connection with the merger) is available for inspection or copying as set forth above.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document included as an appendix to this proxy statement or filed as an exhibit with the SEC. Any statement contained in Appendices C or D to this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 29, 2003

BY AND AMONG

GARDEN FRESH RESTAURANT CORP.,

GF HOLDINGS, INC.,

AND

GFR ACQUISITION COMPANY

A-i

A-ii

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 29, 2003, is made and entered into by and among Garden Fresh Restaurant Corp., a Delaware corporation (the “Company”), GF Holdings, Inc., a Delaware corporation (“Parent”), and GFR Acquisition Company, a Delaware corporation (“Sub”).

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors, which is composed of three independent directors and was formed specifically for the purpose of evaluating and negotiating potential strategic transactions (the “Special Committee”), has determined that it is advisable and in the best interest of the Company and its stockholders to consummate, and has recommended approval by the stockholders of the Company of, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, and have approved, the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the Company, Parent and Sub are parties to that certain Agreement and Plan of Merger, dated as of September 29, 2003 (the “Original Agreement”), as amended by that certain Amendment to Agreement and Plan of Merger, by and among the Company, Parent and Sub, dated as of November 21, 2003 (the “Amendment”), and the Company, Parent and Sub wish to amend and restate the Original Agreement, as amended, in its entirety, pursuant to Section 8.3 of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the “Constituent Corporations.” As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.2    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of Gray Cary Ware & Freidenrich LLP (“Gray Cary”), 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m., local time, on the second calendar day following satisfaction of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (or, if such day is not a Business Day, on the next succeeding Business Day), unless another date, time or place is agreed to by the parties hereto (the “Closing Date”). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

1.3    Effective Time.    A certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with Section 251 of the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.    As of the Effective Time, by virtue of the Merger and without any action on the part of Sub or the Company, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub or the Company, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “Garden Fresh Restaurant Corp.”

1.5    Directors and Officers of the Surviving Corporation.    The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.6    Effects of the Merger.    Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.7    Further Assurances.    Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES

2.1    Conversion of Capital Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)    Conversion of Sub Common Stock.    Each issued and outstanding share of Common Stock, $0.001 per share par value, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding Sub Common Stock shall, as of the Effective Time, represent an equal number of Surviving Corporation Common Stock.

(b)    Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries.    All shares of Company Common Stock, $0.01 par value, of the Company (“Company Common Stock”) that are owned by the Company as treasury shares and any Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or any other consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Common Stock.

(i)    Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $16.35 in cash, without any interest thereon (the “Merger Price”), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time.

(ii)    All Company Common Stock converted in accordance with paragraph (i) of this Section 2.1(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.2, without any interest thereon, subject to any applicable withholding tax.

(d)    Appraisal Rights.

(i)    Notwithstanding anything in this Agreement to the contrary, each outstanding share of Company Common Stock that is held of record by a holder who has properly exercised appraisal rights with respect thereto under Section 262 of the DGCL (a “Dissenting Share”), shall not be converted into or represent the right to receive the Merger Price pursuant to Section 2.1(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such share of Company Common Stock from the Surviving Corporation as shall be determined pursuant to the DGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s rights under the DGCL, all of such holder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to Section 2.1(c).

(ii)    The Company shall give Parent prompt notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 262 of the DGCL and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e)    Company Equity Plans.

(i)    Subject to paragraph (ii) below, immediately prior to the Effective Time, each outstanding right to acquire Company Common Stock (“Company Options”) granted under the Company’s Key Employee Stock Option Plan, the Restaurant Management Stock Option Plan, the 1995 Outside Directors Stock Option Plan, the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan (collectively, the “Company Option Plans”), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the total number of shares of Company Common Stock subject to the Company Options, including shares, if any, which would otherwise be unvested or non-exercisable prior to the Closing Date (the “Option Amount”) (such payment to be net of applicable withholding taxes). Company shall take all necessary actions (including providing all required notices and obtaining all applicable consents) to ensure that all outstanding Company Options and all Company Option Plans are terminated as of the Effective Time. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.1(e). From and after the Effective Time, other than as expressly set forth in this Section 2.1(e), (i) no holder of a Company Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Options as set forth in this Section 2.1(e) and (ii) any Company Option not otherwise exercised and/or cancelled prior to the Effective Time, on account of the lack of such option holder’s consent (if required) to terminate such Company Option, shall nevertheless automatically be terminated as required pursuant to the Company Option Plan and applicable Company Option agreement, and the holder of such terminated Company Option shall forfeit any and all rights to any proceeds or other consideration, including specifically the Option Amount, on account of the termination and cancellation of such Company Option.

(ii)    Except as provided herein or as otherwise agreed by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise commercially reasonable efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Stock or any other equity interest in the Company under the Company Option Plans or any other plan, program or arrangement maintained by the Company.

(iii)    Prior to the Effective Time, the Company’s Board of Directors (acting upon the recommendation of the Special Committee), or, if appropriate, any committee administering the Company Option Plans, shall adopt such resolutions or take such actions as are necessary to carry out the terms of Section 2.1(e)(i), subject, if necessary, to obtaining consents of the holders of Company Options to the cancellation thereof in exchange for the consideration set forth in Section 2.1(e)(i).

(iv)    The Company’s Board of Directors shall take all action necessary to cause (i) any “Purchase Periods” (as defined in the Company’s Employee Stock Purchase Plan (“ESPP”)) then in progress to be shortened by establishing a final “Purchase Date” (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Purchase Periods then in progress shall end on such new final Purchase Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Price pursuant to Section 2.1(c) of this Agreement. The Company shall cause the ESPP to terminate with such purchase.

2.2    Exchange of Certificates.

(a)    Paying Agent.    Promptly following the Closing, Parent shall deposit (or shall cause the deposit of, with the Company’s reasonable cooperation to the extent required) a cash amount, equal to the aggregate Merger Price to which holders of Company Common Stock shall be entitled upon consummation of the Merger, with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Paying Agent”), to be held for the benefit of and distributed to such holders in accordance with this Section 2.2. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Paying Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Paying Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of the Surviving Corporation and shall be disbursed to the Surviving Corporation promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.1(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the distribution of the Merger Price.

(c)    Lost Certificates.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Price due to such Person as provided in Section 2.2(b).

(d)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. Unless otherwise required by Section 262 of the DGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e)    Termination of Payment Fund.    Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share of Company Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

(g)    Investment of Payment Fund.    The Paying Agent shall invest any cash included in the Payment Fund in United States government securities with a maturity period of thirty (30) days or less or in certificates of deposit issued by any United States bank with at least $5 billion in assets, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Payment Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is reasonably apparent that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

3.1    Organization and Qualification.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company has no subsidiaries. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable charter documents) of the Company.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, $0.01 per share par value, and 2,500,000 shares of Preferred Stock, $0.01 per share par value, 120,000 shares of which have been designated Series A Preferred Stock, $0.01 per share par value. As of September 26, 2003, 5,823,823 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company. As of September 29, 2003, the Company had authorized 2,657,500 shares of Company Common Stock for issuance pursuant to the Company Option Plans, and the Company had granted options to purchase 1,391,888 shares of Company Common Stock under the Company Option Plans. As of September 29, 2003, the Company authorized 250,000 shares of Company Common Stock for issuance pursuant to the ESPP, 8,785 of which were subject to issuance pursuant to stock purchase rights granted and outstanding under the ESPP. A summary of the outstanding options under the Company Option Plans with exercise prices less than the Merger Price is set forth in Schedule 3.2 of the Company Disclosure Schedule. As of the date hereof, no Company Preferred Shares are issued and outstanding. As of the date hereof, 120,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of February 15, 2001 between the Company and Equiserve Trust Company N.A. (the “Rights Agreement”). All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance pursuant to the Company Option Plans and the ESPP will be, upon issuance in accordance with the terms specified in the Company Option Plans and ESPP, respectively, and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except pursuant to the Rights Agreement, the Company Rights, the Company Option Plans, the ESPP and this Agreement, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.

(b)    There are no outstanding agreements to which the Company is a party, and to the Company’s knowledge, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.

(c)    There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3    Authority Relative to this Agreement.    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (acting upon the recommendation of the Special Committee); the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has recommended adoption of this Agreement by the stockholders of the Company; and, assuming the accuracy of the representation set forth in Section 4.8, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4    Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Company under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of the Company, or (ii) subject to the obtaining of the Company Stockholders’ Approval (as defined in Section 6.3 below) and the taking of the actions described in paragraph (b) of this Section 3.4, (x) any statute, law, rule, regulation or ordinance (together, “Laws”), or any judgment, decree, order, writ, permit or license (together, “Orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a “Governmental or Regulatory Authority”) applicable to the Company or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)    Except (i) for any filing of a pre-merger notification report by the Company required under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) for the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) and such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions completed hereby, and (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any consents, approvals, actions, filings or notices under the Company Store Leases).

3.5    SEC Reports and Financial Statements.

(a)    As of their respective dates, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company with the SEC since February 4, 2000 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”), which are all of the documents (other than preliminary material) that the Company was required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including without limitation, the Sarbanes-Oxley Act applicable thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. No other entities are treated as consolidated Subsidiaries of the Company in the Company Financial Statements for all periods covered thereby.

(b)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, as applicable; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c)    As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.6    Absence of Certain Changes or Events.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since June 30, 2003: (a) there has not been any change, event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and (b) the Company has conducted its businesses only in the ordinary course consistent with past practice.

3.7    Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, the Company did not have at such date, nor has it incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) which were incurred in the ordinary course of business consistent with past practice, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.8    Legal Proceedings.    Except as specifically identified in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its assets and properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) the Company is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement.

3.9    Information Supplied.    None of the information included or incorporated by reference in the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Stockholders’ Meeting which shall have become false or misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Stockholders’ Meeting, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

3.10    Permits; Compliance with Laws and Orders.    The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company is not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.11    Compliance with Agreements; Certain Agreements.

(a)    The Company is not, nor, to the knowledge of the Company, is any other party thereto in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except with respect to (ii) for breaches, violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, the Company is not a party to any oral or written (i) consulting agreement providing for annual payments by the Company in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the Company’s ability to compete in any business in any location, (vii) agreement concerning a partnership or joint venture, (viii) loan agreement, promissory note, security agreement, deed of trust or any other agreement relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) any agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, or (x) other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

3.12    Taxes.    For purposes of this Agreement, “Taxes” (including, with correlative meaning, the word “Tax”) shall include any and all federal, state, county, local, foreign or other taxes, charges, levies or other assessments imposed by any Governmental or Regulatory Authority, including all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties on or additions to any such taxes. “Tax Returns” (including, with correlative meaning, “Tax Return”) shall mean federal, state, local and foreign returns, estimates, information statements, designations, forms, schedules, reports and documents of every nature whatsoever required to be filed with any Governmental or Regulatory Authority relating to Taxes. In addition:

(a)    The Company has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(b)    The Company has timely paid all Taxes shown as due on such Tax Returns;

(c)    The Company has withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a Material Adverse Effect on the Company;

(d)    The Company does not have any liability for any material unpaid Taxes which has not adequately been accrued for, or reserved on, the most recent financial statements contained in the Company SEC Reports, other than any liability for unpaid Taxes that may have accrued since the date of the Company SEC Reports in connection with the operation of the business of the Company in the ordinary course, and except for inadequately accrued or reserved Taxes which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(e)    The Company has no knowledge of any deficiencies for any Taxes that have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for inadequately reserved deficiencies which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company;

(f)    No requests for waivers of the time to assess any Taxes against the Company have been granted or are pending;

(g)    No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company;

(h)    No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company in connection with any tax matter or proceeding;

(i)    The Company has made available to Parent complete and accurate copies of all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company;

(j)    The Company (i) is not a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any material liability for the Taxes of any Person other than the Company, as a transferee, or successor or otherwise (including any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has not made any, or is obligated to make any, material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that under Code Section 280G will not be deductible, (iii) has not ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated federal Tax Returns (or any other consolidated, combined or unitary income Tax Return), (iv) has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; or (v) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years;

(k)    There are no material Liens for Taxes upon the assets of the Company, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; and

(l)    The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

3.13    Employee Benefit Plans; ERISA.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) the Company has no liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Schedule 3.13(a)(1) of the Company Disclosure Schedule lists all Company Employee Benefit Plans and all ERISA Affiliates. The execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof. The only severance agreements or severance policies applicable to the Company are the agreements and policies set forth in Schedule 3.13(a)(3) of the Company Disclosure Schedule. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS.

(b)    As used herein:

(i)    “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

(ii)    “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(iii)    “ERISA Affiliate” means any Person, who on or before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

(c)    Complete and correct copies of the following documents have been made available to Parent: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions, if applicable, of each Company Employee Benefit Plan, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

(d)    Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar state laws.

(e)    Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA or to any “multiple employer plan” as described in Section 413(c) of the Code, or sponsored or maintained a “pension plan,” as that term is defined in Section 3(2) or ERISA, as subject to Title IV of ERISA or Section 412 of the Code.

(f)    No condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code) without further liability to the Company.

(g)    No employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

3.14    Labor Matters.    The Company is not a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company. There has been no work stoppage, strike, material dispute or other concerted action by employees of the Company. During that period, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. There is no pending, or to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company which would reasonably be expected to have a Material Adverse Effect on the Company. The Company has not closed any restaurant, distribution center or other facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program in connection with any restaurant closing since January 1, 2003, nor has the Company planned or announced any such action or program for the future.

3.15    Environmental Matters.

(a)    The Company is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)    Without limiting the generality of the foregoing, the Company has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to the business of the Company except for such permits, licenses or other authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    The Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. The Company is not subject to any order, decree, injunction or lien by any governmental authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(d)    To the Company’s knowledge, the properties currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, the properties formerly owned, leased or operated by the Company were not contaminated with Hazardous Material during the period of ownership or operation by the Company in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, it is not, nor is it alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

(e)    For purposes of this Section 3.15, the following terms shall have the following meanings:

(i)    “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety as it relates to exposure to Hazardous Materials, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

(ii)    “Hazardous Material” means pollutants, contaminants, hazardous substances, hazardous waste, toxic substances solid or special waste, and materials, petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and other compounds, elements, materials or substances in any form whatsoever regulated or restricted by or under applicable Environmental Health and Safety Requirements.

(iii)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

3.16    Company Real Property.

(a)    Schedule 3.16 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company (the “Company Real Property”). The Company has good and marketable fee simple title to each property identified as owned by it free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by the Company of its business thereon or materially detract from the value thereof, (ii) Liens for Taxes accrued but not yet payable, and (iii) Liens that secure obligations of the Company under that certain Credit Agreement, dated as of November 1, 2002, by and between the Company and Wells Fargo Bank, as amended (the “Company Credit Facility”) (each of (i), (ii) and (iii) being “Permitted Encumbrances”). The Company holds a valid leasehold interest under a lease or sublease covering each property identified as leased by it free and clear of all Liens other than Permitted Encumbrances.

(b)    The Company has made available to Parent a complete, correct and current copy of the store leases and distribution center leases relating to each property identified as leased by it (the “Company Store Leases”), including any modifications and supplements. The Company Store Leases are identified on Schedule 3.16 of the Company Disclosure Schedule. All of the Company Store Leases are in full force and effect. The Company and, to the knowledge of the Company, all other parties to the Company Store Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Store Leases. The Company has not given or received any notice of a material default under any of the Company Store Leases. No event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party under any of the Company Store Leases, and, to the knowledge of the Company, none of the Company Store Leases is subject to any impending cancellation.

(c)    The use of the Company Real Property by the Company in its business as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell, lease or dispose of any Company Real Property or any portions thereof.

3.17    Intellectual Property Rights.    Schedule 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefore owned by the Company. The Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) free and clear of all liens, security interests or other encumbrances which is material to the conduct of the businesses of the Company. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and, to the Company’s knowledge, such Intellectual Property is not being infringed by any third party and the Company, to its knowledge, is not infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

3.18    Insurance.    Schedule 3.18 of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and which name the Company as an insured, including without limitation, self-insurance programs and those which pertain to the Company’s assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

3.19    Affiliate Transactions.    Except as set forth in the Company SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

3.20    Vote Required.    The affirmative vote of the holders of record of at least a majority of the outstanding Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.21    Opinion of Financial Advisor.    The Company has received the opinion of SG Cowen Securities Corporation (“SG Cowen”), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company other than: (i) Parent and its affiliates; and (ii) other investors in the merger including executive officers of the Company who will have an equity participation in Parent or in the Surviving Corporation after Closing.

3.22    Company Rights Agreement.    Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Stock and is not exercisable or transferable apart from the associated Company Common Stock, and the Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby.

3.23    DGCL Section 203.    The Board of Directors of the Company (acting upon the recommendation of the Special Committee) has approved the Merger and this Agreement, and, assuming the accuracy of the representation set forth in Section 4.8 hereof, such approval constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND SUB

Parent and Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4.1    Organization and Qualification.    Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities.

4.2    Authority Relative to this Agreement.    Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    Non-Contravention; Approvals and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.3, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

(b)    Except (i) for any filing of a pre-merger notification report required by Parent and Sub under, and any other actions required under, the HSR Act and (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.4    Information Supplied.  Neither the written information supplied, or to be supplied, by or on behalf of Parent or Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, including without limitation the Schedule 13E-3 will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5    Legal Proceedings.  There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.6    Capitalization of Sub.  The authorized capital stock of Sub consists of 1,000,000 common shares, $0.001 per share par value, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any and all Liens. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub’s organization and liabilities arising under or in connection with this Agreement.

4.7    Financing.   Parent has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Price as provided in Section 2.1, and to pay related fees and expenses (collectively, the “Commitment Letters”), and will make such funds available (or cause such funds to be made available, with the Company’s reasonable cooperation to the extent required) to Sub and the Paying Agent in the aggregate amounts set forth in the Commitment Letters promptly following the Closing. Parent has provided the Company with true and complete copies of all commitments and agreements from third parties to provide such financing to Parent or Sub. Parent shall keep the Company informed with respect to material activity concerning the status of such financing, and shall give the Company prompt notice of any material adverse change with respect to such financing.

4.8    Solvency Opinion.  As of the Closing, Parent will have either (i) received, from a third party experienced in providing solvency opinions for transactions of this nature, a solvency opinion with respect to the Merger and will have delivered a copy thereof to the Company pursuant to section 7.3(d) or (ii) determined, based on its experience in consummating transactions of this nature and the financial information available to it, that the consummation of the Merger and the related financing will not result in the Company being rendered insolvent based on the criteria employed to determine solvency under applicable fraudulent conveyance and transfer laws.

4.9    Interested Stockholder.  Neither Parent nor Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

ARTICLE V

COVENANTS OF THE COMPANY

5.1     Covenants of the Company.  At all times from and after the date hereof until the Effective Time, the Company covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a)  The Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course consistent with past practice.

(b)  Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company shall use commercially reasonable efforts to preserve intact in all material respects its present business organizations and reputation, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to it, and (ii) the Company shall not:

(i)  amend or propose to amend its certificate of incorporation or bylaws (or other comparable charter documents);

(ii)  (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (B) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant’s use of Company Common Stock to exercise options or pay withholding taxes in connection with such exercise;

(iii)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants or rights with respect thereto, other than (A) the issuance of Company Common Stock or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, or (B) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

(iv)  acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

(v)  sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent disclosed in the Company Disclosure Schedule, and (iii) sales of assets, in the aggregate between the date hereof and Closing, of up to $100,000;

(vi)  except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

(vii)  except as disclosed in the Company Disclosure Schedule, (i) incur any indebtedness for borrowed money, except pursuant to the Company Credit Facility in the ordinary course of business or (ii) enter into any new credit facility;

(viii)  except for the vesting of all unvested Options as contemplated by Section 2.1(e), enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers or employees, pay any benefit not required by any plan or arrangement in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any officer or director of the Company or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-officer employee;

(ix)  enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm’s length basis, with any Affiliate of the Company;

(x)  make any capital expenditures or commitments for capital expenditures for the opening of any new restaurants or the expansion or remodeling of any existing restaurants or any other material capital projects, except as set forth on Schedule 5.1 of the Company Disclosure Schedule;

(xi)  settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not in excess of $100,000 in the aggregate over amounts fully recoverable from insurance;

(xii)  make any change in the lines of business in which it participates or is engaged; or

(xiii)  enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c)  The Company shall confer on a regular basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby.

5.2     No Solicitations.

(a)  Prior to the Effective Time, the Company agrees (a) that it shall not, and it shall cause its Representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement); and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.2(a); (ii) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide Alternative Proposal, if the Special Committee determines in good faith (after consulting with reputable outside financial advisors experienced in such matters including, without limitation, SG Cowen) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 5.2; and (iii) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after being advised by reputable outside counsel experienced in such matters (including, without limitation, Gray Cary), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after: (i) receipt of an Alternative Proposal (including the terms of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment), and will keep Parent fully informed on a current basis (and in any event within 24 hours) of the status and details of any such Acquisition Proposal, indication or request.

(b)  Neither the Company nor the Board of Directors of the Company nor the Special Committee shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.2(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors or the Special Committee, as the case may be, determines, in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation Gray Cary) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the Board of Directors’ fiduciary duties under applicable Law.

(c)  Subject to the provisions of this Section 5.2, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 8.1(c) hereof, provided, however, that the Company shall take no action under this Section 5.2(c) for three Business Days after delivery of a written notice to Parent setting forth its intention to take such action and will negotiate exclusively in good faith with Parent for a three-day period prior to taking such action in order to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms.

(d)    For purposes of this Agreement, “Alternative Proposal” means any written inquiry, proposal or offer from any Person relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Common Stock. For purposes of this Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 80% for purposes of this definition) that the Special Committee determines (after consultation and receipt of advice from reputable outside financial advisors and legal counsel experienced in such matters, including without limitation SG Cowen and Gray Cary, respectively) in its good faith judgment, that contains terms that provide greater value to the Company’s stockholders than the Merger (taking into account all the terms and conditions of the Alternative Proposal, this Agreement and such other factors as are deemed relevant by such Special Committee), and for which financing, to the extent required, is fully committed.

5.3     Financing-Related Cooperation.  Parent agrees to use its commercially reasonable efforts to obtain the financing necessary to consummate the Merger. Subject to the final sentence of this Section 5.3, the Company agrees to use its commercially reasonable efforts to provide, and to cause its directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Parent and taking such other actions as are reasonably required to be taken by the Company; provided that all such agreements, letters, and instruments executed by the Company are unilaterally revocable by the Company as to the Company prior to the Effective Time without notice or penalty of any kind and do not obligate the Company to pay any fees or expenses to such financing sources prior to the Effective Time; provided further that Parent shall use commercially reasonable efforts to ensure that the disclosures made by Parent in response to representations and warranties contained in any financing agreements executed by Parent in respect of the transactions contemplated by this Agreement are not materially inconsistent with the corresponding disclosures contained in the Company Disclosure Schedule (or with the information provided pursuant to the following sentence) with respect to the same or similar matters; and provided further, that Parent shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company’s business and results of operations would be materially affected thereby. The Company also agrees, solely for the purposes of facilitating any financing to be consummated in connection with the transactions contemplated by this Agreement, to use commercially reasonable efforts to provide any additional disclosure information that is reasonably requested by either Parent or the sources of such financing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time. The Company’s obligations in connection with the arrangement of any financing set forth above in this Section 5.3 are contingent upon Parent furnishing the Company with written evidence that such financing sources agree to be bound by the Confidentiality Agreement (as defined in Section 6.1 below) to the same extent that Parent is so bound.

5.4     SEC Reports.  The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time (the “New SEC Reports”) to be prepared in all material respects in accordance with provisions set forth in Section 3.5(a) hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Access to Information; Confidentiality.  The Company shall, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this Section 6.1 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement, dated as of June 23, 2003, between the Company and Fairmont Capital, Inc., which Parent and Sub hereby adopt as binding on them as if they were a party to such agreement (the “Confidentiality Agreement”). Notwithstanding anything herein to the contrary, the parties to this Agreement agree that each party (and each employee, Representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§ 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

6.2     Preparation of Proxy Statement; Schedule 13E.

(a)  The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use reasonable efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders’ Meeting at the earliest practicable time.

(b)  Concurrently with the filing of the Proxy Statement, the parties and their respective affiliates (to the extent required by law) shall prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement. Each party shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The parties shall promptly supplement, update and correct any information provided by them for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Parent and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. Each party and its counsel shall be given an opportunity to review and comment with respect thereto prior to its being filed with or delivered to the SEC. Each party agrees to provide the other parties and their counsel with any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

6.3     Approval of Stockholders.  The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least a majority of the Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”) as soon as reasonably practicable after the date hereof. Except as permitted by Section 5.2, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company adopt this Agreement and shall use commercially reasonable efforts to obtain such adoption.

6.4     Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.2 and 6.3, each of the Company and Parent will use commercially reasonable efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings (if any) required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party’s filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, or any of the material businesses or assets of the Company.

6.5     Employee Matters.

(a)    Except as otherwise expressly provided in this Agreement, during the period commencing at the Effective Time and ending six months thereafter, Parent will (i) cause the Company Employee Benefit Plans (other than the Company Option Plan, the ESPP and other Plans providing equity or equity-based awards) in effect on the date of this Agreement to remain in effect; provided, however, this covenant shall not prohibit changes in benefit plans in the ordinary course of business or as may be required by applicable Laws or (ii) to the extent that such Company Employee Benefit Plans are not so continued, cause the Company to provide until such date benefit plans which are substantially comparable, in the aggregate, to the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement.

(b)  The Plans in which the Company’s employees participate following the Effective Time will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Effective Time, but not for benefit accrual (including eligibility for any subsidized early retirement pension amount), (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Employee Benefit Plan) and (iii) provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Company Employee Benefit Plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time.

6.6     Indemnification; Directors’ and Officers’ Insurance.

(a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Effective Time. From and after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions substantially similar in terms of the rights granted in the provisions with respect to indemnification and insurance set forth in the Company’s certificate of incorporation and bylaws in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company’s employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law.

(b)  With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of the annual premium for the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.6.

6.7     Expenses.  Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the filings required under the HSR Act as well as all other fees payable in connection with any other regulatory filings made in connection with the Merger or this Agreement (except for filing fees payable in connection with the Proxy Statement, which shall be paid by the Company).

6.8     Sub.  Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. As promptly as practicable following the execution of this Agreement, Parent shall vote all of the shares of Sub in favor of the adoption of this Agreement.

6.9     Brokers or Finders.  Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except SG Cowen, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm and, in the event that this Agreement is terminated prior to Closing, each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

6.10     Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.11     Notice and Cure.  Each of Parent and the Company will notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.12     Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will they permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

6.13     Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS

7.1     Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company’s certificate of incorporation.

(b)    HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Injunctions or Restraints.  No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)    Governmental and Regulatory and Other Consents and Approvals.  Other than the filing of the Certificate of Merger provided for by Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or on the ability of Parent to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

(e) Financing.  Each source of financing for any portion of the financing to be provided to Parent in connection with the consummation of the Merger and the payment of the Merger Price to the Company’s stockholders has entered into a definitive agreement providing for the provision of such portion and either (i) each such financing source has indicated to the Company and Parent that it is prepared immediately to provide its respective financing amount subject to the delivery to it of a copy of a filed Certificate of Merger evidencing the filing thereof with the Secretary of State (the “Filing Condition”) or (ii) each of the Company and Parent has determined to its respective reasonable satisfaction that all conditions to the obligations of each such financing source to provide its respective financing amount have been satisfied other than satisfaction of the Filing Condition.

7.2     Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)    Representations and Warranties.    The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)    Performance of Obligations.  The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    Consents.  The Company shall have obtained any and all consents or approvals from any landlords or lessors as are necessary in order to ensure that at least 90% of the aggregate Company Store Leases shall continue in full force and effect following the Effective Time, provided that the failure to get one or more consents does not have a Material Adverse Effect on the Company.

(d)    Dissenting Shares.  The aggregate number of Dissenting Shares shall not exceed 10% of the total number of Company Common Stock outstanding on the Closing Date.

(e)    No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

7.3     Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)    Representations and Warranties.    The representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(b)    Performance of Obligations.    Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(c)    Parent and Sub Actions.    All actions required to be taken by Parent and Sub pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the taking of all such actions.

(d)    Solvency Opinion.    If a solvency opinion is delivered in connection with the Merger to any financing source, the Company shall have received a copy of such opinion.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1     Termination.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:

(a)    By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)    By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

(i)    at any time after March 12, 2004 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)    if the Company Stockholders’ Approval shall not have been obtained after a duly held vote (the polls having been closed) occurring at a meeting of such stockholders, or any adjournment thereof, called therefore;

(iii)    if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach (A) would cause the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Parent) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) to not be satisfied, and (B) is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iv)    if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger and any such Order shall have become final and non-appealable;

(c)    By the Company in accordance with Section 5.2(c) hereof, following receipt of a Superior Proposal; or

(d)    By Parent if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger.

8.2     Effect of Termination.

(a)    If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, Sections 6.7 and 6.9, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(c), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b)    In the event that this Agreement is terminated:

(i)    by the Company pursuant to Section 8.1(c);

(ii)    by either Parent or the Company pursuant to Section 8.1(b)(ii) and, prior to such termination, (A) an Alternative Proposal was publicly disclosed or publicly proposed to the Company or its stockholders at any time after the date hereof and such proposal was not publicly withdrawn prior to a duly held vote occurring at the Company Stockholders’ Meeting and (B) the Company consummates a transaction involving the acquisition of at least a majority of the Company’s outstanding voting securities or all, or substantially all, of the Company’s assets within 12 months of the date of termination; or

(iii)    by Parent pursuant to Section 8.1(d);

then the Company shall pay to Parent by wire transfer of same day funds an amount of $4,100,000 (the “Termination Fee”). With respect to the events described in clause (i) above, the Termination Fee will be due and payable concurrently with the termination of the Agreement. With respect to the events described in clause (ii) above, the Termination Fee will be due and payable concurrently with the consummation of the transaction described in clause (ii)(B). With respect to the events described in clause (iii) above, the Termination Fee will be due and payable within two Business Days after the termination of the Agreement.

(c)    In the event of a termination of this Agreement pursuant to which a payment or payments are made in full compliance with Section 8.2(b), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

(d)    The Company acknowledges that the agreements contained in Sections 8.2 (b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement.

8.3     Amendment.    This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

8.4     Waiver.    At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX

GENERAL PROVISIONS

9.1     Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

9.2     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or Sub, to:

GF Holdings, Inc.

c/o Fairmont Capital, Inc.

1290 North Hancock St., Suite 203B

Anaheim, California 92807

Facsimile No.: (714) 701-1474

Attn: Tim Greenleaf

with a copy to:

Fulbright & Jaworski L.L.P.

865 South Figueroa St. 29th Floor

Los Angeles, California 90017

Facsimile No.: (213) 680-4518

Attn: Paul Blencowe

If to the Company, to:

Garden Fresh Restaurant Corp.

15822 Bernardo Center Drive, Suite A

San Diego, CA 92127

Facsimile No.: (858) 675-1616

Attn: Chief Executive Officer

with a copy to:

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1100

San Diego, California 92121

Facsimile No.: (858) 677-1477

Attn: Cameron Jay Rains

9.3     Entire Agreement; Incorporation of Exhibits.

(a)  This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, including, but not limited to, the Original Agreement and the Amendment, and contains, together with the Confidentiality Agreement (which is expressly integrated herein and added to the terms hereof), the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b)  The Company Disclosure Schedule and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.4     Public Announcements.  Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, until the Effective Time, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

9.5     No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.6 (which is intended to be for the benefit of the Persons entitled to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

9.6     No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.7     Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

9.8     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.9     Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary. Each of the Parties irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or in federal courts located in the state of Delaware; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts.

9.10     Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11     Certain Definitions.  As used in this Agreement:

(a) “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)  a Person will be deemed to “beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c)  “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close;

(d)  any reference to any event, change or effect being “material” on or with respect to an entity means such event, change or effect which is material to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity;

(e)  “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company: (i) any change in the market price or trading volume of the Company Common Stock after the date hereof; (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships or loss of employees, and any litigation brought by stockholders of the Company in connection with the Merger), provided that the affected Party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (iv) any failure by the Company to obtain any consent or approval, provided that nothing in this Section 9.11(e)(iv) shall modify the conditions set forth in Sections 7.1(d) and 7.2(c) hereof, (v) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industry in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company has material operations or sales (which changes in each case do not disproportionately adversely affect the Company); or (vi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(f)  “knowledge” or any similar formulation of “knowledge” shall mean, with respect to the Company, the actual knowledge of each of the Company’s officers after reasonable inquiry;

(g)  “Party” shall mean each of the Company, Parent and Sub (collectively, the “Parties”);

(h)  “Person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(i)  “Representatives” of any entity shall mean such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

(j)  “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

9.12     Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

GARDEN FRESH RESTAURANT CORP.
By: /s/ Robert A. Gunst

Name: Robert A. Gunst

Title: Chairman of the Board

GF HOLDINGS, INC.

By: /s/ Michael W. Gibbons

Name: Michael W. Gibbons

Title: Chairman of the Board

GFR ACQUISITION COMPANY

By: /s/ Michael W. Gibbons

Name: Michael W. Gibbons

Title: Chairman of the Board

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

GARDEN FRESH RESTAURANT CORP.

First. The name of the Corporation is Garden Fresh Restaurant Corp.

Second. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of the State of Delaware.

Third. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

Fourth. (a) The Corporation shall indemnify each person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Corporation may indemnify each person who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

(b) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exits, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FOURTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(c) If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Fifth. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement an to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding, on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Sixth. In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this certificate of incorporation, and the bylaws of the Corporation.

Seventh. The amount of the total authorized capital stock of the Corporation is One Thousand Dollars ($1,000) divided into One Million (1,000,000) shares, par value $.001 per share.

Eighth. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

Ninth. The Corporation hereby elects in this, its original certificate of incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

The undersigned Chairman and Secretary of Garden Fresh Restaurant Corp. have executed this Restated Certificate of Incorporation of the Corporation in accordance with law on this              day of             , 2004.

GARDEN FRESH RESTAURANT CORP.

By:
MICHAEL W. GIBBONS, Chairman

ATTEST:

By:
TIMOTHY R. GREENLEAF, Secretary

APPENDIX B

September 29, 2003

The Board of Directors and its Special Committee

Garden Fresh Restaurant Corp.

15822 Bernardo Center Drive, Suite A

San Diego, CA 92127

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Garden Fresh Restaurant Corp. (the “Company”), other than Fairmont Capital and its affiliates and other investors in the Transaction including executive officers of the Company who will have an equity participation in the Acquirer or the Company (“Excluded Persons”), of the Consideration to be received by the stockholders of the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of September 29, 2003 (the “Agreement”), by and among the Company, GFR Acquisition Co. (the “Acquirer”) and GF Holdings, Inc., affiliates of Fairmont Capital.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, an affiliate of the Acquirer will be merged with and into the Company (the “Transaction”) and each outstanding share of Common Stock, par value $0.01 per share, of the Company will be converted into the right to receive $16.35 per share payable in cash (the “Consideration”).

SG Cowen Securities Corporation (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company and its Special Committee in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of May 29, 2003, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business in the future may provide commercial and investment banking services to the Company and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated September 28, 2003;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

SG Cowen Securities Corp.

Four Embarcadero Center

San Francisco, CA 94111

tel 415-646-7200

The Board of Directors and its Special Committee Garden Fresh Restaurant Corp. September 29, 2003 Page 2

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results and the reported price and trading histories of the shares of the common stock of the Company as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such projections, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have included rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We express no opinion as to the ability of the acquirer to obtain financing for the Transaction.

The Board of Directors and its Special Committee Garden Fresh Restaurant Corp. September 29, 2003 Page 3

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company and its Special Committee in their consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety in a proxy statement relating to the proposed Transaction filed by the Company under the Securities Act of 1934, as amended, and distributed to stockholders in accordance therewith, provided that it is reproduced in full and any description or reference to SG Cowen or any summary of this letter in such proxy statement will be in a form and substance acceptable to SG Cowen and its counsel. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the stockholders of the Company, other than the Excluded Persons, as to the fairness to whom we express no opinion.

Very truly yours,

SG COWEN SECURITIES CORPORATION

APPENDIX C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

0-25886

(Commission file number)

GARDEN FRESH RESTAURANT CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0028786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15822 Bernardo Center Drive Ste. A San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

(858) 675-1600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value

(Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is an accelerated filer (as described in Rule 12b-2 of the Act). Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked prices of such common equity, as of March 31, 2003 was $33,672,000.*

*Excludes the Common Stock held by executive officers, directors and stockholders whose ownership exceeds 5% of the Common Stock outstanding as of March 31, 2003. The calculation does not reflect a determination that such persons are affiliates for any other purposes.

Number of shares of Common Stock, $0.01 par value, outstanding as of November 14, 2003 was 5,833,792.

GARDEN FRESH RESTAURANT CORP.

ANNUAL REPORT ON FORM 10-K

PART I

Item 1.    Business

The statements contained in this Form 10-K that are not purely historical are forward looking statements, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements which use words such as “expects,” “will,” “may,” “could,” “anticipates,” “believes,” “intends,” “attempts,” and “seeks” are forward looking statements. These forward looking statements, including statements regarding (i) plans to operate and expand within its applicable segment of the restaurant industry, (ii) beliefs regarding operating margins and price structures, (iii) standards of customer service, (iv) strategies to increase guest frequency rates, (v) the benefits of utilizing distribution centers and central kitchens, (vi) the Company’s expansion and construction plans, (vii) the expenses and performance of the restaurants, (viii) the expenses associated with increased insurance premiums, (ix) the expected increase of occupancy and other costs, (x) the anticipation of an increase to the provisional income tax rate, (xi) the need to obtain additional financing, (xii) future restaurant sales, (xiii) the Company’s expectations regarding increased competition and its ability to compete against other companies, (xiv) strategic marketing programs and effects of such programs, (xv) the sufficiency of the Company’s sources of cash to meet its requirements and its ability to comply with financial covenants, (xvi) the result of litigation and its impact on the Company, (xvii) the impact of new accounting standards, and (xviii) the ability to complete the pending merger transaction referred to in this report and the additional costs to be incurred related to this transaction, are all based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. It is important to note that the Company’s actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks.” In particular, the Company’s expansion efforts and plans to open new restaurants could be affected by the Company’s ability to locate suitable restaurant sites, construct new restaurants in a timely manner and obtain additional funds, while the Company’s plans to increase operational efficiency could be affected by escalating costs of goods and services.

General

Garden Fresh Restaurant Corp. was founded in 1983 and currently operates 97 salad buffet style restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah, and Washington under the names Souplantation and Sweet Tomatoes. The Company’s restaurants feature soups, salads, freshly baked goods and desserts. Due to its focus on fresh food, the Company’s concept falls within a segment of the restaurant industry that is distinct from other buffet concepts and moderately priced casual restaurants. The Company believes that it has developed strategies that will further its penetration into this segment and it believes that the opportunity for expansion within this segment continues to be attractive relative to expansion opportunities into other restaurant segments.

The Company’s menu is designed to focus on high quality, freshly made, great tasting food. The dining experience begins with the salad bar and is completed with other interesting and exciting food offerings at the hot pasta, soup, bakery, frozen yogurt and dessert bars. The Company seeks to provide guests with an excellent value by offering unlimited access to its entire menu of high quality fresh items at a fixed price. Depending on the region and time of day, the price ranges from $6.49 to $7.99 at lunch and from $7.89 to $9.29 at dinner. The restaurants provide discounts to children under 12 and to senior citizens. Throughout the year the Company utilizes various other discount and coupon programs.

On September 30, 2003, the Company announced that it had entered into a definitive agreement to merge with an affiliate of Fairmont Capital, Inc. The merger agreement provides that the stockholders of Garden Fresh will receive $16.35 per share in cash for their shares of common stock. The merger agreement was amended on November 21, 2003. Any references to “the merger” or a “pending merger” in this report refer to the transaction contemplated by that agreement as so amended. The merger is pending as of the date of this report.

Business Strategy

The Company’s fundamental strategy is to provide a casual restaurant dining experience that combines the variety and choice characteristic to buffet style restaurants with the food quality and attention to guests typical of casual chains. The Company believes that this strategy will create restaurant operating margins not normally found in the buffet/family dining segment. The key elements of the Company’s strategy are as follows:

Commitment to High Quality Fresh Food. The Company seeks to provide fresh wholesome food beginning with salads, which are featured on two approximately 55 foot-long bars that include a wide range of salad offerings featuring three freshly tossed salads as well as a large assortment of fresh cut produce, dressings, toppings and several signature prepared salads. Various other offerings include made from scratch soups, a hot pasta bar, a bakery which serves a variety of hot muffins, focaccias, other breads, warm desserts, and a traditional dessert bar centered around a frozen yogurt station with toppings complemented by fresh fruits and puddings.

Commitment to Guest Service. The Company seeks to provide its guests with a level of service that exceeds the standards set by other buffet concepts and encourages its guests to enjoy the benefits of selecting from an abundance of choices offered at the various food bars within the restaurant. In addition to high service standards, the Company has implemented several programs to both measure and maximize guest satisfaction. Included in these is a “zero defect” program that focuses on the most popular offerings to ensure that each portion is prepared exactly as specified by the recipes. The Company’s high service standards can only be maintained through intensive recruiting and training programs designed to employ crew members and management that can sustain a friendly, enjoyable environment thereby maximizing the guest’s meal experience.

Excellent Price/Value Relationship. The Company believes that the pricing and varied product mix at each restaurant are maintained at such a level that the resulting meal experience can only be duplicated in other existing casual chains at price points that average two to three dollars higher than at the Souplantation and Sweet Tomatoes restaurants.

Cost Management. The ability of the Company to maintain high quality products is combined with the Company’s ability to manage costs rigorously. This is achievable only through the use of the Company’s fully integrated, computer management information system (See “Restaurant Operations—Information Management System”). The system allows a restaurant manager to review his/her entire cost structure in increments of cents per guest or minutes per employee if need be. At the same time, management can review virtually any data in any store as quickly as the store itself. This allows for rapid problem detection and resolution thereby minimizing potential cost problems. The Company believes that the system’s sophistication combined with the ability of management to effectively use it are valuable strengths.

Unit Economics

The following table contains selected restaurant operating statistics for the 95 restaurants that were open for the entire 12 month period ended September 30, 2003.

Average Unit Guest Counts	285,000
Average Unit Sales	$2,293,000
Average Unit Operating Income	$268,000
Percentage of Net Sales	11.7%

The following table illustrates the approximate average capital investment for a salad buffet restaurant based on the 95 stores that were open for the entire period ended September 30, 2003.

Land*	$1,268,000
Building*	$1,021,000
Furniture & Equipment	$883,000

Total	$3,172,000

*	For restaurants that are leased the capital was derived by using a capitalization rate of 10% for land leases and 12% for buildings. The previously owned property that was converted to a sale-lease back during fiscal 2003 is included as if the property was leased for the entire fiscal year.

The Company’s restaurants experience seasonal influences, as a disproportionate amount of the Company’s net income is generally realized during the second, third and fourth fiscal quarters due to higher average sales and lower average costs. Quarterly results have fluctuated and are expected to continue to fluctuate as a result of a number of factors, including the timing of new restaurant openings, and are not necessarily indicative of the results that may be achieved for a full fiscal year.

Restaurant Operations

Restaurant Level Operation.

A.	Food Preparation and Quality Control. The Company uses only fresh produce and high quality groceries in its menu offerings. Staff at both the restaurant kitchens and the central kitchens prepare food items from scratch daily (see Food Management System—Central Kitchens). Menu offerings are closely monitored on the food bars and frequently replenished to assure constant food freshness. Items that are highly sensitive to freshness, such as tossed salads, muffins, focaccias, and prepared pastas are made on-site in small batches throughout the day in order to maintain a high level of freshness and great taste. The Company has developed a wide assortment of recipes that are used in each restaurant and central kitchen in an effort to achieve consistently high quality. The Company’s food development effort focuses on the creation of new recipes within existing food product categories as well as review of and improvement to existing recipes.

The Company devotes substantial attention and resources to maintaining cleanliness and fresh presentation of the salad and other food bars in order to enhance the visual appeal of the menu offerings. Each restaurant receives independent evaluations of product quality, cleanliness and service from secret shoppers approximately twice a month. The results of these independent evaluations are taken into consideration in determining each restaurant manager’s monthly bonus.

B.	Customer Service. One of the Company’s fundamental strategies is to develop a strong foundation of loyal, high frequency guests, in part by providing a level of customer service not typically associated with a buffet style restaurant. Accordingly, the Company seeks to attract and retain friendly, guest-oriented employees. Employees are present at the food bars and in the dining room to replenish food offerings, answer questions, and assist guests in serving themselves.

C.	Guest Feedback. The Company actively solicits guest input through the use of comment cards, the internet, and other survey instruments. The Company and management attempt to respond in writing or verbally to all guest suggestions and complaints. Restaurant managers evaluate their respective restaurants approximately four times per day for compliance with Company standards. In addition, the Company conducts in-house market research through exit interviews and guest focus groups in order to be responsive to changes in guest tastes and expectations.

D.	Restaurant Management. The management staff of a typical Souplantation/Sweet Tomatoes restaurant consists of one general manager, one production manager, one service manager and several other key employees. The Company recruits most of its management team (production manager & service manager) from outside the Company, the majority of whom have prior restaurant management experience. Most of the Company’s general managers, however, have been promoted from internal management positions. The general manager of each restaurant is principally responsible for the day-to-day operation and profitability of the restaurant. Before assuming management responsibility, each restaurant management employee completes the Company’s basic management skills program in a training restaurant. The Company also certifies restaurant management employees for participation in ongoing management training programs that focus on leadership, team building, technical skills, harassment prevention and awareness, performance reviews, interviewing and other management skills. The Company grants monthly bonuses to restaurant managers based on restaurant financial performance and quality, service and cleanliness scores. Restaurant general managers are responsible for managing their respective restaurants and reporting to the director of operations. Directors of operations are responsible for six to ten restaurants.

Information Management System (IMS). The Company is committed to controlling costs without sacrificing either food quality or guest service. To accomplish this, the Company has developed an integrated management information system. The specific components of the IMS are:

A.	The Restaurant Computer Information System. The core component of the Company’s cost management information system is the proprietary computerized management information system in each restaurant. The Company believes that, as compared to off-the-shelf software applications, this system provides significantly greater access to restaurant operating data and a much shorter management reaction time. The system is used as a critical planning tool by restaurant managers in four primary areas: production, labor, food cost and financial and accounting controls. The system generates forecasts of estimated guest volumes and other predictive data, which assist restaurant managers in developing automated production reports that detail the daily quantity and timing of batch production of various menu offerings and food preparation requirements. The computerized system also acts as a scheduling tool for the general managers, producing automated daily labor reports outlining the restaurant’s staffing needs based on changing trends and guest volume forecasts. Corporate management, through daily information updates, has complete access to restaurant data and can react quickly to changing trends. The Company can quickly analyze the cost of its menu and make corporate-wide menu adjustments to minimize the impact of shifting food prices and food waste. Computer-generated profit and loss statements are reviewed at the corporate, regional and restaurant management levels.

B.	The Corporate Accounting and Information System. In May 2002, the Company completed its conversion to new accounting software which replaced not only the previous software, but also incorporates the Company’s distribution and purchasing functions into an integrated system. The corporate system directly interfaces with the restaurant system, which creates a seamless flow of information throughout the Company.

Food Management System (FMS). The Company utilizes a system for managing all aspects of food production which encompasses purchasing, preparation, and distribution in order to emphasize food quality and costs as well as to focus on safety and sanitation. This system removes responsibility for the food distribution process away from restaurant operations management so that restaurant managers can provide more attention to total guest experience within the restaurant. The following components comprise the Food Management System (FMS):

A.

Food Purchasing. Most food items are contracted on a centralized basis in an effort to achieve uniform quality, adequate supplies and competitive prices. The Company’s food purchasing programs are designed to assist the Company in minimizing food costs through vendor discounts based upon volume purchases. In order to minimize price fluctuations, to the extent practical, the Company enters into fixed price supply contracts that typically have terms of two months to one year and generally do not have minimum purchase requirements. Produce is delivered to the individual restaurants and central kitchen restaurants approximately three to five times a week from either regional distribution or through the Company’s internal distribution centers. At each restaurant, the production manager is responsible for ensuring that all deliveries meet the Company’s guidelines regarding freshness and quality.

B.	Distribution Centers. The Company’s food and supplies costs rely heavily upon the results of operation and efficiency of the Company’s delivery and distribution centers, which began operations on April 1, 2000 on the West Coast and on November 1, 2001 on the East Coast. The decision by the Company to operate an internal distribution system was initially based on the expiration of the previous West Coast distribution vendor’s contract on March 31, 2000, coupled with the potential control and long-term cost savings over other distribution alternatives in this area of the business.

Potential increases in costs for utilities and fuel along with increased hourly wage rates and increased insurance costs for property and employees could adversely affect the distribution center’s ability to provide or deliver food or supplies at favorable costs in the future.

C.	Central Kitchens. In nineteen geographic areas servicing all of the Company’s restaurant locations, the Company uses central kitchens to prepare certain menu offerings on a more efficient scale. Primarily located in existing restaurants, the kitchens use food preparation processes identical to those used in the restaurants. Each central kitchen generally services between two and twenty-three restaurants. Items prepared in the central kitchen are delivered daily to the Company’s local restaurants. On average, the food costs within the central kitchens account for approximately 50% of the Company’s total food cost. The Company believes that the use of central kitchens assists the Company in the production of consistently high quality, great tasting food, and the enhancement of the freshness of certain menu offerings while at the same time allows the restaurant managers to devote more time and attention to guests without significant additional operating costs.

There can be no assurance that the Company, through its restaurant operating strategies, management information system or food management system, will experience higher net sales, cost reduction savings, or increases in net income in the future.

Marketing and Promotion

The Company’s marketing efforts seek to develop loyal guests for repeat business, attract new guests and create awareness of existing and new restaurants. The Company believes that a strong execution of the Company’s concept at the restaurant level is the platform for external media and promotional efforts.

A significant portion of the Company’s external marketing effort consists of attracting new guests through the use of freestanding inserts (“FSIs”). FSIs contain descriptive information regarding the restaurants, as well as in most cases, discount coupons. FSIs are distributed by direct mail and through newspapers. In addition, the Company has a “Business-to-Business” program under which it mails discount cards to local businesses for distribution to their employees. The discount cards entitle the employees to a certain price discount on each repeat visit during a specified period.

During fiscal 2003 the Company increased its use of radio advertising to stimulate demand to the majority of its markets during different periods throughout the year.

In addition, the restaurants often co-sponsor fundraising events in the restaurants for local charitable and other community organizations. For each new restaurant, the Company conducts a pre-opening awareness program beginning approximately two to three weeks prior to, and ending four to six weeks after, the opening of the restaurant. The program typically includes special promotions, site signs and sponsorship of a fundraising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which the family and friends of new employees are invited.

In fiscal 2003, marketing and promotion expenses of $6,662,000 constituted approximately 3.0% of net sales.

There can be no assurance that the marketing and promotion strategies discussed herein will result in higher net sales in the future.

Expansion Strategy

In fiscal 2003, the Company opened two new restaurants and a stand alone central kitchen facility in California. The Company does not have any plans for expansion in fiscal 2004. The Company expects unit growth to accelerate after 2004 within its existing regions. Expansion within the Company’s existing regions will allow the Company to continue generally utilizing a central kitchen to serve several restaurants located within a particular region.

Since its inception the Company has closed three non-performing salad buffet restaurants, one small quick service restaurant, two Ladles restaurants and its one Slurp! restaurant. There can be no assurances that the Company will not close restaurants in the future. Any closure could result in a significant write off of assets, which could adversely affect the Company’s business, financial condition and results of operations.

The Company incurs substantial costs in opening a new restaurant and, in the Company’s experience, new restaurants experience fluctuating operational expenses for some time after opening. In the Company’s experience, operational expenses tend to stabilize over a period of three to fifteen months after a store opens. Owned restaurants generally require significantly more up-front capital than leased restaurants, as a result of which an increase in the percentage of owned restaurant openings as compared to historical practice would increase the overall capital required to meet the Company’s growth plans. There can be no assurance that the Company will successfully expand or that the Company’s existing or new restaurants will be profitable. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future.

The Company currently has no plans to offer franchises.

Restaurant Facilities

Design. Each Souplantation/Sweet Tomatoes restaurant generally has a similar appearance. The Company currently uses a standardized design in constructing restaurants, with modifications for each particular site. The design and layout of the restaurants are intended to emphasize the fresh, great tasting salads and other complementary menu offerings and promote a casual, comfortable and inviting atmosphere. The centerpiece of the restaurants are the two approximately 55-foot long salad bars located near the entrance of the restaurants. An aisle between the two salad bars allows employees easy access for replenishment of fresh food items, preparation of specialty tossed salads and ongoing clean-up without disturbing guests. The remainder of the menu offerings are presented in a scatter bar format designed to accommodate a high volume of traffic while providing guests with unlimited and convenient access to the food items. The dining area seats approximately 220 guests. The Company’s existing restaurants average approximately 7,400 square feet (including the dining area, kitchen and food preparation and storage areas).

Location. The following is a list of the Company’s current salad buffet restaurants, central kitchens, and distribution centers and their location by state as of September 30, 2003:

State	Type	Number
Arizona	Restaurants	8
	Central Kitchens	2

California	Restaurants	40
	Central Kitchens*	3
	Distribution Centers	1

Colorado	Restaurants	4
	Central Kitchens	1

Florida	Restaurants	18
	Central Kitchens	4

Georgia	Restaurants	4
	Central Kitchens	1
	Distribution Centers	1

Illinois	Restaurants	3
	Central Kitchens*	1

Kansas	Restaurants	1

Missouri	Restaurants	3
	Central Kitchens	1

New Mexico	Restaurants	2
	Central Kitchens	1

Nevada	Restaurants	2
	Central Kitchens	1

North Carolina	Restaurants	2
	Central Kitchens	1

Oregon	Restaurants	3

Texas	Restaurants	4
	Central Kitchens	1

Utah	Restaurants	2
	Central Kitchens	1

Washington	Restaurants	1
	Central Kitchens	1

	Total Restaurants	97
	Total Central Kitchens	19
	Total Distribution Centers	2

*	Denotes central kitchen, which is a separate facility. Within California, one kitchen occupies its own facility. All other California kitchen facilities are located within a restaurant facility.

Property

The Company currently leases 75 and owns 22 open restaurant sites of which 77 are freestanding and 20 are located inline within large buildings. The majority of the Company’s leases provide for minimum annual rentals and contain percentage-of-sales rent provisions against which the minimum rent is applied. A significant majority of the leases also provide for periodic escalation of minimum annual rent based upon increases in the Consumer Price Index. Typically, the Company’s leases are 20 years in length with two 10-year extension options. Restaurants leased by the Company are generally leased under “triple net” leases that require the Company to pay real estate taxes, insurance and maintenance expenses. The Company’s executive offices, a test kitchen and a training facility are located in an approximately 30,000 square foot leased facility in San Diego, California under a lease expiring in July 2012. The West Coast distribution center is located in an approximately 30,000 square foot leased facility in San Diego, California under a lease expiring in March 2005, while the East Coast distribution center occupies an approximately 32,000 square foot facility under a lease expiring in June 2008.

Restaurant Industry and Competition

The restaurant industry is highly competitive. Key competitive factors in the industry include the quality and value of the food products offered, quality of service, price, dining experience, restaurant location and the ambiance of the facilities. The Company’s primary competitors include mid-price, full-service casual dining restaurants at dinner and fast casual restaurants at lunch. Additionally, the Company competes with traditional self-service buffet and other soup and salad restaurants and healthful and nutrition-oriented restaurants at both meal periods. The Company competes with national and regional chains, as well as individually owned restaurants. The number of casual restaurants with operations generally similar to the Company’s has grown substantially in the last several years and the Company believes competition among casual restaurants has increased and will continue to increase as the Company’s competitors expand operations in various geographic areas. Such increased competition could increase the Company’s operating costs or adversely affect its revenues. Many of the Company’s competitors have been in existence longer than the Company and have both a more established market presence and substantially greater financial, marketing and other resources than the Company, which may give them certain competitive advantages. In addition, the restaurant industry has few non-economic barriers to entry. Therefore, there can be no assurance that third parties will not be able to successfully imitate and implement the Company’s concept. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future.

Site Selection and Construction

The Company’s site selection strategy is to open economically viable restaurants that achieve an appropriate balance between lunch and dinner guest volumes in each of its target markets. The Company considers the location of each restaurant to be critical to its long-term success and management devotes significant effort to the investigation and evaluation of potential sites. The site selection process focuses on regional and trade area demographics, population density, household income and education levels, day-time traffic patterns, as well as specific site characteristics such as visibility, accessibility, traffic volume and the availability of adequate parking.

The Company recently completed the development of, and has commenced utilizing a demographic based site selection model to measure the accuracy of sales forecasting for projected units.

The Company also reviews potential competition and customer activity at other restaurants operating in the area. To date, the Company has located a majority of its restaurants in strip shopping centers and neighborhood shopping centers located near business districts.

The Company generally engages outside general contractors for the required construction or build-out of restaurant sites and expects to continue this practice for the foreseeable future. The Company’s experience to date has been that obtaining construction permits has taken from two to nine months. The interior build-out of in-line restaurants and the construction of freestanding restaurants generally takes approximately four months and five months, respectively.

The Company may experience delays in opening new restaurants or may not be able to open new restaurants as a result of a variety of factors including the Company’s ability to locate suitable restaurant sites, construct new restaurants in a timely manner and obtain additional funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business Risks—Expansion Risks.”

There can be no assurance that the Company will continue to be successful in selecting or acquiring suitable restaurant sites or that it will be successful in developing a site selection model that will favorably assist the site selection process.

Government Regulation

The Company’s business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. The Company’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. Congress and various states (including California and the other fourteen states in which the Company operates) passed proposals that imposed increases in state or federal minimum wages in 1996, 1997, 1998, 2000, 2001, 2002, and 2003. There is no assurance that the Company will be able to continue to pass such increased costs on to its guests. The Company is subject to the Americans with Disabilities Act of 1990, which requires certain accommodations to the Company’s restaurant designs to allow access for people with disabilities. In addition, the Company is subject to the regulations of the Immigration and Naturalization Service (“INS”). Given that many of the Company’s restaurants are located in California and Arizona, even if the Company’s operation of those restaurants is in strict compliance with INS requirements, the Company’s employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in its work force. Additionally, legislative proposals are currently under consideration by Congress and state legislators to require employers to pay for health insurance for all employees and similar legislation has been passed in California that may go into effect in 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks—Cost Sensitivity.”

Insurance

The Company carries property, liability, product tampering, business interruption, automobile, umbrella, fiduciary liability, crime, earthquake, flood, directors and officer’s liability, employee health, and workers’ compensation insurance policies. However, there can be no assurance that the Company’s insurance coverage will be adequate or that insurance will continue to be available to the Company at reasonable rates, if at all. In the event coverage is inadequate or becomes unavailable, the Company could be materially adversely affected.

Trade Names and Service Marks

The Company and its predecessor have used the trademarks and service marks Souplantation since 1978 and Sweet Tomatoes since 1990. The Souplantation trademark is used in the Southern California market, while the Sweet Tomatoes trademark is used in the Northern California, Florida, Arizona, New Mexico, Utah, Colorado, North Carolina, Nevada, Georgia, Texas, Washington, Oregon, Kansas, Missouri and Illinois markets. The Company registered both Souplantation and Sweet Tomatoes trademarks, as well as the Garden Fresh Restaurant Corp. trademark, with the United States Patent and Trademark Office. The Company has also used the trademark and service marks “Ladles, A Soup and Salad Takery” and “Slurp! The Soup Experience” in the California market.

Employees

As of September 30, 2003, the Company had 5,420 employees including 4,955 hourly restaurant employees (of whom 4,009 were part-time employees), 320 full-time restaurant management employees, 30 full-time distribution employees, 111 full-time corporate management and staff employees and 4 part-time corporate employees. None of the Company’s employees are represented by a labor union. The Company believes that its relationship with its employees is good.

Other

The Company provides a link to this and previous Company filings on forms 10-K, 10-Q, 8-K, S-8 and other SEC filings through its website, accessible at www.gardenfreshcorp.com, www.souplantation.com or www.sweettomatoes.com.

Item 2.    Properties

The Company currently leases 75 and owns 22 open restaurant sites of which 77 are freestanding and 20 are located inline within large buildings. In addition, the Company also owns land for two potential restaurant sites. The majority of the Company’s leases provide for minimum annual rentals and contain percentage-of-sales rent provisions against which the minimum rent is applied. A significant majority of the leases also provide for periodic escalation of minimum annual rent based upon increases in the Consumer Price Index. Typically, the Company’s leases are 20 years in length with two 10-year extension options. Restaurants leased by the Company are generally leased under “triple net” leases that require the Company to pay real estate taxes, insurance and maintenance expenses. The Company’s executive offices, a test kitchen and a training facility are located in an approximately 30,000 square foot leased facility in San Diego, California under a lease expiring in July 2012. The West Coast distribution center is located in an approximately 30,000 square foot leased facility in San Diego, California under a lease expiring in March 2005, while the East Coast distribution center occupies an approximately 32,000 square foot facility under a lease expiring in June 2008. For additional information regarding the Company’s properties, please see the information set forth in Item 1 of this Report under the caption “Restaurant Facilities”.

Item 3.    Legal Proceedings

On September 29, 2003, the Company entered into an Agreement and Plan of Merger with GF Holdings, Inc. (“GF Holdings”), a Delaware corporation, and GFR Acquisition Company, a Delaware corporation and wholly-owned subsidiary of GF Holdings (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. On October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et al., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the merger agreement was entered into in breach of the defendants’ fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorneys’ fees, among other relief. The Company believes that this lawsuit is without merit and intends to defend against it vigorously. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The claims have not progressed sufficiently for the Company to estimate a range of possible exposure, if any.

The Company is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injuries or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from former or prospective employees from time to time. The Company believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to the Company’s financial position or results of operations. Nevertheless, an existing or future lawsuit or claim could result in an adverse decision against the Company that could adversely affect the Company or its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business Risks—Legal Matters”.

Item 4.    Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders during the fourth quarter of fiscal year 2003.

PART II

Item 5.    Market for Company’s Common Equity and Related Stockholder Matters

Garden Fresh Restaurant Corp. Common Stock (Symbol: LTUS) is traded over the counter via NASDAQ National Market. As of September 30, 2003, 5,824,023 shares were owned by 350 shareholders of record. The following is a summary of market activity for the fiscal years 2002 and 2003.

2002	High	Low
First Quarter	$7.00	$5.90
Second Quarter	9.89	6.81
Third Quarter	14.41	9.50
Fourth Quarter	13.10	9.46

2003	High	Low
First Quarter	$12.00	$8.91
Second Quarter	10.78	8.90
Third Quarter	11.05	8.10
Fourth Quarter	15.91	9.00

Garden Fresh Restaurant Corp. completed its initial public offering (IPO) on May 16, 1995 at a price of $9.00 per share.

To date, the Company has not paid any cash dividends. The Company intends to retain future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

For the year ended September 30, 2003, the Company had the following compensation plans under which it has authorized the issuance of equity securities:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (1)
Equity compensation plans approved by security holders	1,391,655	$10.47	585,318

Equity compensation plans not approved by security holders	—	—	—

Total	1,391,655	$10.47	585,318

(1)	133,339 of these shares are reserved for issuance under the Company’s Employee Stock Purchase Plan.

The Company has five stock option plans under which 2,282,500 options are authorized to be granted to employees, consultants and directors of the Company. Of this balance, 451,979 options are still available to be granted as of September 30, 2003. The plans provide for the grant of both incentive stock options and non-qualified stock options. Under the plans, options to purchase common stock may be granted for periods up to ten years at a price per share ranging from 85% to 110% of the fair market value of the Company’s common stock at the date of grant. During fiscal 2001, 2002 and 2003, employee stock options were granted at the fair market value of the stock at the date of grant. The options generally vest over periods of one to five years and may be exercised in annual installments ranging from one to ten years. Under the plans, directors will receive options to purchase 10,000 shares of common stock upon their election to the Board of Directors, and options to purchase 7,500 shares annually thereafter.

Item 6.    Selected Financial Data

	Years ended September 30,
	1999	2000	2001	2002	2003
	(In thousands, except per share and operating data)
Statement of Operations Data:
Net sales	$131,944	$165,406	$198,463	$214,296	$220,489

Costs and expenses:
Costs of sales	33,840	41,632	49,447	52,333	53,912
Restaurant operating expenses:
Labor	39,995	52,349	64,420	68,130	69,846
Occupancy and other expenses	27,312	35,140	47,210	52,092	56,849
General and administrative expenses	8,214	10,280	13,538	13,488	14,270
Restaurant opening costs	—	2,750	1,952	303	227
Depreciation and amortization expenses	9,441	9,719	12,503	13,727	14,475
Facility exit costs	—	473	1,572	(83)	—
Merger costs	—	—	—	—	997

Total costs and expenses	118,802	152,343	190,642	199,990	210,576

Operating income	13,142	13,063	7,821	14,306	9,913
Interest income	111	148	160	85	55
Interest expense	(1,618)	(3,623)	(4,876)	(4,537)	(3,678)
Other income (expense), net	(183)	(65)	804	(394)	(639)

Income before income taxes and cumulative effect of accounting change	11,452	9,523	3,909	9,460	5,651
Provision for income taxes	(4,548)	(3,747)	(1,547)	(3,875)	(2,658)

Income before cumulative effect of accounting change	6,904	5,776	2,362	5,585	2,993
Cumulative effect of accounting change for start-up costs, net of income tax benefit of $800 in 2000	—	(1,233)	—	—	—

Net income	$6,904	$4,543	$2,362	$5,585	$2,993

Basic net income per common share:
Income before cumulative effect of accounting change	$1.24	$1.02	$0.42	$0.98	$0.52
Cumulative effect of change in accounting for start-up costs	—	(0.22)	—	—	—

Basic net income per common share	$1.24	$0.80	$0.42	$0.98	$0.52

Shares used in computing basic net income per common share	5,574	5,647	5,670	5,707	5,784

Diluted net income per common share:
Income before cumulative effect of accounting change	$1.18	$1.00	$0.42	$0.96	$0.51
Cumulative effect of change in accounting for start-up costs	—	(0.21)	—	—	—

Diluted net income per common share	$1.18	$0.79	$0.42	$0.96	$0.51

Shares used in computing diluted net income per common share	5,867	5,780	5,682	5,838	5,923

Selected Operating Data:
Percentage change in comparable restaurant sales(1)	3.7%	3.1%	3.3%	2.1%	1.6%
Average price per guest(2)	$7.01	$7.22	$7.51	$7.72	$7.93
Average sales for salad buffet restaurants open for full period (in thousands)	$2,156	$2,206	$2,237	$2,265	$2,293
Number of salad buffet restaurants open for full period	57	66	83	93	95
Number of salad buffet restaurants open at end of period	67	83	93	95	97

	As of September 30,
	1999	2000	2001	2002	2003
Balance Sheet Data:
Working capital (deficit)	$(11,300)	$(29,075)	$(25,144)	$(9,646)	$(10,609)
Total assets	114,618	147,188	157,896	153,006	152,493
Long-term debt, including current portion	29,197	39,554	48,103	43,605	38,825
Revolving line of credit	5,001	12,000	9,150	—	—
Shareholders’ equity	66,849	71,671	74,180	80,233	83,984

(1)	Comparable restaurant sales are computed on a monthly basis and then aggregated to determine comparable restaurant sales on a quarterly or annual basis. A restaurant is included in this computation after it has been open for 15 full calendar months. As a result, a restaurant may be included in this computation for only a portion of a given quarter or year.
(2)	Average price per guest is derived from the Company’s net sales, which reflects discounts and coupons.

Operating Results

The following table sets forth the percentage of net sales of certain items included in the Company’s statements of operations for the periods indicated.

	Years ended September 30,
	2001	2002	2003
Statement of Operations Data:
Net sales	100.0%	100.0%	100.0%

Costs and expenses:
Costs of sales	24.9	24.4	24.4
Restaurant operating expenses:
Labor	32.5	31.8	31.7
Occupancy and other expenses	23.7	24.3	25.8
General and administrative expenses	6.8	6.3	6.5
Restaurant opening costs	1.0	0.1	0.1
Depreciation and amortization expenses	6.3	6.4	6.6
Facility exit costs	0.8	—	—
Merger costs	—	—	0.4

Total costs and expenses	96.0	93.3	95.5

Operating income	4.0	6.7	4.5
Interest income	0.1	—	—
Interest expense	(2.5)	(2.1)	(1.6)
Other income (expense), net	0.4	(0.2)	(0.3)

Income before provision for income taxes	2.0	4.4	2.6
Provision for income taxes	(0.8)	(1.8)	(1.2)

Net income	1.2%	2.6%	1.4%

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies

In response to the SEC’s Release Numbers 33-8050 “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” and 33-8056, “Commission Statement about Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company has identified the following critical accounting policies that reflect the more significant judgments and estimates used in the preparation of our financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to impairment of long-lived assets, accruals for workers compensation claims, and contingencies and litigation. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our financial statements:

•	The Company periodically assesses the impairment of long-lived assets to be held for use whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held for use is based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, the Company adjusts the asset to the extent the carrying value exceeds the fair value of the asset. Judgments made by the Company related to the expected useful lives of long-lived assets and its ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions, and changes in operating performance. As the Company assesses the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause the Company to realize a material impairment charge, which would result in decreased results of operations, and potentially decrease the carrying value of these assets.

•	The Company maintains an accrual for workers’ compensation and general liability claims which are recorded in the accrued liabilities section of the balance sheets. The Company determines the adequacy of this accrual by periodically evaluating (1) information periodically provided by its carrier regarding the Company’s historical experience and trends relating to insurance claims and payments, and (2) industry experience and trends related to insurance claims and payments. The Company also consults with its carrier regarding the carrier’s expectation of future trends to determine necessary accruals. If such information indicates that the accruals are overstated or understated, the Company will adjust the assumptions utilized in their methodologies and reduce or provide for additional accruals as appropriate. An increase or decrease to the workers’ compensation or general liability claims would affect the Company’s results of operations by increasing or decreasing the Company’s occupancy and other expense.

•

The Company is subject to various claims and legal actions in the ordinary course of business. Some of these matters include landlord disputes, professional liability, employee-related matters, and investigations by governmental agencies regarding employment practices. The Company is currently in a dispute with a landlord relating to common area maintenance charges and a former employee relating to employment matters, and accordingly has recorded a liability for its estimated losses under these disputes totaling $201,000, which was based on invoices received from the landlord, and management’s best estimate of the potential cost of the lawsuit. In addition, On October 2, 2003, a purported stockholder class action lawsuit relating to the merger was filed against the Company and other defendants. The claims have not progressed sufficiently for the Company to estimate a range of possible exposure, if any, and accordingly, the Company has not recorded a liability for its estimated losses under this dispute. The Company is not aware of any additional pending or threatened litigation that it believes is reasonably likely to have a material adverse effect on its results of operations. Should the Company become aware of such claims, should the amounts it is currently disputing change, or should the Company be able to estimate the range of possible exposure for the stockholder class action lawsuit, it will re-evaluate its estimated losses and provide new or additional accruals for such contingencies as necessary.

The following should be read in conjunction with the “Selected Financial Data” and the Company’s financial statements and related notes thereto.

General

The Company has grown from 2 restaurants in 1984 to 97 restaurants as of September 30, 2003. Of the 97 restaurants, 33 are located in Southern California using the name Souplantation and the remaining are located in Northern California (7), Florida (18), Arizona (8), New Mexico (2), Utah (2), Nevada (2), Washington (1), Georgia (4), Texas (4), North Carolina (2), Oregon (3), Colorado (4), Missouri (3) Kansas (1) and Illinois (3) using the name Sweet Tomatoes. The Company’s existing restaurants average approximately 7,400 square feet, however, newer restaurants are based on the Company’s latest 7,240 sq. ft prototype. The Company currently leases the sites for most of its restaurants, mixed between in-line locations and stand-alone sites, although the Company purchases sites when necessary to acquire desirable locations.

On September 30, 2003, the Company announced that it had entered into a definitive agreement to merge with an affiliate of Fairmont Capital, Inc. The merger agreement provides that the stockholders of Garden Fresh will receive $16.35 per share in cash for their shares of common stock. The merger is pending as of the date of this report.

Net sales reflect discounts and coupons. Costs of sales consists primarily of food and beverage costs. Food costs can vary significantly depending upon pricing and availability of produce and grocery items. The Company attempts to minimize cost fluctuations for some of its foods by entering into two month to one year fixed price supply contracts, the majority of which have no minimum purchase requirements. Restaurant operating expenses include all restaurant-level operating costs, the significant components of which are direct and indirect labor expenses (including benefits), advertising expenses, occupancy costs and maintenance and utility expenses. Occupancy and other operating expenses include rent, real estate taxes and insurance. Certain elements of the Company’s restaurant operating expenses and, in particular, occupancy costs, are relatively fixed. However, a significant majority of the Company’s leases provide for periodic escalation of minimum annual rentals based upon increases in the Consumer Price Index. Occupancy costs, as well as depreciation and amortization expenses, will vary between restaurants depending on whether a restaurant site is leased or owned. See “Business Risks—Cost Sensitivity” and “Business Risks—Reliance on Key Suppliers and Distributors.”

Restaurant opening costs incurred in connection with opening new restaurant locations, including hiring, training and legal costs, are currently expensed as incurred. Restaurant opening costs totaled $227,000 for the opening of two new salad buffet restaurants opened and one distribution center in the twelve month period ended September 30, 2003.

Fiscal 2003 Versus Fiscal 2002

Net Sales. Net sales for the fiscal year ended September 30, 2003 increased 2.9% to $220.5 million from $214.3 million for the comparable 2002 period. This increase was due primarily to twelve months of sales revenue contributed by the two new restaurants added during fiscal 2002 that were not open for the entire fiscal 2002 period, to the opening of two new restaurants in fiscal 2003 and to the increase in comparable restaurant sales of 1.6% for fiscal 2003. The same store sales increase was driven by an increase in same store average meal price of 2.7%, offset by a decrease in guest counts of 1.1% since the comparable 2002 period. See “Business Risks—Certain Operating Results and Considerations”.

Costs of Sales. Costs of sales for the fiscal year ended September 30, 2003 increased 3.1% to $53.9 million from $52.3 million for the comparable 2002 period. This increase was due primarily to the two new restaurants added during fiscal 2002 that were not open for the entire fiscal 2002 period and to the addition of two new restaurants in fiscal 2003. As a percentage of net sales, costs of sales have remained consistent at 24.4% for fiscal 2003 and 2002. Should the Company continue to make expenditures towards menu improvement or to support specific programs, costs of sales can be expected to continue to increase. See “Business Risks—Certain Operating Results and Considerations”.

Labor. Labor expense for the fiscal year ended September 30, 2003 increased 2.5% to $69.8 million from $68.1 million for the comparable 2002 period. This increase was due primarily to (i) an increase in the minimum wage rate in California, (ii) two new restaurants added during fiscal 2002 that were not open for the entire fiscal 2002 period, and (iii) the addition of two new restaurants and one stand alone central kitchen opened in fiscal 2003. As a percentage of net sales, labor expense decreased 0.1 percentage points to 31.7% from 31.8% since the comparable 2002 period. The decrease as a percentage of net sales is due to programs put in place to better utilize crew labor hours and reduce the number of managers in each store from four to three, partially offset by higher wage rates across markets, increased health and workers’ compensation insurance premiums for restaurant employees due to escalating rate pressures from the insurance industry, and increased costs for employee benefits. The Company expects health and workers’ compensation insurance premiums to continue to increase, especially in California, its largest employment base, resulting in increased labor expense.

Occupancy and Other Expenses. Occupancy and other expenses for the fiscal year ended September 30, 2003 increased 9.0% to $56.8 million from $52.1 million for the comparable 2002 period. Occupancy and other expenses as a percentage of net sales increased 1.5 percentage points to 25.8% from 24.3% for the comparable 2002 period. This increase was due primarily to an increase in marketing expense, increases in base rent from Consumer Price Index (CPI) escalations for leased sites as well as increased rent from the sale-leaseback of one site during fiscal 2003. In addition, part of the increase can be attributed to higher utility costs and increased liability and property insurance costs as a result of increased rate pressure throughout the insurance industry. The Company anticipates occupancy and other expenses to increase as it continues to experience rising insurance premiums, increasing rent expense resulting from CPI escalation clauses under operating leases and higher repair and maintenance expenses relating to its aging restaurant base. Such expenses will be partially offset by decreased depreciation expense related to the older assets reaching the end of their useful lives. Should the Company undertake additional sale-leasebacks of existing sites it would incur increased base rent related to new leases at those sites but experience a decrease in depreciation expense related to the sale of those assets. See “Business Risks—Other Operating Expenditures”.

General and Administrative Expenses. General and administrative expenses for the fiscal year ended September 30, 2003 increased 5.9% to $14.3 million from $13.5 million for the comparable 2002 period. As a percentage of net sales, general and administrative expenses increased 0.2 percentage points to 6.5% from 6.3% for the comparable 2002 period. The increase as a percentage of net sales is the result of increased staffing in the real estate and marketing departments and increased fees for audit, tax, and legal services, which were only partially offset by higher sales.

Restaurant Opening Costs. Restaurant opening costs for the fiscal year ended September 30, 2003 decreased 33.3% to $0.2 million from $0.3 million from the comparable 2002 period due to the timing of restaurant openings. Two salad buffet restaurants and one central kitchen facility were opened during fiscal 2003 compared to two salad buffet restaurants and one distribution center opened in fiscal 2002. Restaurant opening costs as a percentage of net sales remained consistent at 0.1% for both the 2003 and 2002 period.

Depreciation and Amortization Expense. Depreciation and amortization expense for the fiscal year ended September 30, 2003 increased 5.8% to $14.5 million from $13.7 million for the comparable 2002 period. Depreciation and amortization expense as a percentage of net sales increased 0.2 percentage points to 6.6% from 6.4% for the comparable 2002 period. These increases are the result of additional expense related to the opening of two new restaurants and the stand-alone kitchen facility, and to a full year of depreciation expense related to the addition of a new corporate office and the amortization of a new accounting software package compared to the 2002 period, where only a partial amount of these charges were included in the balance. These increases were partially offset by decreased depreciation expense associated with the sale-leaseback of one restaurant site since the comparable 2002 period.

Facility Exit Costs. The Company did not incur any costs related to facility exit activities for the fiscal year ended September 30, 2003 compared to a gain of $0.1 million for the comparable 2002 period.

Merger Costs. The Company incurred costs of $997,000 related to the merger acquisition activities that occurred during the fourth quarter 2003. These costs include fees paid to obtain a fairness opinion, legal and accounting services, and other transaction related costs. These expenses are expected to continue until the transaction is completed.

Interest Income. Interest income for the fiscal year ended September 30, 2003 was $55,000 compared to $85,000 for the comparable 2002 period as a result of lower interest rates combined with decreased investing activity of available cash.

Interest Expense. Interest expense for the fiscal year ended September 30, 2003 decreased 17.8% to $3.7 million from $4.5 million for the comparable 2002 period as a result of lower interest rates and the reduction in debt balances since the same period in the prior fiscal year.

Other Income (Expense), net. Other expense, net for the fiscal year ended September 30, 2003 increased to $639,000 from $394,000 for the comparable 2002 period. The additional expense for the 2003 period is due to increased asset disposals during fiscal 2003 compared to the same period in fiscal 2002.

Provision for Income Taxes. For the fiscal year ended September 30, 2003, the provisional income tax rate as a percentage of income before taxes increased 6.0 percentage points to 47.0% from 41.0% for the comparable period in fiscal 2002 as a result of higher apportionment of taxable earnings to states such as California and Illinois that have greater marginal income tax rates, and a larger amount of permanent differences associated with the merger costs, which are non-deductible for tax purposes. The Company anticipates that it will continue to experience the effects of apportionment on its taxable earnings should it continue to expand into or continue to concentrate within states with greater marginal income tax rates.

Fiscal 2002 Versus Fiscal 2001

Net Sales. Net sales for the fiscal year ended September 30, 2002 increased 8.0% to $214.3 million from $198.5 million for the comparable 2001 period. This increase was due primarily to twelve months of sales revenue contributed by the nine new restaurants added and one existing restaurant re-opened during fiscal 2001 that were not open for the entire fiscal 2001 period, the opening of two new restaurants since the comparable 2001 period and the increase in comparable restaurant sales of 2.1%. The same store sales increase was driven by an increase in same store average meal price of 2.1% since the comparable 2001 period. Net sales for 2002 includes $0.3 million from the Ladles and Slurp! restaurants compared to $0.6 million for 2001. See “Business Risks—Certain Operating Results and Considerations”.

Costs of Sales. Costs of sales for the fiscal year ended September 30, 2002 increased 5.9% to $52.3 million from $49.4 million for the comparable 2001 period. This increase was due primarily the nine new restaurants added and one existing restaurant re-opened during fiscal 2001 that were not open for the entire fiscal 2001 period and the addition of two new restaurants in fiscal 2002. As a percentage of net sales, costs of sales decreased 0.5 percentage points to 24.4% from 24.9% since the comparable 2001 period. The decrease as a percentage of net sales is due to increases in average meal price during fiscal 2002 and to efficiencies achieved through the utilization of the East Coast distribution center resulting in lower food costs. See “Business Risks—Certain Operating Results and Considerations”.

Labor. Labor expense for the fiscal year ended September 30, 2002 increased 5.7% to $68.1million from $64.4 million for the comparable 2001 period. This increase was due primarily to an increase in the minimum wage rate in California and to the nine new restaurants added and one existing restaurant re-opened during fiscal 2001 that were not open for the entire fiscal 2001 period and the addition of two new restaurants opened in fiscal 2002. As a percentage of net sales, labor expense decreased 0.7 percentage points to 31.8% from 32.5% since the comparable 2001 period. This decrease is due to increases in average meal price during fiscal 2002 and programs put in place to better utilize crew labor hours and reduce the number of managers in each store from four to three.

Occupancy and Other Expenses. Occupancy and other expenses for the fiscal year ended September 30, 2002 increased 10.4% to $52.1 million from $47.2 million for the comparable 2001 period. Occupancy and other expenses as a percentage of net sales increased 0.6 percentage points to 24.3% from 23.7% for the comparable 2001 period. This increase was due primarily to higher property insurance costs as a result of increased rate pressure throughout the insurance industry, increases in base rent associated with sale-leasebacks, and repair and maintenance costs for aging restaurants. During the fiscal year ended September 30, 2002, the Company completed four sale-leaseback transactions whereby the Company sold and leased back the land and building for four separate restaurant sites.

General and Administrative Expenses. General and administrative expenses for the fiscal years ended September 30, 2002 and 2001 remained consistent at $13.5 million. As a percentage of net sales, general and administrative expenses decreased 0.5 percentage points to 6.3% from 6.8% for the comparable 2001 period. The decrease as a percentage of net sales is the result of higher net sales and to reduced spending due to a reduction in staff and programs put in place to better manage general and administrative expenditures.

Restaurant Opening Costs. Restaurant opening costs for the fiscal year ended September 30, 2002 decreased 85.0% to $0.3 million from $2.0 million from the comparable 2001 period. Restaurant opening costs as a percentage of net sales decreased 0.9 percentage points to 0.1% from 1.0% for the comparable 2001 period. The decrease is consistent with the Company’s reduction in restaurant opening activity during fiscal 2002 compared to fiscal 2001. Two salad buffet restaurants were opened during fiscal 2002 compared to nine salad buffet restaurants and one Slurp! restaurant opened and one existing restaurant re-opened during fiscal 2001.

Depreciation and Amortization Expense. Depreciation and amortization expense for the fiscal year ended September 30, 2002 increased 9.6% to $13.7 million from $12.5 million for the comparable 2001 period. Depreciation and amortization expense as a percentage of net sales increased 0.1 percentage points to 6.4% from 6.3% for the comparable 2001 period. These increases were due to additional depreciation for the two new restaurants opened since the comparable 2001 period and to depreciation expense related to the new accounting software package and new corporate office, partially offset by decreased depreciation expense associated with the sale-leaseback of four restaurant locations since the comparable 2001 period.

Facility Exit Costs. The Company recorded a gain of $0.1 million related to facility exit costs for the fiscal year ended September 30, 2002 compared to an expense of $1.6 million for the comparable 2001 period. In September 2001, the Company decided to abandon the Ladles and Slurp! concepts due to poor operating performance. The Company closed these restaurants during the first half of fiscal 2002. Facility exit costs for fiscal 2001 consist of impairment charges of $1,368,000 as well as an accrual of $204,000, representing the present value of the estimated net future lease payments associated with these restaurants. During fiscal 2002, the Company made cash payments to reduce the liabilities for future rent payments of $121,000. The Company reversed the accrual for the remaining balance of $83,000 during the fourth quarter of fiscal year 2002 due to the termination of the lease of the Ladles location and a long-term sublease for the Slurp! location.

Interest Income. Interest income for the fiscal year ended September 30, 2002 decreased 50.0% to $0.1 million from $0.2 million for the comparable 2001 period as a result of lower interest rates combined with decreased investing activity of available cash.

Interest Expense. Interest expense for the fiscal year ended September 30, 2002 decreased 8.2% to $4.5 million from $4.9 million for the comparable 2001 period as a result of lower interest rates and to the reduction in debt balances since the same period in the prior fiscal year.

Other Income (Expense), net. Other income and expense, net for the fiscal year ended September 30, 2002 decreased to ($394,000) from $804,000 for the comparable 2001 period. This decrease was primarily due to the receipt of an insurance settlement of $1.3 million in fiscal 2001 related to the loss of assets in a fire at a restaurant in San Diego, California which offset asset disposals in the same period. Expenses incurred during fiscal 2002 relate to asset disposals.

Provision for Income Taxes. For the fiscal year ended September 30, 2002, the provisional income tax rate as a percentage of income before taxes increased 1.4 percentage points to 41.0% from 39.6% for the comparable period in fiscal 2001 as a result of higher apportionment of taxable earnings to states such as California and Illinois that have greater marginal income tax rates.

Quarterly Results and Seasonality

The following table sets forth certain unaudited quarterly results and the percentage that certain items in the Company’s statements of operations bear to net sales for the four quarters of fiscal 2002 and 2003. The Company believes that this unaudited quarterly information includes all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period.

	Fiscal 2002				Fiscal 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Statement of Operations Data:
Net sales	$47,879	$55,948	$55,713	$54,756	$49,685	$56,445	$56,629	$57,730
Operating income	170	5,198	4,922	4,016	1,392	3,651	3,410	1,460
Net income (loss)	(692)	2,394	2,243	1,640	206	1,575	1,340	(128)
Basic net income (loss) per common share	$(0.12)	$0.42	$0.39	$0.29	$0.04	$0.27	$0.23	$(0.02)
Diluted net income (loss) per common share	$(0.12)	$0.42	$0.38	$0.28	$0.03	$0.27	$0.23	$(0.02)
As a Percentage of Net Sales:
Operating income	0.0%	9.3%	8.8%	7.3%	2.8%	6.5%	6.0%	2.5%
Net income (loss)	1.4%	4.3%	4.0%	3.0%	0.4%	2.8%	2.4%	0.2%

Selected Operating Data:
Number of salad buffet restaurants open at end of period	94	95	95	95	95	97	97	97
Percentage change in comparable restaurant sales(1)	0.4%	2.3%	2.9%	2.4%	3.6%	(1.1)%	0.3%	3.9%

(1)	Comparable restaurant sales are computed on a monthly basis and then aggregated to determine comparable restaurant sales on a quarterly or annual basis. A restaurant is included in this computation after it has been open for 15 full calendar months. As a result, a restaurant may be included in this computation for only a portion of a given quarter or year.

The Company’s restaurants experience seasonal influences, as a disproportionate amount of the Company’s net income is generally realized during the second, third and fourth fiscal quarters due to higher average sales and lower average costs. However, during the fourth quarter of fiscal year 2003, the Company incurred costs of $997,000 related to the merger transaction, which ultimately resulted in the Company incurring a net loss for the period. Had these charges not been incurred, fourth quarter results would have resulted in net income for the quarter. Quarterly results have fluctuated and are expected to continue to fluctuate as a result of a number of factors, including the timing of new restaurant openings, and are not necessarily indicative of the results that may be achieved for a full fiscal year.

Liquidity and Capital Resources

The Company’s principal capital requirement has been both for funding the development of new restaurants and improving existing restaurants. The Company finances its cash requirements principally from cash flows from operating activities, bank debt, mortgage financing, equipment lease financing, sale-lease back of owned properties and the sale of Company stock. Cash and cash equivalents increased $5.8 million to $11.1 million at September 30, 2003 from $5.3 million at the beginning of the fiscal year. The higher cash balance at September 30, 2003 resulted from cash generated from operations and the receipt of proceeds related to financing activities during the year ended September 30, 2003. These proceeds were used to fund capital expenditures and to repay borrowings that existed previously.

Capital expenditures totaled $11.2 million during fiscal 2003 and $12.8 million for the comparable period in fiscal 2002. During fiscal 2003, the Company made capital expenditures of $6.0 million (including the decrease in construction costs included in accounts payable) for construction of two new restaurants and a stand-alone kitchen facility, which opened during the second quarter of fiscal 2003, and $5.2 million for capital improvements at existing sites. For fiscal 2002, the Company paid $4.7 million (including the decrease in construction costs included in accounts payable) for the opening of two new restaurants, and construction of future restaurants, and paid $8.0 million for capital improvements at existing restaurants. The cash investment to open a new restaurant excludes restaurant opening costs and typically includes the purchase or installation of furniture, fixtures, equipment and leasehold improvements, and in the case of an owned site, the purchase of land and a building.

The Company’s original capital budget for fiscal 2003 totaled $12.7 million, which included $6.7 million for the completion of the construction of three new restaurants, one stand-alone kitchen facility and $6.0 million for capital improvements for existing facilities. In January 2003, the Company completed its development of the two new restaurants and the stand-alone kitchen facility. The Company currently does not have plans to open any additional restaurants in fiscal 2004. See “Business Risks—Expansion Risks.”

During fiscal 2003, the Company generated $18.0 million in cash flows from operating activities, obtained $8.7 million from long-term equipment financing and $1.5 million from the draw on the line of credit, received proceeds from a sale-lease back transaction of $3.1 million, and received $0.7 million from the sale of the Company’s Common Stock pursuant to stock option plans and the Company’s Employee Stock Purchase Plan. In addition, the Company made repayments of $13.5 million towards its long-term debt obligations and $1.5 million of repayments on the line of credit during the year ended September 30, 2003.

The Company’s current assets increased $6.0 million to $24.3 million at September 30, 2003 from September 30, 2002 primarily due to the increases in cash and cash equivalents, inventories and other assets. The Company’s current liabilities increased $7.0 million to $34.9 million at September 30, 2003 from September 30, 2002 primarily due to an increase in accrued liabilities and the current portion of long term debt. The Company and the restaurant industry in general maintain insignificant receivables and vendors grant trade credit for purchasing food and supplies. Inventories have increased $547,000 from September 30, 2002 in order to support the addition of two new restaurants and a stand-alone central kitchen during the year ended September 30, 2003. The Company also continues to invest in the business through the addition of new restaurants and refurbishment of existing restaurants, which are reflected as long-term assets and not as part of working capital. As of September 30, 2003 the current ratio increased to 0.70 to 1.0 compared with 0.66 to 1.0 at the beginning of the fiscal year, primarily due to the increase in cash and cash equivalents and inventories and the decrease in accounts payable, offset by an increase in current portion of long-term debt. There can be no assurance that the Company will continue to reduce its working capital deficit in the future.

As of September 30, 2003, the Company operated 97 restaurants. The Company currently owns the land or land and buildings for 24 restaurants, including the land for two sites related to future openings. The Company opened two new restaurants and one new stand alone kitchen facility in January 2003, and as a result incurred restaurant opening costs of $227,000 during the year ended September 30, 2003. See “Business Risks—Expansion Risks.”

The Company requires capital principally to grow the business through new restaurant construction, as well as to maintain, improve and refurbish existing restaurants, and for general operating purposes. In addition to funds generated from operations, the Company may need to obtain external financing in the form of a sale-lease back of owned properties and long-term debt financing to complete its long-term plans for expansion of new restaurants and improvements to existing restaurants and meet principal payments on its existing loans. There can be no assurance that such funds will be available when needed and should the Company not be able to obtain such financing it may be forced to delay the development of new restaurants in the future and cease improvements to existing restaurants. Additionally, should the Company’s results of operations decrease it may not have the ability to pay its debt of $38.8 million outstanding at September 30, 2003. Based upon current levels of operations and anticipated growth, the Company expects that cash flows from operations, combined with other financing alternatives available, will be sufficient to meet debt service, capital expenditures and working capital requirements for the next twelve months. See “Business Risks—Capital Requirements.”

The Company is subject to a number of covenants under various debt instruments, including limitations on additional borrowings, acquisitions, capital expenditures, lease commitments and dividend payments, as well as requirements to maintain certain financial ratios, cash flows and net worth. As of September 30, 2003, the Company was not in compliance with a fourth quarter net income covenant. Management believes that this violation was the product of the merger costs that were incurred during fourth quarter of fiscal year 2003, and expects to be in compliance with the quarterly covenant in the future. The financial institution has issued a waiver of the violation through September 30, 2003. The Company’s original line of credit agreement expires on January 31, 2004 and the letter of credit issued will expire on April 1, 2004. In November 2003, the Company signed an amendment to this agreement extending the expiration until April 30, 2004.

If the merger agreement with GF Holdings is terminated under specific circumstances as set forth in the agreement, the Company will be liable to pay GF Holdings a fee of $4.1 million

Total debt outstanding decreased $4.8 million to $38.8 million, at September 30, 2003 from $43.6 million at the beginning of the fiscal year. The Company is also subject to payments under specific contractual obligations and commitments. A summary of those contractual obligations and commercial commitments as of September 30, 2003 is as follows:

	Payments due by period as of September 30, 2003 (In thousands)
Contractual obligations	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter	Total
Long-term debt	$17,606	$19,442	$1,777	$—	$38,825
Operating leases	14,279	25,805	22,576	88,349	151,009
Minimum purchase obligations (1)	1,802	147	—	—	1,949

Total cash contractual obligations	$33,687	$45,394	$24,353	$88,349	$191,783

	Amount of commitment expiration per period as of September 30, 2003 (In thousands)
Commercial commitments	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter	Total
Guarantee (2)	$43	$13	$—	$—	$56
Letter of credit (3)	1,702	—	—	—	1,702

Total commercial commitments	$1,745	$13	$—	$—	$1,758

(1)	Consists of procurement contracts with minimum purchase obligations related to tangible goods.
(2)	Consists solely of guarantee associated with sub-leased property. The Company is not aware of any non-performance under the sub-lease arrangement that would result in our having to perform in accordance with the terms of the guarantee and accordingly, has not recorded a liability related to this guarantee. In the event of non-performance under the arrangement, the Company would be required to fulfill the lease obligation.

(3)	Letter of credit agreement is a security for the performance under the Company’s insurance agreement with its carrier. The agreement will remain in effect until the carrier deems the policy has no remaining liability. The carrier can draw on the letter of credit in the event that they receive a notice from the bank indicating that the letter of credit will not be renewed, or if the Company fails to reimburse the carrier up to an amount equal to the carrier’s claim for reimbursement. The letter of credit agreement with the bank is for an amount not to exceed $1,702,000 and expires on April 1, 2004, however is deemed to be automatically extended without amendment for one year after the expiration date. As of September 30, 2003, there have been no amounts drawn on the letter of credit. As part of establishing the letter of credit, the Company paid a fee of $19,500.

The Company is not aware of any other factors, which are reasonably likely to affect the liquidity, other than those discussed above and disclosed as business risks and risk factors disclosed below. While the Company has noted that certain operating expenses, including insurance and occupancy costs, are rising and the economy has slowed down, the Company believes that there are sufficient funds available from operations, the existing credit facility and the sale-lease back of restaurant properties to accommodate the Company’s future operations.

Impact of Inflation

The primary inflationary factors affecting the Company’s operations include food and beverage and labor costs. The Company does not believe that inflation has materially affected earnings during the past four years with the exception of labor, which was affected by California and Federal minimum wage increases. Substantial increases in costs and expenses, particularly food, supplies, labor and operating expenses, could have a significant impact on the Company’s operating results to the extent that such increases cannot be passed along to guests.

New Accounting Standards

In September 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing any future restructuring costs as well as the amounts recognized. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted the provisions of SFAS No. 146 on January 1, 2003 and the adoption of SFAS No. 146 did not have a material effect on its financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (SFAS No. 148), “Accounting for Stock Based Compensation—Transition and Disclosure”, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of Statement No. 123 (SFAS No. 123) to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of SFAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a “ramp-up” effect on stock-based compensation expense in the first few years following adoption. SFAS No. 148 provides two additional methods of transition that reflect an entity’s full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. SFAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies—regardless of the accounting method used—by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, the Statement improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. The Company did not adopt the fair value based method of accounting for stock-based employee compensation. The Company adopted the interim and annual disclosure provisions of SFAS No. 148 in the quarter ended March 31, 2003 and year ended September 30, 2003, respectively,which did not have a material effect on its financial statements.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS No. 149), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after September 30, 2003, and is not expected to have a material impact on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 (SFAS 150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for the Company for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003, and is not expected to have a material impact on the Company’s financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of certain guarantees. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for interim or annual periods ending after December 15, 2002. The Company adopted the disclosure provisions of FIN No. 45 as of January 1, 2003, which did not have a material effect on the financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN No. 46 also requires enhanced disclosure requirements related to variable interest entities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not believe that the adoption of this accounting pronouncement will have a material impact on our financial statements.

In November 2002, the FASB’s Emerging Issues Task Force (EITF) discussed Issue 02-16 (EITF 02-16), “Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor”. Issue 02-16 provides guidance on how a customer should account for cash consideration received from a vendor. This Issue is effective for new arrangements entered into after December 15, 2002. The Company adopted the provisions of Issue 02-16 in the second quarter of fiscal year 2003 for all prospective agreements with effective dates after January 1, 2003 and the adoption did not have a material impact on the results of operations or financial position as these type of agreements were previously accounted for in a similar manner.

BUSINESS RISKS

In addition to other information in this Form 10-K, shareholders and prospective investors should consider carefully the following factors in evaluating the Company and its business.

Certain Operating Results and Considerations

In fiscal 2001, 2002, and 2003, the Company experienced an increase of 3.3%, 2.1%, and 1.6% respectively, in comparable restaurant sales. The Company does not believe it has significant latitude to achieve comparable restaurant sales growth through price increases, and, as a result, the Company does not believe that recent comparable restaurant sales are indicative of future trends in such sales. The Company believes that it may from time to time in the future experience declines in comparable restaurant sales, and that any future increases in comparable restaurant sales may be modest. Further, the Company’s newer restaurants have not historically experienced significant increases in guest volume following their initial opening period. See “Selected Financial Data.”

Expansion Risks

The Company opened ten salad buffet restaurants in fiscal 1999, seventeen in fiscal 2000, ten in fiscal 2001 (opening nine new restaurants and re-opening one existing restaurant), two restaurants in fiscal 2002 and two restaurants in fiscal 2003. The Company currently does not have any specific plans to open any restaurants in fiscal 2004. The Company’s ability to achieve its expansion plans during fiscal 2005 and beyond will depend on a variety of factors, many of which may be beyond the Company’s control, including the Company’s ability to locate suitable restaurant sites, qualified managers, negotiate acceptable leases or purchase terms, obtain required governmental approvals, construct new restaurants in a timely manner, attract, train and retain qualified and experienced personnel and management, operate its restaurants profitably and obtain additional capital, as well as general economic conditions and the degree of competition in the particular region of expansion. The Company has experienced, and expects to continue to experience, delays in restaurant openings from time to time.

Since its inception, the Company has closed three non-performing buffet restaurants, one mini restaurant, two Ladles restaurants and one SLURP! restaurant due to poor operating performance. Given the number of restaurants in current operation, there can be no assurances that the Company will not close restaurants in the future. Any closure could result in a significant write–off of assets, which could adversely affect the Company’s business, financial condition and results of operations.

The Company incurs substantial costs in opening a new restaurant and, in the Company’s experience, new restaurants experience fluctuating operational levels for some time after opening. In the Company’s experience, operational expenses tend to stabilize over a period of three to fifteen months after a store opens. Owned restaurants generally require significantly more up-front capital than leased restaurants. As a result, an increase in the percentage of owned restaurant openings as compared to historical practice would increase the capital required to meet the Company’s growth plans. There can be no assurance that the Company will successfully expand into new regions or that the Company’s existing or new restaurants will be profitable. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future. See “Business—Restaurant Industry and Competition,” and “Business—Expansion Strategy”.

Restaurant Industry and Competition

The restaurant industry is highly competitive. Key competitive factors in the industry include the quality and value of the food products offered, quality of service, price, dining experience, restaurant location and the ambiance of the facilities. The Company’s primary competitors include mid-price, full-service casual dining restaurants at dinner and fast casual restaurants at lunch. Additionally, the Company competes with traditional self-service buffet and other soup and salad restaurants and healthful and nutrition-oriented restaurants at both meal periods. The Company competes with national and regional chains, as well as individually owned restaurants. The number of casual restaurants with operations generally similar to the Company’s has grown substantially in the last several years and the Company believes competition among casual restaurants has increased and will continue to increase as the Company’s competitors expand operations in various geographic areas. Such increased competition could increase the Company’s operating costs or adversely affect its revenues. The Company believes it competes favorably in the industry, although many of the Company’s competitors have been in existence longer than the Company, and have both a more established market presence and substantially greater financial, marketing and other resources than the Company, which may give them certain competitive advantages. In addition, the restaurant industry has few non-economic barriers to entry. Therefore, there can be no assurance that third parties will not be able to successfully imitate and implement the Company’s concept. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future.

Multi-unit food service businesses such as the Company’s can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns with respect to the nutritional value of certain food. To minimize the risk of food-borne illness, the Company has implemented sanitation audits through its Food Management System for managing food safety and quality. Nevertheless, the risk of food-borne illness cannot be completely eliminated. Any outbreak of such illness attributed to Company restaurants in particular, or within the food service industry in general, could have a material adverse effect on our financial condition and results of operations

Capital Requirements

In addition to funds generated from operations, the Company will need to obtain external financing in the form of sale-lease backs of owned properties and long-term debt financing to complete its plans for expansion through new restaurants and improvements to existing restaurants for fiscal year 2005 and beyond and meet principal payments on its existing loans. There can be no assurance that such funds will be available when needed and should the Company not be able to obtain such financing, it may be forced to severely curtail the development of new restaurants at its desired pace, or at all, and to make improvements to existing restaurants. Additionally, should the Company’s results of operations decrease it may not have the ability to pay its debt of $38.8 million outstanding at September 30, 2003.

Cost Sensitivity

The Company’s profitability is highly sensitive to increases in food, labor, utilities, insurance costs, and other operating costs. The Company’s dependence on frequent deliveries of fresh produce and groceries subjects it to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could materially adversely affect the availability, quality, and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increasing food, labor and employee benefit costs (including increases in minimum hourly wage and unemployment tax rates), rent increases resulting from the rent escalation provisions in the Company’s leases, and the availability of experienced management and hourly employees may also adversely affect the Company. The Company believes recent relatively favorable inflation rates and part-time labor supplies in its principal market area have contributed to relatively stable food and labor costs in recent years. However, both insurance and energy costs have increased at much higher than historical rates in the Company’s core market, California, and other regions. Should these costs continue to increase, the food and labor costs will unfavorably impact the results of operations. However, there can be no assurance that these conditions will continue or that the Company will have the ability to control costs in the future. See “Reliance on Key Suppliers and Distributors,” and “Business.”

Minimum Wage

The Company has experienced increases in its labor expenses due to increases in the federal minimum wage rate and in the California minimum wage rate. These increases have resulted in a decrease in the Company’s profitability. The Company could be impacted by increasing wage costs in any of its markets where the minimum wage rate is increased. The Company is exploring strategic ideas on how to better manage labor utilization in order to minimize any potential impact from increasing wage costs. There can be no assurance that the Company will be able to manage and absorb these increases in wage costs in the future.

Planned Marketing Expenditures

The Company has incurred increased marketing expenditures during the year ended 2003 as an attempt to increase guest counts. A significant portion of the Company’s external marketing effort consists of attracting guests through the use of freestanding inserts (“FSIs”), print media, and radio advertising as a means to increase market awareness. In addition, the restaurants often co-sponsor fund-raising events in the restaurants for local charitable and other community organizations. There can be no assurance that the marketing and promotion strategies discussed herein will be successful or benefit the Company by increasing guest counts or achieving higher net sales in the future.

Other Operating Expenditures

As the facilities for the Company’s existing restaurant base continue to age, the Company expects to experience increased repair and maintenance expenditures related to those existing stores. Such increases may affect store profitability. Further, the Company has experienced and expects to continue to experience higher property insurance costs as a result of increased rate pressure throughout the insurance industry. There can be no assurance that the increases in repair and maintenance expense and increased property insurance expense will not continue to impact the Company’s profitability or its ability to control costs in the future.

For the fiscal year ended September 30, 2003, the Company converted one location to leased from owned as part of a plan to reduce debt. Such conversions result in an increase in store rent expense (partially offset by a decrease in building depreciation expense) for the converted location. Should the Company continue to convert owned locations to leased locations, store rent expense will continue to increase as a result.

Importance of Key Employees

The success of the Company and its individual restaurants depends upon the Company’s ability to attract and retain highly motivated, well-qualified restaurant operations and other management personnel. The Company faces significant competition in the recruitment of qualified employees.

Seasonality and Quarterly Fluctuations

The Company’s business experiences seasonal fluctuations as a disproportionate amount of the Company’s net income is generally realized in the second, third and fourth fiscal quarters due to higher average sales and lower average costs. Quarterly results have fluctuated and are expected to continue to fluctuate as a result of a number of factors, including the timing of new restaurant openings. As a result of these factors, net sales and net income on a quarterly basis may fluctuate and are not necessarily indicative of the results that may be achieved for a full fiscal year. See “Quarterly Results and Seasonality.”

Geographic Concentration in California and Florida; Restaurant Base

Forty of the Company’s 97 existing salad buffet restaurants are located in California and eighteen are located in Florida. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic or other conditions in these regions, including natural disasters, such as hurricanes which have occurred annually in recent years in Florida, or other acts of God that could have a material adverse effect on the Company’s business. The Company’s significant investment in, and long-term commitment to, each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect the Company’s operations. In addition, the Company has a small number of restaurants relative to some of its competitors. Consequently, a decline in the profitability of an existing restaurant or the introduction of an unsuccessful new restaurant could have a more significant effect on the Company’s result of operations than would be the case in a company with a larger number of restaurants. See “Business—Restaurant Facilities” and “Business—Expansion Strategy.”

Reliance on Key Suppliers and Distributors

The Company utilizes sole source suppliers for certain produce and grocery items. In addition, in order to minimize price fluctuations, the Company enters into fixed price supply contracts that typically have terms of two months to one year and generally do not have minimum purchase requirements. However, in the event that the Company’s suppliers are unable to make the required deliveries due to shortages or interruptions caused by adverse weather or other conditions or are relieved of their contract obligations due to an invocation of an act of God provision, the Company would need to renegotiate these contracts or purchase such products and groceries elsewhere. There can be no assurance that the Company’s produce and grocery costs would not as a result be higher, and such higher costs could have a material adverse effect on the Company’s business, financial conditions and results of operations. The Company has several local produce distributors and also distributes other grocery items through its own distribution system out of one warehouse on the West Coast and one on the East Coast. All produce and groceries purchased by the Company are channeled from the growers and other suppliers to the Company’s warehouses, restaurants, and central kitchens through these distributors. In the event that any of these distributors were to cease distribution on behalf of the Company, the Company would be required to make alternate arrangements for produce. There can be no assurance that the Company’s distribution expense would not be greater under such alternate arrangements. See “Cost Sensitivity” and “Business—Restaurant Operations.”

Legal Matters

On September 29, 2003, the Company entered into a merger agreement pursuant to which Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. On October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et at., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the merger agreement was entered into in breach of the defendants’ fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorneys’ fees, among other relief. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The Company believes that this lawsuit is without merit and intends to defend against it vigorously.

The Company is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company is party to various legal actions relating to former employees. In the opinion of management, after reviewing the information which is currently available with respect to these matters, and consulting with the Company’s counsel, any liability which may ultimately be incurred will not materially affect the financial position or results of operations of the Company.

Government Regulation

The Company’s business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. The Company’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. Congress and various states (including California and the other fourteen states in which the Company operates) passed proposals that imposed increases in state or federal minimum wages in 1996, 1997, 1998, 2000, 2001, 2002, and 2003. There is no assurance that the Company will be able to continue to pass increased costs on to its guests. The Company is subject to the Americans with Disabilities Act of 1990, which requires certain accommodations to the Company’s restaurant designs to allow access for people with disabilities. In addition, the Company is subject to the regulations of the Immigration and Naturalization Service (“INS”). Given the location of many of the Company’s restaurants, even if the Company’s operation of those restaurants is in strict compliance with INS requirements, the Company’s employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in its work force. Additionally, legislative proposals are currently under consideration by Congress and state legislators to require employers to pay for health insurance for all employees and similar legislation has been passed in California that may go into effect in 2006.

Anti-takeover Measures

Certain provisions of the Company’s Restated Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock and could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

Volatility of Stock Price

The market price of the Company’s Common Stock has fluctuated since the initial public offering of the Common Stock in May 1995. Quarterly operating results of the Company and other restaurant companies, changes in general conditions in the economy, the financial markets or the restaurant industry, natural disasters or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. See “Market for Company’s Common Equity and Related Stockholder Matters.”

Certain Risks Associated with the Merger

On September 29, 2003, the Company entered into a merger agreement, pursuant to which Merger Subsidiary will merge with and into Garden Fresh, with Garden Fresh being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. In the merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share, will be canceled and converted automatically into the right to receive $16.35 per share in cash. The merger remains subject to a condition that the aggregate proceeds of the financings contemplated by certain debt financing commitments be available to GF Holdings at the closing, as well as other customary closing conditions, including the approval of the merger by the Company’s shareholders. The Company expects to hold a special meeting of stockholders to vote on the merger agreement in the second fiscal quarter of 2004. There can be no assurance, however, that the merger will be completed.

Since the announcement of the pending merger, the trading in the Company’s stock has been influenced by the market expectations about the closing of the merger. If the merger fails to close or is delayed, that may have a material adverse impact on the business of the Company and market price for the Company’s stock.

If the merger agreement is terminated under specific circumstances as set forth in the agreement, the Company will be liable to pay GF Holdings a fee of $4.1 million.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

At September 30, 2003 the Company did not have an outstanding balance under its line of credit agreement and no amounts have been drawn against the letter of credit. On November 1, 2002 the Company entered into a line of credit agreement (Credit Agreement) with a bank. This credit agreement provides for borrowings up to $6 million under a revolving credit agreement that will carry interest at either the prime rate or LIBOR plus 2% with interest payable at the beginning of each month. Accordingly, changes in short-term interest rates could affect the Company’s line of credit interest rate, increasing net interest expense and likewise decreasing earnings and cash flow. The Company cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from the estimated results due to adverse changes in interest rates or debt availability.

The majority of the Company’s outstanding long-term debt balance at September 30, 2003 of $38.8 million is financed through loans from lending institutions with fixed interest rates. As such, the Company does not believe that changes in short-term interest rates would have a material impact on interest expense related to these loans or significantly decrease results of operations or cash flow. However, if the Company chose to refinance any amounts due in fiscal year 2004, the Company may be subject to changes in short-term interest rate fluctuations, which may decrease or increase results of operations and cash flow.

The Company did not have any foreign currency or other market risk or any derivative financial instruments at September 30, 2003.

Item 8.    Financial Statements and Supplementary Data

The Company’s financial statements as of September 30, 2003 and 2002, and for each of the three fiscal years in the period ended September 30, 2003, and the report of our independent auditors, are included in this report as listed in the index on page 44 of this report—Item 15(a).

Item 9.    Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Not Applicable.

Item 9A.    Controls and Procedures

Under the supervision and with the participation of management, including the principal executive and principal financial officers, we evaluated the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based on this evaluation, our principal executive officer and principal financial officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this annual report. There were no changes in internal control over financial reporting that would require additional disclosure under Regulation S-K 308(c).

PART III

Item 10.    Directors and Executive Officers of the Company

The Company has a classified Board of Directors consisting of two Class A directors (Michael P. Mack and David Nierenberg), two Class B directors (Edgar F. Berner and John M. Robbins, Jr.), and three Class C directors (Edward A. Blechschmidt, Robert A. Gunst and Michael M. Minchin, Jr.,) who will serve until the Annual Meetings of Stockholders to be held in 2006, 2005 and 2004, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire at such annual meeting. The names, ages and positions of the Registrant’s directors and executive officers are listed below, along with a brief account of their business experience. There are no family relationships among these directors or officers, nor any arrangement or understanding between any such directors or officers and any other person pursuant to which any of such officers were selected as executive officers.

Directors of the Company:

Name	Age	Positions With The Company	Director Since
Class A directors:

Michael P. Mack*	52	Director, Chief Executive Officer and President	1984
David Nierenberg	50	Director	2001

Class B directors:

Edgar F. Berner	72	Director	1996
John M. Robbins, Jr.	56	Director	1996

Class C directors:

Edward A. Blechschmidt.	51	Director	2003
Robert A. Gunst	55	Chairman of the Board and Director	1996
Michael M. Minchin, Jr.	77	Director	1993

*Executive Officer of the Company

Class A Directors (term expires 2006):

Michael P. Mack co-founded the Company in 1983 and was the President and Chief Operating Officer from the Company’s inception until April 1991 and the Chief Executive Officer from September 1990 to April 1991. Mr. Mack assumed the role of Chairman of the Board of Directors from December 1997 until January 2003. Mr. Mack has been a director of the Company since 1984. Since February 1994, Mr. Mack has been the Company’s President and Chief Executive Officer. From April 1991 to February 1994, Mr. Mack served as the President of MPM Management, Inc., a consulting firm. Prior to joining the Company, from 1977 to 1983, Mr. Mack worked for Bain & Company, a management consulting firm, where he specialized in the development and implementation of business strategies. Mr. Mack received a Bachelor of Arts Degree from Brown University and a Master’s Degree in Business Administration from Harvard University.

David Nierenberg joined the Company’s Board of Directors in 2001. Mr. Nierenberg currently serves as President of Nierenberg Investment Management Company. Since 1996 his firm has managed The D3 Family Fund, LP, a private investment partnership based in Camas, Washington, that seeks long term capital gain through investments in undervalued micro-cap domestic public companies. Mr. Nierenberg also manages the following funds: D3 Family Fund, D3 Family Retirement Fund, LP; D3 Children’s Fund, LP, and D3 Offshore Fund. Prior to forming Nierenberg Investment Management, he was a general partner at Trinity Ventures, Ltd., in

Menlo Park, California, from 1986 to 1995 where he specialized in turnarounds and financial service and healthcare companies. Previously, he was a senior vice president at General Electric Venture Capital Corp., also based in Menlo Park. He began his career at Bain & Company, an international management consulting firm, from 1978 to 1985, where he was a partner managing strategy, acquisition and cost reduction projects. Mr. Nierenberg is a member of the Massachusetts State Bar. He serves on the Board of Directors of several public and private corporations and civic and charitable organizations, including Southwest Washington Medical Center, Mexican Restaurants, Inc. (CASA) and Natus Medical Inc. (BABY). Mr. Nierenberg received his Juris Doctorate from Yale Law School and his Bachelor of Arts degree from Yale College where he was elected to Phi Beta Kappa.

Class B Directors (term expires 2005):

Edgar F. Berner joined the Company’s Board of Directors in 1996. Mr. Berner is a private investor and is the former Chairman (from 1991 to 1996) and CEO (from 1991 to 1998) of Sweet Factory, Inc., a national candy specialty chain. From 1969 to 1980, Mr. Berner was founder and President of Fashion Conspiracy, a 280 store junior apparel chain. He previously served on the Board of Directors of The Clothestime, Inc. and Edison Brothers Stores, Inc. In addition to serving on the Board of Directors of the Company, Mr. Berner is a Director of Hot Topic (Nasdaq), a teen specialty retail chain, and a Director of Barbeques Galore (Nasdaq) the nation’s largest barbeque chain store.

John M. Robbins, Jr. joined the Company’s Board of Directors in 1996. Mr. Robbins currently serves as Chairman of the Board of Directors and CEO of American Residential Investment Trust, Inc. (AMEX) (“ARIT”). Prior to joining ARIT, Mr. Robbins was Chairman of the Board of Directors of American Residential Mortgage Corporation (“AMRES Mortgage”) from 1990 until 1994 and President of AMRES Mortgage from the time he co-founded it in 1983 until 1994. Mr. Robbins is also a Director of Accredited Home Lenders, the University of San Diego, and the Mortgage Bankers Association of America.

Class C Directors (term expires 2004):

Edward A. Blechschmidt joined the Company’s Board of Directors in April 2003. Mr. Blechschmidt is a private investor and management consultant and formerly Chairman and CEO (from 2000 to 2002) of Gentiva Health Services, Inc. Prior to joining Gentiva, Mr. Blechschmidt was CEO of Olsten Corporation from 1998 to 2000. From 1996 to 1998 he was President and CEO of Siemens Nixdorf Americas and Siemens’ Pyramid Technologies. Prior to Siemens, he spent more than 20 years with Unisys Corporation in various lines and staff positions including Chief Financial Officer. Mr. Blechschmidt is also a Director of Gentiva Health Services, Inc., Lionbridge Technologies, Inc., and Bayshore Healthcare, Ltd.

Robert A. Gunst joined the Company’s Board of Directors in 1996 and assumed the role of Chairman of the Board in January 2003. Mr. Gunst has more than 30 years of experience in food and retailing. Mr. Gunst currently is a private investor. Mr. Gunst had previously served as President and Chief Executive Officer of The Good Guys, Inc. (Nasdaq) from 1993 to 1999. In 1990, he became President and Chief Operating Officer of The Good Guys, Inc. while remaining a member of its Board of Directors of which he had joined in 1986. Mr. Gunst holds a Master’s Degree in Business Administration from the University of Chicago’s Graduate School of Business and a Bachelor of Arts Degree from Dartmouth College.

Michael M. Minchin, Jr. joined the Company’s Board of Directors in November 1993 and assumed the role of Chairman of the Board from February 1994 to December 1997. From May 1992 to November 1993, Mr. Minchin served as an independent consultant to Sizzler International, Inc. (NYSE) a restaurant company, and several other publicly held restaurant chains. Prior to that, Mr. Minchin served as the Executive Vice President of Sizzler International from May 1980 to May 1992. Mr. Minchin received a Bachelor of Arts Degree from Stanford University and a Master’s Degree in Business Administration from Harvard University. Currently,

Mr. Minchin serves as President and Managing Director of the John Douglas French Alzheimer’s Research Foundation as well as an independent consultant to several publicly held restaurant chains and bio medical start-ups.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee’s function is to review, with the Company’s independent accountants and management, the results of the examination of the Company’s financial statements by the independent accountants and the independent accountants’ opinion. The Audit Committee also approves all professional services performed by the independent accountants, recommends the retention of the independent accountants to the Board, subject to ratification by the stockholders, recommends a code of corporate conduct, and periodically reviews the Company’s accounting policies and internal accounting and financial controls. For fiscal 2003, the members of the Audit Committee were Messrs. Berner, Gunst, and Nierenberg. In addition, in April 2003, Edward Blechschmidt joined the Board, and was elected to serve as the audit committee chair, and replaced Mr. Nierenberg in his role as audit committee member.

The Compensation Committee’s function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock option grants. During fiscal 2003, the members of the Compensation Committee were Messrs. Gunst, Minchin and Nierenberg.

The Nominating and Governance Committee’s function is to identify and select potential candidates for the Company’s Board of Directors. In addition, the Nominating and Governance Committee recommends corporate governance principles and code of corporate conduct. This Committee was formed in November of 2002, and the members are Messrs. Berner, Minchin and Robbins.

The Board of Directors has determined that the Company has an audit committee financial expert, Edward A. Blechschmidt, serving on its audit committee, who is considered to be independent under the NASDAQ listing requirements in effect during fiscal 2003.

During the fiscal year ended September 30, 2003, the Board held five meetings. All directors attended at least seventy-five percent of these meetings of the Board and the committees on which they served (during the periods that they served).

Executive Officers of the Company:

The executive officers of the Company as of September 30, 2003 are as follows (in alphabetical order with CEO/President listed first):

Name	Age	Position
Michael P. Mack	52	President and Chief Executive Officer
Walter J. Carucci	53	Vice President of Development and Construction
Lloyd Fritzmeier	59	Chief Operating Officer
Kenneth J. Keane	47	Vice President of Human Resources
R. Gregory Keller	55	Senior Vice President of Operations
David W. Qualls	58	Chief Financial Officer and Secretary

Michael P. Mack co-founded the Company in 1983 and was the President and Chief Operating Officer from the Company’s inception until April 1991 and the Chief Executive Officer from September 1990 to April 1991. Mr. Mack assumed the role of Chairman of the Board of Directors from December 1997 until January 2003. Mr. Mack has also been a director of the Company since its inception. Since February 1994, Mr. Mack has been the Company’s President and Chief Executive Officer. From April 1991 to February 1994, Mr. Mack served as the President of MPM Management, Inc., a consulting firm. Prior to joining the Company, from 1977 to 1983, Mr. Mack worked for Bain & Company, a management consulting firm, where he specialized in the development and implementation of business strategies. Mr. Mack received a B.A. from Brown University and a M.B.A. from Harvard University.

Walter J. Carucci joined the Company in July 2002 as Vice President of Development and Construction. From February 2000 to July 2002, Mr. Carucci served as an independent consultant in the fields of Real Estate, Development and Construction Services to various retail and restaurant clients. In addition to his duties as a consultant, he was Director of Retail Real Estate for Stiles Corporation in Nashville, Tennessee. From November 1994 to February 2000, Mr. Carucci served as Vice President of Development for Al Copeland Investments in New Orleans, Louisiana. From December 1987 to November 1994, Mr. Carucci served as Vice President of Development for Black-Eyed Pea U.S.A., Inc., a multi-concept, chain restaurant company. Mr. Carucci received a B.A. in Architecture from Clemson University, is a member of the American Institute of Architects and presently is registered with the State of Texas Board of Architectural Examiners. Also, he holds an Affiliate Brokers License in the State of Tennessee.

Lloyd J. Fritzmeier joined the Company in September 2002 as Executive Vice President of Marketing and assumed the role of Chief Operating Officer in May 2003. Prior to joining the Company, from 1991 to 2002, Mr. Fritzmeier served as President and Chief Executive Officer of Arby’s Franchise Association (AFA), which operates as the marketing arm for over 3,200 domestic restaurants. Prior to AFA, Mr. Fritzmeier served in various marketing capacities with Marketing Corporation of America, ITT Continental Biking, Standard Brands, J. Walter Thompson, and Henderson Advertising. Mr. Fritzmeier received a B.B.A. from the University of Miami and a M.B.A. from Columbia University in New York City.

Kenneth J. Keane has served as the Vice President of Human Resources since November 1998. Mr. Keane joined the Company in 1986 as a restaurant manager. During his employment with the Company he has served as Director of Operations, Director of Training and Executive Director of Human Resources. Prior to his joining the Company, Mr. Keane worked in restaurant management for ten years. Mr. Keane received a certificate in Human Resources from San Diego State University in 1996.

R. Gregory Keller joined the Company in June 1991 as Vice President of Operations. From January 1991 to June 1991 prior to joining the Company, Mr. Keller served as a consultant to the Company. From June 1990 to January 1991, Mr. Keller served as an independent consultant. From June 1971 to June 1990, Mr. Keller served as a divisional Vice President of Operations of Paragon, Inc., a restaurant company, where he managed operations for 33 restaurants. Mr. Keller received a B.S. from Northern Illinois University.

David W. Qualls joined the Company in November 1985 as Chief Financial Officer and Secretary. From 1982 to 1985, Mr. Qualls served as Vice President of Finance and Administration and Chief Financial Officer of Diatek, Inc., a medical electronics company. Mr. Qualls received a B.A. from California State University at Fresno and a M.B.A from the University of Virginia

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were timely complied with during the fiscal year ended September 30, 2003.

Code of Ethics

The Company has adopted a code of ethics that applies to all members of Board of Directors and employees of the Company, including, the principal executive officer, principal financial officer, principal accounting officer and controller. The Company has posted a copy of the code on the Company’s internet website at the internet address: http://www.gardenfreshcorp.com. Copies of the code may be obtained free of charge from the Company’s website at the above internet address.

Item 11.    Executive Compensation and Other Matters

The following table sets forth information for the fiscal years ended September 30, 2003, 2002 and 2001 concerning the compensation of the Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company. (Information is in alphabetical order with the CEO/President listed first).

SUMMARY COMPENSATION TABLE

				Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Bonus	Securities Underlying Options(1)	All Other Compensation (2)
Michael P. Mack	2003	$350,000	$—	—	$20,000
Chief Executive Officer, President	2002	$334,750	$45,000	27,500	$20,000
	2001	$334,750	$—	—	$20,000

Walter J. Carucci(3)	2003	$160,000	$—	—	$18,000
Vice President of Development and	2002	$34,416	$—	25,000	$—
Construction

Lloyd J. Fritzmeier(4)	2003	$280,000	$—	—	$20,000
Chief Operating Officer	2002	$23,334	$—	60,000	$—

R. Gregory Keller	2003	$215,000	$—	—	$20,000
Vice President of Operations	2002	$198,275	$62,500	17,500	$20,000
	2001	$198,275	$—	—	$20,000

David W. Qualls	2003	$250,000	$—	—	$20,000
Chief Financial Officer, Secretary	2002	$236,900	$62,500	20,000	$20,000
	2001	$236,900	$—	—	$20,000

(1)	Consists options granted in fiscal year 2002.
(2)	Consists of deferred compensation matches.
(3)	Fiscal 2002 was a partial salary, and based on the hire date of July 22, 2002.
(4)	Fiscal 2002 was a partial salary, and based on the hire date of August 26, 2003.

The following table provides information concerning exercises of options to purchase the Company’s Common Stock during the fiscal year ended September 30, 2003, and unexercised options held as of September 30, 2003 by the persons named in the Summary Compensation Table. (Information is in alphabetical order with the CEO/President listed first):

AGGREGATE OPTION EXERCISES IN FISCAL 2003 AND FISCAL YEAR-END VALUES

			Number of Securities Underlying Unexercised Options at 9/30/03		Value of Unexercised In-The-Money Options at 9/30/03 (1)(2)
	Shares Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael P. Mack	—	$—	270,225	14,275	$1,506,532	$57,538
Walter J. Carucci	—	$—	10,425	14,575	$45,974	$64,276
Lloyd J. Fritzmeier	—	$—	21,671	38,329	$110,522	$195,478
R. Gregory Keller	—	$—	139,418	9,082	$822,563	$35,557
David W. Qualls	—	$—	103,045	10,455	$442,674	$41,211

(1)	Values are net of exercise price.
(2)	The value of “in-the-money” stock options represents the difference between the exercise price of such option and the fair market value of $15.91 per share of Common Stock as of September 30, 2003, the closing price of the Common Stock reported on the Nasdaq National Market on such date.

Compensation of Directors

The non-employee directors of the Company each receive $20,000 and the Chairman of the Board receives $50,000 per year as cash compensation for attendance at Board of Directors and committee meetings. Also, for each Board and committee meeting a non-employee director attends, the director receives from $1,000 to $2,000, depending on the nature of the meeting and the role of the specific member. This compensation is paid for meetings of the standing committees, as well as meetings of a special committee relating to the merger. Additionally, the directors of the Company are reimbursed for expenses incurred in connection with attendance at Board of Directors or committee meetings. Each non-employee director remaining in office is granted an option to purchase 7,500 shares of Common Stock annually in addition to an initial grant of 10,000 options upon joining the Board. Each non-employee director has waived his right to receive the annual option grant that would have been issued in the first quarter of fiscal 2004.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the year ended September 30, 2003, executive compensation was administered by the Compensation Committee comprised of three non-employee directors of the Company, Messrs. Gunst, Minchin and Nierenberg. Mr. Mack, the Company’s President and Chief Executive Officer, participated in the deliberations of the Compensation Committee regarding executive compensation that occurred during fiscal 2003, but did not take part in deliberations regarding his own compensation. Mr. Mack’s participation in the deliberations of the Compensation Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding the appropriate levels of compensation for the Company’s officers.

Employment Contracts and Termination of Employment and Change in Control Arrangement

The Company entered into employment agreements with Michael Mack, Chief Executive Officer and President, David Qualls, Chief Financial Officer and Secretary, Gregory Keller, Vice President of Operations in July 1997, and with Kenneth Keane, Vice President of Human Resources in November 1998, and with Walt Carucci, Vice President of Development and Construction in July 2002, and with Lloyd Fritzmeier, Chief

Operating Officer in September 2002. Under the respective employment agreements, the minimum base annual salary for Mr. Mack is $250,000, for Mr. Qualls is $170,000, for Mr. Keller is $150,000, for Mr. Keane is $120,000, for Mr. Carucci is $160,000 and for Mr. Fritzmeier is $280,000. Furthermore, these employment agreements provide that upon termination of these employees without cause, the Company is obligated to pay severance equal to one half of the then current annual salary of the terminated employee along with certain other benefits. Additionally, in the event of a termination without cause following a change of control, the employment agreements provide for severance equal to two years of base salary plus two years of bonus.

In the event any such severance payment becomes necessary, the amount of such payment will be based upon the current salary and bonus figures set forth in the Summary Compensation Table.

In the event of a change in control, as defined under the Company’s 1998 Option Plan, any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the change in control. The Company’s other stock option plans also contain provisions that could lead to the vesting and exercisability of all outstanding options prior to a change in control of the Company.

Item 12.    Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of November 14, 2003, with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number	Percent(2)
The Nierenberg Investment Management Company (3)
19605 NE 8th Street
Camas, WA 98607	913,400	15.7%

T. Rowe Price Associates, Inc. (4)
T. Rowe Price Small-Cap Value Fund, Inc.
100 E. Pratt Street
Baltimore, MD 21202	551,500	9.5%

Phronesis Partners, L.P.(5) Jim Wiggins 180 East Broad Street Columbus, OH 43215	424,400	7.3%

Dimensional Fund Advisors (6)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	337,200	5.8%

David Nierenberg (7)	990,875	16.9%

Michael P. Mack (8)	401,227	6.6%

Edgar F. Berner (9)	61,720	1.0%

Edward A. Blechschmidt	10,000	*

Robert A. Gunst (10)	62,420	1.1%

Michael M. Minchin, Jr. (11)	116,420	2.0%

John M. Robbins, Jr. (12)	47,768	*

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number	Percent(2)

Walter J. Carucci (13)	12,510	*

Lloyd J. Fritzmeier (14)	28,339	*

R. Gregory Keller (15)	145,322	2.4%

David W. Qualls (16).	108,155	1.8%

All directors and executive officers as a group (12 persons) (17)	2,021,170	30.2%

* Less than one percent.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2)	Calculated on the basis of 5,833,792 shares of Common Stock outstanding.
(3)	The General Partner of The D3 Family Fund, LP (which owns 587,252 shares), the D3 Family Retirement Fund, LP (which owns 239,830 shares), The D3 Children’s Fund, LP (which owns 44,618 shares) and The D3 Offshore Fund, LP (which owns 41,700 shares). See Note 6.
(4)	Based on information provided by T. Rowe Associates, Inc. (“Price Associates”) and T. Rowe Small-Cap Value Fund, Inc. (“Price Fund”) on Form 13-F filed with the SEC on November 14, 2003 and on a Form 13-G filed with the SEC on February 14, 2003 and information provided verbally by Price Associates. Price Associates has sole dispositive power for the entire holding of 551,500 shares. Price Associates has sole voting power for 46,900 shares and Price Fund has sole voting power for 484,600 shares. Price Associates disclaims beneficial ownership of such securities.
(5)	Based solely on information provided by Phronesis Partners, L.P. on Form 13-G/A filed with the SEC on February 26, 2002. Phronensis Partners, L.P. and Jim Wiggins share beneficial ownership for the entire holding of 424,400 shares.
(6)	Based on information provided by Dimensional Fund Advisors, Inc. on Form 13-F filed with the SEC on November 5, 2003. Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 337,200 shares of Garden Fresh Restaurant Corp. stock as of September 30, 2003. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.
(7)	Includes the 913,400 shares disclosed above as held by the The Nierenberg Investment Management Company. See Note 3. Mr. Nierenberg is President of Nierenberg Investment Management Company. In addition, Mr. Nierenberg has voting and investment power over the shares held by The Nierenberg Family 1993 Trust (which owns 59,975 shares). Includes 17,500 shares issuable upon exercise of stock options, exercisable within 60 days of November 14, 2003. The address of this beneficial owner is the same as stated for The Nierenberg Investment Management Company.
(8)	Includes 273,485 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003. The address of this beneficial owner is c/o the Company, 15822 Bernardo Center Drive, Suite A, San Diego, California 92127
(9)	Includes 57,420 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(10)	Includes 32,420 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(11)	Includes 107,420 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.

(12)	Includes 44,268 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(13)	Includes 12,510 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(14)	Includes 28,339 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(15)	Includes 141,206 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.
(16)	Includes 105,155 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003
(17)	Includes 856,137 shares issuable upon exercise of stock options exercisable within 60 days of November 14, 2003.

For a brief description of the Company’s equity compensation plans, see Item 5.

Completion of the merger will result in a change in control of the Company.

Item 13.    Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

The Company has entered into employment agreements with certain of its officers. See “Employment Contracts and Termination of Employment and Change in Control Arrangement” in Item 11.

The Company’s officers and directors are indemnified pursuant to certain provisions of Delaware General Corporation Law, the Company’s charter documents and indemnification agreements with the Company. The indemnification agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

The Company’s policy has been and continues to be that all transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company’s Board of Directors and by a majority of the disinterested members of the Company’s Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

The specific interests that the directors and executive officers of the registrant will have in the merger will be described in the proxy materials filed by the Company with the SEC under regulation 14A.

Item 14.    Principal Accounting Fees and Services

Audit Fees

The aggregate fees billed for the fiscal years ended September 30, 2003 and 2002 for professional services rendered by KPMG LLP (“KPMG”) for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Form 10-Q’s or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $200,000 and $114,000, respectively.

Audit-Related Fees

The aggregate fees billed for the fiscal years ended September 30, 2003 and 2002 for professional services rendered by KPMG for audit related services rendered in connection with the preparation and filing of registration statements, audits of employee benefit plans, and consultation on accounting standards or transactions for those fiscal years were $17,000 and $19,000, respectively.

Tax Fees

The aggregate fees billed for the fiscal years ended September 30, 2003 and 2002 for professional services rendered by KPMG for tax compliance, tax advice, and tax planning for those fiscal years were $71,000 and $65,000, respectively.

All Other Fees

The aggregate fees billed for the fiscal years ended September 30, 2003 and 2002 for professional services rendered by KPMG for non-audit services for those fiscal years were $5,000 and $225,000, respectively. During fiscal 2003, KPMG provided services related to the pending merger with Fairmont Capital Inc. In fiscal 2002, these services related to providing assistance to management with respect to reviewing post system implementation controls and in providing management benchmarks and workflow analysis relating to the new accounting system implementation. Management completed the accounting system implementation, with the implementation services provided by vendor.

PART IV

Item 15.    Exhibits, Financial Statement Schedule, and Reports on Form 8-K

(a)     The following documents are filed as part of this Report:

Page Number
(1)	Independent Auditors’ Report	C-F-1
	Balance Sheets as of September 30, 2002 and 2003	C-F-2
	Statements of Operations for the years ended September 30, 2001, 2002 and 2003	C-F-3
	Statements of Shareholders’ Equity for the years ended September 30, 2001, 2002 and 2003	C-F-4
	Statements of Cash Flows for the years ended September 30, 2001, 2002 and 2003	C-F-5
	Notes to Financial Statements	C-F-6

Schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

(2)	Exhibits. The Exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Report.

(b)    Reports on Form 8-K.

A report on Form 8-K was filed by the Company on April 3, 2003 furnishing a press release entitled “Garden Fresh Announces Preliminary Second Fiscal Quarter Results” described therein.

A report on Form 8-K was filed by the Company on April 30, 2003 furnishing a press release entitled “Garden Fresh Reports Fiscal 2003 Second Quarter Results” described therein.

A report on Form 8-K was filed by the Company on August 1, 2003 furnishing a press release entitled “Garden Fresh Report Fiscal 2003 Third Quarter Results – Revises Fourth Quarter Estimates Upward” described therein.

A report on Form 8-K was filed by the Company on October 1, 2003 relating to the issuance of a press release entitled “Garden Fresh Restaurant Corp. to Merge with an Affiliate of Fairmont Capital, Inc. Garden Fresh Stockholders to Receive $16.53 Per Share in the Merger.” described therein and the filing of the Agreement and Plan of Merger dated September 29, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company.

A report on Form 8-K was filed by the Company on November 25, 2003 furnishing a press release entitled “Garden Fresh Reports Fiscal 2003 Fourth Quarter and Year End Results” described therein.

A report on Form 8-K was filed by the Company on November 25, 2003 relating to the issuance of a press release entitled “Garden Fresh Restaurant Corp. Provides Update on Status of Pending $16.35 per Share Merger with an Affiliate of Fairmont Capital, Inc.” described therein and the filing of the Amendment to Agreement and Plan of Merger dated as of November 21, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company.

(c)    Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this report.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Garden Fresh Restaurant Corp.:

We have audited the accompanying balance sheets of Garden Fresh Restaurant Corp. as of September 30, 2002 and 2003, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden Fresh Restaurant Corp. as of September 30, 2002 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

San Diego, California

November 17, 2003

C-F-1

GARDEN FRESH RESTAURANT CORP.

BALANCE SHEETS

	September 30,
	2002	2003
ASSETS
Current assets:
Cash and cash equivalents	$5,294,000	$11,057,000
Inventories	9,123,000	9,670,000
Other current assets	3,919,000	3,601,000

Total current assets	18,336,000	24,328,000
Property and equipment, net	132,638,000	125,700,000
Intangible and other assets	2,032,000	2,465,000

TOTAL ASSETS	$153,006,000	$152,493,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,604,000	$4,243,000
Current portion of long-term debt	10,635,000	17,606,000
Accrued liabilities	11,743,000	13,088,000

Total current liabilities	27,982,000	34,937,000
Deferred income taxes	8,336,000	8,567,000
Long-term debt, net of current portion	32,970,000	21,219,000
Other liabilities	3,485,000	3,786,000
Shareholders’ equity:
Preferred stock, $.001 par value; 2,500,000 shares authorized at September 30, 2002 and 2003 of which 120,000 shares are designated as Series A Preferred Stock; 0 shares issued and outstanding at September 30, 2002 and 2003, respectively	—	—
Common stock, $.01 par value; 12,000,000 shares authorized at September 30, 2002 and 2003 respectively; 5,732,822 and 5,824,023 issued and outstanding at September 30, 2002 and 2003, respectively	57,000	58,000
Additional paid-in capital	60,133,000	60,890,000
Retained earnings	20,043,000	23,036,000

Total shareholders’ equity	80,233,000	83,984,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$153,006,000	$152,493,000

Commitments and contingencies (note 9)

See accompanying notes to financial statements.

C-F-2

GARDEN FRESH RESTAURANT CORP.

STATEMENTS OF OPERATIONS

	Years ended September 30,
	2001	2002	2003
Net sales	$198,463,000	$214,296,000	$220,489,000

Costs and expenses:
Costs of sales	49,447,000	52,333,000	53,912,000
Restaurant operating expenses:
Labor	64,420,000	68,130,000	69,846,000
Occupancy and other expenses	47,210,000	52,092,000	56,849,000
General and administrative expenses	13,538,000	13,488,000	14,270,000
Restaurant opening costs	1,952,000	303,000	227,000
Depreciation and amortization expenses	12,503,000	13,727,000	14,475,000
Facility exit costs	1,572,000	(83,000)	—
Merger costs (note 8)	—	—	997,000

Total costs and expenses	190,642,000	199,990,000	210,576,000

Operating income	7,821,000	14,306,000	9,913,000

Other income (expense):
Interest income	160,000	85,000	55,000
Interest expense	(4,876,000)	(4,537,000)	(3,678,000)
Other income (expense), net	804,000	(394,000)	(639,000)

Total other expense, net	(3,912,000)	(4,846,000)	(4,262,000)

Income before provision for income taxes	3,909,000	9,460,000	5,651,000
Provision for income taxes	(1,547,000)	(3,875,000)	(2,658,000)

Net income	$2,362,000	$5,585,000	$2,993,000

Basic net income per common share	$0.42	$0.98	$0.52

Shares used in computing basic net income per common share	5,670,000	5,707,000	5,784,000

Diluted net income per common share	$0.42	$0.96	$0.51

Shares used in computing diluted net income per common share	5,682,000	5,838,000	5,923,000

See accompanying notes to financial statements.

C-F-3

GARDEN FRESH RESTAURANT CORP.

STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED SEPTEMBER 30, 2001, 2002 AND 2003

	Common Stock
			Additional paid-in	Retained
	Shares	Amount	capital	earnings	Total
Balance at September 30, 2000	5,655,645	$57,000	$59,518,000	$12,096,000	$71,671,000
Exercise of common stock options	1,400	—	7,000	—	7,000
Issuance of common stock under employee stock purchase plan	18,781	—	140,000	—	140,000
Net income	—	—	—	2,362,000	2,362,000

Balance at September 30, 2001	5,675,826	57,000	59,665,000	14,458,000	74,180,000
Exercise of common stock options	33,347	—	306,000	—	306,000
Issuance of common stock under employee stock purchase plan	23,649	—	133,000	—	133,000
Tax benefits from exercise of common stock options	—	—	29,000	—	29,000
Net income	—	—	—	5,585,000	5,585,000

Balance at September 30, 2002	5,732,822	57,000	60,133,000	20,043,000	80,233,000
Exercise of common stock options	71,722	1,000	537,000	—	538,000
Issuance of common stock under employee stock purchase plan	19,479	—	148,000	—	148,000
Tax benefits from exercise of common stock options	—	—	72,000	—	72,000
Net income	—	—	—	2,993,000	2,993,000

Balance at September 30, 2003	5,824,023	$58,000	$60,890,000	$23,036,000	$83,984,000

See accompanying notes to financial statements.

C-F-4

GARDEN FRESH RESTAURANT CORP.

STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2001	2002	2003
Cash flows from operating activities:
Net income	$2,362,000	$5,585,000	$2,993,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,503,000	13,727,000	14,475,000
Loss on disposal of property and equipment	512,000	485,000	652,000
Facility exit costs	1,572,000	(83,000)	—
Provision for deferred income taxes	(81,000)	3,372,000	1,177,000
Tax benefits from exercise of common stock options	—	29,000	72,000
Amortization of deferred gain on sale-leaseback of properties	(36,000)	(51,000)	(49,000)
Changes in operating assets and liabilities:
Inventories	(1,803,000)	(938,000)	(547,000)
Other current assets	(1,592,000)	(74,000)	(628,000)
Intangible and other assets	(28,000)	(135,000)	(466,000)
Accounts payable	(193,000)	(2,008,000)	(1,773,000)
Accrued liabilities	2,181,000	1,535,000	1,270,000
Other liabilities	190,000	104,000	794,000

Net cash provided by operating activities	15,587,000	21,548,000	17,970,000

Cash flows from investing activities:
Acquisition of property and equipment:
New restaurant development	(24,033,000)	(3,919,000)	(5,422,000)
Existing restaurant additions and other capital improvements	(9,320,000)	(8,034,000)	(5,233,000)
Decrease in construction costs included in accounts payable	(2,451,000)	(805,000)	(555,000)
Proceeds from sale-leaseback transactions	12,478,000	9,548,000	3,097,000

Net cash used in investing activities	(23,326,000)	(3,210,000)	(8,113,000)

Cash flows from financing activities:
Borrowings under line of credit	5,150,000	—	1,500,000
Repayments under line of credit	(8,000,000)	(450,000)	(1,500,000)
Proceeds from long-term debt	19,001,000	7,719,000	8,680,000
Repayment of term loan	—	(8,700,000)	—
Repayment of long-term debt	(10,452,000)	(12,217,000)	(13,460,000)
Net proceeds from issuance of common stock	147,000	439,000	686,000

Net cash provided by (used in) financing activities	5,846,000	(13,209,000)	(4,094,000)

Net increase (decrease) in cash and cash equivalents	(1,893,000)	5,129,000	5,763,000

Cash and cash equivalents at beginning of year	2,058,000	165,000	5,294,000

Cash and cash equivalents at end of year	$165,000	$5,294,000	$11,057,000

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$5,035,000	$5,065,000	$3,872,000

Cash paid during the year for income taxes	$1,521,000	$597,000	$1,597,000

Supplemental disclosure of noncash transaction—
Property and equipment asset purchases included in accounts payable	$805,000	$555,000	$967,000

See accompanying notes to financial statements

C-F-5

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1.    The Company and a Summary of Significant Accounting Policies

The Company

Garden Fresh Restaurant Corp. (the “Company”) is a Delaware Corporation which owns and operates 97 salad buffet restaurants in Arizona, California, Colorado, Florida, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah and Washington, under the names Souplantation and Sweet Tomatoes.

Revenue Recognition

The Company records revenue from the sale of food and beverage and as products are sold.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Inventories

Inventories, consisting principally of food, beverages, restaurant supplies, and smallwares, are valued at the lower of cost (first-in, first-out) or market. Costs associated with food, beverages, and restaurant supplies inventories are charged to costs of sales in the statement of operations. Costs associated with smallwares are reflected in occupancy and other expenses in the statement of operations.

Property and Equipment

Property, equipment, and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method. Property, equipment, and leasehold improvements are depreciated and amortized over estimated useful lives of 3 years to 30 years or the remaining lease term, whichever is shorter.

Maintenance and repairs are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

Intangibles and Other Assets

Debt issuance costs are capitalized and amortized into interest expense using a method which approximates the effective interest method over the term of the debt.

Income Taxes

Income taxes are accounted for under the asset and liability method. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the net change during the year in the deferred

C-F-6

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

income tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Impairment of Long-Lived Assets

The Company periodically assesses the impairment of long–lived assets to be held for use based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the carrying value of the asset to the extent the carrying value exceeds the fair value of the asset. These factors, along with management’s plans with respect to the operations, are considered in assessing the recoverability of purchased intangibles and property and equipment.

In September 2001, the Company made the decision that they would abandon the Ladles and Slurp! concepts due to poor operating performance. At that point in time, the Company planned to close these restaurants during the first half of fiscal 2002. This triggered an impairment evaluation by the Company of its long lived assets related to these restaurants in the fourth quarter of fiscal 2001. Based on the Company’s analyses of the results of operations and projected future cash flows associated with these restaurants, the Company determined that an impairment existed. Accordingly, the Company recorded an impairment charge of $1,368,000 in the fourth quarter of fiscal 2001 determined as the amount by which the carrying amount of the assets exceeded the present value of the estimated future cash flows. The net book value of assets determined to be impaired included $340,000 of equipment, $273,000 of furniture and fixtures, $353,000 of leasehold improvements, $299,000 of construction in process, and $103,000 of inventory and other assets. In addition, the Company recorded an accrual of $204,000 representing the present value of the estimated net future lease payments associated with these restaurants. Of this amount, $80,000 was recorded as accrued liabilities and $124,000 was recorded as other long-term liabilities as of September 30, 2001. There were no cash payments made to reduce the liabilities during fiscal year 2001. All charges described above have been included in the 2001 results of operations as facility exit costs.

The Company closed the Ladles location during the first quarter of fiscal 2002 and was successful in terminating the lease agreement for that location during the third quarter of fiscal 2002. The Company closed the Slurp! location during the second quarter of fiscal 2002 and negotiated a sublease of that location through the end of its lease term during the fourth quarter of fiscal 2002. The sublease income is expected to offset all future lease obligations associated with this location. The Company has no future liability related to the Ladles location as the lease was terminated. However, the Company is the guarantor for the sub-lease associated with the Slurp! location, and would be liable for payment if the sub-lessee fails to make their contractual payments. During fiscal 2002 the Company made cash payments to reduce the liabilities for future rent payments of $121,000 and reversed the accrual for the remaining balance of $83,000 during the fourth quarter of fiscal year 2002. All credits described above have been included in the 2002 results of operations as facility exit costs.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $6,243,000, $5,135,000, and $6,662,000 in fiscal 2001, 2002, and 2003, respectively, and are included in occupancy and other expenses.

Fair Value of Financial Instruments

Because of their short maturities, the carrying amounts for cash and cash equivalents, accounts payable, accrued liabilities, and other liabilities approximate their fair value. The carrying amounts for the bank line of

C-F-7

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

credit and long-term debt approximates fair value as the interest rates and terms are substantially similar to rates and terms which could be obtained currently for similar instruments.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments purchased with original maturities of three months or less. Cash equivalents consist of investments in money market accounts backed by Federal government securities. The Company’s policy is to place its cash with high credit quality financial institutions in order to limit the amount of credit exposure.

Net Income per Common Share

Basic net income per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed based on the weighted average number of common shares outstanding during the period increased by the effect of dilutive stock options using the treasury stock method and common shares expected to be issued under the Company’s employee stock purchase plan.

Potentially dilutive securities of approximately 12,000, 131,000, and 139,000 shares for fiscal 2001, 2002 and 2003, respectively, were used to calculate diluted net income per common share. There are no reconciling items in calculating the numerator for basic and diluted net income per common share for the periods presented. For the years ended September 30, 2001, 2002 and 2003, respectively, shares related to stock options of 1,146,000, 813,000, and 686,000, respectively, were excluded from the calculation of diluted net income per common share, as the effect of their inclusion would be anti-dilutive.

Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123 (SFAS 148). SFAS 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS 148 in the quarter ended March 31, 2003.

As of September 30, 2003, the Company had two stock-based employee compensation plans, which consist of employee stock option grants and the employee stock purchase plan. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and Related Interpretations. No compensation expense has been recognized for employee stock option grants, which are fixed in nature, as the options have been granted at fair value. No compensation expense has been recognized for the employee stock purchase plan. Had the Company applied the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, expense for the Company’s stock–based compensation awards and employee stock purchase plan shares issued during the years ended September 30, 2001, 2002, and 2003 would have been determined based on the fair value of the awards at the grant dates, and

C-F-8

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the Company’s net income and net income per common share would have been reduced to the pro forma amounts indicated below:

	September 30,
	2001	2002	2003
Net income, as reported	$2,362,000	$5,585,000	$2,993,000
Less: stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,165,000)	(1,043,000)	(1,038,000)

Pro forma net income	$1,197,000	$4,542,000	$1,955,000

Net income per common share:
Basic:
As reported	$0.42	$0.98	$0.52

Pro forma	$0.21	$0.80	$0.34

Diluted:
As reported	$0.42	$0.96	$0.51

Pro forma	$0.21	$0.78	$0.33

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in fiscal 2001, 2002, and 2003, respectively: dividend yield of 0.0% for each year, expected volatility of 115.63%, 109.45%, and 115.73%, risk-free interest of 5.78%, 3.85%, and 3.07%, and expected lives of 8.0 years in 2001, and 5.0 years for 2002 and 2003. The fair value of the employees’ purchase rights pursuant to the employee stock option purchase plan is estimated using the Black-Scholes model with the following assumptions for fiscal 2001, 2002, and 2003, respectively: dividend yield of 0.0% for each year, expected volatility of 115.63%, 36.57%, and 27.86%, risk-free interest of 5.15%, 2.27%, and 1.32%, and expected lives of 6 months for each year.

Segment Reporting

In 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of and Enterprise and Related Information,” which establishes annual and interim reporting standards for an enterprise’s operating segment and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company’s restaurants are aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the restaurants and the common nature of the products, customers and methods of distribution.

Sale-Leasebacks

During the fiscal year ended September 30, 2001, the Company completed five sale–leaseback transactions whereby the Company sold and leased back the land and building for five separate restaurant sites. The Company received net proceeds of $12,478,000 for the five transactions and recorded deferred gains of $614,000. The gains are being amortized over the respective lease terms of 20 years. The related leases are being accounted for as operating leases.

C-F-9

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the fiscal year ended September 30, 2002, the Company completed four sale–leaseback transactions whereby the Company sold and leased back the land and building for four separate restaurant sites. The Company received net proceeds of $9,548,000 for the four transactions and recorded deferred gains of $294,000. The gains are being amortized over the respective lease terms of 20 years. The related leases are being accounted for as operating leases.

During the fiscal year ended September 30, 2003, the Company completed a sale-leaseback transaction whereby the Company sold and leased back the land and building for one restaurant site. The Company received net proceeds of $3,097,000 for the transaction and recorded a deferred gain of $152,000. The gain is being amortized over the respective lease term of 20 years. The related lease is being accounted for as an operating lease.

Reclassifications

Certain 2001 and 2002 amounts have been reclassified to conform to the 2003 presentation.

Note 2.    Composition of Certain Financial Statement Captions

		September 30,
		2002	2003
Inventories:
Smallwares		$3,699,000	$3,913,000
Store inventory		2,885,000	2,744,000
Inventory held at distribution centers		2,539,000	3,013,000

		$9,123,000	$9,670,000

Other current assets:
Prepaid taxes		$2,256,000	$1,982,000
Deferred income taxes		1,080,000	134,000
Prepaid insurance		120,000	558,000
Prepaid rent		140,000	164,000
Other		323,000	763,000

		$3,919,000	$3,601,000

	Useful Lives
Property and equipment, net:
Leasehold improvements	Shorter of 30 years or lease term	$51,563,000	$54,779,000
Furniture and fixtures	3-8 years	48,379,000	50,578,000
Equipment	3-8 years	39,831,000	43,080,000
Land	—	28,764,000	26,941,000
Buildings	30 years	25,205,000	23,681,000
Construction in process on new restaurants	—	3,281,000	1,846,000

		197,023,000	200,905,000
Less accumulated depreciation and amortization		(64,385,000)	(75,205,000)

		$132,638,000	$125,700,000

C-F-10

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	September 30,
	2002	2003
Intangible and other assets:
Cash surrender value of insurance policies	$1,011,000	$1,721,000
Deposits, loan fees, and other assets	1,021,000	744,000

	$2,032,000	$2,465,000

Accrued liabilities:
Accrued payroll	$4,499,000	$4,570,000
Taxes payable	2,102,000	1,213,000
Accrued workers’ compensation and general liability claims and insurance	2,468,000	3,030,000
Current accrued rent	86,000	94,000
Current deferred gain on sale-leaseback properties	54,000	35,000
Accrued interest	224,000	30,000
Other	2,310,000	4,116,000

	$11,743,000	$13,088,000

Other liabilities:
Accrued rent	$1,314,000	$1,220,000
Deferred compensation	1,201,000	1,995,000
Deferred gain on sale-leaseback properties, net of current portion	970,000	571,000

	$3,485,000	$3,786,000

Note 3. Long-Term Debt

Obligations under long-term debt arrangements are comprised of:

	September 30,
	2002	2003
Notes payable to lending institutions, interest at 4.12%-10.54%, due in various monthly installments aggregating $903,000 (including interest) through 2008. Secured by property and equipment	$22,830,000	$18,206,000
Notes payable to lending institutions, interest at 3.67%-10.54%, due in various monthly installments aggregating $316,000 (including interest) through 2008. Secured by land and property	20,775,000	20,619,000

	43,605,000	38,825,000
Less current portion	(10,635,000)	(17,606,000)

	$32,970,000	$21,219,000

C-F-11

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Principal payments due on long-term debt during the five years subsequent to September 30, 2003 are as follows:

2004	$17,606,000
2005	12,240,000
2006	7,202,000
2007	1,509,000
2008	268,000

$38,825,000

The Company capitalized $449,000, $106,000, and $69,000 of interest costs during 2001, 2002, and 2003 respectively, related to construction of new stores.

On November 1, 2002, the Company entered into a line of credit agreement (Credit Agreement) with a bank. On February 1, 2003, the Company amended the Credit Agreement to allow the issuance of letters of credit up to an aggregate of $2 million. The agreement provides for borrowings up to $6 million under a revolving credit agreement, which includes the $2 million of potential drawings under the letter of credit. The proceeds shall be used to finance the establishment of restaurants and to finance the Company’s working capital requirements, and the letter of credit shall be used as a guarantee in relation to the Company’s insurance agreement with its carrier. Outstanding borrowings for working capital purposes shall not at any time exceed $2.0 million. Borrowings are secured by certain equipment and fixtures of the Company. The outstanding principal balance on the line of credit will carry interest at either the prime rate or LIBOR plus 2% with interest payable at the beginning of each month for the line of credit, and a fee of 1.25% will be charged on the face amount of the letter of credit issued. The Company’s Credit Agreement contains various financial covenants and restrictions. As of September 30, 2003, the Company was not in compliance with the fourth quarter net income covenant. Management believes that this violation was the product of the merger costs that were incurred during fourth quarter of fiscal year 2003, and expects to be in compliance with the quarterly covenant in the future. The financial institution has issued a waiver of the violation through September 30, 2003. The Credit Agreement expires on January 31, 2004 and the letter of credit issued will expire on April 1, 2004. In November 2003, the Company signed an amendment to this agreement extending the Credit Agreement expiration until April 30, 2004.

On May 8, 2003, a letter of credit in the amount of $1,702,000 was issued to the Company’s insurance carrier. As of September 30, 2003, there were no outstanding balances under this agreement and there have been no amounts drawn on the letter of credit.

C-F-12

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 4. Income Taxes

The provision for income taxes is summarized as follows:

	Years ended September 30,
	2001	2002	2003
Current tax expense:
Federal	$1,145,000	$290,000	$1,164,000
State	483,000	213,000	317,000

Total current tax expense	1,628,000	503,000	1,481,000

Deferred tax expense (benefit):
Federal	109,000	2,655,000	988,000
State	(190,000)	717,000	189,000

Total deferred tax expense (benefit)	(81,000)	3,372,000	1,177,000

Total tax expense	$1,547,000	$3,875,000	$2,658,000

A reconciliation of the amount computed by applying the statutory federal income tax rate to the income before provision for income taxes to the provision for income taxes is as follows:

	Years ended September 30,
	2001	2002	2003
Amounts computed at 34% statutory federal rate	$1,329,000	$3,216,000	$1,921,000
State taxes and other	218,000	659,000	737,000

Provision for income taxes	$1,547,000	$3,875,000	$2,658,000

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2002 and 2003 are as follows:

	September 30,
	2002	2003
Write off of start-up costs	$717,000	$364,000
Inventories, pursuant to the Tax Reform Act of 1986	85,000	88,000
Accrued rent	543,000	507,000
Accrued vacation expense for financial reporting purposes	275,000	404,000
Change in insurance asset net of deferred compensation	351,000	402,000
Federal deduction for current year state tax expense	80,000	115,000
Minimum tax credit carryforwards	619,000	123,000
Other accruals	146,000	46,000

Total gross deferred tax assets	2,816,000	2,049,000
Total gross deferred tax liabilities—depreciation	(10,072,000)	(10,482,000)

Net deferred tax liabilities	$(7,256,000)	$(8,433,000)

C-F-13

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At September 30, 2002 and 2003, the Company had available minimum tax credit carryforwards of $619,000 and $123,000, respectively. The Internal Revenue Code imposes certain conditions and possible limitations on the future availability of tax credit carryforwards, including limitations arising from changes in the Company’s ownership.

The realization of deferred tax assets may be dependent upon the Company’s ability to generate sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that the deferred income tax assets will be realized and therefore has not recorded a valuation allowance.

Note 5.    Shareholders’ Equity

Preferred Stock

Pursuant to the Company’s Certificate of Incorporation, as amended, the Company has 2,500,000 shares of Preferred Stock authorized, 120,000 of which have been designated as Series A Preferred Stock. The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions associated with the preferred stock.

On February 15, 2001, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (each a “Right” and collectively the “Rights”) for each outstanding share of Common Stock, $0.01 par value, of the Company. The distribution was paid on March 16, 2001 to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company’s Series A Preferred Stock, at a price of $34.00. The Rights shall become exercisable once any person (with some limited exceptions) has acquired or commences to acquire a beneficial interest of at least 20% of the Company’s outstanding common stock.

The Series A Preferred Stock purchasable upon exercise of the Rights will be non-redeemable and junior to any other series of Preferred Stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Series A Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $85.00 or (b) 100 times the dividend declared on each share of Common Stock. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $85.00 per share, plus accrued dividends to the date of distribution whether or not earned or declared, or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other securities, cash and/or other property, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

Prior to certain specified events, the Rights may be redeemed by the Board of Directors at a price of $0.001 per Right. There are 120,000 shares of Series A Preferred Stock reserved for issuance upon exercise of the Rights. No shares have been issued as of September 30, 2002, or 2003.

Common Stock

In October 1998, the Company announced that it intended to repurchase up to 500,000 shares of its common stock through a stock repurchase program. As of September 30, 1999, the Company repurchased 132,000 shares of common stock at an average price of $14.45, for a total of $1,908,000. All shares repurchased have been

C-F-14

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

retired. The Company is authorized to repurchase up to 368,000 additional shares under the terms of the repurchase program. The Company did not repurchase any shares during fiscal year 2001, 2002, or 2003.

Stock Option Plans

The Company has five stock option plans under which 2,282,500 options are authorized to be granted to employees, consultants, and directors of the Company. Of this balance, 451,979 options are still available to be granted as of September 30, 2003. The plans provide for the grant of both incentive stock options and non-qualified stock options. Under the plans, options to purchase common stock may be granted for periods up to ten years at a price per share ranging from 85% to 110% of the fair market value of the Company’s common stock at the date of grant. During fiscal 2001, 2002, and 2003, employee stock options were granted at the fair market value of the stock at the date of grant. The options generally vest over periods of one to five years and may be exercised in annual installments ranging from one to ten years. Under the plans, directors will receive options to purchase 10,000 shares of common stock upon their election to the Board of Directors, and options to purchase 7,500 shares annually thereafter.

In the event of a change in control, as defined under the Company’s 1998 Option Plan, any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the change in control. The Company’s other stock option plans also contain provisions that could lead to the vesting and exercisability of all outstanding options prior to a change in control of the Company.

Activity for fiscal year 2001, 2002, and 2003 with respect to these plans is as follows:

	Shares Underlying Options	Weighted- Average Exercise Price
Outstanding at September 30, 2000	924,041	$11.37
Granted	256,500	$7.88
Exercised	(1,400)	$4.70
Canceled	(20,666)	$10.70

Outstanding at September 30, 2001	1,158,475	$10.62
Granted	336,500	$8.95
Exercised	(33,347)	$9.19
Canceled	(63,237)	$9.72

Outstanding at September 30, 2002	1,398,391	$10.25
Granted	79,050	$10.71
Exercised	(71,722)	$7.49
Canceled	(14,064)	$9.31

Outstanding at September 30, 2003	1,391,655	$10.47

Options to purchase an aggregate of 792,716, 941,020, and 1,191,689 shares were exercisable under the plans as of September 30, 2001, 2002, and 2003 respectively. The weighted average price of options exercisable under the plans as of September 30, 2001, 2002, and 2003 was $10.88, $10.93, and $10.51 per share, respectively. The weighted average exercise price of options granted under the plans during fiscal year 2001, 2002, and 2003 was $7.88, $8.95, and $10.71 per share, respectively.

C-F-15

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following is a summary of stock options outstanding as of September 30, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2003	Weighted-Average Remaining Contractual Life In Years	Weighted- Average Exercise Price	Number Exercisable at September 30, 2003	Weighted- Average Exercise Price
$ 6.40 — $ 7.88	428,644	6.13	$7.17	389,334	$7.24
$ 8.50 — $ 9.00	276,884	2.15	$8.87	266,884	$8.88
$ 9.95 — $11.31	118,150	8.72	$10.83	31,321	$10.56
$11.38 — $12.75	218,660	6.98	$12.11	154,833	$12.20
$13.00 — $20.63	349,317	5.49	$14.64	349,317	$14.64

$ 6.40 — $20.63	1,391,655	5.53	$10.47	1,191,689	$10.51

Employee Stock Purchase Plan

During 1996, the Company implemented an employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of a share of common stock on the first day of the offering period or the fair market value of a share of common stock on the purchase date.

Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations. During fiscal 2001, 2002, and 2003, 18,781, 23,649, and 19,479 shares were issued under the plan, respectively. At September 30, 2003, 133,339 shares were reserved for future issuance.

Note 6.    401(K) Savings Plan

The Company has a 401(k) Savings Plan (the “Plan”) which allows eligible employees to contribute from one percent to the maximum percentage as determined by the Plan administrator (seventeen percent for the plan years ended 2001, 2002, and 2003) of pre-tax compensation, with the Company making discretionary matching contributions as determined each year by the Plan administrator. Employees vest immediately in their contributions and vest in Company contributions over a four-year period of service. Included in general and administrative expenses for fiscal 2001, 2002, and 2003 are Company contributions of $60,000, $94,000, and $80,000 respectively.

Note 7.    Deferred Compensation Plan

During 1998, the Company implemented a deferred compensation plan whereby a select group of management employees may elect to defer up to 100% of their compensation into the plan. The Company makes annual matching contributions of 50% up to $6,000 for management and 100% up to $12,000 for officers and up to $20,000 for senior officers. Matching contributions vest over a four-year period (25% per year of service). Deferrals and matching contributions accrue earnings based upon the investment return of a portfolio selected by the participant from among portfolio options specified in the plan. The Company’s liability related to this plan at September 30, 2001, 2002 and 2003 was $1,101,000, $1,201,000, and $1,995,000, respectively. The plan also provides a death benefit to participants who die while employed by the Company. The death benefit is generally $100,000 but for executive officers is $500,000. The cash surrender value of the insurance at September 30, 2001, 2002, and 2003 was $950,000, $1,011,000, and $1,721,000, respectively. Benefits under the plan are generally payable at retirement or attainment of a specified age. All contributions and earnings held under the plan remain assets of the Company and are subject to the claims of general creditors of the Company. As of

C-F-16

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

September 30, 2003, there are 23 participants in the plan. The plan is not intended to be a qualified plan under Section 401(a) of the Internal Revenue Code.

Note 8.    Merger Agreement

On September 29, 2003, the Company entered into an Agreement and Plan of Merger with GF Holdings, Inc. (“GF Holdings”), a Delaware corporation, and GFR Acquisition Company (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of GF Holdings, pursuant to which Merger Subsidiary will merge with and into Garden Fresh, with Garden Fresh being the surviving corporation (the “Merger”) and becoming a wholly-owned subsidiary of GF Holdings. In the merger, each issued an outstanding share of the Company’s common stock, par value $0.01 per share, will be canceled and converted automatically into the right to receive $16.35 per share in cash. The merger remains subject to a condition that the aggregate proceeds of the financings contemplated by certain debt financing commitments be available to GF Holdings at the closing, as well as other customary closing conditions, including the approval of the merger by the Company’s shareholders. The Company expects to hold a special meeting of stockholders to vote on the merger agreement in the second fiscal quarter of 2004. There can be no assurance, however, that the merger will be completed. If the merger agreement is terminated under specific circumstances as set forth in the agreement, the Company will be liable to pay GF Holdings a fee of $4,100,000.

For the year ended September 30, 2003, the Company incurred costs of $997,000 relating to the Merger. These costs are comprised primarily of the fairness opinion fees, legal and accounting services, and other related transaction costs.

Note 9.    Commitments and Contingencies

The Company leases certain of its restaurant facilities, including land under noncancelable operating lease agreements. The leases expire at various dates through 2022 and contain five to twenty-year renewal options. The leases provide that the Company pay the taxes, insurance and maintenance expenses related to the leased facilities, and the monthly rental payments are subject to periodic adjustments. Certain leases contain fixed escalation clauses and rent under these leases is charged ratably over the lease term. The majority of the leases also provide for percentage rentals on sales above a specified minimum. The Company also has noncancelable operating leases for trucks and certain other equipment that expire at various dates through 2009.

The aggregate future minimum lease commitments due, net of sub-lease rental income, are as follows:

Year Ending September 30,	Amount
2004	$14,279,000
2005	13,216,000
2006	12,589,000
2007	11,586,000
2008	10,990,000
Thereafter	88,349,000

Total minimum lease payments	$151,009,000

C-F-17

GARDEN FRESH RESTAURANT CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company incurred rental expense, net of sub-lease rental income, under all operating leases of $11,096,000, $13,564,000, and $14,859,000 in fiscal 2001, 2002 and 2003, respectively. Rental expense includes percentage rents of $515,000, $564,000, and $618,000 for fiscal 2001, 2002 and 2003, respectively.

The Company is also subject to payments under specific contractual obligations and commitments. The Company is subject to various contracts that contain minimum purchase obligations for the purchase of tangible goods. As of September 30, 2003 our non-cancelable commitment under these agreements for fiscal year 2004 is $1,802,000 and in fiscal year 2005 is $147,000. In addition, the Company has a guarantee associated with sub-leased property for the location formally occupied by its Slurp! restaurant. In the event of non-performance under the arrangement, the Company would be required to fulfill the lease obligation, which would be $43,000 for fiscal year 2004, and $13,000 for fiscal year 2005. As of September 30, 2003, the Company is not aware of any non-performance under the sub-lease arrangement that would result in the Company having to perform under the terms of the guarantee and accordingly, has not recorded a liability related to this guarantee.

The Company has commitments for employment agreements with specific executive officers that provide that upon termination of these employees without cause, the Company is obligated to pay severance equal to one half of the then current annual salary of the terminated employee along with certain other benefits. Additionally, in the event of a termination without cause following a change of control, the employment agreements provide for severance equal to two years of base salary plus two years of bonus. In the event any such severance payment becomes necessary, the amount of such payment will be based upon the current salary and bonus.

As a result of the proposed merger described in Note 8, on October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et at., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the merger agreement was entered into in breach of the defendant’s fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorney’s fees, among other relief. The Company believes that this lawsuit is without merit and intends to defend against it vigorously. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The claims have not progressed sufficiently for the Company to estimate a range of possible exposure, if any.

The Company is party to various legal actions relating to former employees. In the opinion of management, after reviewing the information, which is currently available with respect to these matters, and consulting with the Company’s counsel, any liability that may ultimately be incurred will not materially affect the liquidity, financial position or results of operations of the Company.

C-F-18

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 26, 2003	GARDEN FRESH RESTAURANT CORP.

	By:	/s/ MICHAEL P. MACK

Michael P. Mack Chief Executive Officer President

Pursuant to the requirements of the Securities Exchange Act of 1934, the following persons in the capacities indicated have signed this Report below on November 26, 2003.

Signature	Title

/s/ MICHAEL P. MACK Michael P. Mack	Chief Executive Officer, President and Director

/s/ DAVID W. QUALLS David W. Qualls	Chief Financial Officer and Chief Accounting Officer

/s/ EDGAR F. BERNER Edgar F. Berner	Director

/s/ ROBERT A. GUNST Robert A. Gunst	Chairman of the Board, Director

/s/ MICHAEL M. MINCHIN, JR. Michael M. Minchin, Jr.	Director

/s/ JOHN M. ROBBINS, JR. John M. Robbins, Jr.	Director

/s/ DAVID NIERENBERG David Nierenberg	Director

/s/ EDWARD A. BLECHSCHMIDT Edward A. Blechschmidt	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of September 29, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company (10) and amendment thereto dated November 21, 2003. (12)

3.1	Restated Certificate of Incorporation of Garden Fresh Restaurant Corp. (1)

3.1	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as filed with the Delaware Secretary of State on February 23, 2001. (6)

3.2	Bylaws of Garden Fresh Restaurant Corp., as amended. (2)

4.1	Rights Agreement between the Company and Equiserve Trust Company, N. A., dates as of February 15, 2001. (6)

10.1	Form of Indemnity Agreement for executive officers and directors. (2)

10.2	The Company’s Restaurant Management Stock Option Plan, as amended. (2) (8)

10.3	The Company’s Key Employee Stock Option Plan, as amended. (2) (8)

10.4	The Company’s 1995 Outside Director Stock Option Plan. (2) (8)

10.5	The Company’s 1995 Key Employee Stock Option Plan, as amended. (2) (8)

10.6	Form of Executive Employment Agreement. (3) (8)

10.6A	Employees Subject to Employment Agreement. (9)

10.8	The Company’s 1998 Stock Option Plan (subsequently amended to increase the share reserve to 550,000). (4) (8)

10.9	The Company’s Variable Deferred Compensation Plan for Executives. (4) (8)

10.9A	Amendment to the Company’s Variable Deferred Compensation Plan for Executives. (4) (8)

10.14	Indemnification Agreement between the Company and David Qualls, Greg Keller, and Michael Mack dated April 28, 1998. (5)

10.15	Office Lease between the Company and Pacific Holding Company, dated September 14, 2001. (7)

10.16	Wells Fargo Bank Credit Agreement, dated December 3, 2001. (7)

10.16A	Amended Wells Fargo Bank Credit Agreement dated February 1, 2003 (11)

10.17	Wells Fargo Bank Revolving Line of Credit Note, dated November 1, 2002. (9)

10.18	Warehouse Lease between the Company and W/C Joint Venture, dated January 12, 2000. (9)

10.19	Warehouse Lease between the Company and Oakmont Industrial Group I, L.P., dated May 31, 2001. (9)

23.1	Consent of Independent Auditors—KPMG LLP

31.1	Section 302 Certification of Chief Executive Officer

31.2	Section 302 Certification of Chief Financial Officer

32.1	Section 906 Certification of Chief Executive Officer

32.2	Section 906 Certification of Chief Financial Officer

(1)	Incorporated by reference from Exhibit 4.1 filed with the Company’s Registration Statement on Form S-8 (No. 33-93568) filed September 16, 1995.
(2)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Registration Statement on Form S-1 (No. 33-90404), as amended by Amendment No. 1 to Form S-1 filed on April 19, 1995, Amendment No. 2 for Form S-1 filed May 8, 1995, Amendment No. 3 to Form S-1 filed on May 15, 1995, Exhibit 10.2 is incorporated by reference from Exhibits 10.2 and 10.2A, Exhibit 10.3 is incorporated by reference from Exhibits 10.3 and 10.3A and Exhibit 10.5 is incorporated by reference from Exhibit 10.5 and 10.5A.
(3)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form 10-Q filed with the SEC on February 13, 1998.
(4)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form 10-Q filed with the SEC on April 28, 1998, as amended by Amendment No. 1 to Form 10-Q filed on April 28, 1998, Amendment No. 2 for Form 10-K filed on August 13, 1999, and Amendment No. 3 for Form 10-Q filed on December 29, 1999.
(5)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form S-1 (No. 33-51267) filed with the SEC on April 29, 1998.
(6)	Incorporated by reference from the Company’s Form 8-K filed with the SEC on February 15, 2001.
(7)	Incorporated by reference from the Company’s Form 10-K filed with the SEC on December 27, 2001.
(8)	Indicates a management or compensation plan or arrangement required to be identified pursuant to Item 14(c).
(9)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form 10-K filed with the SEC on December 18, 2002.
(10)	Incorporated by reference from the Exhibit number 10.1 filed with the Company’s Form 8-K filed with the SEC on October 1, 2003.
(11)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form 10-Q filed with the SEC on August 8, 2003.
(12)	Incorporated by reference from the exhibit filed with the Company’s Form 8-K filed with the SEC on November 25, 2003.

APPENDIX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES ACT OF 1934

For quarterly period ended December 31, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to             .

Commission file number 0-25886

GARDEN FRESH RESTAURANT CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0028786
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification No.)

15822 Bernardo Center Drive, Suite A, San Diego, CA 92127

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (858) 675-1600

Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by a check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of Common Stock, $.01 par value, outstanding as of February 2, 2004 was 5,836,893. There are no other classes of common stock.

GARDEN FRESH RESTAURANT CORP.

FORM 10-Q

GARDEN FRESH RESTAURANT CORP.

BALANCE SHEETS

(Dollars in thousands, except par value and share amounts)

	September 30, 2003	December 31, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,057	$11,072
Inventories	9,670	9,866
Other current assets	3,601	3,601

Total current assets	24,328	24,539
Property and equipment, net	125,700	122,233
Intangible and other assets	2,465	2,719

TOTAL ASSETS	$152,493	$149,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,243	$3,911
Current portion of long-term debt	17,606	17,649
Accrued liabilities	13,088	12,527

Total current liabilities	34,937	34,087
Deferred income taxes	8,567	8,567
Long-term debt, net of current portion	21,219	18,866
Other liabilities	3,786	4,083
Shareholders’ equity:
Preferred stock, $.001 par value; 2,500,000 shares authorized at September 30, 2003 and December 31, 2003 of which 120,000 shares are designated as Series A Preferred Stock; 0 shares issued and outstanding at September 30, 2003 and December 31, 2003	—	—
Common stock, $.01 par value; 12,000,000 shares authorized at September 30, 2003 and December 31, 2003; 5,824,023 and 5,836,726 issued and outstanding at September 30, 2003 and December 31, 2003, respectively	58	58
Additional paid-in capital	60,890	60,998
Retained earnings	23,036	22,832

Total shareholders’ equity	83,984	83,888

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$152,493	$149,491

Commitments and contingencies

See notes to unaudited financial statements.

GARDEN FRESH RESTAURANT CORP.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2002	2003
Net sales	$49,685	$52,078

Costs and expenses:
Costs of sales	12,341	12,858
Restaurant operating expenses:
Labor	16,105	17,032
Occupancy and other expenses	12,721	13,993
General and administrative expenses	3,566	3,434
Restaurant opening costs	55	—
Depreciation and amortization expenses	3,505	3,722
Merger costs	—	431

Total costs and expenses	48,293	51,470

Operating income	1,392	608

Other income (expense):
Interest income	14	17
Interest expense	(970)	(873)
Other income (expense), net	(86)	(135)

Total other expense, net	(1,042)	(991)

Income (loss) before benefit (provision) for income taxes	350	(383)
Benefit (provision) for income taxes	(144)	179

Net income (loss)	$206	$(204)

Basic net income (loss) per common share	$0.04	$(0.03)

Shares used in computing basic net income (loss) per common share	5,754	5,834

Diluted net income (loss) per common share	$0.03	$(0.03)

Shares used in computing diluted net income (loss) per common share	5,931	5,834

See accompanying notes to unaudited financial statements.

GARDEN FRESH RESTAURANT CORP.

STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2002	2003
Cash flows from operating activities:
Net income (loss)	$206	$(204)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,505	3,722
Loss on disposal of property and equipment	85	143
Provision for deferred income taxes	315	—
Tax benefit from exercise of common stock options	51	2
Amortization of deferred gain on sale-leaseback of properties	(15)	(9)
Changes in operating assets and liabilities:
Inventories	(509)	(196)
Other current assets	(1,117)	—
Intangible and other assets	(28)	(259)
Accounts payable	(686)	202
Accrued liabilities	(503)	(561)
Other liabilities	160	306

Net cash provided by operating activities	1,464	3,146

Cash flows from investing activities:
Acquisition of property and equipment:
New restaurant development	(2,260)	—
Existing restaurant additions and other capital improvements	(1,136)	(393)
Decrease in construction costs included in accounts payable	(555)	(534)
Proceeds from sale-leaseback transaction	3,097	—

Net cash used in investing activities	(854)	(927)

Cash flows from financing activities:
Repayment of long-term debt	(3,257)	(2,310)
Proceeds from issuance of common stock	265	106

Net cash used in financing activities	(2,992)	(2,204)

Net increase (decrease) in cash and cash equivalents	(2,382)	15
Cash and cash equivalents at beginning of period	5,294	11,057

Cash and cash equivalents at end of period	$2,912	$11,072

Supplemental disclosure of noncash transaction—
Property and equipment asset purchases included in accounts payable and accrued liabilities	$1,204	$433

See accompanying notes to unaudited financial statements.

GARDEN FRESH RESTAURANT CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

The accompanying financial statements have been prepared by Garden Fresh Restaurant Corp. (the “Company”) without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations for the interim periods. The statements have been prepared in accordance with the regulations of the Securities and Exchange Commission and do not necessarily include certain information and footnote disclosures necessary to present the statements in accordance with accounting principles generally accepted in the United States of America. For further information, refer to the financial statements and notes thereto for the fiscal year ended September 30, 2003 included in the Company’s Form 10-K as filed with the Securities and Exchange Commission.

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.    STOCK BASED COMPENSATION

At December 31, 2003, the Company had two stock-based employee compensation plans, which consist of employee stock option grants and the employee stock purchase plan. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. No compensation expense has been recognized for employee stock option grants, which are fixed in nature, as the options have been granted at the fair value of the common stock. No compensation expense has been recognized for the employee stock purchase plan. Had the Company applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, expense for the Company’s stock–based compensation awards and employee stock purchase plan shares issued during the three months ended December 31, 2002 and 2003 would have been determined based on the fair value of the awards at the grant dates, and the Company’s net income (loss) and net income (loss) per common share would have been reduced to the pro forma amounts indicated below:

(In thousands, except per share amounts)

	December 31,
	2002	2003
Net income (loss), as reported	$206	$(204)
Less: stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(229)	(131)

Pro forma net loss	$(23)	$(335)

Net income (loss) per common share:
Basic:
As reported	$0.04	$(0.03)

Pro forma	$0.00	$(0.06)

Diluted:
As reported	$0.03	$(0.03)

Pro forma	$0.00	$(0.06)

GARDEN FRESH RESTAURANT CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in fiscal 2003 and 2004: dividend yield of 0.0%, expected volatility of 115.73%, risk-free interest of 3.07%, and expected lives of 5.0 years for each year. The fair value of the employees’ purchase rights pursuant to the employee stock option purchase plan is estimated using the Black-Scholes model with the following assumptions for fiscal 2003 and 2004: dividend yield of 0.0%, expected volatility of 27.86%, risk-free interest of 1.32%, and expected lives of 6 months for each year.

3.    NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed based on the weighted average number of common shares and dilutive potential common shares, which includes options under the Company’s stock option plans computed using the treasury stock method and common shares expected to be issued under the Company’s Employee Stock Purchase Plan.

Potential issuances of common stock of 177,000 and 0 shares for the three month periods ended December 31, 2002 and 2003, respectively, were used to calculate diluted net income (loss) per common share. There were no reconciling items in calculating the numerator for basic and diluted net income (loss) per common share for either of the periods presented. Shares related to stock options of 670,000 and 1,389,000 for the three month periods ended December 31, 2002 and 2003, respectively, were excluded from the calculation of diluted net income (loss) per common share, as the effect of their inclusion would be anti-dilutive.

4.    SALE-LEASE BACK TRANSACTIONS

During the three months ended December 31, 2002, the Company completed a sale-leaseback transaction whereby the Company sold and leased back the land and building for one restaurant site. The Company received net proceeds of $3.1 million from the transaction and recorded a deferred gain of $152,000. The gain is being amortized over the lease term of 20 years. The related lease is being accounted for as an operating lease. There were no sale lease-back transactions during the quarter ended December 31, 2003.

5.    CREDIT AGREEMENTS

On November 1, 2002, the Company entered into a line of credit agreement (Credit Agreement) with a bank. The agreement provides for borrowings up to $6 million under a revolving credit agreement, which includes the $2 million of potential drawings under the letter of credit. The proceeds shall be used to finance the establishment of restaurants and to finance the Company’s working capital requirements, and the letter of credit shall be used as a guarantee in relation to the Company’s insurance agreement with its carrier. Outstanding borrowings for working capital purposes shall not at any time exceed $2.0 million. Borrowings are secured by certain equipment and fixtures of the Company. The outstanding principal balance on this line of credit will carry interest at either the prime rate or LIBOR plus 2% with interest payable at the beginning of each month for the line of credit, and a fee of 1.25% will be charged on the face amount of the letter of credit issued. The Company’s Credit Agreement contains various financial covenants and restrictions. In November 2003, the Credit Agreement was amended to extend the expiration to April 30, 2004. The letter of credit will expire on April 1, 2004. During the third quarter of fiscal year 2003, a letter of credit in the amount of $1,702,000 was issued to the Company’s insurance carrier. As of December 31, 2003, there were no outstanding balances under this agreement and there have been no amounts drawn on the letter of credit, and the Company is in compliance with the financial covenants and restrictions.

GARDEN FRESH RESTAURANT CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

6.    MERGER COSTS

For the quarter ended December 31, 2003, the Company incurred costs of $431,000 relating to the merger. These costs are comprised primarily of the legal and accounting services, and other related transaction costs related to the pending merger agreement discussed in note 7.

7.    COMMITMENTS AND CONTINGENCIES

The Company is subject to payments under specific contractual obligations and commitments and to various contracts that contain minimum purchase obligations for the purchase of tangible goods. As of December 31, 2003, our non-cancelable commitments under these agreements for fiscal year 2004 is $1,967,000 and in fiscal year 2005 is $558,000. In addition, the Company has a guarantee associated with sub-leased property for the location formally occupied by its Slurp! restaurant. In the event of non-performance under the arrangement, the Company would be required to fulfill the lease obligation, which would be $43,000 for fiscal year 2004, and $2,000 for fiscal year 2005. As of December 31, 2003, the Company believes that the likelihood of non-performance is remote.

The Company has commitments for employment agreements with specific executive officers that provide for, upon termination of these employees without cause, severance equal to one half of the then current annual salary of the terminated employee along with certain other benefits. Additionally, in the event of a termination without cause following a change of control, the employment agreements provide for severance equal to two years of base salary plus two years of bonus. In the event any such severance payment becomes necessary, the amount of such payment will be based upon the current salary and bonus.

On September 29, 2003, the Company entered into an Agreement and Plan of Merger with GF Holdings, Inc. (“GF Holdings”), a Delaware corporation, and GFR Acquisition Company (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of GF Holdings, pursuant to which Merger Subsidiary is to merge with and into Garden Fresh, with Garden Fresh being the surviving corporation (the “merger”) and becoming a wholly-owned subsidiary of GF Holdings. The merger agreement was amended and restated as filed with the SEC on February 2, 2004 (the “merger agreement”). Any references to “the merger” or a “pending merger” in this report refer to the transaction contemplated by the merger agreement. In the merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share, is to be canceled and converted automatically into the right to receive $16.35 per share in cash. The merger remains subject to customary closing conditions, including the approval of the merger by the Company’s shareholders. In addition, the merger agreement includes a financing condition so that financing to close the merger is a condition to the closing obligations of both Garden Fresh and GF Holdings. The Company expects to hold a special meeting of stockholders to vote on the merger agreement in the second fiscal quarter of 2004. There can be no assurance, however, that the merger will be completed. If the merger agreement is terminated under specific circumstances as set forth in the merger agreement, the Company will be liable to pay GF Holdings a fee of $4.1 million.

As a result of the proposed merger discussed above, on October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et al., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the original merger agreement was entered into in breach of the defendants’ fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the

GARDEN FRESH RESTAURANT CORP.

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorneys’ fees, among other relief. The Company believes that this lawsuit is without merit and intends to defend against it vigorously. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The claims have not progressed sufficiently for the Company to estimate a range of possible exposure, if any.

The Company is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injuries or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from former or prospective employees from time to time. The Company believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to the Company’s financial position or results of operations. Nevertheless, an existing or future lawsuit or claim could result in an adverse decision against the Company that could adversely affect the Company or its business.

GARDEN FRESH RESTAURANT CORP.

ITEM 2:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The statements contained in this Form 10-Q that are not purely historical are forward looking statements, including statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements which use words such as “expects,” “will,” “may,” “could,” “anticipates,” “believes,” “intends,” “attempts,” and “seeks” are forward looking statements. These forward looking statements, including statements regarding (i) efficiencies and food costs, (ii) management’s ability in determining and using estimates and judgments used in the preparation of the financial statements, (iii) the Company’s ability to make capital improvements to existing restaurants, (iv) the expenses and performance of the restaurants, (v) the expenses associated with increased insurance premiums, (vi) the expected increase of occupancy and other costs, (vii) the anticipation of an increase to the provisional income tax rate, (viii) the need to obtain additional financing, (ix) future restaurant sales, (x) the Company’s expectations regarding increased competition and its ability to compete against other companies, (xi) strategic marketing programs and effects of such programs, (xii) the sufficiency of the Company’s sources of cash to meet its requirements, (xiii) the result of litigation and its impact on the Company, (xvii) the impact of new accounting standards, and (xiv) the ability to complete the pending merger transaction referred to in this report, the timing of events related thereto and the additional costs to be incurred related to this transaction, are all based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements.

There is intense competition in the quick casual service restaurant industry with respect to market share, restaurant locations, labor, menu and product development. The Company competes primarily on the basis of quality and value of the food products offered, quality of service, price, dining experience, restaurant location and the ambiance of the facilities against individually owned restaurants as well as other national and regional chains, some of which have significantly greater financial resources and market penetration. The Company’s results of operations depend upon the effectiveness of its strategies as compared to its competitors’, and can be adversely affected by aggressive competition from numerous and varied competitors in all areas of business, including new product introductions, promotions and discounting. In addition, restaurant sales can be affected by factors, including but not limited to, economic and political conditions, demographic changes, consumer preferences, tastes and spending patterns, perceptions about the health and safety of food products and severe weather conditions. It is important to note that the Company’s actual results could differ materially from expectations. Among the factors that could cause actual results to differ materially are the factors set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Risks.” The Company’s plans to increase operational efficiency could be affected by escalating costs of both utilities and fuel, as well as increased labor costs. The Company’s results of operations can also be adversely affected by increasing occupancy and insurance cost, labor costs, interest rates, inflation, recession and other factors over which the Company has no control. Other factors that may cause actual results to differ materially from expectations include changes in accounting standards, policies and practices; new legislation and governmental regulation; potential variances between estimated and actual liabilities, including litigation costs; and the possibility of unforeseen events affecting the industry in general. There can be no assurance as to when, if ever, these trends can or will be reversed or that earnings will not be materially affected.

This discussion of uncertainties is not exhaustive. Additional risk factors associated with our business are detailed in our most recent Annual Report on Form 10-K filed with the SEC.

CRITICAL ACCOUNTING POLICIES

In response to the SEC’s Release Numbers 33-8050 “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” and 33-8056, “Commission Statement about Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company has identified the following significant judgments and estimates used by management in the preparation of the Company’s unaudited financial statements. The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the Company’s reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates, including those related to impairment of long-lived assets, accruals for workers’ compensation and general liability insurance claims, and contingencies and litigation. These estimates are based on the information that is currently available to management and on various other assumptions that management believes to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

Management believes that the following are the more significant judgments and estimates used in the preparation of the Company’s unaudited financial statements:

•	The Company periodically assesses the impairment of long-lived assets to be held for use whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held for use is based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, the Company adjusts the asset to the extent the carrying value exceeds the fair value of the asset. Judgments made by the Company related to the expected useful lives of long-lived assets and its ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions, and changes in operating performance. As the Company assesses the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause the Company to realize a material impairment charge, which would result in decreased results of operations, and potentially decrease the carrying value of these assets.

•	The Company maintains an accrual for workers’ compensation and general liability claims which are recorded in the accrued liabilities section of the balance sheets. The Company determines the adequacy of these accruals by evaluating (1) information periodically provided by its carrier regarding the Company’s historical experience and trends relating to insurance claims and payments, and (2) industry experience and trends related to insurance claims and payments. The Company also consults with its carrier regarding the carrier’s expectation of future trends to determine necessary accruals. If such information indicates that the accruals are overstated or understated, the Company will adjust the assumptions utilized in its methodologies and reduce or provide for additional accruals as appropriate. An increase or decrease to the workers’ compensation or general liability claims would affect the Company’s results of operations by increasing or decreasing the Company’s employee benefits expense. An increase or decrease to the general liability claims accrual would affect the Company’s results of operations by increasing or decreasing the Company’s occupancy and other expense.

•

The Company is subject to various claims and legal actions in the ordinary course of business. Some of these matters include landlord disputes, professional liability, employee-related matters, and investigations by governmental agencies regarding employment practices. During the quarter the Company has settled and paid the dispute previously outstanding with a landlord relating to common area maintenance charges as well as the claim from a former employee relating to employee matters. On October 2, 2003, a purported stockholder class action lawsuit relating to the merger was filed against the Company and other defendants. The claims have not progressed sufficiently for the Company to estimate a range of possible exposure, if any, and accordingly, the Company has not recorded a liability for its estimated losses under this dispute. The Company is not aware of any additional pending or threatened litigation that it believes is reasonably likely to have a material adverse effect on its results of operations. Should the Company become aware of such claims or should the Company be able to estimate the range of possible exposure for the stockholder class action lawsuit, it will re-evaluate the probability of an adverse outcome and provide new or additional accruals for such contingencies as necessary.

Financial Highlights

The most significant events that occurred during the quarter that affected financial results were as follows:

•	Increase in Net Sales - Net sales for the first quarter, based on 97 salad buffet restaurants in operation at December 31, 2003, increased 4.8% to $52.1 million from $49.7 million in the same period in fiscal 2003, when the company operated 95 restaurants. Same store sales for the quarter increased 3.3% over the same period in fiscal 2003, when there were 95 restaurants in the same store sales base, and were driven entirely by increased guest counts during the quarter. Management attributes this increase in same store sales to the marketing programs in effect and to the overall improvement in the economy during the quarter.

•	Increase in Restaurant Operating Expenses – Restaurant operating expenses in total and as a percent of sales during the first quarter were higher than the same period last year principally due to the two additional stores that were opened during the second quarter of 2003 and increased costs associated with increased marketing costs for programs implemented during the quarter.

•	Merger Costs – During the quarter, the Company incurred $0.4 million in costs relating to the pending merger for legal and accounting services as well as other transaction related costs.

•	Increase in Effective Tax Rate– For the first quarter of fiscal 2004, the provisional income tax rate as a percentage of income (loss) before taxes increased 5.6 percentage points to 46.7% from 41.1% for the comparable period in fiscal 2003 as a result of higher apportionment of taxable earnings to states such as California and Illinois that have greater marginal income tax rates, and a larger amount of permanent differences between GAAP (Generally Accepted Accounting Principles) and taxable income associated with the merger costs, which are non-deductible for tax purposes.

QUARTERLY RESULTS

The following table sets forth the percentage of net sales of certain items included in the Company’s statement of operations for the periods indicated.

(Unaudited)

	Three months ended December 31,
	2002	2003
Statement of Operations Data:
Net sales	100.0%	100.0%

Costs and expenses:
Costs of sales	24.8	24.7
Restaurant operating expenses:
Labor	32.4	32.7
Occupancy and other expenses	25.6	26.9
General and administrative expenses	7.2	6.6
Restaurant opening costs	0.1	—
Depreciation and amortization expenses	7.1	7.1
Merger costs	—	0.8

Total costs and expenses	97.2	98.8

Operating income	2.8	1.2
Interest income	—	—
Interest expense	(1.9)	(1.7)
Other income (expense), net	(0.2)	(0.2)

Income (loss) before benefit (provision) for income taxes	0.7	(0.7)
Benefit (provision) for income taxes	(0.3)	0.3

Net income (loss)	0.4%	(0.4)%

RESULTS OF OPERATIONS

Three Months Ended December 31, 2002 Compared to Three Months Ended December 31, 2003

Net Sales. Net sales for the first quarter of fiscal 2004 increased 4.8% to $52.1 million from $49.7 million for the comparable 2003 period primarily due to the two additional restaurants that were opened during the second quarter of fiscal 2003 and to an increase in comparable restaurant sales of 3.3% driven entirely by increased guest counts. See “Business Risks—Certain Operating Results and Considerations”.

Costs of Sales. Costs of sales for the first quarter of fiscal 2004 increased 4.9% to $12.9 million from $12.3 million for the comparable 2003 period as a result of increased sales. As a percentage of net sales, costs of sales decreased 0.1 percentage points to 24.7% from 24.8% since the comparable 2003 period due to the utilization of a two-week menu across the Company during the first quarter of fiscal year 2004, which resulted in efficiencies and reduced costs achieved through standardization, as well as additional vendor rebates received during the quarter for larger volume discounts. There is no guarantee that the Company will continue to achieve efficiencies and lower food cost from its efforts to standardize its menu or that it will not introduce higher cost promotional items in the future, which would result in an increase in costs of sales as a percentage of sales. See “Business Risks—Certain Operating Results and Considerations”.

Labor Expense. Labor expense for the first quarter of fiscal 2004 increased 5.6% to $17.0 million from $16.1 million for the comparable 2003 period due primarily to the addition of two new restaurants and a stand-alone kitchen facility during the second quarter of fiscal 2003. As a percentage of net sales, labor increased 0.3 percentage points to 32.7% from 32.4% since the comparable 2003 period due to higher wage rates across markets, increased health and workers’ compensation insurance premiums for restaurant employees due to escalating rate pressures from the insurance industry, and increased costs for employee benefits, partially offset by efficiencies achieved by programs put in place to better utilize crew labor hours and reduce the number of managers in each restaurant. The Company expects health and workers’ compensation insurance premiums to continue to increase, especially in California, its largest employment base, resulting in increased employee benefits expense. See “Business Risks – Minimum Wage”.

Occupancy and Other Expenses. Occupancy and other expenses increased 10.2% for the first quarter of fiscal 2004 to $14.0 million from $12.7 million for the comparable 2003 period. Occupancy and other expenses as a percentage of net sales increased 1.3 percentage points to 26.9% from 25.6% for the comparable 2003 period. The increase as a percentage of net sales is the result of an increase in marketing expense related to promotions in effect during the first quarter of fiscal 2004, increases in rent due to the two additional stores and the stand-alone central kitchen facility that were opened since the prior period and base rent from Consumer Price Index (CPI) escalations for leased sites. In addition, part of the increase can be attributed to higher utility costs and increased liability and property insurance costs as a result of increased rate pressure throughout the insurance industry. The Company anticipates occupancy and other expenses to increase as it continues to experience rising insurance premiums, increasing rent expense resulting from CPI escalation clauses under operating leases and higher repair and maintenance expenses relating to its aging restaurant base. Should the Company undertake additional sale-leasebacks of existing sites it would incur increased base rent related to new leases at those sites but experience a decrease in depreciation expense related to the sale of those assets. See “Business Risks – Planned Marketing Expenditures” and “Business Risks – Other Operating Expenditures”.

General and Administrative Expenses. General and administrative expenses decreased 5.6% for the first quarter of fiscal 2004 to $3.4 million from $3.6 million for the comparable 2003 period. As a percentage of net sales, general and administrative expenses decreased 0.6 percentage points to 6.6% from 7.2% since the comparable 2003 period. The Company incurred lower expenditures in the areas of professional services, training, and travel, all of which were higher during the first quarter of fiscal year 2003 to support the two new stores and one stand-alone kitchen facility that were opened in January 2003.

Restaurant Opening Costs. There were no restaurant opening costs incurred for the first quarter of fiscal 2004, as there were no new restaurants opened during the period, and no new restaurants planned to open for the remainder of fiscal year 2004. In the same period of the prior year, restaurant opening costs were $55,000 related to the two stores and stand-alone central kitchen facility that were opened in January 2003.

Depreciation and Amortization. Depreciation and amortization for the first quarter of fiscal 2004 increased 5.7% to $3.7 million from $3.5 million for the comparable 2003 period. Depreciation and amortization as a percentage of net sales remained consistent at 7.1% of sales. This increase in the amount of depreciation is the result of additional expense related to the opening of two new restaurants and the stand-alone kitchen facility since the comparable 2003 period.

Merger Costs. The Company incurred costs of $431,000 related to the merger activities that occurred during the first quarter of fiscal 2004. These costs include fees paid for legal and accounting services and other transaction related costs. These expenses are expected to continue until the merger transaction is completed. The total amount of these costs is not determinable at this time.

Interest Income. Interest income for the first quarter of fiscal 2004 increased 21% to $17,000 from $14,000 for the comparable 2003 period as a result of increased investing activity compared to the same period in the prior year.

Interest Expense. Interest expense for the first quarter of fiscal 2004 decreased 10% to $0.9 million from $1.0 million for the comparable 2003 period as a result of both lower interest rates and a reduction in debt balances since the comparable period in the prior fiscal year.

Other Expense, net. Other expense, net for the first quarter of fiscal 2004 was $135,000 compared to $86,000 for the comparable 2003 period. The additional expense for the 2004 period is due to increased asset disposals during the first quarter of fiscal 2004 compared to the same period in fiscal 2003.

Provision for Income Taxes. For the first quarter of fiscal 2004, the provisional income tax rate as a percentage of income (loss) before taxes increased 5.6 percentage points to 46.7% from 41.1% for the comparable period in fiscal 2003 as a result of higher apportionment of taxable earnings to states such as California and Illinois that have greater marginal income tax rates, and a larger amount of permanent differences between GAAP (Generally Accepted Accounting Principles) and taxable income associated with the merger costs, which are non-deductible for tax purposes. The Company anticipates that it will continue to experience the effects of apportionment on its taxable earnings should it continue to expand into or continue to concentrate within states with greater marginal income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s principal capital requirement has been both for funding the development of new restaurants and improving existing restaurants. The Company finances its cash requirements principally from cash flows from operating activities, bank debt, mortgage financing, equipment lease financing, sale-lease back of owned properties and the sale of Company stock. Cash and cash equivalents have remained consistent at $11.1 million at December 31, 2003 and at the beginning of the fiscal year.

Capital expenditures totaled $0.9 million during the first three months of fiscal 2004 and $3.9 million for the comparable period in fiscal 2003. For the first three months of fiscal 2004, the Company paid $0.9 million (including the decrease in accrued construction costs included in accounts payable and accrued liabilities) for capital improvements at existing restaurants. The Company currently does not have plans to open any restaurants in fiscal 2004. During the first three months of fiscal 2003, the Company made capital expenditures of $2.8 million (including the decrease in construction costs included in accounts payable and accrued liabilities) for construction of two new restaurants and a stand-alone kitchen facility, which opened during the second quarter of fiscal 2003, and $1.1 million for capital improvements at existing sites. The cash investment to open a new restaurant excludes restaurant opening costs and typically includes the purchase or installation of furniture, fixtures, equipment and leasehold improvements, and in the case of an owned site, the purchase of land and a building.

During the first three months of fiscal 2004, the Company generated $3.1 million in cash flows from operating activities, and received $0.1 million from the sale of the Company’s Common Stock pursuant to stock option plans and the Company’s Employee Stock Purchase Plan. In addition, the Company made repayments of $2.3 million towards its long-term debt obligations during the three months ended December 31, 2003.

The Company’s current assets increased $0.2 million to $24.5 million at December 31, 2003 from $24.3 million at September 30, 2003 primarily due to the increases in cash and cash equivalents, and inventories. The Company’s current liabilities decreased $0.9 million to $34.1 million at December 31, 2003 from $35.0 million at September 30, 2003 primarily due to a decrease in accrued liabilities and accounts payable, offset by an increase in the current portion of long-term debt. The Company and the restaurant industry in general maintain insignificant receivables and vendors grant trade credit for purchasing food and supplies. Inventories have increased $196,000 from September 30, 2003 in order to support the two new stores and stand-alone kitchen facility opened in second quarter of fiscal year 2003. The Company also continues to invest in the business through the refurbishment of existing restaurants, which are reflected as long-term assets and not as part of working capital. There can be no assurance that these trends will be indicative of future performance.

As of December 31, 2003, the Company operated 97 restaurants. The Company currently owns the land or land and buildings for 24 restaurants, including the land for two sites related to future openings. The Company did not open any restaurants during the three months ended December 31, 2003, and has no plans for future restaurant openings for the remaining part of fiscal year 2004. As a result, the Company did not incur any expenses related to restaurant openings for the first quarter of 2004. The Company incurred restaurant opening costs of $55,000 during the three months ended December 31, 2002 related to the opening of two new restaurants and one stand-alone kitchen facility that opened during January 2003. See “Business Risks – Expansion Risks.”

The Company requires capital principally to grow the business through new restaurant construction, as well as to maintain, improve and refurbish existing restaurants, and for general operating purposes. In addition to funds generated from operations, the Company may need to obtain external financing in the form of a sale-lease back of owned properties and long-term debt financing to complete its long-term plans for expansion of new restaurants and improvements to existing restaurants and meet principal payments on its existing loans. There can be no assurance that such funds will be available when needed and should the Company not be able to obtain such financing it may be forced to cease improvements to existing restaurants. Additionally, should the Company’s results of operations decrease it may not have the ability to pay its debt of $36.5 million outstanding at December 31, 2003. Based upon current levels of operations and anticipated growth in fiscal year 2005, the Company expects that cash flows from operations, combined with other financing alternatives available, will be sufficient to meet debt service, capital expenditures and working capital requirements for the foreseeable future. See “Business Risks – Capital Requirements.”

The Company is subject to a number of covenants under various debt instruments, including limitations on additional borrowings, acquisitions, capital expenditures, lease commitments and dividend payments, as well as requirements to maintain certain financial ratios, cash flows and net worth. As of December 31, 2003, the Company was in compliance with all such covenants.

If the merger agreement is terminated under specific circumstances as set forth in the merger agreement, the Company will be liable to pay GF Holdings a fee of $4.1 million.

Total debt outstanding decreased $2.3 million to $36.5 million, including the line of credit balance, at December 31, 2003 from $38.8 million at the beginning of the fiscal year. The Company is also subject to payments under specific contractual obligations and commitments. A summary of those contractual obligations and commercial commitments as of December 31, 2003 is as follows:

	Payments due by period as of December 31, 2003 (In thousands)
Contractual obligations	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter	Total
Long-term debt	$17,649	$17,876	$990	$—	$36,515
Operating leases	14,089	25,433	22,345	85,737	147,604
Minimum purchase obligations (1)	1,967	558	—	—	2,525

Total cash contractual obligations	$33,705	$43,867	$23,335	$85,737	$186,644

	Amount of commitment expiration per period as of December 31, 2003 (In thousands)
Commercial commitments	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter	Total
Guarantee (2)	$43	$2	$—	$—	$45
Letter of credit (3)	1,702	—	—	—	1,702

Total commercial commitments	$1,745	$2	$—	$—	$1,747

(1)	Consists of procurement contracts with minimum purchase obligations related to tangible goods.
(2)	Consists solely of guarantee associated with sub-leased property. The Company is not aware of any non-performance under the sub-lease arrangement that would result in our having to perform in accordance with the terms of the guarantee and accordingly, has not recorded a liability related to this guarantee. In the event of non-performance under the arrangement, the Company would be required to fulfill the lease obligation.
(3)	Letter of credit agreement is a security for the performance under the Company’s insurance agreement with its carrier. The agreement will remain in effect until the carrier deems the policy has no remaining liability. The carrier can draw on the letter of credit in the event of non-renewal by the bank or if the Company fails to reimburse the carrier up to an amount equal to the carrier’s claim for reimbursement. The letter of credit agreement with the bank is for an amount not to exceed $1,702,000 and expires on April 1, 2004, however is deemed to be automatically extended without amendment for one year after the expiration date. As of December 31, 2003, there have been no amounts drawn on the letter of credit. As part of establishing the letter of credit, the Company paid a fee of $19,500 in fiscal year 2003.

The Company is not aware of any other factors, which are reasonably likely to affect its liquidity, other than those discussed above and disclosed as business risks and risk factors disclosed in the Company’s Form 10-K filed with the SEC. While the Company has noted that certain operating expenses, including insurance and occupancy costs, are rising and the economy has slowed down, the Company believes that there are sufficient funds available from operations, the existing credit facility and the sale lease-back of restaurant properties to accommodate the Company’s future operations.

IMPACT OF INFLATION

The primary inflationary factors affecting the Company’s operations include food and beverage and labor costs. Minimum wage increases have affected earnings during the current fiscal year. Substantial increases in costs and expenses, particularly food, supplies, labor, utilities, operating expenses, and fuel costs could have a significant impact on the Company’s operating results to the extent that such increases cannot be passed along to guests.

OTHER

The Company is not a party to off-balance sheet arrangements, does not engage in trading activities involving non-exchange traded contracts, and is not a party to any transaction with persons or activities that derive benefits from their non-independent relationships with the Company.

NEW ACCOUNTING STANDARDS

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS No. 149), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The Company adopted SFAS No. 149 in the first quarter of fiscal year 2004. Adoption did not have a material impact on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 (SFAS 150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for the Company for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The Company adopted SFAS No. 150 and it did not have a material impact on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN No. 46 also requires enhanced disclosure requirements related to variable interest entities. FIN No. 46, as amended, applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not believe that the adoption of this accounting pronouncement has had or will have a material impact on our financial statements.

BUSINESS RISKS

The Company’s business is subject to a number of risks. A comprehensive summary of such risks can be found in the Company’s Form 10-K. In addition to other information in this Form 10-Q, shareholders and prospective investors should consider carefully the following factors in evaluating the Company and its business.

Certain Operating Results and Considerations

The Company does not believe it has significant latitude to achieve comparable restaurant sales growth through price and/or guest count increases, and, as a result, the Company does not believe that recent comparable restaurant sales are indicative of future increases. The Company believes that it may from time to time in the future experience declines in comparable restaurant sales, and that any future increases in comparable restaurant sales may be modest.

Expansion Risks

The Company opened ten salad buffet restaurants in fiscal 1999, seventeen in fiscal 2000, ten in fiscal 2001 (opening nine new restaurants and re-opening one existing restaurant), two restaurants in fiscal 2002 and two restaurants in fiscal 2003. The Company currently does not have any specific plans to open any restaurants in fiscal 2004. The Company’s ability to achieve its expansion plans during fiscal 2005 and beyond will depend on a variety of factors, many of which may be beyond the Company’s control, including the Company’s ability to locate suitable restaurant sites, qualified managers, negotiate acceptable leases or purchase terms, obtain required governmental approvals, construct new restaurants in a timely manner, attract, train and retain qualified and experienced personnel and management, operate its restaurants profitably and obtain additional capital, as well as general economic conditions and the degree of competition in the particular region of expansion. The Company has experienced, and expects to continue to experience, delays in restaurant openings from time to time.

Since its inception, the Company has closed three non-performing buffet restaurants, one mini restaurant, two Ladles restaurants and one SLURP! restaurant due to poor operating performance. Given the number of restaurants in current operation, there can be no assurances that the Company will not close restaurants in the future. Any closure could result in a significant write–off of assets, which could adversely affect the Company’s business, financial condition and results of operations.

The Company incurs substantial costs in opening a new restaurant and, in the Company’s experience, new restaurants experience fluctuating operational levels for some time after opening. In the Company’s experience, operational expenses tend to stabilize over a period of three to fifteen months after a store opens. Owned restaurants generally require significantly more upfront capital than leased restaurants. As a result, an increase in the percentage of owned restaurant openings as compared to historical practice would increase the capital required to meet the Company’s operational plans. There can be no assurance that the Company will successfully expand into new regions or that the Company’s existing or new restaurants will be profitable. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future. See “Business Risks—Restaurant Industry and Competition”.

Restaurant Industry and Competition

The restaurant industry is highly competitive. Key competitive factors in the industry include the quality and value of the food products offered, quality of service, price, dining experience, restaurant location and the ambiance of the facilities. The Company’s primary competitors include mid-priced, full-service casual dining restaurants, as well as traditional self-service buffet and other soup and salad restaurants and healthful and nutrition-oriented restaurants. The Company competes with national and regional chains, as well as individually owned restaurants. The number of buffet and casual restaurants with operations generally similar to the

Company’s has grown substantially in the last several years and the Company believes competition among buffet-style and casual restaurants has increased and will continue to increase as the Company’s competitors expand operations in various geographic areas. Such increased competition could increase the Company’s operating costs or adversely affect its revenues. The Company believes it competes favorably in the industry, although many of the Company’s competitors have been in existence longer than the Company, have more established market presence and have substantially greater financial, marketing and other resources than the Company, which may give them certain competitive advantages. In addition, the restaurant industry has few non-economic barriers to entry. Therefore, there can be no assurance that third parties will not be able to successfully imitate and implement the Company’s concept. The Company has encountered intense competition for restaurant sites, and in many cases has had difficulty buying or leasing desirable sites on terms that are acceptable to the Company. In many cases, the Company’s competitors are willing and able to pay more than the Company for sites. The Company expects these difficulties in obtaining desirable sites to continue for the foreseeable future.

Multi-unit food service businesses such as the Company’s can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns with respect to the nutritional value of certain food. To minimize the risk of food-borne illness, the Company has implemented sanitation audits through its Food Management System for managing food safety and quality. Nevertheless, the risk of food-borne illness cannot be completely eliminated. Any outbreak of such illness attributed to Company restaurants in particular, or within the food service industry in general, could have a material adverse effect on our financial condition and results of operations.

Capital Requirements

In addition to funds generated from operations, the Company may need to obtain external financing in the form of sale-lease back of owned properties and long-term debt financing to sufficiently finance improvements to existing restaurants for the remainder of fiscal year 2004 and beyond and to meet principal payments on its existing loans. There can be no assurance that such funds will be available when needed and should the Company not be able to obtain such financing, it may be forced to severely curtail, or entirely suspend, the development of new restaurants at its desired pace and to make improvements to existing restaurants. Additionally, should the Company’s results of operations decrease it may not have the ability to pay its debt of $36.5 million outstanding at December 31, 2003.

Cost Sensitivity

The Company’s profitability is highly sensitive to increases in food, labor, insurance costs and other operating costs. The Company’s dependence on frequent deliveries of fresh produce and groceries subjects it to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could materially adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increasing food, labor, employee benefit costs (including increases in hourly wage and minimum unemployment tax rates – See “Business Risks—Minimum Wage”), rent increases resulting from the CPI rent escalation provisions in the Company’s leases, escalating insurance costs for health benefits, general liability, property and workers’ compensation coverage, and the availability of experienced management and hourly employees may also adversely affect the Company. The Company believes recent relatively favorable inflation rates and part-time labor supplies in its principal market area have contributed to relatively stable food and labor costs in recent years. However, both insurance and energy costs have increased at much higher than historical rates in the Company’s core market, California, and other regions. Should these cots continue to increase, the food and labor costs will unfavorably impact the results of operations. However, there can be no assurance to what extent that these conditions will continue or that the Company will have the ability to control costs in the future. See “Business Risks – Reliance on Key Suppliers and Distributors”.

Minimum Wage

The Company has experienced increases in its labor expenses due to increases in the federal minimum wage rate and in the California minimum wage rate. These increases have resulted in a decrease in the Company’s profitability. The Company could be impacted by increasing wage costs in any of its markets where the minimum wage rate is increased. The Company is exploring strategic ideas on how to better manage labor utilization in order to minimize any potential impact from increasing wage costs. There can be no assurance that the Company will be able to manage and absorb these increases in wage costs in the future.

Planned Marketing Expenditures

The Company has incurred increased marketing expenditures during the first three months of fiscal 2004 as an attempt to increase guest counts. A significant portion of the Company’s external marketing effort consists of attracting guests through the use of freestanding inserts (“FSIs”), print media, and radio advertising as a means to increase market awareness. In addition, the restaurants often co–sponsor fund–raising events in the restaurants for local charitable and other community organizations. There can be no assurance that the marketing and promotion strategies discussed herein will be successful or benefit the Company by increasing guest counts or achieving higher net sales in the future.

Other Operating Expenditures

As the facilities for the Company’s existing restaurant base continue to age, the Company expects to experience increased repair and maintenance expenditures related to those existing stores. Such increases may affect store profitability. Further, the Company has experienced and expects to continue to experience higher property insurance costs as a result of increased rate pressure throughout the insurance industry. There can be no assurance that the increases in repair and maintenance expense and increased property insurance expense will not continue to impact the Company’s profitability or its ability to control costs in the future.

During the quarter ended December 31, 2002, the Company converted one location to leased from owned as part of a plan to reduce debt. There were no such conversions during the quarter ended December 31, 2003. Such conversions result in an increase in store rent expense (partially offset by a decrease in building depreciation expense) for the converted location. Should the Company continue to convert owned locations to leased locations, store rent expense will continue to increase as a result.

Importance of Key Employees

The success of the Company and its individual restaurants depends upon the Company’s ability to attract and retain highly motivated, well-qualified restaurant operations and other management personnel. The Company faces significant competition in the recruitment of qualified employees.

Seasonality and Quarterly Fluctuations

The Company’s business experiences seasonal fluctuations, as a disproportionate amount of the Company’s net income is generally realized in the second and third fiscal quarters due to higher average sales and lower average costs. Quarterly results have been and are expected to continue to fluctuate as a result of a number of factors, including the timing of new restaurant openings. As a result of these factors, net sales and net income on a quarterly basis may fluctuate and are not necessarily indicative of the results that may be achieved for a full fiscal year.

Geographic Concentration: Restaurant Base

Forty of the Company’s 97 existing restaurants are located in California, and eighteen are located in Florida. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic or other conditions in these regions, including natural disasters or other acts of God. In addition, in California, higher utility costs and insurance costs will continue to affect the Company’s profitability in this region. As a result of the Company’s continued concentration in California and Florida, adverse economic or other conditions in either state could have a material adverse effect on the Company’s business. The Company’s significant investment in, and long-term commitment to, each of its restaurant sites limits its ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect the Company’s operations. In addition, the Company has a small number of restaurants relative to some of its competitors. Consequently, a decline in the profitability of an existing restaurant or the introduction of an unsuccessful concept could have a more significant effect on the Company’s result of operations than would be the case in a company with a larger number of restaurants.

Reliance on Key Suppliers and Distributors

The Company utilizes sole source suppliers for certain produce and grocery items. In addition, in order to minimize price fluctuations, the Company enters into fixed price supply contracts that typically have terms of two months to one year and generally do not have minimum purchase requirements. However, in the event that the Company’s suppliers are unable to make the required deliveries due to shortages or interruptions caused by adverse weather or other conditions or are relieved of their contract obligations due to an invocation of an act of God provision, the Company would need to renegotiate these contracts or purchase such products and groceries elsewhere. There can be no assurance that the Company’s produce and grocery costs would not as a result be higher, and such higher costs could have a material adverse effect on the Company’s business, financial conditions and results of operations. The Company has several local produce distributors and also distributes other grocery items through its own distribution system out of one warehouse on the West Coast and one on the East Coast. All produce and groceries purchased by the Company are channeled from the growers and other suppliers to the Company’s warehouses, restaurants and restaurant central kitchens through these distributors. In the event that any of these distributors were to cease distribution on behalf of the Company, the Company would be required to make alternate arrangements for produce. There can be no assurance that the Company’s distribution expense would not be greater under such alternate arrangements. See “Business Risks—Cost Sensitivity”.

Volatility of Stock Price

The market price of the Company’s common stock has fluctuated since the initial public offering of its common stock in May 1995. Quarterly operating results of the Company and other restaurant companies, daily transactional volume, changes in general conditions in the economy, the financial markets or the restaurant industry, natural disasters or other developments affecting the Company or its competitors could cause the market price of the common stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies.

Legal Matters

On September 29, 2003, the Company entered into a merger agreement pursuant to which Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. On October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et al., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the original merger agreement was entered into in breach of the defendants’ fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorneys’ fees, among other relief. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The Company believes that this lawsuit is without merit and intends to defend against it vigorously.

The Company is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company is party to various legal actions relating to former employees. In the opinion of management, after reviewing the information which is currently available with respect to these matters, and consulting with the Company’s counsel, any liability which may ultimately be incurred will not materially affect the financial position or results of operations of the Company.

Government Regulation

The Company’s business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. The Company’s restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. Congress and various states (including California and the other fourteen states in which the Company operates) passed proposals that imposed increases in state or federal minimum wages in 1996, 1997, 1998, 2000, 2001, 2002, and 2003. There is no assurance that the Company will be able to continue to pass increased costs on to its guests. The Company is subject to the Americans with Disabilities Act of 1990, which requires certain accommodations to the Company’s restaurant designs to allow access for people with disabilities. In addition, the Company is subject to the regulations of the Immigration and Naturalization Service (“INS”). Given the location of many of the Company’s restaurants, even if the Company’s operation of those restaurants is in strict compliance with INS requirements, the Company’s employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in its work force. Additionally, legislative proposals are currently under consideration by Congress and state legislators to require employers to pay for health insurance for all employees and similar legislation has been passed in California that may go into effect in 2006.

Anti-takeover Measures

Certain provisions of the Company’s Restated Certificate of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, eliminate the right of stockholders to act by written consent and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock and could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

Certain Risks Associated with the Merger

On September 29, 2003, the Company entered into a merger agreement, pursuant to which Merger Subsidiary will merge with and into Garden Fresh, with Garden Fresh being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. In the merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share, will be canceled and converted automatically into the right to receive $16.35 per share in cash. The merger remains subject to customary closing conditions, including the approval of the merger by the Company’s shareholders. In addition, the merger agreement includes a financing condition so that financing to close the merger is a condition to the closing obligations of both Garden Fresh and GF Holdings. The Company expects to hold a special meeting of stockholders to vote on the merger agreement in the second fiscal quarter of 2004. There can be no assurance, however, that the merger will be completed.

Since the announcement of the pending merger, the trading in the Company’s stock has been influenced by the market expectations about the closing of the merger. If the merger fails to close or is delayed, that may have a material adverse impact on the business of the Company and market price for the Company’s stock.

If the merger agreement is terminated under specific circumstances as set forth by the merger agreement, the Company will be liable to pay GF Holdings a fee of $4.1 million.

ITEM 3:	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

On November 1, 2002, the Company entered into a line of credit agreement (Credit Agreement) with Wells Fargo Bank. This credit agreement provides for borrowings up to $6 million under a revolving credit agreement that will bear interest at either the prime rate or LIBOR plus 2% with interest payable at the beginning of each month. In November 2003, the Credit Agreement was amended to extend the maturity date until April 30, 2004. At December 31, 2003 there was no outstanding balance under this agreement and there have been no amounts drawn against the letter of credit during the quarter ended December 31, 2003. Should the Company draw from this line of credit or draw against the letter of credit, changes in short-term interest rates could affect the Company’s line of credit interest rate, increasing interest expense and likewise decreasing earnings and cash flow. The Company cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from the estimated results due to adverse changes in interest rates or debt availability.

The majority of the Company’s outstanding long-term debt balance at December 31, 2003 of $36.5 million is financed through loans from lending institutions with fixed interest rates. As such, the Company does not believe that changes in short-term interest rates would have a material impact on interest expense related to these loans or significantly decrease results of operations or cash flow. However, if the Company chose to refinance any amounts due in fiscal year 2004, the Company may be subject to changes in short-term rate fluctuations, which may decrease or increase results of operations and cash flow.

The Company did not have any foreign currency or other market risk or any derivative financial instruments at December 31, 2003.

ITEM 4:	CONTROLS AND PROCEDURES

Under the supervision and with the participation of management, including our principal executive and principal financial officers we evaluated the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based on this evaluation, our principal executive officer and principal financial officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this quarterly report. There were no changes in internal control over financial reporting that would require additional disclosure under Regulation S-K 308(c).

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

On September 29, 2003, the Company entered into an Agreement and Plan of Merger with GF Holdings, Inc., a Delaware corporation, and GFR Acquisition Company, a Delaware corporation and wholly-owned subsidiary of GF Holdings, pursuant to which Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of GF Holdings. On October 2, 2003, a purported stockholder class action lawsuit was filed in the San Diego Superior Court against the Company, its directors and 25 unnamed “Doe” defendants entitled Allan Aites v. Garden Fresh Restaurant Corp., et al., Case No. GIC818850. The suit alleges that the individual defendants breached their fiduciary duty to the Company’s stockholders in connection with the merger by advancing their individual interests at the expense of the Company’s stockholders. The complaint also alleges that the individual defendants failed to properly value the Company, ignored conflicts of interest in connection with the merger and failed to engage in arm’s length negotiations in the merger. The complaint seeks: (i) a declaration that the original merger agreement was entered into in breach of the defendants’ fiduciary duties; (ii) an injunction against the defendants preventing them from consummating the merger unless a procedure or process is adopted to obtain the highest possible price for the stockholders; (iii) disclosure of fourth quarter financial information; (iv) rescission of the merger agreement; (v) such other equitable relief as the court deems appropriate; and (vi) an award of attorneys’ fees, among other relief. A hearing on the defendants’ demurrer and application to have the complaint dismissed has been scheduled by the Court for February 6, 2004. The Company believes that this lawsuit is without merit and intends to defend against it vigorously.

The Company is from time to time the subject of complaints, threat letters or litigation from guests alleging illness, injuries or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from former or prospective employees from time to time. The Company believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to the Company’s financial position or results of operations. Nevertheless, an existing or future lawsuit or claim could result in an adverse decision against the Company that could adversely affect the Company or its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business Risks-Legal Matters”.

Item 2. Changes in Securities and Use of Proceeds	Not Applicable

Item 3. Defaults Upon Senior Securities	Not Applicable

Item 4. Submission of Matters to a Vote of Security Holders	Not Applicable

Item 5. Other Information	Not Applicable

Item 6. Exhibits and Reports on Form 8-K

Exhibits:

The Exhibits required by Item 6(a) of the report are listed in the Exhibit Index on page 30 herewith.

Reports on Form 8-K:

A report on Form 8-K was filed by the Company on October 1, 2003 relating to the issuance of a press release entitled “Garden Fresh Restaurant Corp. to Merge with an Affiliate of Fairmont Capital, Inc. Garden Fresh Stockholders to Receive $16.35 Per Share in the Merger” described therein and the filing of the Agreement and Plan of Merger dated September 29, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company.

A report on Form 8-K was filed by the Company on November 25, 2003 furnishing a press release entitled “Garden Fresh Reports Fiscal 2003 Fourth Quarter and Year End Results” described therein.

A report on Form 8-K was filed by the Company on November 25, 2003 relating to the issuance of a press release entitled “Garden Fresh Restaurant Corp. Provides Update on Status of Pending $16.35 per Share Merger with an Affiliate of Fairmont Capital, Inc.” described therein and the filing of the Amendment to Agreement and Plan of Merger dated as of November 21, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATED:	GARDEN FRESH RESTAURANT CORP.
February 5, 2004	(Registrant)

/s/ MICHAEL P. MACK
Michael P. Mack
Chief Executive Officer/President (Principal Executive Officer)

/s/ DAVID W. QUALLS
David W. Qualls
Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended and Restated Agreement and Plan of Merger dated as of September 29, 2003, by and among Garden Fresh Restaurant Corp., GF Holdings, Inc. and GFR Acquisition Company. (1)

3.1	Restated Certificate of Incorporation of Garden Fresh Restaurant Corp. (2)

3.2	Certificate of Designation, Preferences and Right of the Terms of the Series A Preferred Stock, as filed with the Delaware Secretary of State on February 23, 2001. (3)

3.3	Bylaws of Garden Fresh Restaurant Corp., as amended. (4)

4.1	Rights Agreement between the Company and Equiserve Trust Company, N.A., dates as of February 15, 2001. (3)

10.16B	Amended Wells Fargo Bank Revolving Line of Credit Note, dated November 25, 2003

31.1	Section 302 Certification of Chief Executive Officer

31.2	Section 302 Certification of Chief Financial Officer

32.1	Section 906 Certification of Chief Executive Officer.

32.2	Section 906 Certification of Chief Financial Officer.

(1)	Incorporated by reference from the Exhibits with corresponding numbers filed with the Company’s Form 8-K filed with the SEC on February 2, 2004.
(2)	Incorporated by reference from Exhibit 4.1 filed with the Company’s Registration Statement on Form S-8 (No. 33-93568) filed June 16, 1995.
(3)	Incorporated by reference from the Company’s Form 8-K filed with the SEC on February 15, 2001.
(4)	Incorporated by reference from the Company’s Registration Statement on Form S-1 (No. 33-90404), as amended by Amendment No. 1 to Form S-1 filed on April 19, 1995, Amendment No. 2 for Form S-1 filed May 8, 1995, and Amendment No. 3 to Form S-1 filed on May 15, 1995..

APPENDIX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ‘01, eff. 7-1-01.)

REVISED PRELIMINARY COPY

GARDEN FRESH RESTAURANT CORP.

SPECIAL MEETING OF STOCKHOLDERS

March 9, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF GARDEN FRESH RESTAURANT CORP.

The undersigned stockholder of Garden Fresh Restaurant Corp., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 17, 2004, and, revoking all prior proxies, hereby appoints Robert A. Gunst and John M. Robbins, Jr., each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of Garden Fresh Restaurant Corp. to be held at Garden Fresh’s headquarters located at 15822 Bernardo Center Drive, Suite A, San Diego, California 92127, (858) 675-1600, at 4:00 p.m. on Tuesday, March 9, 2004, and at any adjournment thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournment thereof.

Our Board of Directors, by the unanimous vote of its six independent members, recommends that you vote FOR approval of proposals 1 and 2.

1.	To adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2003, by and among GF Holdings, Inc., a Delaware corporation, GFR Acquisition Company, a Delaware corporation and a wholly owned subsidiary of GF Holdings, Inc., and Garden Fresh, pursuant to which Garden Fresh will become a wholly owned subsidiary of GF Holdings, Inc. and each outstanding share of Garden Fresh common stock will be converted into the right to receive $16.35 in cash, and to approve the merger of Garden Fresh with GFR Acquisition Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve any adjournment of the special meeting of stockholders, if necessary, to solicit additional proxies in favor of the merger proposal or otherwise to satisfy the conditions contained in the merger agreement to complete the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Proxy cards properly executed and returned without direction will be voted “FOR” the proposals.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: , 2004	IMPORTANT: Please insert date.

INDIVIDUAL OR JOINT HOLDER:	Signature – Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its:

REVISED PRELIMINARY COPY

15822 Bernardo Center Drive, Suite A

San Diego, California 92127

TO:	Holders of Outstanding Options to Purchase Shares of Garden Fresh Restaurant Corp. Common Stock

FROM:	Garden Fresh Restaurant Corp.

DATE:	February 17, 2004

RE:	Treatment of Options in Connection with the Proposed Merger of Garden Fresh Restaurant Corp. and GFR Acquisition Company

AFTER YOU HAVE READ THIS DOCUMENT, IF YOU DECIDE YOU WANT TO RECEIVE A CASH PAYMENT REPRESENTING THE TOTAL SPREAD ON ALL OF YOUR IN-THE-MONEY OPTIONS IN CONNECTION WITH OUR PROPOSED MERGER WITHOUT EXERCISING YOUR OPTIONS FIRST, YOU DO NOT HAVE TO TAKE ANY FURTHER ACTION.

Dear Option Holder,

As you may know, Garden Fresh has entered into an agreement and plan of merger (the “Merger Agreement”) with GF Holdings, Inc. and its subsidiary, GFR Acquisition Company. Under the terms of the Merger Agreement, Garden Fresh will merge with GFR Acquisition Company (the “Transaction”) and become a wholly owned, privately held subsidiary of GF Holdings. Both GF Holdings and GFR Acquisition Company are affiliates of Fairmont Capital, Inc. and Centre Partners Management LLC. We have called a special meeting of our stockholders to adopt the Merger Agreement on March 9, 2004. If the Merger Agreement is adopted at this meeting, as we expect, the Transaction will be consummated shortly after the special meeting (the “Closing”).

FOR A DETAILED DESCRIPTION OF THE TRANSACTION AND THE MERGER AGREEMENT, PLEASE REVIEW THE DEFINITIVE PROXY STATEMENT FILED BY THE COMPANY ON FEBRUARY 17, 2004, A COPY OF WHICH IS AVAILABLE AT WWW.SEC.GOV.

If you are unable to obtain a copy through the SEC website (or our own website), please request a copy from our Investor Relations department by calling 858-675-1600.

Treatment of Options in the Merger

•	General

In connection with the Transaction, outstanding options to purchase Garden Fresh’s common stock (“Options”) issued under Garden Fresh’s 1995 Key Employee Stock Option Plan, the 1995 Outside Directors Stock Option Plan, the 1998 Stock Option Plan and the 1999 Non-Statutory Stock Option Plan (each a “Plan” and collectively, the “Plans”), will not be assumed or substituted by GF Holdings. Instead, all outstanding Options granted under the Plans will become fully vested and exercisable, whether or not currently exercisable, immediately prior to the Closing.

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•	Options That Are “In The Money”

In connection with the Transaction, each share of Garden Fresh common stock will be exchanged for the right to receive $16.35 in cash (the “Per Share Consideration”). If you hold Options that have a per share exercise price that is less than the Per Share Consideration, your Options are “in the money.”

•	Options That Are Not “In the Money”

If you hold any Options that have a per share exercise price that is equal to or greater than the Per Share Consideration, those Options are not “in the money” and will automatically be cancelled by Garden Fresh as of the Closing.

Alternatives for “In the Money” Options

PRIOR TO DECIDING WHETHER TO EXERCISE YOUR OPTIONS OR HAVE THEM AUTOMATICALLY EXERCISED, YOU SHOULD CONSULT WITH YOUR TAX AND FINANCIAL ADVISORS.

If you hold “in the money” options, you have two choices regarding your Options:

1. Deemed Exercise of Your “In the Money” Options.

You may do nothing and Garden Fresh will deem you to have automatically exercised your “in the money” Options as of the Closing. You will receive a cash payment in the amount of the aggregate Per Share Consideration less your aggregate exercise price (less any applicable withholding taxes).

We have attached for your convenience, as Exhibit A hereto, a summary of the amount you should expect to receive if you elect this deemed exercise alternative. This summary estimates the total amount you will receive after the deemed exercise of your Options as determined by multiplying your total number of Options by the Per Share Consideration less your aggregate exercise price and applicable tax withholding.

Please note that if you hold “in the money” Options that are intended to qualify as incentive stock options (“ISOs”), they will automatically become nonstatutory stock options upon the Closing and withholding taxes will be deducted from your proceeds if your Options are exercised under this alternative. To determine whether your Option is intended to qualify as an ISO, please look at the grant materials that were provided to you in connection with the grant of the Option.

2. Contingent Election to Exercise Your “In the Money” Options.

You may affirmatively elect to exercise your “in the money” Options, contingent on the consummation of the Transaction, by returning to Garden Fresh a completed exercise form along with full payment of the aggregate exercise price no later than 5:00 p.m. pacific standard time on March 2, 2004, the date that is five business days prior to the special meeting of our stockholders (the “Exercise Due Date”). In return, you will receive a cash payment in the amount of the aggregate Per Share Consideration (less any applicable withholding taxes if such Options were intended to be nonstatutory stock options) pursuant to and on the terms set forth in the Merger Agreement.

Please note that if you hold “in the money” Options that are intended to qualify as ISOs, the exercise of such ISOs, and the immediate sale of such ISO shares, will not result in the imposition of any tax withholding, however the immediate sale of your ISO shares will still be considered a disqualifying disposition and you will forego the favorable ISO tax treatment and the proceeds from the sale, in excess of the aggregate amount paid to exercise your Option, will be treated as ordinary income (for a general summary of the tax treatment for the sale of stock options, please see Exhibit B hereto).

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If you would like to affirmatively exercise your “in the money” Options, please use the form of exercise notice distributed with your Option grant or contact Garden Fresh’s Stock Plan Administration Department at [telephone number] or via e-mail at [stock plan admin e-mail] to request an Option exercise form.

Period of Exercisability

You will have until the Exercise Due Date to exercise your “in the money” Options. If you choose not to exercise your “in the money” Options prior to the Exercise Due Date, you will be deemed to have exercised such Options pursuant to Alternative 1 above. You will receive an amount in cash (less any applicable withholding taxes) equal to the difference between the aggregate of the Per Share Consideration less the aggregate of the exercise price of your Options, and your Options will automatically become nonstatutory stock Options upon the Closing.

Options as of the Closing.

All Options (whether “in the money” or not) will be cancelled and will be of no further effect immediately following the Closing.

If the Transaction is Not Consummated.

If the Transaction is not completed, your unvested Options (whether “in the money” or not) will not accelerate and will not become fully exercisable. Instead, they will remain outstanding and will continue to be subject to their current terms and conditions, including their current vesting schedule. We will promptly return to you all amounts tendered by you (without interest) in connection with the exercise of your “in the money” Options pursuant to Alternative 2 above.

Timing of Payment.

If your Options are exercised pursuant to Alternative 1 above, you will receive the amount specified in Exhibit A in return for your “in the money” Options through the Company’s normal payroll processing, as soon as is administratively practicable following the Closing.

If your Options are exercised pursuant to Alternative 2 above, you will receive a cash payment in the amount of the aggregate Per Share Consideration (and less any applicable withholding taxes if such Options were intended to be nonstatutory stock options) pursuant to and on the terms set forth in the Merger Agreement.

If you have any questions with respect to your Option(s) or this memo, please contact David Qualls, Garden Fresh’s Chief Financial Officer, at (858) 675-1600.

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Exhibit A

INDIVIDUAL OPTION EXERCISE SUMMARY

Exhibit B

FEDERAL TAX CONSEQUENCES OF STOCK OPTIONS*

INCENTIVE STOCK OPTIONS	NONSTATUTORY STOCK OPTIONS
Option exercise

Regular tax: None

Alternative Minimum Tax (“AMT”): Difference between fair market value per share on the exercise date and exercise price per share (“spread”) is Alternative Minimum Taxable Income. AMT is calculated separately from the optionee’s Form 1040 tax and it must be paid in lieu of regular tax in any year in which AMT exceeds regular tax. Optionee paying AMT may be entitled to a minimum tax credit that may be applied against regular tax in subsequent years. AMT does not apply if shares are sold in a “disqualifying disposition” in same calendar year as option exercise. Company receives no tax deduction for AMT income recognized by optionee.

Option exercise

Regular tax: Difference between fair market value per share (on exercise date) and exercise price per share (“spread”) is ordinary income subject to income and employment tax withholding. Company may have a tax deduction equal to the ordinary income recognized by the optionee.

Alternative Minimum Tax: None

Sale of shares

Disqualifying disposition: Optionee recognizes ordinary income in the year of disposition equal to lesser of (i) spread on option exercise date or (ii) gain realized on the sale (sale proceeds minus exercise price). Any additional gain and any loss will be a capital gain or loss. Company may have a tax deduction equal to the ordinary income recognized by the optionee. A disqualifying disposition results from a transfer of option shares prior to satisfying the ISO holding period.

Qualifying disposition: Gain or loss measured by the difference between sale proceeds and exercise price is a long-term capital gain or loss. Company receives no tax deduction for such amounts. A qualifying disposition results from a transfer of option shares after satisfying the ISO holding period.

ISO Holding Period: Both 2 years after the date of option grant and 1 year after the date of option exercise.

Sale of shares

Gain or loss measured by the difference between sale proceeds and adjusted basis is a capital gain or loss.

Adjusted Basis: “Adjusted basis” is the sum of the option exercise price paid and the ordinary income recognized by the optionee.

Capital Gain: Capital gain is short-term if the optionee holds the shares for 12 months or less and long-term if the optionee holds the shares for more than 12 months. Short-term capital gains are taxed at the same rate as the optionee’s ordinary income while the maximum tax rate on long-term capital gains is limited to 20% (note: if the optionee’s ordinary income tax rate is lower than the 20%, a long-term capital gain will be taxed at such lower rate).

*As a reminder, this summary chart provides a brief overview of some of the tax consequences of incentive and nonstatutory stock options. This chart does not describe all possible tax consequences and is provided solely for purposes of general illustration. As always, you are encouraged to consult with your own tax or financial advisor as to the tax consequences of your stock options in view of your own personal financial circumstances.